As filed with the Securities and Exchange Commission on August 21, 2007

Registration No. 333-140500

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3 TO FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

IRVINE SENSORS CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	3674	33-0280334
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Number)	(I.R.S. Employer Identification No.)

3001 Red Hill Avenue,

Costa Mesa, California 92626

(714) 549-8211

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

John C. Carson

Chief Executive Officer

Irvine Sensors Corporation

3001 Red Hill Avenue,

Costa Mesa, California 92626

(714) 549-8211

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to: Ellen S. Bancroft, Esq. Parker A. Schweich, Esq. Dorsey & Whitney LLP 38 Technology Drive Irvine, California 92618 (949) 932-3600

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Common Stock, par value $0.01 per share	8,599,800	$1.29	$11,093,742	$341

(1)	Estimated based upon the average of the high and low sales prices of the Registrant’s common stock on August 17, 2007, as reported by the Nasdaq Capital Market, pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended.
(2)	$2,986.16 was previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders named herein may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

(SUBJECT TO COMPLETION: DATED August 21, 2007)

8,599,800 Shares

IRVINE SENSORS CORPORATION

Common Stock

This prospectus relates to the public offering, which is not being underwritten, of a total of 8,599,800 shares of the common stock of Irvine Sensors Corporation at various times by the selling stockholders identified in this prospectus. These shares offered by the selling stockholders include (a) up to 4,022,876 shares issued or issuable from time to time upon conversion of principal and accrued interest under subordinated secured convertible notes that were issued to certain selling stockholders in connection with our initial acquisition of 70% of Optex Systems, Inc. and were subsequently assigned to new selling stockholders; (b) up to 1,692,309 shares issued or issuable from time to time upon exercise of common stock warrants that were issued to certain selling stockholders in connection with our initial acquisition of 70% of Optex Systems, Inc.; (c) 2,692,307 shares that were issued to a selling stockholder in consideration for our acquisition of the remaining 30% of Optex; and (d) up to 192,308 shares issuable to a company that is wholly-owned by a director of the Company in lieu of a $500,000 consulting fee earned in connection with the Company’s initial acquisition of 70% of Optex. The price at which the selling stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of these shares offered under this prospectus. However, we may receive proceeds from the exercise of the warrants by the selling stockholders and those proceeds will be used for our general corporate purposes.

Our common stock is quoted on the Nasdaq Capital Market under the symbol “IRSN” and is traded on the Boston Stock Exchange under the symbol “ISC.” On August 17, 2007, the last reported sale price for the common stock on the Nasdaq Capital Market was $1.29 per share.

You should carefully consider the risk factors beginning on page 4 of this prospectus before purchasing any of the common stock offered by this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2007.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. If any person does make a statement that differs from what is in this prospectus, you should not rely on it. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state in which the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock.

PROSPECTUS SUMMARY

You should read the following summary together with the entire prospectus, including the more detailed information in our consolidated financial statements and related notes appearing elsewhere in this prospectus, before making an investment decision. You should carefully consider, among other things, the matters discussed in “Risk Factors.”

Irvine Sensors Corporation

We design, develop, manufacture and sell miniaturized vision systems and electronic products for defense, security and commercial applications. We also perform customer-funded contract research and development related to these products, mostly for U.S. government customers or prime contractors. Most of our historical business relates to application of our proprietary technologies for stacking either packaged or unpackaged semiconductors into more compact three-dimensional forms.

In December 2005, we made an initial acquisition, or Initial Acquisition, of 70% of the outstanding capital stock of Optex Systems, Inc., a privately-held manufacturer of telescopes, periscopes, lenses and other optical systems and instruments, and obtained the right to purchase the remaining 30% of the capital stock of Optex, which we exercised in December 2006. The initial purchase in December 2005 of our 70% interest in Optex was fully financed by a combination of $4.9 million of senior secured debt from a senior lender under a term loan and $10.0 million of subordinated secured convertible notes from Pequot Private Equity Fund III, L.P. and Pequot Offshore Private Equity Partners III, L.P., which are sometimes referred to in this prospectus collectively as Pequot. In December 2006, we borrowed $8.25 million from two new lenders, Longview Fund, L.P. (“Longview”) and Alpha Capital Anstalt (“Alpha Capital”), pursuant to a term loan, out of which we used some of the proceeds to repay our senior secured debt from December 2005. Concurrently, Longview and Alpha Capital purchased the $10.0 million of subordinated secured convertible notes from Pequot. On December 30, 2005, which was the original issue date of the convertible notes, the total dollar value of our common stock originally underlying the convertible notes was approximately $20.5 million, which is based upon an estimated 8,590,425 shares issued or issuable from time to time over the full duration of the convertible notes upon conversion of the original principal amount and accrued interest under the convertible notes multiplied by $2.39, the closing sale price of our common stock on the Nasdaq Capital Market on December 30, 2005, the date on which Pequot originally acquired the convertible notes from us. On December 29, 2006, the total dollar value of our common stock underlying the convertible notes was approximately $17.6 million, which is based upon an estimated 8,590,425 shares of common stock issued or issuable from time to time over the full duration of the convertible notes upon conversion of the original principal amount and accrued interest under the convertible notes multiplied by $2.05, the closing sale price of our common stock on the Nasdaq Capital Market on December 29, 2006, the date on which Pequot sold the convertible notes to Longview and Alpha Capital.

As a result of the transactions described above, Optex has become our wholly-owned subsidiary. Other than Optex, none of our subsidiaries presently have separate operations due to a reorganization of our operations in fiscal 2003.

We were incorporated in California in December 1974 and reincorporated in Delaware in January 1988. Our principal executive offices are located at 3001 Red Hill Avenue, Building 4, Costa Mesa, California 92626. Our telephone number is (714) 549-8211 and our website is www.irvine-sensors.com. The inclusion of our website address in this prospectus does not include or incorporate by reference the information on our web site into this prospectus.

The Offering

Common stock offered:

By the selling stockholders	8,599,800 shares

Common stock to be outstanding after this offering	26,840,191 shares

Use of proceeds	The shares of common stock offered by this prospectus will be sold by the selling stockholders, and the selling stockholders will receive all of the proceeds from sales of such shares. We will not receive any proceeds from sales of the shares offered by this prospectus. However, we may receive proceeds from the exercise of the warrants by the selling stockholders and those proceeds will be used for our general corporate purposes.

Nasdaq Capital Market symbol	IRSN

The number of shares of common stock to be outstanding immediately after the offering is based on 26,840,191 shares outstanding as of August 15, 2007, and unless otherwise indicated herein, does not include:

•	4,374,690 shares of common stock issuable upon exercise of outstanding options as of August 15, 2007 at a weighted average exercise price of $2.48 per share;

•	2,486,035 shares of common stock available for future grant under our 2006 Omnibus Incentive Plan, subject to certain automatic annual increases;

•	6,144,898 shares of common stock issuable upon the exercise of outstanding warrants at exercise prices ranging from $1.00 to $2.99 per share; and

•	6,496,154 shares of common stock issuable upon conversion of principal under outstanding subordinated secured convertible notes as of August 15, 2007 at a conversion price of $1.30 per share.

Summary Consolidated Financial Data

The following selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements and Notes thereto and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial data included elsewhere in this prospectus. The consolidated statement of operations data for the fiscal years ended October 1, 2006, October 2, 2005 and October 3, 2004, and the consolidated balance sheet data at October 1, 2006 and October 2, 2005 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The consolidated statement of operations data for the fiscal years ended September 28, 2003 and September 29, 2002, and the consolidated balance sheet data at October 3, 2004, September 28, 2003 and September 29, 2002 have been derived from our audited consolidated financial statements not included in this prospectus. The consolidated statement of operations data for the 39 weeks ended July 1, 2007 and July 2, 2006 and the consolidated balance sheet data as of July 1, 2007 and July 2, 2006 have been derived from our unaudited consolidated financial statements included elsewhere in the prospectus. Our historical results are not necessarily indicative of results to be expected in any future period.

	Fiscal Year Ended					39 Weeks Ended
	October 1, 2006	October 2, 2005	October 3, 2004	September 28, 2003	September 29, 2002	July 1, 2007	July 2, 2006
						(unaudited)
Consolidated Statement of Operations Data:
Total revenues	$30,825,700	$23,049,000	$13,686,700	$11,665,300	$15,342,300	$25,765,800	$21,335,500
Loss from operations	(5,684,300)	(1,481,700)	(3,902,100)	(5,645,300)	(5,926,900)	(6,970,600)	(3,867,900)
Loss from continuing operations	(8,482,000)	(1,619,200)	(4,017,300)	(6,175,900)	(6,072,500)	(16,177,900)	(5,156,000)
Gain (loss) from discontinued operations	—	(177,300)	(149,600)	(169,200)	35,000	—	—
Net loss	(8,482,000)	(1,796,500)	(4,166,900)	(6,345,100)	(6,037,500)	(16,177,900)	(5,156,000)
Basic and diluted net loss per common share	$(0.43)	$(0.10)	$(0.26)	$(0.82)	$(1.06)	$(0.69)	$(0.26)
Shares used in computing basic and diluted net loss per common share (1)	19,595,800	18,392,500	15,799,200	8,958,200	5,694,800	23,613,700	19,482,300
(1) Net loss per common share includes, where applicable, cumulative and imputed dividends on preferred stock.
	October 1, 2006	October 2, 2005	October 3, 2004	September 28, 2003	September 29, 2002	July 1, 2007	July 2, 2006
						(unaudited)
Consolidated Balance Sheet Data:
Current assets	$13,492,200	$5,756,400	$5,478,800	$3,243,200	$4,900,300	$14,562,000	$14,116,200
Current liabilities	9,981,300	3,068,100	2,331,200	3,504,600	6,383,500	13,374,200	21,991,700
Working capital (deficit)	3,510,900	2,688,300	3,147,600	(261,400)	(1,483,200)	1,187,800	(7,875,500)
Total assets	31,495,800	11,653,200	11,243,000	8,455,600	10,538,550	36,091,700	31,427,100
Long-term debt	15,079,500	81,000	156,700	34,700	61,300	9,308,600	—
Stockholders’ equity	4,329,900	8,094,200	8,336,100	4,484,800	3,626,550	13,040,800	7,118,200

RISK FACTORS

Our future operating results are highly uncertain. Before deciding to invest in our common stock or to maintain or increase your investment, you should carefully consider the risks described below, as well as the other information in this prospectus, including our consolidated financial statements and the related notes, and the other information contained in our Annual Report on Form 10-K and in our other filings with the SEC, including any subsequent reports filed on Forms 10-Q and 8-K. The risks and uncertainties described below are not the only ones that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business and results of operations. If any of these risks actually occur, our business, financial condition or results of operations could be seriously harmed. In that event, the market price for our common stock could decline and you may lose all or part of your investment.

We may not be able to retire the $2 million six-month term debt we obtained in July 2007 without new financing and thereby are at risk for triggering cross-defaults in our other debt obligations. It will be difficult to retire the $2 million term debt that we entered into in July 2007, which is due in January 2008, solely from internal cash flow. Failure to timely retire this obligation could result in a cross-default in our existing senior and subordinated debt. The $2 million six-month term loan and our other existing senior or subordinated debt are secured by substantially all of our assets. Because we are not currently eligible to use Form S-3 for registration statements, our ability to timely raise additional equity funds to retire this obligation through a private placement of our securities is likely to be impaired. Our ability to refinance this obligation from the lender is unknown. Since we have not elected to repay this obligation by August 15, 2007, the six-month term debt will automatically be increased by $100,000 pursuant to its terms and we must issue to the lender 300,000 shares of our common stock and a five-year warrant to purchase up to an aggregate of 500,000 shares of our common stock, which would result in dilution to our existing stockholders. Failure to timely repay this relatively near-term debt obligation would also expose us to a variety of remedies available to our lender, up to and including foreclosure on our assets.

The December 2006 refinancings of our senior and subordinated debt have increased our aggregate debt, shortened the term of a portion of our senior debt and increased the dilutive effect of our convertible subordinated notes and related warrants, thereby increasing risks associated with the retirement of these obligations. The December 2006 refinancing of our senior debt increased the amount of that obligation from approximately $5.9 million to $8.25 million at a slightly higher interest rate, all of which is due and payable within two years, rather than a portion being due and payable within three years as was the case prior to the refinancing. Furthermore, the conversion price of our convertible subordinated notes and the exercise price of related warrants was reduced, pursuant to the notes’ and warrants’ price anti-dilution features, from $2.60 per share to $1.30 per share, which may impede our ability to raise additional capital to facilitate the retirement of our debt. Failure to satisfy our debt obligations would expose us to a variety of remedies available to our new lenders, up to and including foreclosure on our assets.

Our stock price could decline because of the potentially dilutive effect of future financings, conversions of notes, effect of anti-dilution provisions or exercises of warrants and common stock options. During the past three fiscal years, we issued approximately 7.0 million shares of our common stock, largely to fund our operations, resulting in significant dilution to our existing stockholders. At October 1, 2006, there were approximately 10.6 million shares of our common stock issuable upon the exercise of warrants and options and upon the conversion of our subordinated secured convertible notes. At July 1, 2007, due to the refinancing of our debt, this aggregate dilutive potential was approximately 16.8 million shares. In addition, approximately 2.7 million shares were issued to exercise our Buyer Option to purchase the remaining 30% of Optex on December 29, 2006. In addition, since we have not elected to repay by August 15, 2007 a $2 million term loan obtained in July 2007, we must issue to the lender 300,000 shares of our common stock and a five-year warrant to purchase up to an aggregate of 500,000 shares of our common stock, which would result in dilution to our existing stockholders. Any additional equity or convertible debt financings in the future could result in further dilution to our stockholders. Existing stockholders also will suffer significant dilution in ownership interests and voting rights, and our stock price could decline, as a result of potential future application of price anti-dilution features of our subordinated convertible notes and the Pequot warrants, if not waived by the note holders.

The December 2006 refinancings of our senior and subordinated debt have resulted in substantial cash and non-cash expenses, which may adversely affect the price of our common stock. The refinancing of our senior debt and convertible subordinated notes involved cash expenses in excess of $2.5 million, including a $1.25 million settlement fee paid to Pequot, and very substantial non-cash expenses because of the expense of new warrants and the redetermination of imputed interest associated with the subordinated convertible notes primarily resulting from those notes now containing a beneficial conversion feature. Significant cash expenses of the refinancing, including the $1.25 million settlement fee, were recorded as expenses in fiscal 2006, and the balance of the cash expenses and a substantial portion of the non-cash expenses were recorded as expenses in the first 39 weeks of fiscal 2007 and will continue to be recorded during the remaining term of the debt. The expense associated with the new warrants will be amortized over the term of the debt. These financial reporting impacts could cause the market price of our common stock to decline.

Significant sales of our common stock in the public market will cause our stock price to fall. We have filed a registration statement in connection with the Initial Acquisition of Optex and the related financing, the recent refinancing of our debt, the Pequot settlement and the exercise of our Buyer Option, and we may file additional registration statements, covering shares of our common stock issued in connection with the foregoing or otherwise in the future that may be freely offered for resale. As of July 1, 2007, we had approximately 26.2 million shares of common stock outstanding, all but approximately 2.7 million of which were freely tradable, other than restrictions imposed upon our affiliates. The average trading volume of our shares in June 2007, however, was only approximately 29,900 shares per day. Accordingly, the freely tradable shares are significantly greater in number than the daily average trading volume of our shares. If the holders of the freely tradable shares were to sell a significant amount of our common stock in the public market, the market price of our common stock would likely decline. If we raise additional capital in the future through the sale of shares of our common stock to private investors, we may agree to register these shares for resale on a registration statement as we have done in the past. Upon registration, these additional shares would become freely tradable once sold in the public market, assuming the prospectus delivery and other requirements were met by the seller, and, if significant in amount, such sales could further adversely affect the market price of our common stock. The sale of a large number of shares of our common stock also might make it more difficult for us to sell equity or equity-related securities in the future at a time and at the prices that we deem appropriate.

The nature of our government contract business is inherently subject to timing variances that pose difficulties in predicting and controlling short-term financial results and generating cash flow to service our debt, thereby increasing the risk that we may be subject to remedies available to our new lenders. The unanticipated delays that we experienced in receipts of new research and development contracts in fiscal 2006 resulted in our failure to comply with our bank debt covenants several times since the inception of our credit facility with our previous senior lender, Square 1 Bank, and resulted in cross-defaults under our subordinated secured convertible notes. We renegotiated the covenants of our senior bank debt on the first of these occurrences but, as a result of subsequent occurrences, were required to refinance our senior bank debt, including the incorporation of our revolving line-of-credit into our senior term loan, to new senior lenders in December 2006. Although the new senior lenders have waived the prior defaults and cross-defaults associated with our original senior and subordinated debt and, subject to our meeting our interest obligations under our new senior debt, have waived the new financial condition default covenants associated with our new senior debt, we cannot assure you that the variability in our contract business will allow us to satisfy the requirements of our new senior debt and avoid further defaults in the future. Failure to comply with the requirements of our senior debt exposes us to a variety of remedies available to our new senior lenders, including acceleration of the debt, which would place a significant strain on our financial resources or foreclosure on our assets and the assets of Optex. Our senior debt is secured by substantially all of our assets. As of July 1, 2007, we had term senior debt of approximately $8.25 million outstanding.

As a result of the default under our prior senior bank debt and a resulting cross-default with Pequot, our subordinated convertible notes also were refinanced, initially in the aggregate amount of $10 million that was subsequently reduced to approximately $8.5 million through conversions, with our new senior lenders purchasing such notes from Pequot. The consolidation of our senior and subordinated debt with common lenders increases the risks that both obligations could be accelerated concurrently, resulting in a demand that we could not satisfy. Our subordinated convertible notes are also secured by substantially all of our assets and the assets of Optex.

We expect that we may need to raise additional capital in the future; additional funds may not be available on terms that are acceptable to us, or at all. In addition to our significant net losses in recent periods, we have also historically experienced negative cash flows, from operations or other uses of cash. In fiscal 2004, we experienced negative cash flows from operations of approximately $4.2 million. Due largely to our capital expenditures, we experienced a net reduction of our cash during fiscal 2005 of approximately $754,500. In fiscal 2006, due largely to debt service related to the Initial Acquisition of Optex, we experienced a net reduction in cash of $726,800. In the first nine months of fiscal 2007, we had a modest increase in cash, largely due to financing activities, but used approximately $3.7 million of cash in operating activities. To offset the effect of negative net cash flows, we have historically funded a portion of our operations through multiple equity financings, and to a lesser extent through receivable financing. In December 2005, in order to finance the Initial Acquisition of Optex, we had obtained a $4.9 million senior secured term loan and borrowed $10.0 million of subordinated secured convertible notes. We had to raise $8.25 million in December 2006 to refinance the senior secured term loan and our $2 million revolving line of credit and to enhance our working capital. We may have to raise additional capital in the future to service or retire our debt, remedy debt defaults, replace lenders and to finance our future working capital needs. We cannot assure you that any additional capital will be available on a timely basis, on acceptable terms, or at all. Future financings may require stockholder approval, which may not be obtainable. Future equity financings may be difficult to obtain while we are ineligible to use Form S-3. If we are not able to obtain additional capital as may be required, our business, financial condition and results of operations could be materially and adversely affected.

We anticipate that our capital requirements will depend on many factors, including:

•	our ability to repay our existing debt;

•	our ability to procure additional production contracts and government research and development contracts;

•	our ability to control costs;

•	our ability to commercialize our technologies and achieve broad market acceptance for such technologies;

•	the timing of payments and reimbursements from government and other contracts;

•	research and development funding requirements;

•	increased sales and marketing expenses;

•	technological advancements and competitors’ response to our products;

•	capital improvements to new and existing facilities;

•	the impact of our acquisition of Optex and any additional acquisitions that we may complete;

•	our relationships with customers and suppliers; and

•	general economic conditions including the effects of future economic slowdowns, a slump in the semiconductor market, acts of war or terrorism and the current international conflicts.

Even if available, financings can involve significant costs and expenses, such as legal and accounting fees, diversion of management’s time and efforts, or substantial transaction costs or break-up fees in certain instances. If adequate funds are not available on acceptable terms, or at all, we may be unable to finance our operations, develop or enhance our products, expand our sales and marketing programs, take advantage of future opportunities or respond to competitive pressures.

Our acquisition of Optex is subject to significant operational and financial risks and challenges that could adversely affect our financial condition and results of operations. In December 2005, we incurred a significant amount of debt in order to finance the Initial Acquisition of Optex. In December 2006, this debt had to be refinanced to cure defaults thereunder. Because Optex represents our first significant acquisition, we have no prior history of integrating acquired companies or businesses into our operations and we have not yet fully completed our integration of Optex, we cannot fully predict the ultimate impact of the acquisition of Optex on our business operations, financial condition and results of operations. Our acquisition of Optex is subject to many inherent risks, including:

•	the history of Optex as a privately-held company and our ability to make the necessary investments to integrate the Optex operations and maintain acceptable internal controls;

•

our ability to successfully integrate the operational and cultural differences between our historical base of funded contract research and development, and Optex’s base of long-term product manufacturing;

•	our ability to satisfy the debt service and other requirements of our refinanced and new debt instruments;

•	our ability to retain, augment and integrate the management team of Optex, particularly its President, Timothy Looney;

•	our ability to successfully bridge the geographic separation between the Optex operations in Richardson, Texas and our historical base of operations in Costa Mesa, California;

•

the significant dilutive effect of the additional shares of our common stock issuable pursuant to the convertible debt and warrants issued in the financing of the acquisition of Optex and the warrants issued in the refinancing of such debt;

•	the customer and market concentration of Optex’s business;

•	the unknown effect on our and Optex’s customers, suppliers and competitors resulting from our acquisition of Optex;

•	our ability to achieve the expected synergies from the acquisition of Optex; and

•	general economic and political conditions that could affect Optex’s business.

Certain Optex products are dependent on specialized sources of supply that are potentially subject to disruption and attendant adverse impact to our business. Some of Optex’s products currently incorporate components purchased from single sources of supply. The financial pressure surrounding the refinancing of our debt has limited our ability to supplement Optex’s working capital, which is principally used to purchase parts and materials from its suppliers. If supply from single supply sources is materially disrupted, requiring Optex to obtain and qualify alternate sources of supply for such components, our revenues could decline, our reputation with our customers could be harmed, and our business and results of operations could be adversely affected.

Our acquisition strategy may further strain our capital resources, result in additional integration and assimilation challenges, be further dilutive to existing stockholders, result in unanticipated accounting charges and expenses, or otherwise adversely affect our results of operations. An element of our business strategy involves expansion through the acquisitions of businesses, assets or technologies that allow us to expand our capabilities and market coverage and to complement our existing product offerings. Optex was our first acquisition under this strategy. Acquisitions may require significant upfront capital as well as capital infusions, and typically entail many risks, including unanticipated costs and expenditures, changing relationships with customers, suppliers and strategic partners, or contractual, intellectual property or employment issues. We have not engaged in an acquisition strategy prior to our acquisition of Optex, we have experienced difficulties in assimilating and integrating the operations, personnel, technologies, products and information systems of Optex and we may experience similar difficulties in assimilating any other companies or businesses we may acquire in the future. In addition, key personnel of an acquired company may decide not to work for us. The acquisition of another company or its products and technologies may also require us to enter into a geographic or business market in which we have little or no prior experience. These challenges could disrupt our ongoing business, distract our management and employees, harm our reputation and increase our expenses. These challenges are magnified as the size of the acquisition increases.

Acquisitions or asset purchases made entirely or partially for cash or debt could also put a significant strain on our limited capital resources. Acquisitions may also require large one-time charges and can result in contingent liabilities, adverse tax consequences, deferred compensation charges, and the recording and later amortization of amounts related to deferred compensation and certain purchased intangible assets, any of which items could negatively impact our results of operations. In addition, we may record goodwill in connection with an acquisition and incur goodwill impairment charges in the future. Any of these charges could cause the price of our common stock to decline. In addition, we may issue equity or convertible debt securities in connection with an acquisition, as we did in connection with our Initial Acquisition of Optex. Any issuance of equity or convertible debt securities may be dilutive to our existing stockholders and such securities could have rights, preferences or privileges senior to those of our common stock.

We cannot assure you that we will be able to locate or consummate any pending or future acquisitions, or that we will realize any anticipated benefits from these acquisitions, including our acquisition of Optex. Even if we do find suitable acquisition opportunities, we may not be able to consummate the acquisition on commercially acceptable terms, and any decline in the price of our common stock may make it significantly more difficult and expensive to initiate or consummate an acquisition.

We have historically generated substantial losses, which, if continued, could make it difficult to fund our operations or successfully execute our business plan, and could adversely affect our stock price. Since our inception, we have generated net losses in most of our fiscal periods. We experienced net losses of approximately $8.5 million for fiscal 2006, including the effect recorded in that period of the refinancing of our debt, $1.8 million for fiscal 2005 and approximately $4.2 million for fiscal 2004. We experienced a net loss of approximately $16.2 million in the first 39 weeks of fiscal 2007, including the effect of approximately $4.4 million of debt extinguishment expenses resulting from the December 2006 refinancing of our debt and approximately $3.4 million of imputed non-cash interest expense resulting from debt discounts recorded due to that refinancing. We anticipate that we will incur approximately $8.8 million of additional debt discount expenses in subsequent reporting periods while our refinanced debt is outstanding. We cannot assure you that we will be able to achieve or sustain profitability on a quarterly or annual basis in the future. In addition, because we have significant expenses that are fixed or difficult to change rapidly, we generally are unable to reduce expenses significantly in the short-term to compensate for any unexpected delay or decrease in anticipated revenues. For example, we experienced some contract delays in fiscal 2004 and more significant contract delays in fiscal 2005 and fiscal 2006 that resulted in unanticipated additional operating expenses to keep personnel on staff while the contracts were pending with no corresponding revenues. In addition, our increased level of contract research and development revenue makes us more dependent on support from subcontractors to meet our operating plans and more susceptible to losses when such support is delayed. Such factors could cause us to continue to experience net losses in future periods, which will make it difficult to fund our operations and achieve our business plan, and could cause the market price of our common stock to decline.

Our government-funded research and development business depends on a limited number of customers, and if any of these customers terminate or reduce their contracts with us, or if we cannot obtain additional government contracts in the future, our revenues will decline and our results of operations will be adversely affected. For fiscal 2006, approximately 14% of our total revenues were generated from research and development contracts with the Defense Advanced Research Projects Agency, or DARPA, approximately 12% of our total revenues were generated from research and development contracts with the U.S. Air Force and approximately 11% of our total revenues were generated from research and development contracts with the U.S. Army. For the first 39 weeks of fiscal 2007, approximately 22% of our total revenues were generated from research and development contracts with the U.S. Air Force, approximately 10% of our total revenues were generated from research and development contracts with SAIC, a government contractor, and approximately 10% of our total revenues were generated from research and development contracts with the U.S. Army. Although we ultimately plan to shift our focus to include the commercialization of our technology, we expect to continue to be dependent upon research and development contracts with federal agencies and their contractors for a substantial portion of our revenues for the foreseeable future. Our dependency on a few contract sources increases the risks of disruption in this area of our business or significant fluctuations in quarterly revenue, either of which could adversely affect our consolidated revenues and results of operations.

Because both our historical operations and those of Optex currently depend on government contracts and subcontracts, we face additional risks related to contracting with the federal government, including federal budget issues and fixed price contracts. General political and economic conditions, which cannot be accurately predicted, directly and indirectly may affect the quantity and allocation of expenditures by federal agencies. Even the timing of incremental funding commitments to existing, but partially funded, contracts can be affected by these factors. Therefore, cutbacks or re-allocations in the federal budget could have a material adverse impact on our results of operations as long as research and development contracts remain an important element of our business.

Obtaining government contracts may also involve long purchase and payment cycles, competitive bidding, qualification requirements, delays or changes in funding, budgetary constraints, political agendas, extensive specification development and price negotiations and milestone requirements. Each government agency also maintains its own rules and regulations with which we must comply and which can vary significantly among agencies. Governmental agencies also often retain some portion of fees payable upon completion of a project and collection of these fees may be delayed for several months or even years, in some instances. In addition, an increasing number of our government contracts are fixed price contracts, which may prevent us from recovering costs incurred in excess of its budgeted costs. Fixed price contracts require us to estimate the total project cost based on preliminary projections of the project’s requirements. The financial viability of any given project depends in large part on our ability to estimate such costs accurately and complete the project on a timely basis. While we have historically not experienced material aggregate cost overruns on our fixed price contracts, our exposure to the risks of such overruns have increased due to the fact that Optex’s contracts are solely of a fixed-price nature. In the event our actual costs exceed the fixed contractual cost of either our research and development contracts or our product contracts, we will not be able to recover the excess costs.

Some of our government contracts are also subject to termination or renegotiation at the convenience of the government, which could result in a large decline in revenue in any given quarter. Although government contracts have provisions providing for the reimbursement of costs associated with termination, the termination of a material contract at a time when our funded backlog does not permit redeployment of our staff could result in reductions of employees. In 1999, we experienced the termination of one of our contracts, but this termination did not result in the non-recovery of costs or lay-off of employees. We have in the past chosen to incur excess overhead in order to retain trained employees during delays in contract funding. We also have had to reduce our staff from time-to-time because of fluctuations in our funded government contract base. In addition, the timing of payments from government contracts is also subject to significant fluctuation and potential delay, depending on the government agency involved. Any such delay could result in a temporary shortage in our working capital. Since a substantial majority of our total revenues in the last three fiscal years were derived directly or indirectly from government customers, these risks can significantly affect our business, results of operations and financial condition. These risks may become more pronounced as a result of our acquisition of Optex, which also largely relies on government contracts.

If we are not able to commercialize our technology, we may not be able to increase our revenues or achieve or sustain profitability. Since commencing operations, we have developed technology, principally under government research contracts, for various defense-based applications. However, since our margins on government contracts are generally limited, and our revenues from such contracts are tied to government budget cycles and influenced by numerous political and economic factors beyond our control, and are subject to our ability to win additional contracts, our long-term prospects of realizing significant returns from our technology or achieving and maintaining profitability will likely also require penetration of commercial markets. In prior years, we have made significant investments to commercialize our technologies without significant success. These efforts included the purchase and later shut down of a manufacturing line co-located at an IBM facility, the formation of the Novalog, MSI, Silicon Film, RedHawk and iNetWorks subsidiaries and the development of various stacked-memory products intended for commercial markets in addition to military and aerospace applications. While these investments developed new revenue sources, they have not resulted in consolidated profitability to date, and a majority of our total revenues for fiscal 2004, fiscal 2005, fiscal 2006 and the first 39 weeks of fiscal 2007 were still generated from governmental customers. In fiscal 2005, we discontinued operations of our Novalog subsidiary due to the decline in the sales of its products and lack of availability of economic sources of supply for its products.

The significant military operations in the Middle East or elsewhere may require diversions of government research and development funding, thereby causing disruptions to our contracts or otherwise adversely impact our revenues. In the near term, the funding of U.S. military operations in Iraq or elsewhere may cause disruptions in funding of government contracts. Since military operations of such magnitude are not routinely included in U.S. defense budgets, supplemental legislative funding actions are required to finance such operations. Even when such legislation is enacted, it may not be adequate for ongoing operations, causing other defense funding sources to be temporarily or permanently diverted. Such diversion could produce interruptions in funding or delays in receipt of our research and development contracts, causing disruptions and adverse effects to our operations. In addition, concerns about international conflicts and the effects of terrorist and other military activity have resulted in unsettled worldwide economic conditions. These conditions make it difficult for our customers to accurately forecast and plan future business opportunities, in turn making it difficult for us to plan our current and future allocation of resources and increasing the risks that our results of operations could be adversely effected.

If we fail to scale our operations appropriately in response to recent growth, the acquisition of Optex and changes in demand, we may be unable to meet competitive challenges or exploit potential market opportunities, and our business could be materially and adversely affected. We experienced a period of rapid growth in fiscal 2005 resulting in a 68% increase in our total revenues to $23.0 million in fiscal 2005 as compared to $13.7 million in fiscal 2004. Our total revenues in fiscal 2006 were $30.9 million, 34% higher than fiscal 2005, largely due to the acquisition of Optex. Our total revenues in the first 39 weeks of fiscal 2007 were $25.8 million, approximately 21% higher than the first 39 weeks of fiscal 2006, again largely due to the acquisition of Optex. Our past growth has placed, and any future growth in our historical business is expected to continue to place, a significant strain on our management personnel, infrastructure and resources. These strains are likely to become more pronounced as a result of our acquisition of Optex. To implement our current business and product plans, we will need to continue to expand, train, manage and motivate our workforce, and expand our operational and financial systems, as well as our manufacturing and service capabilities. All of these endeavors will require substantial management effort and additional capital. If we are unable to effectively manage the integration of Optex and our expanding operations, we may be unable to scale our business quickly enough to meet competitive challenges or exploit potential market opportunities, and our current or future business could be materially and adversely affected.

Historically, we have primarily depended on third party contract manufacturers for the manufacture of a majority of our products and any failure to secure and maintain sufficient manufacturing capacity or quality products could materially and adversely affect our business. For our existing products, other than those manufactured by Optex, we primarily use contract manufacturers to fabricate and assemble our stacked chip, microchip and sensor products, and our internal manufacturing capabilities prior to the acquisition of Optex consisted primarily of assembly, calibration and test functions for our thermal camera products. We currently plan to utilize Optex for some of our future manufacturing needs, but we cannot guarantee our success in that endeavor. We have typically used single contract manufacturing sources for our historical products and do not have long-term, guaranteed contracts with such sources. As a result, we face several significant risks, including:

•	a lack of guaranteed supply of products and higher prices;

•	limited control over delivery schedules, quality assurance, manufacturing yields and production costs; and

•	the unavailability of, or potential delays in obtaining access to, key process technologies.

In addition, the manufacture of our products is a highly complex and technologically demanding process and we are dependent upon our contract manufacturers to minimize the likelihood of reduced manufacturing yields or quality issues. We currently do not have any long-term supply contracts with any of our manufacturers and do not have the capability or capacity to manufacture our products in house in large quantities. If we are unable to secure sufficient capacity with our existing manufacturers, implement manufacturing of some of our new products at Optex or scale our internal capabilities, our revenues, cost of revenues and results of operations would be negatively impacted.

Optex faces additional risks related to contracting with the federal government, including federal budget issues and fixed price contracts. Optex’s sales are largely to governmental agencies or prime contractors to such agencies. General political and economic conditions, which cannot be accurately predicted, directly and indirectly may affect the quantity and allocation of expenditures by federal agencies. Even the timing of incremental funding commitments to existing, but partially funded, contracts can be affected by these factors. Therefore, cutbacks or re-allocations in the federal budget could have a material adverse impact on Optex’s results of operations. Optex’s ability to obtain contracts or purchase orders from government agencies or prime contractors frequently involves competitive bidding, qualification requirements, delays or changes in funding, budgetary constraints, political agendas, price negotiations and milestone requirements. Furthermore, virtually all of Optex’s products are delivered pursuant to fixed-price orders, and Optex must therefore bear the risks of cost growth associated with its products, except to the extent that it has negotiated cost inflation contract protection that adequately covers inflationary growth in its costs.

If we are not able to obtain market acceptance of our new products, our revenues and results of operations will be adversely affected. We generally focus on markets that are emerging in nature. Market reaction to new products in these circumstances can be difficult to predict. Many of our planned products incorporate our chip stacking technologies that have not yet achieved broad market acceptance. We cannot assure you that our present or future products will achieve market acceptance on a sustained basis. In addition, due to our historical focus on research and development, we have a limited history of competing in the intensely competitive commercial electronics industry. As such, we cannot assure you that we will be able to successfully develop, manufacture and market additional commercial product lines or that such product lines will be accepted in the commercial marketplace. If we are not successful in commercializing our new products, our ability to generate revenues and our business, financial condition and results of operations will be adversely affected.

Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and stock price. Our fiscal 2005 and fiscal 2006 audits revealed material weaknesses in our internal controls over financial reporting related to the size of our accounting staff. We have attempted to address these material weaknesses by expanding our staff and reassigning responsibilities during fiscal 2006 and the first 39 weeks of fiscal 2007, but have not yet fully remediated this condition. The acquisition of Optex also created material weaknesses in our internal controls, both in terms of the infrastructure and control processes at Optex and in our corporate controls for oversight and management of Optex. We have begun changing that infrastructure and internal control processes at Optex to address those material weaknesses, but have also not yet fully remediated these conditions. In addition, our resource limitations have contributed to material weaknesses relating to our processes for periodic account reconciliations and various activity-level controls related to inventory, revenue recognition and capital assets. Our size and limited discretionary capital leave us subject to other potential material weaknesses in the future. We are in the process of documenting and testing our internal control processes in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, which requires annual management assessments and a written report on the effectiveness of our internal controls over financial reporting and a report by our independent auditors addressing the assessments in management’s report. During the course of our testing, we may identify other significant deficiencies or material weaknesses, in addition to the ones previously identified, which we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. In addition, if we fail to maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we will not be able to conclude that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. Failure to achieve and maintain an effective internal control environment could cause investors to lose confidence in our reported financial information, which could result in a decline in the market price of our common stock, and cause us to fail to meet our reporting obligations in the future.

The acquisition of Optex is expected to materially complicate the timely achievement of effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act, which could have a material adverse effect on our business and stock price. The geographic separation of Optex from our historical base of operations, and Optex’s prior organization as a family-owned and operated, privately held company, require the establishment of additional internal controls to meet the disclosure requirements of a publicly reporting company. The absence of such controls has been deemed a material weakness in our internal financial controls. The implementation and testing of such additional internal controls will consume both time and financial resources, increasing our risks of timely compliance with Section 404 of the Sarbanes-Oxley Act. As a result of the acquisition of Optex, achieving compliance with Section 404 of the Sarbanes-Oxley Act will be substantially more complicated and costly, and we cannot assure you that such compliance will be achieved in a timely manner, or at all.

Our stock price has been subject to significant volatility. You may not be able to sell your shares of common stock at or above the price you paid for them. The trading price of our common stock has been subject to wide fluctuations in the past. Since January 2000, our common stock has traded at prices as low as $0.75 per share and as high as $375.00 per share (after giving effect to the 1-for-20 reverse stock split effected in September 2001). The current market price of our common stock may not increase in the future. As such, you may not be able to resell your shares of common stock at or above the price you paid for them. The market price of the common stock could continue to fluctuate or decline in the future in response to various factors, including, but not limited to:

•	quarterly variations in operating results;

•	our ability to control costs and improve cash flow;

•	our ability to introduce and commercialize new products and achieve broad market acceptance for our products;

•	announcements of technological innovations or new products by us or our competitors;

•	our ability to win additional research and development contracts;

•	changes in investor perceptions;

•	economic and political instability, including acts of war, terrorism and continuing international conflicts; and

•	changes in earnings estimates or investment recommendations by securities analysts.

The trading markets for the equity securities of high technology companies have continued to experience volatility. Such volatility has often been unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of our common stock. In the past, companies that have experienced volatility in the market price of their securities have been the subject of securities class action litigation. We were subject to a class action lawsuit that diverted management’s attention and resources from other matters until it was settled in June 2004. We cannot guarantee you that we will not be subject to similar class action lawsuits in the future.

If we are not able to adequately protect or enforce our patent or other intellectual property rights, our ability to compete in our target markets could be materially and adversely affected. We believe that our success will depend, in part, on the strength of our existing patent protection and the additional patent protection that we may acquire in the future. As of July 1, 2007, we held 56 U.S. patents and 16 foreign patents and had other U.S. patent applications pending as well as various foreign patent applications. Four of these patents, covering early versions of our stacking technology, expire in less than one to two years, which may narrow our ability to pose barriers to entry from competitors if these early technologies become commercially significant. It is possible that any existing patents or future patents, if any, could be challenged, invalidated or circumvented, and any right granted under these patents may not provide us with meaningful protection from competition. Despite our precautions, it may be possible for a third party to copy or otherwise obtain and use our products, services or technology without authorization, to develop similar technology independently or to design around our patents. In addition, we treat technical data as confidential and generally rely on internal nondisclosure safeguards, including confidentiality agreements with employees, and on laws protecting trade secrets, to protect proprietary information. We cannot assure you that these measures will adequately protect the confidentiality of our proprietary information or that others will not independently develop products or technology that are equivalent or superior to ours.

Our ability to exploit our own technologies may be constrained by the rights of third parties who could prevent us from selling our products in certain markets or could require us to obtain costly licenses. Other companies may hold or obtain patents or inventions or may otherwise claim proprietary rights to technology useful or necessary to our business. We cannot predict the extent to which we may be required to seek licenses under such proprietary rights of third parties and the cost or availability of these licenses. While it may be necessary or desirable in the future to obtain licenses relating to one or more proposed products or relating to current or future technologies, we cannot assure you that we will be able to do so on commercially reasonable terms, if at all. If our technology is found to infringe upon the rights of third parties, or if we are unable to gain sufficient rights to use key technologies, our ability to compete would be harmed and our business, financial condition and results of operations would be materially and adversely affected.

Enforcing and protecting our patents and other proprietary information can be costly. If we are not able to adequately protect or enforce our proprietary information or if we become subject to infringement claims by others, our business, results of operations and financial condition may be materially adversely affected. We may need to engage in future litigation to enforce our intellectual property rights or the rights of our customers, to protect our trade secrets or to determine the validity and scope of proprietary rights of others, including our customers. We also may need to engage in litigation in the future to enforce our patent rights. In addition, we may receive in the future communications from third parties asserting that our products infringe the proprietary rights of third parties. We cannot assure you that any such claims would not result in protracted and costly litigation. Such litigation could result in substantial costs and diversion of our resources and could materially and adversely affect our business, financial condition and results of operations. Furthermore, we cannot assure you that we will have the financial resources to vigorously defend or enforce our patents or other proprietary technology.

Our proprietary information and other intellectual property rights are subject to government use which, in some instances, limits our ability to capitalize on them. Whatever degree of protection, if any, is afforded to us through our patents, proprietary information and other intellectual property generally will not extend to government markets that utilize certain segments of our technology. The government has the right to royalty-free use of technologies that we have developed under government contracts, including portions of our stacked circuitry technology. While we are generally free to commercially exploit these government-funded technologies, and we may assert our intellectual property rights to seek to block other non-government users of the same, we cannot assure you that we will be successful in our attempts to do so.

We are subject to significant competition that could harm our ability to win new business or attract strategic partnerships and could increase the price pressure on our products. We face strong competition from a wide variety of competitors, including large, multinational semiconductor design firms and aerospace firms. Most of our competitors have considerably greater financial, marketing and technological resources than we or our subsidiaries do, which may make it difficult to win new contracts or to attract strategic partners. This competition has resulted and may continue to result in declining average selling prices for our products. We cannot assure you that we will be able to compete successfully with these companies. Certain of our competitors operate their own fabrication facilities and have longer operating histories and presence in key markets, greater name recognition, larger customer bases and significantly greater financial, sales and marketing, manufacturing, distribution, technical and other resources than us. As a result, these competitors may be able to adapt more quickly to new or emerging technologies and changes in customer requirements. They may also be able to devote greater resources to the promotion and sale of their products. Increased competition has in the past resulted in price reductions, reduced gross margins and loss of market share. We believe that this trend may continue in the future. We cannot assure you that we will be able to continue to compete successfully or that competitive pressures will not materially and adversely affect our business, financial condition and results of operations.

We must continually adapt to unforeseen technological advances, or we may not be able to successfully compete with our competitors. We operate in industries characterized by rapid and continuing technological development and advancements. Accordingly, we anticipate that we will be required to devote substantial resources to improve already technologically complex products. Many companies in these industries devote considerably greater resources to research and development than we do. Developments by any of these companies could have a materially adverse effect on us if we are not able to keep up with the same developments. Our future success will depend on our ability to successfully adapt to any new technological advances in a timely manner, or at all.

We do not have long-term employment agreements with most of our key personnel. If we are not able to retain our key personnel or Optex key personnel or attract additional key personnel as required, we may not be able to implement our business plan and our results of operations could be materially and adversely affected. We depend to a large extent on the abilities and continued participation of our executive officers and other key employees. The loss of any key employee could have a material adverse effect on our business. While we have adopted employee equity incentive plans designed to attract and retain key employees, our stock price has declined in recent periods, and we cannot guarantee that options or non-vested stock granted under our plans will be effective in retaining key employees. We do not presently maintain “key man” insurance on any key employees. We believe that, as our activities increase and change in character, additional, experienced personnel will be required to implement our business plan. Competition for such personnel is intense and we cannot assure you that they will be available when required, or that we will have the ability to attract and retain them. In addition, Optex does not presently have depth of staffing in its operational and financial management. Until additional key personnel can be successfully integrated with its operations, the timing or success of which we cannot currently predict, Optex’s results of operations and ultimate success will be vulnerable to losses of key personnel.

Changes in the accounting treatment of stock-based awards have adversely affected our reported results of operations and are likely to continue to do so in the future. Effective October 3, 2005, the beginning of our fiscal 2006, we became subject to SFAS 123(R), which requires us to expense against our reported earnings: (1) the fair value of all option grants or stock issuances made to employees or directors on or after the implementation date; and (2) a portion of the fair value of each option and stock grant made to employees or directors prior to the implementation date that represents the nonvested portion of these share-based awards as of such implementation date. These amounts will be expensed after the implementation date over the respective vesting periods of each award. The long-term impact of our adoption of SFAS 123(R) cannot be fully predicted at this time because that will depend in part on the future fair values and number of share-based payments granted in the future. As a result of our adoption of SFAS 123(R), in fiscal 2006 we recorded an expense charge of approximately $399,800. Had we adopted SFAS 123(R) in prior periods, the magnitude of the impact of that standard would have approximated the impact of SFAS 123 assuming the application of the Black-Scholes model as described in the disclosure of pro forma net loss and pro forma net loss per share in Note 1 of Notes to Consolidated Financial Statements for the three fiscal years ended October 1, 2006. SFAS 123(R) also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under current literature. This requirement may reduce net operating cash flows and increase net financing cash flows in periods after its adoption.

Our common stock may be delisted by the Nasdaq Capital Market if our stock price declines further or if we cannot maintain Nasdaq’s listing requirements. In such case, the market for your shares may be limited, and it may be difficult for you to sell your shares at an acceptable price, if at all. Our common stock is currently listed on the Nasdaq Capital Market (formerly known as the Nasdaq SmallCap Market). Among other requirements, to maintain this listing, our common stock must continue to trade above $1.00 per share. In July 2001, our stock had failed to meet this criterion for over 30 consecutive trading days. As a result, in accordance with Marketplace Rule 4310(c)(8)(B), we were notified by Nasdaq that we had 90 calendar days or until October 2001 to regain compliance with this Rule by reestablishing a sales price of $1.00 per share or greater for ten consecutive trading days. To regain compliance, we sought and received approval from our stockholders to effect a 1-for-20 reverse split of our common stock that became effective in September 2001, resulting in re-compliance by the Nasdaq deadline. However, subsequent to the reverse split, our common stock has, at various times, traded close to or below the $1.00 per share minimum standard, and we cannot assure you that the sales price of our common stock will continue to meet Nasdaq’s minimum listing standards. At August 16, 2007, the closing sales price of our common stock as reported by the Nasdaq Capital Market was $1.24 per share.

In addition to the price requirement, we must also meet at least one of the three following additional standards to maintain our Nasdaq listing: (1) maintenance of stockholders’ equity at $2.5 million or greater, (2) maintenance of our market capitalization in excess of $35 million as measured by market prices for trades executed on Nasdaq, or (3) net income from continuing operations of $500,000 in the latest fiscal year or two of the last three fiscal years. In July 2001, Nasdaq notified us that we were deficient with respect to all of these additional standards based on our financial statements as of July 1, 2001. In August 2001, Nasdaq advised us that, based on updated information, we had reestablished compliance with the $35 million market capitalization standard. However, the subsequent decline in the price of our common stock resulted in another deficiency notice from Nasdaq in August 2001. At that time, we did not comply with either the market capitalization standard or the stockholders’ equity standard. However, based solely on improvements in our stockholders’ equity resulting from the net gain of approximately $0.9 million realized from the discontinuance of operations of our Silicon Film subsidiary in September 2001, we were able to meet the minimum stockholders’ equity standard and reestablish compliance in November 2001.

In January 2007, we received a Nasdaq Staff Determination notifying us that we failed to comply with Nasdaq Marketplace Rule 4310(c)(14) as a result of our failure to timely file our Form 10-K for the fiscal year ended October 1, 2006. As a result of such late filing and the receipt of such Nasdaq Staff Determination, our Series 1 and Series 2 Notes, our term loan with our new senior lenders, our $400,000 unsecured subordinated promissory note with Mr. Looney and Optex’s $2 million secured subordinated note with Mr. Looney became in default. We received waivers that cured these defaults, and we filed our Form 10-K on January 31, 2007. If we are untimely in filing our Exchange Act reports in the future and receive additional Nasdaq Staff Determinations, we may experience additional defaults in the future under our outstanding debt instruments. After we filed our Form 10-K on January 31, 2007, Nasdaq notified us that we had regained compliance with Nasdaq Marketplace Rule 4310(c)(14), but we cannot assure you that we will be able to maintain our compliance with Nasdaq’s requirements in the future. If we fail to meet these or other listing requirements, our common stock could be delisted, which would eliminate the primary market for your shares of common stock and would result in additional defaults under our outstanding debt instruments. As a result, you may not be able to sell your shares at an acceptable price, if at all. In addition, such delisting may make it more difficult or expensive for us to raise additional capital in the future.

If we are delisted from the Nasdaq Capital Market, your ability to sell your shares of our common stock would also be limited by the penny stock restrictions, which could further limit the marketability of your shares. If our common stock is delisted, it would come within the definition of “penny stock” as defined in the Securities Exchange Act of 1934 and would be covered by Rule 15g-9 of the Securities Exchange Act of 1934. That Rule imposes additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors. For transactions covered by Rule 15g-9, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser’s written agreement to the transaction prior to the sale. Consequently, Rule 15g-9, if it were to become applicable, would affect the ability or willingness of broker-dealers to sell our securities, and accordingly would affect the ability of stockholders to sell their securities in the public market. These additional procedures could also limit our ability to raise additional capital in the future.

We may be subject to additional risks. The risks and uncertainties described above are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also adversely affect our business operations.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements regarding us which include, but are not limited to, statements concerning our projected revenues, expenses, gross profit and income, mix of revenue, demand for our products, the success of our acquisition and integration of Optex Systems, Inc. and its relative contribution to our results of operations, the need for additional capital, our ability to obtain and successfully perform additional new contract awards and the related funding and profitability of such awards, market acceptance of our products and technologies, the competitive nature of our business and markets, the success and timing of new product introductions and commercialization of our technologies, product qualification requirements of our customers, our significant accounting policies and estimates, and the outcome of expense audits. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management’s beliefs, and certain assumptions made by us. Words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “potential,” “believes,” “seeks,” “estimates,” “should,” “may,” “will”, “with a view to” and variations of these words or similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors. Such factors include, but are not limited to the following:

•	our ability to satisfy our new and refinanced debt instruments without default;

•	our ability to successfully integrate the operations of Optex and any other companies or businesses we acquire;

•	the availability of additional financing on acceptable terms in a timely manner;

•	our ability to maintain adequate internal controls and disclosure procedures, and achieve compliance with Section 404 of the Sarbanes-Oxley Act;

•	our ability to secure and successfully perform additional research and development contracts;

•	governmental agendas, budget issues and constraints and funding delays;

•	our ability to obtain expected and timely procurements resulting from existing contracts;

•	our ability to introduce new products, gain broad market acceptance for such products and ramp up manufacturing in a timely manner;

•	the pace at which new markets develop;

•	new products or technologies introduced by our competitors, many of whom are bigger and better financed than us;

•	our ability to successfully execute our business plan and control costs and expenses;

•	our ability to establish strategic partnerships to develop our business;

•	our limited market capitalization;

•	general economic and political instability; and

•	those additional factors which are listed under the section “Risk Factors” beginning on page 4 of this prospectus.

We do not undertake any obligation to revise or update publicly any forward-looking statements for any reason, except as required by law. Additional information on the various risks and uncertainties potentially affecting our operating results are discussed below and are contained in our publicly filed documents available through the SEC’s EDGAR database (www.sec.gov) or upon written request to our Investor Relations Department at 3001 Red Hill Avenue, Costa Mesa, California 92626.

USE OF PROCEEDS

The shares of common stock offered by this prospectus will be sold by the selling stockholders, and the selling stockholders will receive all of the proceeds from sales of such shares. We will not receive any proceeds from sales of the shares offered by this prospectus. However, we may receive proceeds from the exercise of the warrants by the selling stockholders and those proceeds will be used for our general corporate purposes.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock and do not anticipate paying any cash dividends in the foreseeable future. Furthermore, our senior debt with our senior secured lenders currently prohibits us from paying cash dividends on our common stock without such senior lenders’ prior written consent.

MARKET FOR OUR COMMON EQUITY, RELATED STOCKHOLDER MATTERS

AND ISSUER PURCHASES OF EQUITY SECURITIES

The following table sets forth the range of high and low sales prices of our common stock for the periods indicated, as reported by Nasdaq Capital Market (previously known as the Nasdaq SmallCap Market) under the trading symbol IRSN. Our stock is also traded on the Boston Stock Exchange under the trading symbol ISC. These prices represent prices among dealers, do not include retail markups, markdowns or commissions, and may not represent actual transactions:

	High	Low
Fiscal Year Ending September 30, 2007:
First Quarter	$3.30	$1.06
Second Quarter	2.13	1.26
Third Quarter	1.84	1.28
Fourth Quarter (through August 17, 2007)	1.55	1.17

Fiscal Year Ended October 1, 2006:
First Quarter	$2.88	$1.99
Second Quarter	3.33	2.21
Third Quarter	2.84	1.84
Fourth Quarter	2.10	1.23

Fiscal Year Ended October 2, 2005:
First Quarter	$3.25	$1.70
Second Quarter	2.73	1.81
Third Quarter	2.53	1.60
Fourth Quarter	3.00	2.10

On August 17, 2007, the last sales price for our common stock as reported by the Nasdaq Capital Market was $1.29. On August 17, 2007, there were approximately 700 stockholders of record based on information provided by our transfer agent.

We have never declared or paid cash dividends on our common stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future.

DILUTION

If you invest in our common stock, your interest will immediately be diluted. As of July 1, 2007, we had a net tangible book value of approximately $0.08 per share of common stock. Net tangible book value per share is equal to our total tangible assets minus total liabilities divided by the number of shares of common stock outstanding. Our net tangible book value per share is substantially less than the current market price per share of our common stock. If you pay more than the net tangible book value per share for common stock in this offering, you will suffer immediate and substantial dilution.

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements and Notes thereto and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial data included elsewhere in this prospectus. The consolidated statement of operations data for the fiscal years ended October 1, 2006, October 2, 2005 and October 3, 2004, and the consolidated balance sheet data at October 1, 2006 and October 2, 2005 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The consolidated statement of operations data for the fiscal years ended September 28, 2003 and September 29, 2002, and the consolidated balance sheet data at October 3, 2004, September 28, 2003 and September 29, 2002 have been derived from our audited consolidated financial statements not included in this prospectus. The consolidated statement of operations data for the 39 weeks ended July 1, 2007 and July 2, 2006 and the consolidated balance sheet data as of July 1, 2007 and July 2, 2006 have been derived from our unaudited consolidated financial statements included elsewhere in the prospectus. The historical results are not necessarily indicative of results to be expected in any future period.

	Fiscal Year Ended					39 Weeks Ended
	October 1, 2006	October 2, 2005	October 3, 2004	September 28, 2003	September 29, 2002	July 1, 2007	July 2, 2006
						(unaudited)
Consolidated Statement of Operations Data:
Total revenues	$30,825,700	$23,049,000	$13,686,700	$11,665,300	$15,342,300	$25,765,800	$21,335,500
Loss from operations	(5,684,300)	(1,481,700)	(3,902,100)	(5,645,300)	(5,926,900)	(6,970,600)	(3,867,900)
Loss from continuing operations	(8,482,000)	(1,619,200)	(4,017,300)	(6,175,900)	(6,072,500)	(16,177,900)	(5,156,000)
Gain (loss) from discontinued operations	—	(177,300)	(149,600)	(169,200)	35,000	—	—
Net loss	(8,482,000)	(1,796,500)	(4,166,900)	(6,345,100)	(6,037,500)	(16,177,900)	(5,156,000)
Basic and diluted net loss per common share	$(0.43)	$(0.10)	$(0.26)	$(0.82)	$(1.06)	$(0,69)	$(0,26)
Shares used in computing basic and diluted net loss per common share (1)	19,595,800	18,392,500	15,799,200	8,958,200	5,694,800	23,613,700	19,482,300
(1) Net loss per common share includes, where applicable, cumulative and imputed dividends on preferred stock.
	October 1, 2006	October 2, 2005	October 3, 2004	September 28, 2003	September 29, 2002	July 1, 2007	July 2, 2006
						(unaudited)
Consolidated Balance Sheet Data:
Current assets	$13,492,200	$5,756,400	$5,478,800	$3,243,200	$4,900,300	$14,562,000	$14,116,200
Current liabilities	9,981,300	3,068,100	2,331,200	3,504,600	6,383,500	13,374,200	21,991,700
Working capital (deficit)	3,510,900	2,688,300	3,147,600	(261,400)	(1,483,200)	1,187,800	(7,875,500)
Total assets	31,495,800	11,653,200	11,243,000	8,455,600	10,538,550	36,091,700	31,427,100
Long-term debt	15,079,500	81,000	156,700	34,700	61,300	9,308,600	—
Stockholders’ equity	4,329,900	8,094,200	8,336,100	4,484,800	3,626,550	13,040,800	7,118,200

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with “Selected Consolidated Financial Data” and our financial statements and related notes appearing elsewhere in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ significantly from those projected in the forward-looking statements as a result of certain factors, including those discussed in “Risk Factors,” “Business” and elsewhere in this prospectus. We assume no obligation to update the forward-looking statements or such factors.

Overview

We are a vision systems company enabled by proprietary technology for three-dimensional packaging of electronics and manufacturing of electro-optical products. We design, develop, manufacture and sell vision systems and miniaturized electronic products for defense, security and commercial applications. We also perform customer-funded contract research and development related to these products, mostly for U.S. government customers or prime contractors. Most of our historical business relates to application of our proprietary technologies for stacking either packaged or unpackaged semiconductors into more compact three-dimensional forms, which we believe offer volume, power, weight and operational advantages over competing packaging approaches, and which we believe allows us to offer proprietary higher level products with unique operational features.

In December 2005, we completed the initial acquisition (the “Initial Acquisition”) of 70% of the outstanding capital stock of Optex Systems, Inc., a privately held manufacturer of telescopes, periscopes, lenses and other optical systems and instruments whose customers are primarily agencies of and prime contractors to the U.S. Government. In consideration for the Initial Acquisition, we made an initial cash payment to the sole shareholder of Optex, Timothy Looney, in the amount of $14.0 million and made an additional cash payment of $64,200 to Mr. Looney in July 2006 upon completion of the audit of Optex’s financial statements for the year ended December 31, 2005. As additional consideration, we were initially required to pay to Mr. Looney cash earnout payments in the aggregate amount up to $4.0 million based upon the net cash generated from the Optex business, after debt service, for the fiscal year ended October 1, 2006 (“fiscal 2006”) and the next two subsequent fiscal years. Mr. Looney was not entitled to any earnout payments for fiscal 2006. In January 2007, we negotiated an amendment to our earnout agreement with Mr. Looney that extended his earnout period to December 2009 and reduced the aggregate maximum earnout by $100,000 to $3.9 million in consideration for a secured subordinated term loan providing for advances from an entity owned by Mr. Looney to Optex of up to $2 million, which term loan matures on the earlier of February 2009 or 60 days after repayment of our senior debt. As of July 1, 2007, this term loan was fully advanced to Optex.

In connection with the Initial Acquisition, we entered into an agreement with Mr. Looney, pursuant to which we agreed to purchase the remaining 30% of the capital stock of Optex held by Mr. Looney (the “Buyer Option”), subject to stockholder approval, which approval was received in June 2006. On December 29, 2006, we amended certain of our agreements with Mr. Looney regarding the Buyer Option. In consideration for such amendments, we issued a one-year unsecured subordinated promissory note to Mr. Looney in the principal amount of $400,000, bearing interest at a rate of 11% per annum. We exercised the Buyer Option on December 29, 2006 and issued Mr. Looney 2,692,307 shares of our common stock as consideration for our purchase of the remaining 30% of the outstanding common stock of Optex held by him. As a result of the Initial Acquisition and exercise of the Buyer Option, Optex is now our wholly owned subsidiary.

Optex’s products range from simple subassemblies to complex systems comprised of opto-mechanical and electro-optical products, which are typically built pursuant to customer-supplied designs. Many of its products are sold pursuant to multi-year, fixed-price contracts, with pre-negotiated cost-inflation features, that are procured competitively by the military services or by prime contractors to the military services.

Optex had product sales of approximately $18.9 million and income before interest and provision for income taxes of approximately $1.2 million in calendar year 2005. For the three quarters of fiscal 2006 subsequent to the Initial Acquisition, Optex had approximately $12.8 million in product sales. In the first 39 weeks of fiscal 2007, Optex had approximately $10.8 million of product sales. In recent years, Optex’s product sales from sales to prime contractors has increased. The decline in Optex’s sales in the first 39 weeks of 2007 reflects working capital limitations and related adverse supply chain effects; however, backlog at Optex currently remains strong. As of July 1, 2007, Optex’s funded backlog was approximately $45.3 million, more than a majority of which is anticipated to be filled during the next 18 months.

We financed the Initial Acquisition of Optex by a combination of $4.9 million of senior secured debt from Square 1 Bank under a term loan and $10.0 million of senior subordinated secured convertible notes from two private equity funds, which are sometimes referred to herein collectively as “Pequot.” In December 2006, both of these obligations were refinanced with two new senior lenders. These transactions resulted in approximately $4.4 million of non-recurring debt extinguishment expenses, which were largely non-cash, and approximately $12.4 million of future additional interest expense resulting from debt discounts and issuance costs.

Except for fiscal years 1999 through 2001 when we generated significant commercial product sales of wireless infrared tranceivers through a subsidiary, and prior to our Initial Acquisition of Optex, we have historically derived a substantial majority of our total revenues from government-funded research and development rather than from product sales. Optex has also historically derived most of its revenues from product sales to government agencies or prime contractors. Accordingly, we anticipate that a substantial majority of our total revenues will continue to be derived from government-funded sources in the immediately foreseeable future. Prior to the fiscal year ended October 2, 2005 (“fiscal 2005”), with a few exceptions, our government-funded research and development contracts were largely early-stage in nature and relatively modest in size. As a result, our revenues from this source were not significantly affected by changes in the U.S. defense budget. In fiscal 2005, we received several contract awards that we believe may eventually have the potential to lead to government production contracts, which we believe could be both larger and more profitable than government funded research and development contracts. As a result, our contract research and development revenues improved to a substantial degree in fiscal 2005. Our contract research and development revenues for fiscal 2006 and the first 39 weeks of fiscal 2007 did not reach the levels achieved in fiscal 2005 primarily due to procurement delays in contracts that were eventually received late in fiscal 2006 and in early fiscal 2007. However, the contribution to our contract research and development revenue from contract awards that we believe have the potential to lead to government production contracts continued at an increased level in fiscal 2006 and the first 39 weeks of fiscal 2007 from that achieved in years prior to fiscal 2005. Our current marketing efforts are focused on government programs that we believe have the potential to substantially sustain this focus on opportunities with the possibility of transition to government production contracts. Because of this focus and our acquisition of Optex, our future revenues may become more dependent upon U.S. defense budgets, funding approvals and political agendas for the foreseeable future. We are also attempting to increase our revenues from product sales by introducing new products with commercial applications, in particular, miniaturized cameras and stacked computer memory chips. We are currently transitioning to a new generation of such products, with a view to increasing our product sales, but we cannot assure you that we will be able to complete development, successfully launch or profitably manufacture and sell any such products on a timely basis, if at all. We generally use contract manufacturers to produce these products, and all of our other current operations, except those of Optex, occur at a single, leased facility in Costa Mesa, California. Optex manufactures its products at its leased facility in Richardson, Texas.

We have a history of unprofitable operations due in part to discretionary investments that we have made to commercialize our technologies and to maintain our technical staff and corporate infrastructure at levels that we believed were required for future growth. These investments have yet to produce sustainable, profitable product sales. With respect to our investments in staff and infrastructure, the advanced technical and multi-disciplinary content of our proprietary technologies places a premium on a stable and well-trained work force. As a result, we generally maintain the size of our work force even when anticipated government contracts are delayed, a circumstance that has occurred with some frequency in the past and that has resulted in under-utilization of our labor force for revenue generation from time to time. Delays in receipt of research and development contracts are unpredictable, but we believe represent a recurring characteristic of our research and development contract business. We anticipate that the impact on our business of future delays can be mitigated by the achievement of greater contract backlog and are seeking growth in our research and development contract revenue to that end. We are also seeking to expand the contribution to our total revenues from product sales, which have not historically experienced the same types of delays that can occur in research and development contracts. We have not yet demonstrated the level of sustained research and development contract revenue or product sales that we believe is required to predictably achieve profitable operations. Our ability to recover our investments through the cost-reimbursement features of our government contracts is subject to both regulatory and competitive pricing considerations.

In the past, we have maintained separate operating business units, including our subsidiaries that were separately managed, with independent product development, marketing and distribution capabilities. However, during the fiscal year ended September 28, 2003 (“fiscal 2003”), we reorganized our operations to consolidate our administrative, marketing and engineering resources and to reduce expenses. In the fiscal year ended October 3, 2004 (“fiscal 2004”), fiscal 2005 and fiscal 2006, none of our previous historical subsidiaries accounted for more than 10% of our total revenues. However, Optex accounted for approximately 42% of our total revenues in fiscal

2006, even though it contributed to our total revenues for only three fiscal quarters. In the first 39 weeks of fiscal 2007, Optex accounted for approximately 42% of our total revenues. Optex is expected to continue to account for a significant portion of our total revenues in subsequent reporting periods. None of our subsidiaries except Optex accounted for more than 10% of our total assets as of July 1, 2007 or have separate employees or facilities. We currently report our operating results and financial condition in two operating segments, our research and development business and our product business.

Critical Accounting Estimates

Our consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). As such, management is required to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The significant accounting policies that are most critical to aid in fully understanding and evaluating reported financial results include the following:

Revenue Recognition. Our consolidated total revenues during the first 39 weeks of fiscal 2007 included a substantial contribution from contracts to develop prototypes and provide research, development, design, testing and evaluation of complex detection and control defense systems. Our research and development contracts are usually cost reimbursement plus a fixed fee or fixed price with billing entitlements based on the level of effort we expended. For such research and development contracts, we recognize revenues as we incur costs and include applicable fees or profits primarily in the proportion that costs incurred bear to estimated final costs. Upon the initiation of each such contract, a detailed cost budget is established for direct labor, material, subcontract support and allowable indirect costs based on our proposal and the required scope of the contract as may have been modified by negotiation with the customer, usually a U.S. government agency or prime contractor. A program manager is assigned to secure the needed labor, material and subcontract in the program budget to achieve the stated goals of the contract and to manage the deployment of those resources against the program plan. Our accounting department collects the direct labor, material and subcontract charges for each contract on a weekly basis and provides such information to the respective program managers and senior management.

The program managers review and report the performance of their contracts against the respective program plans with our senior management on a monthly basis. These reviews are summarized in the form of estimates of costs to complete the contracts (“ETCs”). If an ETC indicates a potential overrun against budgeted program resources, it is the responsibility of the program manager to revise the program plan in a manner consistent with the customer’s objectives to eliminate such overrun and achieve planned contract profitability, and to seek necessary customer agreement to such revision. To mitigate the financial risk of such re-planning, we attempt to negotiate the deliverable requirements of our research and development contracts to allow as much flexibility as possible in technical outcomes. Given the inherent technical uncertainty involved in research and development contracts, in which new technology is being invented, explored or enhanced, such flexibility in terms is frequently achievable. When re-planning does not appear possible within program budgets, senior management makes a judgment as to whether the program statement of work will require additional resources to be expended to meet contractual obligations or whether it is in our interest to supplement the customer’s budget with our own funds. If either determination is made, we record an accrual for the anticipated contract overrun based on the most recent ETC of the particular contract.

We provide for anticipated losses on contracts by recording a charge to earnings during the period in which a potential for loss is first identified. We adjust the accrual for contract losses quarterly based on the review of outstanding contracts. Upon completion of a contract, we reduce any associated accrual of anticipated loss on such contract as the previously recorded obligations are satisfied. Costs and estimated earnings in excess of billings under government contracts are accounted for as unbilled revenues on uncompleted contracts and are stated at estimated realizable value.

We consider many factors when applying GAAP related to revenue recognition. These factors generally include, but are not limited to:

•	The actual contractual terms, such as payment terms, delivery dates, and pricing terms of the various product and service elements of a contract;

•	Time period over which services are to be performed;

•	Costs incurred to date;

•	Total estimated costs of the project;

•	Anticipated losses on contracts; and

•	Collectibility of the revenues.

We analyze each of the relevant factors to determine its impact, individually and collectively with other factors, on the revenue to be recognized for any particular contract with a customer. Management is required to make judgments regarding the significance of each factor in applying the revenue recognition standards, as well as whether or not each factor complies with such standards. Any misjudgment or error by management in its evaluation of the factors and the application of the standards could have a material adverse affect on our future operating results.

We recognize revenue from product sales, both from our operations in Costa Mesa, California and at Optex, upon shipment, provided that the following conditions are met:

•	There are no unfulfilled contingencies associated with the sale;

•	We have a sales contract or purchase order with the customer; and

•	We are reasonably assured that the sales price can be collected.

The absence of any of these conditions, including the lack of shipment, would cause revenue recognition to be deferred.

Inventory. Inventories are stated at the lower of cost or market value. Each quarter, we evaluate our inventories for excess quantities and obsolescence. We write off inventories that are considered obsolete and adjust remaining inventory balances to approximate the lower of cost or market value. The valuation of inventories at the lower of cost or market requires us to estimate the amounts of current inventories that will be sold. These estimates are dependent on our assessment of current and expected orders from our customers.

Costs on long-term contracts and programs in progress generally represent recoverable costs incurred. The marketing of our research and development contracts involves the identification and pursuit of contracts under specific government budgets and programs. We are frequently involved in the pursuit of a specific anticipated contract that is a follow-on or related to an existing contract. We often determine that it is probable that a subsequent award will be successfully received, particularly if continued progress can be demonstrated against anticipated technical goals of the projected new program while the government goes through its lengthy approval process required to allocate funds and award contracts. When such a determination occurs, we capitalize material, labor and overhead costs that we expect to recover from a follow-on or new contract. Due to the uncertainties associated with new or follow-on research and development contracts, we maintain significant reserves for this inventory to avoid overstating its value. We have adopted this practice because we believe that we are typically able to more fully recover such costs under the provisions of government contracts by direct billing of inventory rather than by seeking recovery of such costs through permitted indirect rates, which may be more vulnerable to competitive market pressures.

Valuation Allowances. We maintain allowances for doubtful accounts for estimated losses resulting from a deterioration of a customer’s ability to make required payments to the point where we believe it is likely there has been an impairment of its ability to make payments. Such allowances are established, maintained or modified at each reporting date based on the most current available information.. We record a valuation allowance to reduce our deferred tax assets to the amount that is more likely than not to be realized. We have considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowance.

Goodwill, Intangible Assets, and Other Long-Lived Assets. We record the assets acquired and liabilities assumed in business combinations at their respective fair values at the date of acquisition, and any portion of the purchase price in excess of the fair values assigned to acquired net tangible and intangible assets is recorded as goodwill. Valuation of intangible assets requires us to make significant estimates and assumptions including, but not limited to, estimating future cash flows from product sales, developing appropriate discount rates, continuation of customer relationships and renewal of customer contracts, and approximating the useful lives of the intangible assets acquired. To the extent actual results differ from these estimates, our future results of operations may be affected.

The provisions of SFAS 142 require us to test goodwill for impairment at least annually. We have elected to evaluate the carrying value of goodwill as of the first day of our fourth fiscal quarter and between annual evaluations if events occur or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying amount. Such circumstances could include, but are not limited to: (1) decreases in forecasted future profitability or cash flows or (2) additional business risk arising from causes such as (a) a significant adverse change in legal factors or in business climate, (b) unanticipated competition, or (c) an adverse action or assessment by a regulator. In performing the impairment review, we determine the carrying amount of each reporting unit by assigning assets and liabilities, including the existing goodwill, to those reporting units. See Note 2 to the Condensed Notes to Consolidated Financial Statements. A reporting unit is defined as an operating segment or one level below an operating segment (referred to as a “component”). A component of an operating segment is deemed a reporting unit if the component constitutes a business for which discrete financial information is available and segment management regularly reviews the operating results of that component. Our Optex subsidiary is a reporting unit within our Product operating segment.

To evaluate whether goodwill is impaired, we compare the fair value of the reporting unit to which the goodwill is assigned to the reporting unit’s carrying amount, including goodwill. We determine the fair value of each reporting unit using the present value of their expected future cash flows. If the carrying amount of a reporting unit exceeds its fair value, then the amount of the impairment loss must be measured. The impairment loss would be calculated by comparing the implied fair value of reporting unit goodwill to its carrying amount. In calculating the implied fair value of the reporting unit’s goodwill, the fair value of the reporting unit is allocated to all of the other assets and liabilities of that unit based on their fair values. The excess of the fair value of a reporting unit over the amount assigned to its other assets and liabilities is the implied fair value of goodwill. An impairment loss would be recognized when the carrying amount of goodwill exceeds its implied fair value.

For our initial annual impairment review of Optex, we placed reliance on our analysis conducted with the support of an independent valuation firm in our 2006 second fiscal quarter in connection with the Initial Acquisition. We updated our impairment review of Optex as of October 1, 2006. Based on the analysis performed, we determined that the Optex reporting unit’s fair value exceeded its carrying amount at October 1, 2006, and therefore concluded that there was no indication of an impairment loss.

Purchased intangible assets with determinable useful lives are carried at cost less accumulated amortization, and are amortized using the straight-line method over their estimated useful lives. From time to time, but at least annually, we review the recoverability of the carrying value of identified intangibles and other long-lived assets, including fixed assets, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of these assets is determined based upon the forecasted undiscounted future net cash flows that we expect to result from the use of such asset and its eventual disposition. Our estimate of future cash flows is based upon, among other things, certain assumptions about our expected future operating performance, growth rates and other factors. The actual cash flows realized from these assets may vary significantly from our estimates due to increased competition, changes in technology, fluctuations in demand, consolidation of our customers and reductions in average selling prices, among other things. If we determine that the carrying value of an asset is not recoverable from future operating cash flows, the asset is deemed impaired and we recognize an impairment loss to the extent the carrying value exceeds the estimated fair market value of the asset.

Stock-Based Compensation. We calculate stock option-based compensation by estimating the fair value of each option using the Black-Scholes option-pricing model in accordance with SFAS 123(R). Our determination of fair value of stock option-based payment awards is made as of their respective dates of grant using the option-pricing model and is affected by our stock price, as well as assumptions regarding a number of other variables, including the expected stock price volatility over the term of the awards, the portion of stock options granted that will ultimately vest, and the periods from the grant date until the options vest and expire. The Black-Scholes option-pricing model was developed for use in estimating the value of traded options that have no vesting or hedging restrictions and are fully transferable. Because our employee stock options have certain characteristics that are significantly different from traded options, the existing valuation models may not provide an accurate measure of the fair value of our outstanding employee stock options. We recognize compensation expense on a straight-line basis over the vesting period of the option after consideration of the estimated forfeiture rate.

We calculate compensation expense for both vested and nonvested stock awards by determining the fair value of each such grant as of their respective dates of grant using the closing sales price of our common stock on the NASDAQ Capital Market at such dates without any discount. We recognize compensation expense for nonvested stock awards on a straight-line basis over the vesting period.

Derivatives. SFAS No. 133, Accounting for Derivatives and Hedging Instruments (“SFAS 133”), requires us to recognize all derivatives on the balance sheet as other liabilities or assets at fair value. Derivatives are measured at fair value and marked to market through earnings, as required by SFAS 133. Our determination of fair value of embedded derivatives, if any, is made as of each reporting date using option pricing models, and is affected by our stock price as well as assumptions regarding a number of other subjective variables. These variables include, but are not limited to, the Company’s expected stock price volatility over the term of the derivative’s underlying contract and the expected life of a derivative’s underlying contract. Although the fair value of derivatives is determined in accordance with SFAS 133, that value may not be indicative of the fair value observed in a willing buyer or willing seller market transaction.

COMPARISON OF THE THIRTY NINE WEEKS ENDED JULY 1, 2007 AND JULY 2, 2006 AND OF THE THIRTEEN WEEKS ENDED JULY 1, 2007 AND JULY 2, 2006

Results of Operations

Contract Research and Development Revenue. Contract research and development revenue consists of amounts realized or realizable from funded research and development contracts, largely from U.S. government agencies and government contractors, primarily conducted by our historical operations in Costa Mesa, California. Changes in the amount of contract research and development revenues for the 13-week and 39-week periods ended July 1, 2007 compared to the 13-week period and 39-week periods ended July 2, 2006 are shown in the following tables:

13-Week Comparisons	Contract Research and Development Revenue	Percent of Total Revenue
13 weeks ended July 2, 2006	$4,095,000	47%
Dollar increase in current comparable 13 weeks	315,000

13 weeks ended July 1, 2007	$4,410,000	46%
Percent increase in current 13 weeks	8%

39-Week Comparisons	Contract Research and Development Revenue	Percent of Total Revenue
39 weeks ended July 2, 2006	$11,668,600	55%
Dollar increase in current comparable 39 weeks	687,900

39 weeks ended July 1, 2007	$12,356,500	48%
Percent increase in current 39 weeks	6%

Our contract research and development revenue in the 13-week and 39-week periods ended July 1, 2007 included substantial contributions from contracts that were already in funded backlog at the start of the respective periods. Therefore, to a substantial degree, we believe that the modest absolute dollar increase in contract research and development revenue for the current year periods largely reflects our achievement of the specific programmatic milestones of the research and development contracts that were underway during the periods, rather than a trend related to awards. We anticipate that we will continue to receive research and development contracts oriented toward deployable applications that are typically larger in dollar value than early stage research and development contracts, but expect that such contracts will also be subject to more procurement processing time than smaller awards. Accordingly, our future research and development contract revenue will continue to be sensitive to possible procurement delays. Based on our existing backlog and notices of pending research and development contract awards, we believe, but cannot guarantee, that we will be able to moderately increase our contract research and development revenue in absolute dollars for fiscal 2007 over that achieved in fiscal 2006. Even if this outcome is achieved, however, contract research and development revenue is projected to represent a declining percentage of our fiscal 2007 total revenues because of the acquisition of Optex, the revenues of which consist solely of product sales.

Optex contributed approximately $10.8 million of product sales to total revenues in the first 39-week period of fiscal 2007, but was only consolidated in our total revenues in the second and third quarterly periods of fiscal 2006, which was the primary cause for the decrease in contract research and development revenue as a percent of total revenue in the current 39-week period as compared to the 39-week period ended July 2, 2006. Absent the contribution of Optex to our total revenues in the current periods, contract research and development would have represented 87% and 82%, respectively, of our total revenues in the 13-week and 39-week periods ended July 1, 2007.

Cost of Contract Research and Development Revenue. Cost of contract research and development revenue consists of wages and related benefits, as well as subcontractor, independent consultant and vendor expenses directly incurred in support of research and development contracts, plus associated indirect expenses permitted to be charged pursuant to the relevant contracts. Our cost of contract research and development revenue for the first 13 weeks and 39 weeks of fiscal 2007 increased somewhat in absolute dollars as compared to the first 13 weeks and 39 weeks of fiscal 2006, while the cost of contract research and development revenue as a percent of contract research and development revenue remained relatively comparable in the respective 13 weeks and 39 weeks of fiscal 2007 and fiscal 2006 as shown in the following tables:

13-Week Comparisons	Cost of Contract Research and Development Revenue	Percent of Contract Research and Development Revenue
13 weeks ended July 2, 2006	$3,071,700	75%
Dollar increase in current comparable 13 weeks	373,900

13 weeks ended July 1, 2007	$3,445,600	78%
Percent increase in current 13 weeks	12%

39-Week Comparisons	Cost of Contract Research and Development Revenue	Percent of Contract Research and Development Revenue
39 weeks ended July 2, 2006	$9,484,900	81%
Dollar increase in current comparable 39 weeks	753,300

39 weeks ended July 1, 2007	$10,238,200	83%
Percent increase in current 39 weeks	8%

The modest increases in absolute dollars of cost of contract research and development revenue in the 13-week and 39-week periods ended July 1, 2007 reflected similarly modest increases in the contract research and development revenue in those periods, largely due to the fact that most of our research and development contracts are of a cost plus fixed fee reimbursement nature. Under such contracts, costs and revenues tend to increase or decrease in a related manner, absent significant cost overruns. The modest increase in cost of contract research and development revenue as a percent of contract research and development revenue reflected an increase in the respective current year periods in the costs of external material and vendor support required for our research and development contracts, which external costs do not yield as much gross margins as the costs of our direct labor under cost plus fixed fee contracts. Management believes that this change reflects the specific requirements of the research and development contracts that were in effect during the respective periods, rather than a trend. We are presently evaluating our indirect expense billing rates under our government cost reimbursement contracts to assess whether our projected overhead costs for the balance of fiscal 2007 are likely to exceed the amounts projected to be recovered during this period under said contracts. If such a determination is reached, we expect that we will adjust our indirect billing rates under our cost reimbursement contracts and such action may reduce the cost of contract research and development revenue as a percent of contract research and development revenue in the balance of fiscal 2007.

Product Sales. Subsequent to the Initial Acquisition of Optex at the end of our first quarter of fiscal 2006, our product sales have been principally comprised of sales of Optex’s optical equipment and systems, largely intended for use on military land vehicles. We also derived some product sales from sales of chips, modules, stacked chip products and chip stacking services, and sales of miniaturized camera products. Product sales for the 13-week and 39-week periods ended July 1, 2007 compared to the 13-week and 39-week periods ended July 2, 2006 are shown in the following tables:

13-Week Comparisons	Product Sales	Percent of Total Revenue
13 weeks ended July 2, 2006	$4,599,100	53%
Dollar increase in current comparable 13 weeks	622,800

13 weeks ended July 1, 2007	$5,221,900	54%
Percent increase in current 13 weeks	14%

39-Week Comparisons	Product Sales	Percent of Total Revenue
39 weeks ended July 2, 2006	$9,626,700	45%
Dollar increase in current comparable 39 weeks	3,767,600

39 weeks ended July 1, 2007	$13,394,300	52%
Percent increase in current 39 weeks	39%

Of the $622,800 increase in product sales in the 13-week period ended July 1, 2007, $351,000 was derived from an increase in Optex sales and $271,800 was derived from an increase in Costa Mesa product sales. The Optex increase in product sales was less than could have been realized from its backlog primarily due to the effects of working capital limitations and resulting adverse supply chain effects.

Product sales in the 39-week period ended July 1, 2007 are not strictly comparable to product sales ended July 2, 2006, since Optex product sales were not consolidated with ours in the first 13 weeks of fiscal 2006. As a result, an increase of approximately $2.2 million in Optex’s product sales for the first 39 weeks of fiscal 2007 as compared to the first 39 weeks of fiscal 2006 is simply due to the inclusion of three quarters of product sales in the 39 weeks ended July 1, 2007, but only two quarters of product sales in the 39 weeks ended July 2, 2006. Sales of products of the Company’s Costa Mesa operation in the 39-week period ended July 1, 2007 as compared to the 39-week period ended July 2, 2006, increased by nearly $1.6 million. The combination of these factors resulted in the substantial increase on both an absolute dollar and percent of total revenue basis in our product sales for the 39 weeks ended July 1, 2007, as compared to the 39-weeks ended July 2, 2006. Based on our current backlog of orders, we anticipate that sales of our thermal imaging sensors and cameras will increase in the balance of fiscal 2007 as compared to the corresponding periods of fiscal 2006. Sales of our stacked chip products are also expected to be modestly improved in fiscal 2007 over those in fiscal 2006. We further anticipate that sales of Optex’s products will increase in absolute dollars in the last quarter of fiscal 2007 based on anticipated increases in production levels against Optex’s existing funded backlog.

Cost of Product Sales. Cost of product sales consists of wages and related benefits of our personnel, as well as subcontractor, independent consultant and vendor expenses directly incurred in the manufacture of products sold, plus related overhead expenses. Our cost of product sales for the 13 weeks and 39 weeks ended July 1, 2007 as compared to the 13 weeks and 39 weeks ended July 2, 2006 is shown in the following tables:

13-Week Comparisons	Cost of Product Sales	Percent of Product Sales
13 weeks ended July 2, 2006	$4,112,900	89%
Dollar increase in current comparable 13 weeks	1,563,200

13 weeks ended July 1, 2007	$5,676,100	109%
Percent increase in current 13 weeks	38%

39-Week Comparisons	Cost of Product Sales	Percent of Product Sales
39 weeks ended July 2, 2006	$8,231,400	86%
Dollar increase in current comparable 39 weeks	3,957,700

39 weeks ended July 1, 2007	$12,189,100	91%
Percent increase in current 39 weeks	48%

The increase in absolute dollars of cost of product sales in the 13-week period ended July 1, 2007, as compared to the 13-week period ended July 2, 2006, partially reflected the corresponding increase in product sales discussed above. However, $1,040,000 of the increase in cost of product sales in the 13-week period was derived from accounting reserves established in the period in connection with the build-up of inventory at Optex and costs associated with new Optex products. These effects also impacted the increase in absolute dollars of cost of product sales in the 39-week period ended July 1, 2007, as compared to the 39-week period ended July 2, 2006. Additionally, this 39-week increase in absolute dollars of cost of product sales was another reflection of the consolidation of Optex only in the second and third quarters of the fiscal 2006 39-week period, as opposed to the full three quarters of the fiscal 2007 period. The increase in cost of product sales as a percent of product sales in the current year 39-week period resulting from the accounting adjustments discussed above was partially offset by an increased contribution to product sales in the 39-weeks ended July 1, 2007 from products from our Costa Mesa operations with higher gross margins.

General and Administrative Expense. General and administrative expense largely consists of wages and related benefits for our executive, financial, administrative and marketing team, as well as professional fees, primarily legal and accounting fees and costs, plus various fixed costs such as rent, utilities and telephone. General and administrative expense for the 13 weeks and 39 weeks ended July 1, 2007 as compared to the 13 weeks and 39 weeks ended July 2, 2006 increased as shown in the following tables:

13-Week Comparisons	General and Administrative Expense	Percent of Total Revenue
13 weeks ended July 2, 2006	$2,422,800	28%
Dollar increase in current comparable 13 weeks	768,400

13 weeks ended July 1, 2007	$3,191,200	33%
Percent increase in current 13 weeks	32%

39-Week Comparisons	General and Administrative Expense	Percent of Total Revenue
39 weeks ended July 2, 2006	$7,165,000	34%
Dollar increase in current comparable 39 weeks	2,337,700

39 weeks ended July 1, 2007	$9,502,700	37%
Percent increase in current 39 weeks	33%

The largest contributor to the increase in general and administrative expense in both the 13-week and 39-week periods ended July 1, 2007, as compared to the fiscal 2006 periods, was the increase in general and administrative wages and related employee benefits, both due to additional headcount as a result of the consolidation of Optex’s general and administrative personnel in the current year 39-week period as compared to the prior year in which these expenses were not consolidated for the first 13 weeks of the year, and also due to increased labor expenses in the current year periods incurred to expand our finance staff. The combination of these factors increased our general and administrative wages and related employee benefits by approximately $299,900, or 39% of the dollar increase in general and administrative expense, in the 13 weeks ended July 1, 2007, compared to the 13 weeks ended July 2, 2006, and by approximately $1,079,500, or 46% of the dollar increase in general and administrative expense, in the 39 weeks ended July 1, 2007, compared to the 39 weeks ended July 2, 2006. The next largest contributor to the increase in general and administrative expense in both the 13-week and 39-week periods ended July 1, 2007, as compared to the fiscal 2006 periods, was the increase in selling and marketing labor and expenses and bid and proposal expenses in the current year periods. These factors accounted for an aggregate increase of $180,000 and $405,500, respectively, in the 13-week and 39-week periods ended July 1, 2007, as measured against the comparable periods of fiscal 2006. General and administrative service expense also increased in the current year periods, largely due to accounting and legal expenses related to the refinancing of our debt, by approximately $106,700 and $313,200, respectively, for the 13-week and 39-week periods ended July 1, 2007, as compared to the 13-week and 39-week periods ended July 2, 2006. Approximately $232,900, or 10% of the dollar increase in general and administrative expense in the 39-week period ended July 1, 2007 was due to the consolidation of Optex’s fixed general and administrative expense, primarily related to Optex’s facility in Richardson, Texas for the full first 39 weeks of fiscal 2007, as opposed to only the second and third 13-week periods of fiscal 2006. Similarly, general and administrative expense in the first 39 weeks of fiscal 2007 also included approximately $162,700 of intangible asset amortization expense as a result of the Optex acquisition, a factor that was only present in the second and third 13 weeks of fiscal 2006.

Research and Development Expense. Research and development expense consists of wages and related benefits for our research and development team, as well as independent contractor consulting fees and subcontractor and vendor expenses directly incurred in support of internally funded research and development projects, plus associated overhead expenses. Research and development expense for the 13 weeks and 39 weeks ended July 1, 2007 as compared to the 13 weeks and 39 weeks ended July 2, 2006 increased as shown in the following tables:

13-Week Comparisons	Research and Development Expense	Percent of Total Revenue
13 weeks ended July 2, 2006	$174,300	2%
Dollar increase in current comparable 13 weeks	58,800

13 weeks ended July 1, 2007	$233,100	2%
Percent increase for current 13 weeks	34%

39-Week Comparisons	Research and Development Expense	Percent of Total Revenue
39 weeks ended July 2, 2006	$322,100	2%
Dollar increase in current comparable 39 weeks	484,300

39 weeks ended July 1, 2007	$806,400	3%
Percent increase for current 39 weeks	150%

The increase in research and development expense in absolute dollars in the 13-week and 39-week periods ended July 1, 2007, as compared to the 13-week and 39-week periods ended July 2, 2006, was largely related to increased qualification and characterization activities related to our chip stacking technologies. As a result of these activities, we successfully demonstrated stacking of high speed memory chips without degradation of the chip’s operating speed. We believe that such functionality may open new product opportunities for us and plan to continue to allocate discretionary resources to internally funded research and development activities at levels higher than the comparable period of fiscal 2006 during the fourth quarter of fiscal 2007 in order to further qualify and characterize our high speed chip stacking processes. Optex generally has historically conducted very minimal internal research and development activities and accordingly, did not incur significant research and development expense in the 13-week and 39-week periods ended July 1, 2007. We do not anticipate significant Optex research and development in the balance of the fiscal year.

Interest Expense. Our interest expense for the 13-week and 39-week periods ended July 1, 2007, compared to the 13-week and 39-week periods ended July 2, 2006, increased substantially, primarily as a result of the debt service associated with the acquisition of Optex and the amortization of discounts and issuance costs derived from our debt refinancing in December 2006, as shown in the following tables:

13-Week Comparisons	Interest Expense
13 weeks ended July 2, 2006	$349,800
Dollar increase in current comparable 13 weeks	1,454,000

13 weeks ended July 1, 2007	$1,803,800
Percent increase for current 13 weeks	416%

39-Week Comparisons	Interest Expense
39 weeks ended July 2, 2006	$801,200
Dollar increase in current comparable 39 weeks	4,174,600

39 weeks ended July 1, 2007	$4,975,800
Percent increase for current 39 weeks	521%

We anticipate that interest expense will continue to be substantial in future periods as a result of amortization of the discounts and issuance costs derived from our December 2006 debt refinancing and July 2007 debt financing. Over the lifetime of the debt instruments, this amortization will offset the increase in stockholders’ equity resulting from recording the effect of the debt discounts. See Notes 3 and 14 to the Condensed Notes to Consolidated Financial Statements for further discussion of these effects.

Debt Extinguishment Expense. In the 39-week period ended July 1, 2007, we recorded a non-recurring loss on extinguishment of debt of $4,398,000 as a result of our refinancing of our senior and subordinated debt. No comparable expense was recorded in the 39-week period ended July 2, 2006. See Note 3 to the Condensed Notes to Consolidated Financial Statements for further discussion of this effect.

Net Loss. Our net loss increased substantially in the 13-week and 39-week periods ended July 1, 2007, compared to the 13-week and 39-week periods ended July 2, 2006, as shown in the following tables:

13-Week Comparisons	Net Loss
13 weeks ended July 2, 2006	$(1,572,600)
Dollar change in current comparable 13 weeks	(3,141,900)

13 weeks ended July 1, 2007	$(4,714,500)
Percent change for current 13 weeks	200%

39-Week Comparisons	Net Loss
39 weeks ended July 2, 2006	$(5,156,000)
Dollar change in current comparable 39 weeks	(11,021,900)

39 weeks ended July 1, 2007	$(16,177,900)
Percent change for current 39 weeks	214%

The loss on debt extinguishment and increased interest expense discussed above accounted for $8,572,600, or 78%, of the increase in net loss in the current year 39-week period. The imputed expenses associated with the refinancing of our debt were substantial and are expected to adversely impact our results for the remainder of fiscal 2007 and beyond.

COMPARISON OF FISCAL YEARS ENDED OCTOBER 1, 2006 AND OCTOBER 2, 2005

Contract Research and Development Revenue. Contract research and development revenue consists of amounts realized or realizable from funded research and development contracts, largely from U.S. government agencies and government contractors, primarily conducted by our historical operations in Costa Mesa, California. Contract research and development revenues for fiscal 2006 decreased compared to fiscal 2005, but continued to be the majority source of our total revenue as shown in the following table:

	Contract Research and Development Revenue	Percentage of Total Revenue
Fiscal 2005	$20,664,300	90%
Dollar decrease in fiscal 2006	(4,160,600)

Fiscal 2006	$16,503,700	53%
Percentage decrease for fiscal 2006	(20)%

We believe that the dollar decrease in contract research and development revenue for fiscal 2006 was largely the result of delays in receipt of new contracts associated with the timing of the 2006 federal budget and related procurement activities. Contract research and development revenue is projected to represent a declining percentage of our future total revenues because of the acquisition of Optex, the revenues of which consist solely of product sales. Optex contributed approximately $12.8 million of product sales to total revenues in fiscal 2006, which was the primary cause for the decrease in contract research and development revenue as a percent of total revenue in the current fiscal year. After eliminating the impact of Optex on our total revenues, contract research and development would have represented 91% of our total revenues in fiscal 2006. Based on our existing backlog and notices of pending research and development contract awards, we believe, but cannot guarantee, that we will be able to increase our contract research and development revenue in absolute dollars for fiscal 2007 over that achieved in fiscal 2006. However, at the time of this prospectus, the full potential effects of the fiscal 2007 U.S. defense budget and relevant government procurements are not yet visible to us.

Cost of Contract Research and Development Revenue. Cost of contract research and development revenue consists of wages and related benefits, as well as subcontractor, independent consultant and vendor expenses directly incurred in support of research and development contracts, plus associated indirect expenses permitted to be charged pursuant to the relevant contracts. Our cost of contract research and development revenue for fiscal 2006 as compared to fiscal 2005 and its percentage of such revenue is shown in the following table:

	Cost of Contract Research and Development Revenue	Percentage of Contract Research and Development Revenue
Fiscal 2005	$15,310,100	74%
Dollar decrease in fiscal 2006	(1,721,600)

Fiscal 2006	$13,588,500	82%
Percentage decrease for fiscal 2006	(11)%

Most of the dollar decrease in cost of contract research and development revenue in fiscal 2006 was derived from the fact that our revenues of this nature are recognized as we incur costs. As a result, a decrease in contract research and development revenue has an associated decrease in cost of such revenue. The increase in cost of contract research and development revenue as a percent of contract research and development revenue in fiscal 2006 was partially attributable to allocation of $219,000 of stock-based compensation expense, related to stock options held by employees that charged direct labor to cost of contract research and development revenue in the current fiscal year, due to the new requirements established by SFAS 123(R), which first became effective for us at the beginning of fiscal 2006. In addition, the unusual delay in receipt of our expected new contracts caused us to increase our reserves against pre-contract work-in-process inventory by $562,100 in fiscal 2006, a factor that was not present in fiscal 2005. The contract delays also resulted in lower than projected total revenues for fiscal 2006, which in turn produced higher effective overhead rates for the current fiscal year than originally projected due to the relatively fixed nature of our labor base. Our historical practice has been to adjust our indirect billing rates for cost reimbursable contracts only once or twice a year in order to provide a reasonably stable forecasting metric for both our customers and us. In a period when our actual incurred overhead costs exceed those that we recover through our standard overhead billing rate, such as fiscal 2006, the contribution of actual overhead expense disproportionately increases our cost of contract research and development revenue. Effective April 2006, we adjusted our indirect billing rates for cost reimbursable contracts, and this adjustment had a beneficial effect to our recovery of costs in the balance of fiscal 2006. However, it did not fully recover all of our experienced overhead costs due to the prior conclusion or funding limits of some of our cost reimbursable contracts, which precluded additional cost recovery under such contracts. In fiscal, 2006, increases to cost of contract research and development revenue resulting from indirect billing rates and stock-based compensation expense were partially offset by a smaller percentage contribution to costs of contract research and development revenue from external vendors, independent contractors and subcontractors. When the percentage contribution of external sources to our costs of contract research and development decreases and the percentage contribution of our internal labor to our costs of contract research and development correspondingly increases, our gross margin on our contract research and development revenue typically improves because of the greater cost reimbursement permitted for internal expenses under government cost-reimbursement contracts than for external costs of vendors, independent contractors and subcontractors. However, in fiscal 2006, this improvement was not sufficient to offset the opposite effects of stock-based compensation expense and higher overhead expense discussed above.

Product Sales. Subsequent to the Initial Acquisition of Optex at the end of our first quarter of fiscal 2006, our product sales were principally comprised of sales of Optex’s optical equipment and systems, largely intended for use on military land vehicles. We also derived some product sales from sales of chips, modules, stacked chip products and chip stacking services and, to a limited degree, sales of miniaturized camera products. Product sales for fiscal 2006 and fiscal 2005 are shown in the following table:

	Product Sales	Percentage of Total Revenue
Fiscal 2005	$2,287,700	10%
Dollar increase in fiscal 2006	11,975,500

Fiscal 2006	$14,263,200	46%
Percentage increase for fiscal 2006	524%

Both the absolute dollar increase and percentage increase as a percentage of total revenue for the current fiscal year were the direct result of the Initial Acquisition of Optex on December 30, 2005, which contributed approximately $12.8 million in product sales to fiscal 2006. Based upon our preliminary analysis of existing and projected U.S. Defense budgets and the current status of U.S. military operations, we believe that the replacement market for equipment mounted on military ground vehicles will increase, thereby setting the stage for possible growth of Optex’s product sales if it can sustain its market share in the future.

The aggregate increase in our product sales resulting from the consolidation of nine months of Optex’s revenues more than offset an approximate $1.0 million decline in sales of our stacked chip products and stacking services in fiscal 2006 as compared to fiscal 2005. We attribute some of the fiscal 2006 decline in sales of stacked chip products to our current emphasis on such products that include the value of the stacked memory chips themselves, as opposed to sales of stacking services, which involve the stacking of customer consigned memory chips, the value of which are not reflected in the resulting sales. We believe that some of our customers in fiscal 2006 have elected to take the risk of purchasing memory chips for stacking and consigning them to our competitors for stacking in order to reduce costs, thus negatively impacting our sales. Furthermore, we believe that demand for stacked chips in TSOPs, which has been the industry standard for chip packages for over a decade, is mature, at best, and possibly is currently in decline. In fiscal 2006, we announced qualification of a process for converting TSOPs into stacks with BGA attachments, which we believe can address emerging demand for stacked chip assemblies using more space-efficient attachment technology.

The aggregate increase in product sales in fiscal 2006 resulting from the consolidation of nine months of Optex’s revenues also offset a decline in thermal viewer product sales in the current year resulting from the procurement mechanisms used by customers. In fiscal 2005, approximately 5% of our product sales were derived from a single initial product shipment of our first generation thermal viewer product. This product was substantially improved later in fiscal 2005, and we starting shipping limited quantities of our improved thermal viewer late in fiscal 2005, continuing into fiscal 2006. However, in contrast to the sales in fiscal 2005, sales of the second generation thermal viewer product have largely been procured through our research and development contracts as a convenience requested by the procuring agencies. As a result, such sales are reflected in our contract research and development revenue in fiscal 2006, rather than in product sales.

Cost of Product Sales. Cost of product sales consists of wages and related benefits, subcontractor, independent consultant and vendor expenses directly incurred in the manufacture of products sold, plus related overhead expenses. Our cost of product sales for fiscal 2006 and fiscal 2005 is shown in the following table:

	Cost of Product Sales	Percentage of Product Sales
Fiscal 2005	$1,944,100	85%
Dollar increase in fiscal 2006	10,886,700

Fiscal 2006	$12,830,800	90%
Percentage increase for fiscal 2006	560%

The absolute dollar increase in our cost of product sales in fiscal 2006 was primarily due to the Optex transaction discussed above, which resulted in the consolidation of both Optex’s product sales and its cost of such product sales. The costs of product sales also included $412,100 of amortized intangible expenses derived from the purchase price allocation of the Initial Acquisition of Optex. In addition, we allocated $442,600 of the purchase price to Optex’s finished goods inventory at the time of the Initial Acquisition, which further increased cost of product sales in fiscal 2006. This latter allocation was fully charged to cost of product sales in fiscal 2006 and will not effect future fiscal periods. These acquisition-related expenses offset some improvements in cost of product sales of our stacked chip products in fiscal 2006, resulting in an aggregate increase in the cost of product sales as a percent of total product sales from fiscal 2005.

General and Administrative Expense. General and administrative expense largely consists of wages and related benefits for our executive, financial, administrative and marketing team, as well as professional fees, primarily legal and accounting fees and costs. The comparison of general and administrative expense for fiscal 2005 and fiscal 2006 is shown in the following table:

	General and Administrative Expense	Percentage of Total Revenue
Fiscal 2005	$6,447,000	28%
Dollar increase in fiscal 2006	3,290,000

Fiscal 2006	$9,737,000	32%
Percentage increase for fiscal 2006	51%

The largest contribution to the dollar increase in general and administrative expense in fiscal 2006 was the increase in general and administrative service expenses, largely legal and accounting expenses, most of which were primarily related to the Initial Acquisition of Optex, but also included increased consulting expenses payable to a director related to business development. These factors accounted for approximately $1.2 million, or 35%, of the increase in general and administrative expenses for fiscal 2006. We anticipate that legal, accounting and consulting fees will continue to increase in absolute dollars in fiscal 2007, both due to the activities related to the exercise of our Optex Buyer Option, the negotiations regarding our debt refinancing and our preparation for compliance with Section 404 of the Sarbanes-Oxley Act. Increased general and administrative labor expense also accounted for approximately $685,300, or 21%, of the increase in general and administrative expense for fiscal 2006 as compared to fiscal 2005, largely due to the inclusion of Optex’s management labor expense, but also due to increased labor expenses incurred to enhance our financial staff, both in our corporate offices and at Optex. Approximately $599,200, or 18%, of the dollar increase in general and administrative expense in fiscal 2006 as compared to fiscal 2005 was the result of the shift in the deployment of certain of our technical staff to focus on our bid and proposal activities during the current year. During fiscal 2006, we had to adjust scheduled labor deployment to reflect the program scheduling impact of the delays in receipt of research and development contracts previously discussed. Because of identified material contract opportunities related to the fiscal 2006 Defense budget, direct labor made available as a result of these delays was substantially deployed to bid and proposal activities in fiscal 2006, rather than internal research and development expense, which has historically been the other typical deployment alternative for non-revenue generating direct labor. In fiscal 2005, we did not deploy any resources to bid and proposal activities because of the notices of contract awards that we had already received relating to significant pending procurements. In addition to the bid and proposal impact, general and administrative expense in fiscal 2006 was also increased by the requirement to expense stock-based compensation costs associated with stock options pursuant to SFAS 123(R), a requirement that did not exist in fiscal 2005. This factor accounted for approximately $180,800, or 5%, of the increase in general and administrative expense in fiscal 2006 as compared to fiscal 2005. General and administrative expense in fiscal 2006 also included approximately $100,400 of intangible asset amortization expense as a result of the Optex acquisition, a factor that was not present in fiscal 2005 and which contributed to approximately to 3% of the increase in general and administrative expenses for fiscal 2006 as compared to fiscal 2005. Additionally, we increased our reserve for doubtful accounts receivable by $61,000 in fiscal 2006, and no comparable expense was incurred in fiscal 2005. We believe this increase was related to isolated circumstances related to particular customers and contracts and do not believe this increase is indicative of a trend. In absolute dollars, we expect that our general and administrative expense is likely to continue to increase in future periods because of preparation for compliance with Section 404 of the Sarbanes-Oxley Act and our acquisition of Optex, both because of the effects of that acquisition on our corporate operations and increased expenses at Optex related to the implementation of internal controls and disclosure requirements associated with being part of a publicly reporting company.

Research and Development Expense. Research and development expense consists of wages and related benefits for our research and development team, independent contractor consulting fees and subcontractor and vendor expenses directly incurred in support of internally funded research and development projects, plus associated overhead expenses. Research and development expense for fiscal 2006 as compared to fiscal 2005 changed as shown in the following table:

	Research and Development Expense	Percentage of Total Revenue
Fiscal 2005	$829,500	4%
Dollar decrease in fiscal 2006	(475,800)

Fiscal 2006	$353,700	1%
Percentage decrease for fiscal 2006	(57)%

The decrease in research and development expense in fiscal 2006 as compared to fiscal 2005 reflected our deployment of our technical staff in those respective years to alternative uses, namely for customer funded research and development contracts and also for bid and proposal activities. We use the same technical staff for both internal and customer funded research and development projects, as well as bid and proposal activities, and when one of these categories is prioritized during a period, there is less labor available and correspondingly less expense for other categories. Delays in customer-funded research and development contracts extended into the third and fourth quarters of fiscal 2006, later than comparable delays in fiscal 2005. Accordingly, more direct labor was available for non-contract use in fiscal 2006 than fiscal 2005. However, of that available direct labor, as discussed above, a priority was given to bid and proposal activities for the deployment of discretionary resources in fiscal 2006. This resulted in less direct labor available for internally funded research and development projects in fiscal 2006 and a corresponding reduction in research and development expense. Since most of Optex’s sales relate to products built to customer-supplied designs, Optex generally has conducted very minimal internal research and development activities and accordingly, did not incur significant research and development expense in fiscal 2006.

Interest Expense. Our interest expense for fiscal 2006, compared to that of fiscal 2005, increased substantially, largely as a result of the debt service associated with the Initial Acquisition of Optex, as shown in the following table:

Interest Expense
Fiscal 2005	$43,000
Dollar increase in fiscal 2006	1,183,000

Fiscal 2006	$1,226,000
Percentage increase in fiscal 2006	2751%

We anticipate that interest expense will increase substantially in future periods as a result of amortization of discounts derived from our debt refinancing in December 2006. See Note 18 to the Notes to Consolidated Financial Statements for further discussion of these effects.

Net Loss. Our net loss for fiscal 2006, compared to that of fiscal 2005, increased as shown in the following table:

Net Loss
Fiscal 2005	$(1,796,500)
Dollar increase in fiscal 2006	(6,685,500)

Fiscal 2006	$(8,482,000)
Percentage increase in fiscal 2006	372%

Our contract research and development revenue for both years was insufficient to fully support our technical staff and related infrastructure. Furthermore, our product sales in those periods did not generate adequate margins to fully defray the remainder of our indirect expenses. The increase in net loss in fiscal 2006 was substantially derived from the recurring and non-recurring costs and expenses related to the Initial Acquisition of Optex, including approximately $1.2 million of cash and imputed interest on the debt we incurred to consummate and manage that acquisition, as noted above. We believe that the non-recurring acquisition-related expenses, such as the legal and accounting expenses associated with the various regulatory filings and the unusual expenses associated with the 2006 Annual Meeting of Stockholders to approve certain aspects of the acquisition of Optex and related transactions, were substantially diminished by the fourth quarter of fiscal 2006. However, we were required to record a $1.25 million default settlement fee at October 1, 2006, which was paid to Pequot in connection with the subsequent refinancing of our debt in December 2006. In addition, we incurred a $317,800 expense in fiscal 2006 expense as a result of the change in fair value of the derivative instrument resulting from our amendment of the securities purchase agreement with Pequot in March 2006, which agreement was originally entered into in connection with the Initial Acquisition of Optex. Furthermore, the delay in start of several government R&D contracts in fiscal 2006 resulted in portions of those contracts being retained in backlog for fiscal 2007. In combination with other orders received early in fiscal 2007, we believe that this increased backlog can contribute to an improvement in our operating results in fiscal 2007, although we cannot guarantee this outcome. As noted above, the imputed expenses associated with the refinancing of our debt are substantial and are expected to adversely impact our fiscal 2007 results.

COMPARISON OF FISCAL YEARS ENDED OCTOBER 2, 2005 AND OCTOBER 3, 2004

Contract Research and Development Revenue. Contract research and development revenues for fiscal 2005 increased significantly over the comparable revenues of fiscal 2004 and continued to be the dominant source of our total revenue as shown in the following table:

	Contract Research and Development Revenue	Percentage of Total Revenue
Fiscal 2004	$11,879,700	87%
Dollar increase in fiscal 2005	8,784,600

Fiscal 2005	$20,664,300	90%
Percentage increase for fiscal 2005	74%

Our fiscal 2005 contract research and development revenue of approximately $20.6 million was not only a record level of such revenue for us, but also exceeded our former total revenue record of $15.3 million, inclusive of the revenues of our discontinued Novalog subsidiary, in fiscal 2002. The fiscal 2005 increase of contract research and development revenue over that of fiscal 2004 followed, and was significantly greater than the increase of such revenue in fiscal 2004 over that of fiscal 2003. We believe that this pattern of increase continued to be due to the receipt of more development contracts oriented toward possible eventual production. Typically, such contracts are larger in dollar value than early stage research and development contracts. We received several such contracts commencing in the second fiscal quarter of fiscal 2005 and other such contracts and contract add-ons in subsequent periods of the fiscal year. As a result, our contract research and development revenue increased from approximately $3.6 million in the first quarter of fiscal 2005, which was essentially a continuation of the average approximate $3.5 million per quarter of such revenue in the second half of fiscal 2004, to contract research and development revenue ranging from $5.3 million to $6.1 million for the subsequent quarters of fiscal 2005. Based on our existing backlog and notices of pending research and development contract awards, we believe, but cannot guarantee, that we will be able to sustain this improved level of contract research and development revenue in absolute dollars for at least the initial portion of fiscal 2006. At the time of this prospectus, the potential effects of the fiscal 2006 U.S. defense budget and relevant government procurements on our full fiscal 2006 are not yet visible to us.

Cost of Contract Research and Development Revenue. Our cost of contract research and development revenue for fiscal 2005 as compared to fiscal 2004 and its percentage of such revenue is shown in the following table:

	Cost of Contract Research and Development Revenue	Percentage of Contract Research and Development Revenue
Fiscal 2004	$7,785,900	66%
Dollar increase in fiscal 2005	7,524,200

Fiscal 2005	$15,310,100	74%
Percentage increase for fiscal 2005	97%

Most of the dollar and percentage increase in cost of contract research and development revenue in fiscal 2005 was derived from the fact that our revenues of this nature are recognized as we incur costs, and as a result, an increase in contract research development revenue has an associated increase in cost of such revenue. The percentage increase in cost of contract research and development revenue was disproportionately higher in fiscal 2005 than the associated percentage increase in contract research and development revenue itself largely due to two factors. First, in fiscal 2004, the technical milestones that we had achieved in our prior development contracts and internally funded research and development allowed us to change our procedures for managing our research and development contracts to place greater emphasis on financial performance, rather than prioritizing technical objectives beyond those required by contracts in order to support our marketing for future business. This change, in turn, allowed us to reduce our accrued reserve for potential losses on ongoing research contracts by more than $300,000, thereby reducing cost of contract research and development revenue in fiscal 2004. No such non-recurring reduction of cost of contract research and development revenue occurred in fiscal 2005. The other factor that disproportionately increased our cost of contract research and development revenue in fiscal 2005 was the percentage of such costs derived from subcontractor and vendor support. Under allowable rate recovery provisions of government contracts, external subcontractor and vendor direct costs do not generate as much revenue as direct costs incurred by internal labor. Subcontractor and vendor direct costs incurred in support of contract research and development revenue were 33% of such revenue in fiscal 2005, but only 27% in fiscal 2004. The higher percentage of subcontractor and vendor direct costs in fiscal 2005 were related to the large increase in contract research and development revenue in fiscal 2005, not all of which could be generated by our internal resources and thereby contributing to the percentage increase in cost of contract research and development revenue.

Product Sales. Product sales for fiscal 2005 and fiscal 2004 are shown in the following table:

	Product Sales	Percentage of Total Revenue
Fiscal 2004	$1,724,300	13%
Dollar increase in fiscal 2005	563,400

Fiscal 2005	$2,287,700	10%
Percentage increase for fiscal 2005	33%

The increase in our product sales for fiscal 2005 primarily reflected an increase in our sales of stacked memory products. Sales of our stacked memory products in fiscal 2005 were $2,129,600, an increase of $735,700 from the $1,393,900 of such sales in fiscal 2004. The fiscal 2005 improvement in stacked memory product sales was largely the result of a continuation of our expansion into commercial customer accounts. Product sales for fiscal 2005 also included, for the first time, a contribution from sales of our miniaturized thermal viewer and camera products. Sales of such products accounted for $121,500, or 5%, of our product sales in fiscal 2005.

Cost of Product Sales. Our cost of product sales for fiscal 2005 and fiscal 2004 is shown in the following table:

	Cost of Product Sales	Percentage of Product Sales
Fiscal 2004	$1,744,000	101%
Dollar increase in fiscal 2005	200,100

Fiscal 2005	$1,944,100	85%
Percentage increase for fiscal 2005	11%

Our increase in product sales in fiscal 2005 led to a corresponding increase in the cost of product sales in the same period. However, our cost of product sales increased proportionally less in fiscal 2005 than the product sales themselves, resulting in a positive gross profit on product sales in fiscal 2005 as opposed to the negative gross profit on product sales in fiscal 2004. This margin improvement was largely due to a shift in the composition of our stacked memory product sales during the latter part of fiscal 2005. During that period, we shifted several of our commercial accounts for stacked memory products away from a consignment approach, in which customer-purchased die were provided to us for stacking, to an approach in which we purchased the memory die for stacking ourselves. Our pricing for the approach in which we purchase the memory die reflects the costs and risks of providing this element of the value of our stacked memory products and results in a higher dollar gross profit on each unit of stacked memory sold. Accordingly, even though our costs of product sales of stacked memory products increased substantially because the costs of the memory die themselves were included, our dollar margins on the sales of those memory die, after stacking, increased proportionately more, thereby improving our aggregate dollar margins on product sales in fiscal 2005.

General and Administrative Expense. Fiscal 2005 general and administrative expense increased on an absolute dollar basis, but declined as a percentage of total revenue, from fiscal 2004 as shown in the following table:

	General and Administrative Expense	Percentage of Total Revenue
Fiscal 2004	$5,989,600	44%
Dollar increase in fiscal 2005	457,400

Fiscal 2005	$6,447,000	28%
Percentage increase for fiscal 2005	8%

Our dollar increase in general and administrative expense in fiscal 2005 was primarily due to a $365,600 increase in general and administrative service expenses, partly due to initial implementation of the accounting requirements associated with preparation for compliance with Section 404 of the Sarbanes-Oxley Act and partly due to increased consulting expenses payable to a director related to business development. Additionally, our general and administrative unallowable expenses for fiscal 2005 increased by $193,000 over the general and administrative unallowable expenses of fiscal 2004, largely due to non-recurring legal expenses associated with litigation with a finder that was originally scheduled for trial in September 2005, but subsequently settled in October 2005. These increases were offset by a reduction of $176,700 of general and administrative labor and labor benefit costs and smaller reductions in various other categories of general and administrative expense in fiscal 2005, resulting in the overall $457,400, or 8%, increase in general and administrative expense for the fiscal year. As a result of the much higher percentage increase in total revenue, general and administrative expense declined substantially as a percentage of total revenue in fiscal 2005, as shown in the above table. We expect to incur a dollar increase in our general and administrative expense in fiscal 2006 because of anticipated further increases in accounting expenses, including those associated with Sarbanes-Oxley compliance.

Research and Development Expense. Research and development expense in fiscal 2005 decreased in absolute dollars and as a percentage of total revenue from research and development expense in fiscal 2004 as shown in the following table:

	Research and Development Expense	Percentage of Total Revenue
Fiscal 2004	$2,069,300	15%
Dollar decrease in fiscal 2005	(1,239,800)

Fiscal 2005	$829,500	4%
Percentage decrease for fiscal 2005	60%

This fiscal 2005 decrease in research and development expense continued a decrease begun in fiscal 2004 primarily due to the reduced availability of our technical staff for internally funded research projects in the respective periods. We use the same technical staff for both internally and customer-funded research and development projects, and we prioritize the deployment of this labor to revenue-producing projects whenever possible. Because of the substantial increase in our customer-funded research and development revenue in fiscal 2005, we had much less discretionary direct labor available for deployment to internally funded research and development projects in fiscal 2005 than in fiscal 2004. Furthermore, because of the substantial progress toward technological milestones that we were able to achieve under our funded contracts in fiscal 2005, we required less internally funded research and development activities to achieve specified goals for the period.

Net Loss. Primarily due to the increase in our contract research and development revenue and the increased gross profit and indirect expense absorption resulting therefrom, our net loss in fiscal 2005 was substantially reduced from the net loss of fiscal 2004 as shown in the following table:

Net Loss
Fiscal 2004	$(4,166,900)
Dollar decrease in fiscal 2005	2,370,400

Fiscal 2005	$(1,796,500)
Percentage decrease in fiscal 2005	57%

Also contributing to this approximate $2.4 million improvement in our net loss in fiscal 2005 was the more efficient use of our direct labor resources during that year for customer funded research and development activities. The improved efficiency in use of direct labor was one of the consequences of the substantial increase in our funded backlog that we realized starting with the second quarter of fiscal 2005. At the beginning of that second quarter, our funded backlog was approximately $4.1 million. At the end of that second quarter, our funded backlog was approximately $13.0 million. At the end of the subsequent period, the third quarter of fiscal 2005, our funded backlog was still approximately $13.0 million, despite having realized over $6 million in total revenue during that period. Both this size and replenishment of our funded backlog was unprecedented in our operating history and allowed us to plan our direct labor utilization over longer periods than in prior years, resulting in less allocation of labor to non-revenue generating activities. As a result, in fiscal 2005 we were able to achieve an approximate 148% improvement in the average number of contract research and development revenue producing hours achieved by our technical staff, building on the 22% improvement that we had achieved in fiscal 2004. We believe that further substantial improvement in the revenue production efficiency of our technical staff will be difficult at our current level and skill mix, and that any additional growth in our contract research and development revenue, if achievable, will likely require a corresponding increase in our technical staff.

Offsetting our improvement in net loss resulting from increased revenue and labor efficiency were several non-operating or non-recurring factors that impacted fiscal 2005, but that did not have a comparable effect in fiscal 2004. Our decision to discontinue Novalog’s operations late in fiscal 2005 resulted in $121,900 of losses due to abandonment of assets in fiscal 2005, an element of net loss that did not occur in fiscal 2004. Litigation that we settled in October 2005 to eliminate possible future expenses resulted in $94,800 of settlement expense and approximately $148,700 of legal expense in fiscal 2005 of a non-recurring nature. We did, however, reduce our interest expense in fiscal 2005 by $39,800 from the interest expense of fiscal 2004 largely due to our positive cash flow from operations in fiscal 2005. The net loss is net of the allocation of a portion of the loss from operations attributable to minority ownership interests of consolidated subsidiaries. In fiscal 2005, the consolidated amount of minority interest loss allocation was $9,100, all of which was attributable to Novalog. This minority loss allocation was $3,400 less than the aggregate $12,500 allocated minority interest of fiscal 2004.

Liquidity and Capital Resources

Our liquidity, in terms of our consolidated cash and cash equivalents, was lower at October 1, 2006, the end of fiscal 2006, as compared to our liquidity at October 2, 2005, the end of fiscal 2005, while our working capital was substantially higher over that same period as shown in the following table:

	Cash and Cash Equivalents	Working Capital
October 2, 2005	$1,309,600	$2,688,300
Dollar change in fiscal 2006	(726,800)	822,600

October 1, 2006	$582,800	$3,510,900

The liquidity changes during fiscal 2006 reflected the financing and acquired working capital related to the Initial Acquisition of Optex, the delays in receipt of expected research and development contracts and the known effects of the December 2006 refinancing of our debt, which were required to be recorded effective October 1, 2006. The total net proceeds from the convertible debt, the bank term loan and the revolving line of credit secured in connection with the Initial Acquisition in December 2005 was approximately $16.6 million. We used approximately $14.6 million of these net proceeds to purchase 70% of the capital stock of Optex and pay the related expenses. The remaining $2.0 million of the Initial Acquisition net proceeds constituted a substantial contribution to cash and working capital for fiscal 2006 and was the principal cause for the increase in working capital for the year. However, the cash timing impact of delays in receipt of research and development contracts and the substantial additional expenses derived from, and as a follow-up to, the Initial Acquisition substantially offset the financing proceeds, contributing to the $726,800 decrease in cash and cash equivalents in fiscal 2006. A more significant contributor to the decline in cash in fiscal 2006 was the approximate $2.4 million of cash we used for investment other than the Initial Acquisition of Optex, approximately $2.2 million of which was for property improvement and equipment purchases, with the balance used for acquisition of patents.

Despite our approximate $5.7 million loss from operations, our cash flow from operations during fiscal 2006 was a slightly positive $118,400. This outcome was largely due to approximately $6.3 million of non-cash expenses incurred in the aggregate during the period, consisting of approximately $2.9 million of depreciation and amortization ($533,500 of which was intangible amortization expense resulting from the Initial Acquisition of Optex), approximately $1.4 million of common stock contributions to employee retirement plans, $809,200 of inventory write-downs, $409,600 of imputed interest expense, $409,000 of stock-based compensation expense, $317,800 of imputed expense derived from the change in fair value of the derivative instrument embedded in our security purchase agreement with Pequot, and $97,700 of operating expense paid in common stock. The most substantial timing effect that improved cash flow from operations was an approximately $2.7 million increase in accounts payable and accrued expenses. We believe this outcome was largely the effect of the extension of our payments, rather than indicative of a fundamental trend. An additional substantial timing effect was the $1.25 million settlement fee payable to Pequot recorded at October 1, 2006 that was not paid until the refinancing of our debt was completed in December 2006. Secondary timing effects that improved cash flow from operations included a $144,100 increase in deferred revenue, a $83,900 increase in advance billings on uncompleted contracts and a $60,300 decrease in unbilled revenues on contracts. These secondary effects were largely related to contractual milestones and billing cycles, rather than being indicative of trends. Substantial timing effects in fiscal 2006 that decreased cash flow from operations over a relatively short term included a $720,100 increase in accounts receivable and a $1,254,100 increase in inventory.

Our liquidity increased in the first 39 weeks of fiscal 2007 as measured by both our consolidated cash and cash equivalents and our working capital as shown in the following table:

	Cash and Cash Equivalents	Working Capital
October 1, 2006	$582,800	$3,510,900
Dollar increase in the 39 weeks ended July 1, 2007	424,100	(2,323,100)

July 1, 2007	$1,006,900	$1,187,800
Percent increase in the 39 weeks ended July 1, 2007	73%	(66)%

The increase in cash in the 39 weeks ended July 1, 2007 was primarily due to $5,513,700 of net cash provided by financing activities related to the refinancing of our senior and subordinated debt in December 2006, and a $2 million subordinated note from an entity owned by Timothy Looney during the 39-week period. This increase in cash was offset in part by the $1.25 million settlement payment that was payable to Pequot in December 2006, $1,323,000 of capital facilities and equipment expenditures and our net loss in the 39 weeks ended July 1, 2007. However, approximately $11.5 million of our net loss was derived from non-cash expenses, including approximately $4.1 million of non-cash extinguishment of debt expense, approximately $3.4 million of non-cash interest expense, approximately $2.3 million of depreciation and amortization expense ($692,600 of which was intangible amortization expense resulting from the acquisition of Optex), approximately $1.1 million of common stock contributions to employee retirement plans, and $391,900 of non-cash stock-based compensation.

The non-cash depreciation and amortization expense and the non-cash common stock contributions to retirement plans offset a number of cash expenses of our operations in the 39-week period ended July 1, 2007, but the net effect of various timing issues in the period and the $1.25 million settlement payment to Pequot was a net use of cash in operating activities of $3,653,600, of which only $75,500 was attributable to operations in the 13-week period ended July 1, 2007, with the net balance occurring in the prior two quarters.

The most significant timing effect contributing to the 39-week cash use was a $3,159,400 increase in inventory, largely at Optex, which built up substantial inventory during the first two quarters of the fiscal year in response to its growing backlog. Offsetting the cash impact of the inventory growth was an approximately $1.7 million increase in accounts payable and accrued expenses, an approximate $1.0 million decrease in unbilled revenues on contracts, a $948,700 decrease in accounts receivable, a $820,900 allowance for inventory valuation, a $701,400 increase in accrued estimated loss on contracts and a $505,900 increase in deferred revenue. Management believes that these effects represent timing or isolated issues, rather than indications of trends.

Both the dollar and percentage decline in working capital during the 39-week period ended July 1, 2007 reflected the reclassification of approximately $1.2 million of our convertible debt to current status as initial monthly payments due starting in January 2008 fell within the twelve-month period subsequent to July 1, 2007. We are presently evaluating possible means to retire this obligation through new equity or debt financing, but we cannot assure you that such financing would be available on a timely basis, on acceptable terms or at all.

Off-Balance Sheet Arrangements

Our off-balance sheet arrangements consist primarily of conventional operating leases. As of October 2, 2005, October 1, 2006 and July 1, 2007, we did not have any other relationships with unconsolidated entities or financial partners, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Contractual Obligations and Commitments

Debt. At July 1, 2007, we had approximately $19.4 million of debt, exclusive of debt discounts, which was incurred or related to the refinancing of the debt incurred to finance the Initial Acquisition and related working capital needs and which consisted of (i) subordinated convertible notes (collectively, the “Notes”) initially issued in two series to Pequot in the original aggregate principal amount of $10.0 million and subsequently purchased by our new senior lenders in December 2006 and reduced to an aggregate principal amount of $8.8 million through partial conversion of such debt into common stock; (ii) the principal balance then outstanding of our $8.25 million Term Note with our new senior lenders; (iii) a $2 million secured subordinated term loan from an entity owned by Timothy Looney to our Optex Subsidiary, described more fully below; and (iv) a one-year $400,000 subordinated promissory note to Timothy Looney, described more fully below.

The Term Note bears interest at 11% per annum. Only quarterly interest is payable on the Term Note during its term until its maturity date of December 29, 2008, but the Term Note is subject to acceleration at the option of the new senior lenders upon the occurrence of certain events of default. Our new senior lenders have waived our requirement to comply with financial debt service covenants for the term of the Term Note, providing that we remain current with our interest payment obligations and certain other requirements of the Term Note, but we cannot assure you that we will be able to avoid default conditions under the Term Note in the future. Interest on the Term Note is payable in our common stock, at our election, under certain circumstances. Payment of interest due on the Term Notes has been deferred, with the concurrence of our new senior lenders, pending review of a registration statement to determine if such payment will be made in our common stock.

The Notes bear interest at the rate of 3.5% per annum, which interest is subject to potential reduction over time, and the principal and interest under the Notes are convertible into shares of our common stock at a conversion price per share that was initially set at $2.60, which conversion price is subject to adjustment under certain conditions. Due to the issuance of warrants to our new senior lenders in connection with the refinancing of our senior debt in December 2006, the conversion price per share of the Notes was automatically adjusted to $1.30 in accordance with the existing anti-dilution provisions in the Notes. We issued the first series of Notes (the “Series 1 Notes”) in the original principal amount of approximately $7.4 million, and such Series 1 Notes are repayable in quarterly interest only payments commencing March 31, 2006 though December 30, 2007. Thereafter, the Series 1 Notes are payable in 24 equal monthly principal installments plus interest maturing on December 30, 2009. The second series of Notes (the “Series 2 Notes”) are in the original principal amount of approximately $2.6 million and interest on such Notes was initially repayable in quarterly interest only payments commencing March 31, 2006, with the remaining principal amount initially due and payable on December 30, 2007. Upon assignment of the Notes to our new senior lenders in December 2006, the maturity date of the Series 2 Notes was extended to December 30, 2009. We may be required to repurchase the Notes under certain circumstances, including upon election of the note holders following an event of default as defined in the Notes, upon the incurrence of debt other than permitted indebtedness under the Notes, and upon certain issuances of our capital stock, at a repurchase price equal to the greater of (1) the outstanding principal amount of the Notes purchased, plus all accrued but unpaid interest thereon through the day of payment, and (2) 125% of the average of the closing prices of our common stock for the five days preceding the repurchase date. In September 2006, Pequot notified us that events of default had occurred under the Notes as a result of our non-compliance with the covenant of our senior bank debt, as well as other facts and circumstances that we disputed, and invoked its repurchase right under the Notes. However, shortly after issuance of Pequot’s notice, our then senior lender issued a payment blockage notice to Pequot regarding the Note repurchase that suspended the effectiveness of the Pequot event notice. In December 2006, the Notes were assigned through purchase from Pequot to our new senior lenders and any existing or asserted defaults thereunder were waived by our new senior lenders. Payment of interest due on the Notes has been deferred, with the concurrence of our new senior lenders, pending review of a registration statement to determine if such payment will be made in shares of our common stock.

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In connection with the original December 2005 financing, we also issued warrants to Pequot (the “Pequot Warrants”) in two series to purchase shares of our common stock at an initial exercise price of $3.10 per share, subject to adjustment in certain circumstances, which Pequot Warrants expire on December 30, 2009. The Series 1 Warrants were initially exercisable for the purchase of up to 1,002,278 shares of our common stock, and the Series 2 Warrants were initially exercisable for the purchase of up to 343,876 shares of our common stock. Due to the issuance of warrants to our new senior lenders, in December 2006, pursuant to the anti-dilution provisions contained in such warrants, the Series 1 Warrants were automatically adjusted to become exercisable for the purchase of up to 2,390,047 shares at $1.30 per share, and the Series 2 Warrants were automatically adjusted to become exercisable for the purchase of up to 820,012 shares at $1.30 per share. Subsequent to this adjustment, upon the exercise of any Warrants after the issuance of an aggregate of 2,390,047 shares of our common stock (as adjusted for any stock splits, stock combinations or similar events), we may either (i) deliver the applicable shares of common stock, or (ii) pay to Pequot an amount equal to the Black Scholes value of the Pequot Warrants with respect to the portion exercised in excess of 2,390,047 shares (subject to adjustments mentioned above). The portion of the Warrants with respect to which the cash amount has been paid will be cancelled and retired. As a result of stockholder approval, both the Series 1 Warrants and Series 2 Warrants are currently fully exercisable, subject to a blocker that would prevent Pequot’s stock ownership at any given time from exceeding 9.9% of our outstanding common stock. See Notes 2 and 3 to the Condensed Notes to the Consolidated Financial Statements for a detailed discussion of the Optex Initial Acquisition and the related financings and bank debt.

On December 29, 2006, we amended certain of the agreements with Timothy Looney regarding our Buyer Option. In consideration for such amendments, we issued a one-year unsecured subordinated promissory note to Mr. Looney in the principal amount of $400,000, bearing interest at a rate of 11% per annum. In January 2007, we negotiated an amendment to our earnout agreement with Mr. Looney that extended his earnout period to December 2009 and reduced the aggregate maximum earnout to $3.9 million in consideration for a subordinated secured term loan from an entity owned by Mr. Looney providing for advances up to $2.0 million, bearing 10% interest per annum, provided to Optex, which term loan matures on the earlier of February 2009 or sixty days after retirement of the our senior debt. At July 1, 2007, there was $2.0 million of debt outstanding under this subordinated secured term loan.

In July 2007, we entered into a Loan Agreement (the “Loan Agreement”), a Secured Promissory Note (the “Promissory Note”) and an Omnibus Security Interest Acknowledgement with Longview, one of our existing senior lenders, pursuant to which we entered into a six-month $2.0 million non-convertible loan (the “Loan”). The proceeds from the Loan are expected to be used principally for general working capital purposes. Interest under the Promissory Note accrues at a rate of 12% per annum and shall be paid together with the unpaid principal amount when the Promissory Note matures on January 19, 2008. We had the right to prepay on or prior to August 15, 2007, all of the outstanding principal under the Promissory Note by paying to Longview an amount equal to 120% of the principal amount of the Promissory Note, together with accrued but unpaid interest. We declined prepay the Promissory Note, and pursuant to its terms, the principal amount of the Promissory Note was automatically increased by $100,000 on August 15, 2007 and on August 15, 2007, we issued to Longview 300,000 unregistered shares of our common stock (which Shares were in lieu of a $400,000 cash continuation fee for continuing the term of the Promissory Note beyond August 15, 2007) and a five-year warrant to purchase 500,000 unregistered shares of our common stock at a price equal to the lesser of $1.56 or the average of the closing bid prices of our common stock for the five trading days preceding August 15, 2007, subject to adjustment for stock splits, stock dividends, recapitalizations and the like (the “Class B Warrant”). The fair value of the cash payment of $100,000, the 300,000 shares of common stock and the warrant to purchase 500,000 shares of common stock will be recorded as a discount on the debt and amortized to interest expense over the term of the Promissory Note.

Our obligations under the Loan, including obligations under the Promissory Note and Loan Agreement, are secured by a lien on all or substantially all of our assets, the assets of our subsidiaries, and the capital stock of our subsidiaries held by us, pursuant to already existing security agreements and guarantees dated December 30, 2005 and December 29, 2006 between us and our subsidiaries on the one hand and Longview and/or Alpha Capital, our other senior lender, on the other, and additionally pursuant to an Unconditional Guaranty between Optex and Longview. Such security interests and guarantees are granted on a pari passu basis with the already existing senior security interests and guarantee rights held Longview and Alpha Capital.

Capital Lease Obligations. Our outstanding principal balance on our capital lease obligations of $103,600 at July 1, 2007 relate primarily to manufacturing and test equipment at our Costa Mesa, California operations and are included as part of current and non-current liabilities within our consolidated balance sheet.

Operating Lease Obligations. We have various operating leases covering equipment and facilities located in Costa Mesa, California, and Richardson, Texas.

Other Commitments. Pursuant to a consulting agreement, we are obligated to pay a success fee of $500,000 to a consulting company, of which one of our directors is the sole owner, in connection with the Initial Acquisition of Optex, which fee is a portion of the total purchase price for the Optex acquisition. See Notes 2 and 13 to our Condensed Notes to Consolidated Financial Statements for detailed discussions of the Optex acquisition and the consulting agreement. Although this fee currently is payable in cash, we have received stockholder approval to pay the fee with 192,308 shares of common stock in lieu of cash, if the consulting company or our director elects to receive said fee in this form.

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The following table summarizes our contractual obligations as of July 1, 2007.

	Payments Due by Period
Contractual Obligations	Total	1 year or less	2-3 years	4-5 years
Long-term debt	$19,420,000	$2,031,300	$17,388,700	$—
Capital leases	103,600	60,400	43,200	—
Operating leases	1,901,000	1,118,000	779,000	4,000

We believe, but cannot guarantee, that our government-funded research and development contract business will improve in fiscal 2008, and will therefore generate increased liquidity through both improved gross operating margins and the recovery of indirect costs as permitted under our government contracts. This belief stems from our visibility into budgetary decisions of various government agencies and our present backlog. At July 1, 2007, our funded backlog was approximately $54.0 million, Approximately $45.3 million of which related to Optex’s business. We expect that a substantial portion of our funded backlog at July 1, 2007 will result in revenue recognized in the fourth quarter of fiscal 2007 and fiscal 2008. In addition, our government research and development contracts typically include unfunded backlog, which is funded when the previously funded amounts have been expended. As of July 1, 2007, our total backlog, including unfunded portions, was approximately $60.0 million.

Contracts with government agencies may be suspended or terminated by the government at any time, subject to certain conditions. Similar termination provisions are typically included in agreements with prime contractors. Since our inception, we have experienced such termination of our contracts on a few occasions, the latest of which was in 1999. We cannot assure you that we will be able to avoid suspensions or terminations in the future. Any such termination, if material, could cause a disruption of our revenue stream, adversely affect our liquidity and results of operations and could result in employee lay-offs.

Based on the size and nature of our backlog at July 1, 2007, we also believe that our revenues from product sales will grow in the last quarter of fiscal 2007 and in fiscal 2008, largely due to an increase in Optex’s product sales. We further believe that these increased product sales are likely to contribute positively to operational cash flow. Since the earnout provision of the Optex acquisition will only be paid from a percentage of surplus cash flow from Optex’s operations after debt service, the occurrence of such earnout would reflect a positive contribution from Optex to our liquidity.

We currently believe that our working capital and liquidity at July 1, 2007, as supplemented by a six-month $2.0 million term loan obtained in July 2007 (see Note 14), together with anticipated liquidity infusions, are adequate to support our existing operations for at least the next twelve months. We also believe that we may be able to retire or refinance the six-month term loan within that interval, although we cannot guarantee that outcome, particularly since we are not presently eligible to use Form S-3 for registration statements. If we are unable to retire this obligation in a timely manner, we will be subject to potential remedies from our lender that could materially impair our liquidity. There may be product sales growth opportunities in this interval that could place demands on our working capital that would require external infusion of working capital through equity or debt financings. We cannot guarantee that such financings would be available on a timely basis, or on acceptable terms, or at all.

Stock-Based Compensation

As discussed in Note 1 to our Condensed Notes to Consolidated Financial Statements included in Part I of this report, effective October 3, 2005 we adopted SFAS 123(R), which resulted in our recognition of stock-based compensation of $391,900 and $357,500 for the 39-week periods ended July 1, 2007 and July 2, 2006, respectively. That stock-based compensation was attributable to the following:

	Fiscal Year Ended October 1, 2006	39 Weeks Ended July 1, 2007
Cost of contract research and development revenue	$97,200	$185,600
General and administrative expense	294,700	$171,900

	$391,900	$357,500

Prior to the adoption of SFAS 123(R), we accounted for our stock option plans in accordance with Accounting Principle Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”), and SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS 123”). As such, compensation expense was recorded at the date of grant only if the quoted closing sales price of the underlying stock on that date exceeded the exercise price of the options. However, we have historically provided pro forma net earnings and pro forma net earnings per share disclosures as if the fair value of all stock options as of their respective grant dates were recognized as expense over the service periods of those options in accordance with SFAS 123.

We adopted SFAS 123(R) using the modified prospective method. Under this transition method, compensation costs recognized in fiscal 2006 includes: (i) compensation cost for all share-based payments granted prior to, but not yet earned as of October 3, 2005, based on the grant date fair value estimated in accordance with the original provisions of SFAS 123, and (ii) compensation cost for all share-based payments granted subsequent to October 2, 2005 based on the grant-date fair value estimated in accordance with the provisions of SFAS 123(R).

We also will continue to account for equity instruments issued to persons other than our employees and directors (“non-employees”) in accordance with the provisions of SFAS 123 and Emerging Issues Task Force (“EITF”) Issue No. 96-18, Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services. All transactions in which goods or services are the consideration received for equity instruments issued to non-employees are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. The measurement date used to determine the fair value of any such equity instrument is the earliest to occur of (i) the date on which the third-party performance is complete, (ii) the date on which it is probable that performance will occur, or (iii) if different, the date on which the compensation has been earned by the non-employee. During the 39 weeks ended July 1, 2007, we issued 50,000 shares of our common stock, valued at $102,500, to non-employees to pay legal expenses incurred in connection with our December 2006 debt refinancing, and a warrant to purchase 200,000 unregistered shares of our common stock, valued at $96,000, to a non-employee as partial consideration for investor relations services.

We have historically issued stock options to employees and outside directors whose only condition for vesting were continued employment or service during the related vesting period. Typically, the vesting period has been up to four years for employee awards and immediate vesting for director awards, although awards have sometimes been granted with two year vesting periods. We have recently begun issuing nonvested stock grants to new employees. The typical restriction period for such grants is three years. We may impose other performance criteria for the vesting of options or nonvested stock granted in the future.

For purposes of SFAS 123(R), we calculate stock option-based compensation by estimating the fair value of each option granted using the Black-Scholes option valuation model and various assumptions that are described in Note 1 to our Consolidated Financial Statements. Once the compensation cost of an option is determined, we recognize that cost on a straight-line basis over the requisite service period of the option, which is typically the vesting period for options granted by us. We calculate compensation expense of both vested and nonvested stock grants by determining the fair value of each such grant as of their respective dates of grant using our stock price at such dates with no discount. We recognize compensation expense on a straight-line basis over the requisite service period of a nonvested stock award.

For the 13 week and 39 week periods ended July 1, 2007, stock-based compensation comprised compensation costs attributable to such period for those options that were not fully vested upon adoption of SFAS 123(R), compensation costs for options and non-vested stock grants that were awarded during the period, prorated from the date of award to July 1, 2007, adjusted for estimated forfeitures in accordance with SFAS 123(R) and compensation costs for vested stock grants made during the respective periods. An option to purchase 50,000 shares of our common stock was granted to an officer during the 13-week and 39-week periods ended July 1, 2007. During the 13-week and 39-week periods ended July 1, 2007, there were awards of 4,500 and 167,200 shares, respectively, of non-vested stock granted to employees and directors. During the 13-week and 39-week periods ended July 1, 2007, there were awards of 0 shares and 164,600 shares, respectively, of vested stock granted to employees and directors.

The method we employ to calculate stock-based compensation is consistent with the method used to compute stock-based compensation under SFAS 123, except that under SFAS 123(R), we are required to estimate expected forfeitures, rather than adjusting for forfeitures when they occur as required under SFAS 123. We have estimated forfeitures to be 7%, which reduced stock-based compensation cost by $8,600 in the 39-week period ended July 1, 2007.

At July 1, 2007, the total compensation costs related to non-vested option awards not yet recognized was $37,500. The weighted-average remaining vesting period of nonvested options at July 1, 2007 was 1.2 years.

Quantitative and Qualitative Disclosures About Market Risk

Not applicable.

BUSINESS

General

We are a vision systems company enabled by proprietary technology for three-dimensional packaging of electronics and manufacturing of electro-optical products. We design, develop, manufacture and sell miniaturized vision systems and electronic products for defense, security and commercial applications. We also perform customer-funded contract research and development related to these products, mostly for U.S. government customers or prime contractors. Most of our historical business relates to application of our proprietary technologies for stacking either packaged or unpackaged semiconductors into more compact three-dimensional forms, which we believe offer volume, power, weight and operational advantages over competing packaging approaches, and which allows us to offer proprietary higher level products with unique operational features.

In December 2005, we completed the initial acquisition (the “Initial Acquisition”) of 70% of the outstanding capital stock of Optex Systems, Inc., a privately held manufacturer of telescopes, periscopes, lenses and other optical systems and instruments whose customers are primarily agencies of and prime contractors to the U.S. Government. In consideration for the Initial Acquisition, we made an initial cash payment to the sole shareholder of Optex, Timothy Looney, in the amount of $14.0 million and made an additional cash payment of $64,200 in April 2006 upon completion of the audit of Optex’s financial statements for the year ended December 31, 2005. As additional consideration, we were initially required to pay to Mr. Looney cash earnout payments in the aggregate amount up to $4.0 million based upon the net cash generated from the Optex business, after debt service, for the fiscal year ended October 1, 2006 (“fiscal 2006”) and the next two subsequent fiscal years. We did not have an earnout obligation to Mr. Looney for fiscal 2006. In January 2007, we negotiated an amendment to our earnout agreement with Mr. Looney that extended his earnout period to December 2009 and reduced the aggregate maximum earnout to $3.9 million in consideration for a term loan providing for advances of up to $2 million provided by Mr. Looney to Optex, which matures on the earlier of (i) February 2009 or (ii) 60 days after the repayment of our senior debt.

In connection with the Initial Acquisition, we entered into an agreement with Mr. Looney, pursuant to which we agreed to purchase the remaining 30% of the capital stock of Optex held by Mr. Looney (the “Buyer Option”), subject to stockholder approval, which approval was received in June 2006. On December 29, 2006, we amended certain of the agreements with Mr. Looney regarding the Buyer Option. In consideration for such amendments, we issued a one-year unsecured subordinated promissory note to Mr. Looney in the principal amount of $400,000, bearing interest at a rate of 11% per annum. We exercised the Buyer Option on December 29, 2006 and issued Mr. Looney 2,692,307 shares of our common stock for the purchase of the remaining 30% of the outstanding common stock of Optex held by him. As a result of the Initial Acquisition and exercise of the Buyer Option, Optex is now our wholly-owned subsidiary.

Optex had product sales of approximately $18.9 million and income before interest and provision for income taxes of approximately $1.2 million in calendar year 2005. In the three quarters of fiscal 2006 since the Initial Acquisition, Optex had approximately $12.8 million in product sales. In the first 39 weeks of fiscal 2007, Optex had approximately $10.8 million of product sales. Optex’s products range from simple subassemblies to complex systems comprised of opto-mechanical and electro-optical products, which are typically built pursuant to customer-supplied designs. Many of its products are sold pursuant to multi-year, fixed-price contracts, with pre-negotiated cost-inflation features, that are procured competitively by the military services or by prime contractors to the military services. In recent years, Optex has increased sales of its products both because of the increased attrition of equipment mounted on military land vehicles engaged in on-going conflicts and also because of increased market share resulting from successes in competitive procurements. Much of the recent growth in Optex’s sales has been derived from increases in sales to prime contractors. We financed the Initial Acquisition of Optex by a combination of $4.9 million of senior secured debt from Square 1 Bank under a term loan and $10.0 million of senior subordinated secured convertible notes from two private equity funds, which are sometimes referred to in this prospectus collectively as “Pequot.” In December 2006, both of these obligations were refinanced with two new senior lenders. These transactions resulted in approximately $4.4 million of non-recurring debt extinguishment expenses, largely non-cash, and approximately $12.4 million of future additional interest expense resulting from debt discounts and issuance costs.

Except for fiscal years 1999 through 2001 when we generated significant commercial product sales of wireless infrared transceivers through a subsidiary, and prior to our Initial Acquisition of Optex, we have historically derived a substantial majority of our total revenues from government-funded research and development rather than from product sales. Optex has also historically derived most of its revenues from product sales to government agencies or prime contractors. Accordingly, we anticipate that a substantial majority of our total revenues will continue to be derived from government-funded sources in the immediately foreseeable future. Prior to the fiscal year ended October 2, 2005 (“fiscal 2005”), with a few exceptions, our government-funded research and development contracts were largely early-stage in nature and relatively modest in size. As a result, our revenues from this source were not significantly affected by changes in the U.S. defense budget. In fiscal 2005, we received several contract awards that we believe may eventually have the potential to lead to government production contracts, which we believe could be both larger and more profitable than government funded research and development contracts. As a result, our contract research and development revenues improved to a substantial degree in fiscal 2005. Due to procurement delays in contracts eventually received late in the fiscal year and in early fiscal 2007, our contract research and development revenues for fiscal 2006 did not reach the levels achieved in fiscal 2005. However, the contribution to our contract research and development revenue from contract awards that we believe have the potential to lead to government production contracts continued at an increased level in fiscal 2006 from that achieved in years prior to fiscal 2005. Our current marketing efforts are focused on government programs that we believe have the potential to substantially sustain this focus on opportunities with the possibility of transition to government production contracts. Because of this focus and our acquisition of Optex, our future revenues may become more dependent upon U.S. defense budgets, funding approvals and political agendas for the foreseeable future. We are also attempting to increase our revenues from product sales by introducing new products with commercial applications, in particular, miniaturized cameras and stacked computer memory chips. We are currently transitioning into a new generation of such products, with a view to increasing our product sales, but we cannot assure you that we will be able to complete development, successfully launch or profitably manufacture and sell any such products on a timely basis, if at all. We generally use contract manufacturers to produce these products, and all of our other current operations, except those of Optex, occur at a single, leased facility in Costa Mesa, California. Optex manufactures its products at its leased facility in Richardson, Texas.

We have a history of unprofitable operations due in part to discretionary investments that we have made to commercialize our technologies and to maintain our technical staff and corporate infrastructure at levels that we believed were required for future growth. These investments have yet to produce sustainable, profitable product sales. With respect to our investments in staff and infrastructure, the advanced technical and multi-disciplinary content of our proprietary technologies places a premium on a stable and well-trained work force. As a result, we tend to maintain our work force even when anticipated government contracts are delayed, a circumstance that occurs with some frequency and that results in under-utilization of our labor force for revenue generation from time to time. Delays in receipt of research and development contracts are unpredictable, but represent a recurring, characteristic of our research and development contract business. We believe that the impact on our business of future delays can be overcome by the achievement of greater contract backlog and are seeking growth in our research and development contract revenue to that end. We have not yet demonstrated the level of sustained research and development contract revenue required to predictably result in profitable operations. Our ability to recover our investments through the cost-reimbursement features of our government contracts is subject to both regulatory and competitive pricing considerations.

In the past, we have maintained separate operating business units, including our subsidiaries that were separately managed, with independent product development, marketing and distribution capabilities. However, during the fiscal year ended September 28, 2003 (“fiscal 2003”), we reorganized our operations to consolidate our administrative, marketing and engineering resources and to reduce expenses. In the fiscal year ended October 3, 2004 (“fiscal 2004”), fiscal 2005 and fiscal 2006, none of our previous historical subsidiaries accounted for more than 10% of our total revenues. However, Optex accounted for approximately 42% of our total revenues in fiscal 2006, even though it contributed to our total revenues for only three fiscal quarters. Optex is expected to continue to account for a substantial portion of our total revenues in subsequent reporting periods. None of our subsidiaries except Optex account for more than 10% of our total assets or have separate employees or facilities. We currently report our operating results and financial condition in two operating segments, our research and development business and our product business. In fiscal 2005, we discontinued the operations of our Novalog subsidiary. We have restated all financial statements and schedules of the Company to give effect to this discontinuation and report Novalog as a discontinued operation.

ISC was incorporated in California in December 1974 and was reincorporated in Delaware in January 1988. Our principal executive offices are located at 3001 Red Hill Avenue, Building 4, Costa Mesa, California 92626. Our telephone number is (714) 549-8211 and our website is www.irvine-sensors.com. The inclusion of our website address in this prospectus does not include or incorporate by reference the information on our web site into this prospectus.

ISC Subsidiaries

We historically sought to commercialize some of our technologies by creating independently managed subsidiaries that could pursue their own financing strategies separately from ISC, including Novalog, Inc. (“Novalog”), which developed and sold serial infrared communication chips and modules: MicroSensors, Inc. (“MSI”), which developed miniaturized inertial sensors and an application specific integrated circuit (“ASIC”) for readout of sensors; RedHawk Vision, Inc. (“RedHawk”), which developed and sold proprietary software for extracting still photographs from video sources; and iNetWorks Corporation (“iNetWorks”), which developed proprietary technology related to internet routing. All of these subsidiaries still exist as separate legal entities, but none of them presently have separate operations due to a reorganization in fiscal 2003. We manage and are still seeking licensing relationships and third-party strategic partners to further the potential commercial exploitation of some of the technologies developed by our historical subsidiaries. However, because of the difficulty of securing economic sources of supply for our wireless infrared products, we discontinued operations of our Novalog subsidiary in the latter part of fiscal 2005. The financial statements included in this prospectus reflect the reclassification of Novalog as a discontinued operation for both the current and prior fiscal years. Our Optex subsidiary is a separate legal entity.

As of July 1, 2007, our ownership of the issued and outstanding capital stock of Novalog, MSI, RedHawk, iNetWorks and Optex was approximately 96%, 98%, 81%, 95% and 100%, respectively. Prior to our exercise of the Buyer Option in December 2006, we owned only 70% of the outstanding capital stock of Optex. John C. Carson, our Chief Executive Officer and a Director, also serves as Chief Executive Officer of all of our subsidiaries except iNetWorks and Optex. Mel Brashears, who is our Chairman of the Board, is the Chief Executive Officer of iNetWorks (as an independent consultant). Optex does not currently have a Chief Executive Officer, but Mr. Looney serves as the President and a Director of Optex. John Stuart, our Chief Financial Officer, serves as the Chief Financial Officer of each of our subsidiaries. Mr. Carson and Mr. Stuart serve as Directors of each of our subsidiaries.

Novalog, MSI, RedHawk and iNetWorks all have substantial intercompany debts payable to ISC. At July 1, 2007, the amount of these intercompany obligations were approximately $3.3 million, $11.0 million, $1.6 million and $2.4 million for Novalog, MSI, RedHawk and iNetWorks, respectively. The obligations are not interest bearing and contain no conversion rights. ISC could elect to cancel some of the indebtedness from Novalog as consideration to exercise outstanding warrants to purchase up to 3.0 million shares of Novalog’s common stock at the exercise price of $1.00 per share and to cancel some of the indebtedness from MSI as consideration to exercise outstanding warrants to purchase up to 4.0 million shares of MSI’s common stock at the exercise price of $1.00 per share. Given the discontinuation of Novalog’s operations and the licensing-only nature of MSI’s current operations, we do not presently consider either of these permissible warrant exercises to be likely in the foreseeable future.

Products and Technologies

As a result both of our externally funded contracts and our internally funded research and development, we have developed a wide variety of technologies derived from or related to the field of three-dimensional chip stacking. In turn, we have developed a number of products based on these technologies for use at various levels of system integration. Our Optex subsidiary manufactures a variety of optical products for military agencies and prime contractors, largely for installation on vehicles, based on designs owned by and provided by those customers.

We are currently offering products in the following areas:

Stacked Chip Assemblies. We have developed a family of standard products consisting of stacked memory chips that are used for numerous applications, both governmental and commercial. Our technology is applicable to stacking of a variety of microchips, both packaged and unpackaged, that we believe can offer demonstrable benefits to designers of systems that incorporate numerous integrated circuits, both memory and otherwise, by improving speed and reducing size, weight and power usage. In addition, since our technology reduces the number of interconnections between chips, we believe potential system failure points can also be reduced through chip stacking. We anticipate that the features achievable with our chip stacking technology could have applications in space and in aircraft applications where weight and volume considerations are dominant, as well as in various other commercial and governmental applications in which portability is required and speed is important.

We have introduced a number of stacked-chip products that are primarily oriented toward the needs of potential commercial customers who are seeking to emulate the performance of advanced monolithic memory chip packages through the stacking of two or more prior generation packages. We believe this approach can offer economic advantages because of the high costs of advanced monolithic chip packages during early phases of the monolithic product lifetime. These types of stacked chip-package products are also available from competitors, but we believe that our chip-package stacking technology has advantages in terms of board space utilized and performance over that of competitors. Since our introduction of such products, we have achieved limited market penetration, primarily for non-commercial applications, although we have qualified and sold such products for commercial applications as well. We believe that the demand for stacked chips in industry-standard Thin Small Outline Packages (“TSOPs”), in which lead frames are used to attach chip packages to circuit boards, is mature, at best, and may be in decline. In fiscal 2006, we announced the qualification of a process for converting TSOPs into stacks with Ball Grid Array (“BGA”) solder ball connections for board mounting, which we believe can address emerging demand for stacked chip assemblies using more space-efficient attachment technology. We believe that an industry transition from TSOPs to BGAs may broaden our prospects for commercial market penetration, although we cannot guarantee that outcome.

Customer demand for enhanced performance of electronic systems has produced a wide variety of competitors and competitive systems offering higher density microelectronics ranging from various three-dimensional designs to highly dense two-dimensional designs. Although some of our competitors are better financed, more experienced and organizationally stronger than us, we are not aware of any system in existence or under development that can stack chips more densely than our three-dimensional approach. See “Business – Competition.”

Miniaturized Infrared Cameras. Several of our research and development contracts have involved the miniaturization of imaging devices, particularly those using infrared detectors that create images by sensing the heat emitted by objects being viewed. We believe such technology is directly applicable to applications requiring vision at night or in smoke-filled environments. Our initial product development using this technology has focused on low-power, rugged infrared cameras for military, security and surveillance applications. The combination of our miniaturization capabilities with the advanced electronic packaging available using our chip stacking has led to the development of virtually “instant-on” infrared cameras and thermal imagers and a related Personal Miniature Thermal Viewer™ or PMTV™ that we believe has overcome limitations of competitive approaches. We have shipped such products to several military customers for testing, and have announced the availability of these products for sale. Late in fiscal 2006, we received initial production orders for such products. We also intend to market products utilizing this core technology in potential commercial applications such as thermal viewers for firefighters.

Miniaturized Visible Spectrum Cameras. As a result of our miniaturized infrared camera activities, we have also established relationships with suppliers and potential customers for miniaturized cameras that are designed to operate in illumination visible to the human eye. Such cameras are in active development by various suppliers to meet new driver and passenger seat monitoring requirements for automobiles, among other uses. Although we are not currently providing products for the automotive markets, we have developed and are currently selling visible spectrum cameras to a variety of Original Equipment Manufacturers, or OEMs, for potential use in other applications. Our sales of these cameras to date have largely been for evaluation and qualification purposes, although we have shipped limited production quantities of our miniaturized visible spectrum camera to one OEM.

Microchips and Sensors. Through our Novalog subsidiary, whose operations were discontinued during the latter part of fiscal 2005, we developed and sold a serial infrared communications chip using elements of our sensor chip design technology. This device has been used in products in order to allow computers, computer peripherals and hand-held portable electronics devices such as personal organizers, pagers and cellular phones to communicate using infrared transmissions in a manner similar to that used by remote control units for televisions and video cassette recorders. Because of the commodity nature of this application and the difficulty of maintaining stable and economic sources of supply, we discontinued further development and marketing of these devices in fiscal 2005.

Through our MSI subsidiary, we introduced ASIC readout chips for manufacturers of micromachined products who require low noise electronic readout circuitry. We have shipped engineering samples, qualification volumes and small production volumes of such chips to various customers through ISC. MSI also developed a proprietary inertial sensor, the Silicon MicroRing Gyro™, which is intended to provide an inexpensive means to measure rotational motion for a wide variety of potential applications. In September 1999, a United States patent, assigned to MSI, was granted covering the design of the Silicon MicroRing Gyro. We expect that the commercial exploitation, if any, of the Silicon MicroRing Gyro will be paced by product design-in lead times of customers, principally OEMs. Similarly, MSI has also developed a proprietary 3-axis silicon accelerometer that is also dependent on OEM schedule considerations. We have granted a perpetual license to MSI’s gyro and accelerometer technology to a third party, with exclusivity subject to minimum royalty obligations, for further development targeted for automotive and certain aerospace applications. While this license has not generated any royalties to date, the licensee has advised us that one or more automotive OEMs are nearing completion of development of products incorporating MSI’s technologies; however, we cannot guarantee that any such products will be introduced or that they will achieve broad market acceptance. MSI is not actively pursuing further development of this technology on its own. Accordingly, we are currently unable to project when, or if, we might receive material revenues from the license of our gyro and accelerometer technologies.

Software. We formed our RedHawk subsidiary to exploit our proprietary software technology for extracting quality still photographs from any video source. We achieved limited sales of a software product based on this technology that was favorably reviewed by professional users, but did not achieve broad market acceptance. We continue to offer this product, but are not devoting marketing resources to its sale. We have sought, but have not secured, strategic relationships to exploit this software technology and cannot assure you that any endeavors in this behalf will be successful in the future. To date, RedHawk has not generated any significant revenues.

Optex’s Products. Optex manufactures and sells high-quality sighting systems and optical assemblies for military applications. Optex’s assembly efforts range from simple subassemblies to complex systems composed of opto-mechanical and electro-optical components. Optex’s products include optically improved tank periscopes, muzzle reference sensors, back-up sights, rifle sights, ship binoculars, and a range of sighting systems and assembly components. Optex’s products are used on major U.S. armored vehicle programs including the M1 Main Battle Tank, Bradley Fighting Vehicle, M60 Tank, Light Armor Vehicle, Stryker Light Armor Vehicle, Mobile Gun System, Armor Security Vehicle, Amphibious Assault Vehicle, and the Efficient Fighting Vehicle. Optex’s products are also used on South Korea’s K1 Tank. Further, Optex plays a significant role in several U.S. and foreign programs involving night vision rifle sights.

Potential Product Applications

Embedded Systems. In fiscal 1998, we commenced exploration of a technology to stack chips of different functionality and dimensions within the same chip stack, in effect creating a complete, miniaturized electronic system that can be embedded in a higher-level product. We refer to this technology as NeoStack.™ In fiscal 1999, a U.S. patent was granted on our NeoStack technology. We initially demonstrated our NeoStack technology to support a government program to develop a wearable computer. We are presently developing potential commercial applications of this technology under other government contracts. We believe, but cannot assure, that our NeoStack approach will offer advantages in terms of compactness and power consumption to developers of a wide variety of embedded computer and control systems. However, we have not yet developed this technology to the point at which we can make forecasts of potential revenue, if any, resulting from our licensing to or application by OEMs.

Active Imaging Systems. Many of the potential government applications for which we have received developmental funding over the years have involved advanced techniques for acquiring and interpreting images. In fiscal 2002, an industry team that we formed and led, and one other industry team, won an open competition to design an advanced imaging system based on the integration of laser pulse returns to allow the extraction of images of objects concealed by foliage. The prototype units built under this contract were successfully demonstrated in fiscal 2003. In fiscal 2004 and fiscal 2005, we received additional development contract funding for other uses of this technology. In fiscal 2006, we successfully developed and delivered a space-based active imaging system that has been deployed. We have been advised of possible future government contract awards for related projects that may help us to further explore active imaging product applications.

Application Specific Electronic Systems. We have developed a number of application specific electronic systems to prototype status under various government development contracts. Potential applications include physical and electronic security, visible spectrum cameras, and biomedical instrumentation and monitoring. We are seeking government and commercial sponsors or partners to advance these developments to product status, but we cannot guarantee our success in these endeavors.

Neural Networks. We have received a number of contracts from government agencies regarding the development of artificial neural networks and applications thereof. Neural networks contain large numbers of processing nodes that continuously interact with each other, similar to the way that the neurons of a human brain interact to process sensory stimuli. Neural networks are the subject of scientific inquiry because pattern recognition and learning tasks, which humans perform well, and computers perform poorly, appear to be dependent on such processing. Neither conventional computers nor advanced parallel processors currently have the interconnectivity needed to emulate neural network processing techniques. We received approximately $9 million of government research and development contracts in fiscal 2006 intended to advance the maturity of the technologies required for cognitive sensors employing neural networks. We are presently pursuing additional government research and development contracts to provide demonstration products to various branches of the Department of Defense incorporating this technology. We believe our chip stacking technologies could provide a way to achieve the very high levels of interconnectivity necessary to construct an efficient artificial neural network. While the full embodiment of our neural network technology is expected to be years away, if at all, we intend to continue to pursue research and development in this area in order to broaden the potential product application of the technology.

Infrared Sensors. The focus of our original government funded research and development and much of our subsequent follow-on contract awards has been in the field of government applications of infrared sensors. We intend to continue to pursue such contracts with the goal of developing and selling infrared sensors for surveillance, acquisition, tracking and interception applications for a variety of Department of Defense applications and NASA missions.

Manufacturing

Our Costa Mesa operation primarily uses contract manufacturers to fabricate and assemble our stacked chip, microchip and sensor products. At our current limited levels of sales of these products, we typically use single contract manufacturing sources for such products and, as a result, we are vulnerable to disruptions in supply. However, for these single sourced products, we use semiconductor fabrication and related manufacturing sources that we believe are widely available. We currently manufacture our thermal camera and software products ourselves, given their relatively low volumes. Our manufacturing activities for thermal camera products primarily consist of assembly, calibration and test. We use contract manufacturers for production of our visible camera products, except for final testing, which we perform ourselves. Our various thermal and visible camera products presently rely on a limited number of suppliers of imaging chips that are adequate for the quality and performance requirements of our products, which makes us vulnerable to potential disruptions in supply.

Our original bare chip stacking technology involves a standard manufacturing process that fabricates cubes comprising multiple die layers along with ceramic cap and base substrates laminated with an extremely thin non-silicon layer and interconnected with a thin-film bus metallization to bring the chip input/output signals out to the top surface of the stacks. The cubes can then be segmented or split into subsections as required for the particular product configuration being built. Finally, the cubes, mini-cubes or short stacks are burned in, tested, graded, kitted for packaging, out-sourced for packaging and screening, and returned for final test. Our facility is designed for low volume and prototype production of such parts.

We have also developed an advanced process of ultra-high density stacking in which we first embed more than one bare chip or supporting electronics component in an adhesive layer, thereby creating what we refer to as a Neo-Chip.™ We then use manufacturing processes similar to our original bare chip stacking technology to stack these Neo-Chips, resulting in a Neo-Stack.

In the last several years, we have introduced what we believe are more cost-competitive stacked packaged chip products that are manufactured with current state-of-the-art manufacturing technologies. Some of our newer products use manufacturing processes that are designed to also be compatible with stacking of Neo-Chip products in the future. We use independent third party qualified source vendors for the manufacturing of these products. We currently have no long-term manufacturing contracts for any of our products.

The primary components of our camera products are integrated circuits and detectors. We typically design the integrated circuits for manufacture by third parties from silicon wafers and other materials readily available from multiple sources. While we do not have any long-term arrangements with suppliers for the purchase of these materials, we believe we will have sufficient capacity to address our near term manufacturing needs.

Because of the nature of the sophisticated work performed under our research and development contracts, we design and assemble equipment for testing and prototype development. We also use this equipment to seek, qualify for and perform additional contract research and development for our customers.

Optex manufactures its own products in its leased facilities in Richardson, Texas, largely through assembly of parts that are available from a variety of sources. Optex’s largest suppliers are Litton Electro-Optical Systems, Hoya Optics, Qioptiq Imaging Solutions and Spartech Corporation.

Backlog

Funded backlog includes amounts under contracts that have been awarded to us and for which we have authority to bill for work under such contracts. At July 1, 2007, our consolidated funded backlog was approximately $54.0 million compared to approximately $29.5 million at July 2, 2006. Approximately $45.3 million of the funded backlog at July 1, 2007 was related to Optex’s product orders, a contributing factor that was not present a year earlier. We expect that a substantial portion of our funded backlog at July 1, 2007 will result in revenue recognized in fiscal 2007. In addition, we have unfunded backlog on contracts that we have won, but that have not yet been fully funded, in which funding increments are expected to be received when the previously funded amounts have been expended. We are also continuing to negotiate for additional research contracts and commercial product sales. Many of these proposals for additional research contracts are submitted under the Small Business Innovation Research, or SBIR, provisions of all government agencies that conduct funded research and development. In the past, we have submitted approximately 50 or more Phase 1 SBIR proposals in any given fiscal year, and between five and ten of those proposals have historically led to initial contract awards generally valued between $50,000 to $100,000 each. Of those Phase 1 contracts, approximately half of them have historically resulted in follow-on Phase 2 awards, usually valued between $500,000 to $1.0 million each. In fiscal 2004, fiscal 2005 and fiscal 2006, we generated approximately $1.8 million, $4.9 million and $3.9 million, respectively, of funded contract revenue from these proposals. Although our reliance on SBIR contracts as a revenue source declined somewhat in fiscal 2006 because of increases in prime government contracts procured through other channels, we continue to view SBIR contracts as an important source of both revenues and technology improvement. However, we cannot guarantee you that future SBIR contracts will be awarded, or if awarded, will match or exceed our historical experience or that such contract awards will be profitable or lead to other projects. We may not be successful in securing any additional SBIR contract awards in the future. Failure to continue to obtain these SBIR awards and other funded research and development contracts in a timely manner, or at all, could materially and adversely affect our business, financial condition and results of operations.

Customers and Marketing

Historically, we have primarily focused our marketing of research and development contracts directly on U.S. government agencies or contractors to those agencies. We intend to continue to seek and prepare proposals for additional contracts from such sources. We also develop potential non-military uses of our technology. We believe that there will be more emphasis and funds directed to advanced technology systems and research programs for which we are qualified to compete. We believe that we are well positioned to compete for some potential programs of this nature, although we cannot guarantee our success.

We market our stacked, packaged memory products to both aerospace and commercial users of such devices, at both OEMs and component manufacturers. We have only achieved modest success in receiving production orders for our stacked, packaged memory products from commercial customers. We have marketing staff with relevant industry experience for these products, but do not yet have sufficient history to predict our potential penetration of commercial opportunities in this area.

We believe that our development of miniaturized infrared cameras and related thermal viewers may offer us prospects for penetration of new product markets in the future. To that end, in fiscal 2004, we announced initial availability of such products and started to devote more marketing emphasis to U.S. government agencies that are end-users of such products. We completed further development of such products under government contract in fiscal 2005. We increased our marketing of such products in fiscal 2006, resulting in initial production orders received late in the fiscal year. We expect to continue this increased marketing emphasis on such products in fiscal 2007.

Our microchip products are generally marketed directly to OEMs with which we have established vendor relationships. Our related inertial sensors, namely gyros and accelerometers, are marketed through our licensee of such products, with an initial emphasis on automotive applications.

Optex markets its products through direct contact with U.S. military agencies and their prime contractors and responds to requests for bids from the same.

In fiscal 2006, direct contracts with various military services and branches of the U.S. government accounted for approximately 61% of our total revenues and second-tier government contracts with prime government contractors accounted for approximately 33% of our total revenues. The remaining approximately 6% of our total revenues was derived from non-government sources. During fiscal 2006, revenues derived from the U.S. Army, the Defense Advanced Research Projects Agency (“DARPA”), General Dynamics, a government contractor, and the U.S. Air Force accounted for approximately 32%, 14%, 14% and 12% of our total revenues, respectively. Loss of any of these customers would have a material adverse impact on our business, financial condition and results of operations. No other customer accounted for more than 10% of our total revenues for fiscal 2006.

Contracts with government agencies may be suspended or terminated by the government at any time, subject to certain conditions. Similar termination provisions are typically included in agreements with prime contractors. We cannot assure you that we will not experience suspensions or terminations in the future.

We focus marketing in specific areas of interest in order to best use our relatively limited marketing resources. With our de-emphasis on subsidiaries and emphasis on reintegration of subsidiary operations, we are managing our marketing through centralized coordination of the lead individuals with specific responsibilities for our different product families.

Competition

The demand for high performance semiconductors has produced a wide variety of competitors and competitive systems, ranging from various three-dimensional designs to highly dense two-dimensional designs. For most commercial applications, the principal competitive factor is cost, although we believe operating speed is increasingly becoming a factor. For some applications in which volume and weight are critical, such as space or avionics, we believe density is the principal competitive factor. We believe that many of our competitors are better financed, more experienced and have more extensive support infrastructure than us. Accordingly, we may not be able to successfully compete in such markets in the future.

We are aware of two primary competitors that have developed or acquired competing approaches to high-density chip stacking: 3D Plus and Vertical Circuits, Inc. In addition, there are several independent companies such as Staktek Corporation, DST Modules, and Tessera Technologies and divisions of large companies that have various competitive technologies for stacking a limited number of chips in packaged form.

We are also aware of many companies that are currently servicing the military market for electro-optical sensors of the type that our products are also designed to support. We believe the principal competitive factor in this business area is the performance sensitivity and selectivity achievable by alternative sensor approaches and designs. Our primary competitors in this area include Texas Instruments, Inc., Lockheed Martin Corporation, L-3 Communications, Northrop Grumman, BAE Systems, EG&G Judson, OptoElectronics-Textron, Inc. and Boeing Corporation. We believe that most of our competitors in this area have greater financial, labor and capital resources than us, and accordingly, we may not be able to compete successfully in this market.

We believe that our major competitor for miniaturized infrared camera products is FLIR Systems, Inc., Indigo Operations. We believe that our current miniaturized infrared camera product has some size, weight and power advantages over comparable products of FLIR Systems, Indigo Operations, but FLIR Systems, Indigo Operations has greater financial, labor and capital resources than us, and accordingly, we may not be able to compete successfully in this market.

We believe that the primary competitors for our Silicon MicroRing Gyro include several larger companies, such as Delco Electronics, Motorola, Bosch Corporation and Systron-Donner. We believe that the principal competitive factor for these applications is cost. The expected costs for products utilizing Silicon MicroRing Gyro and accelerometer technologies are anticipated to provide a significant competitive advantage through a lower market price if our licensees can successfully develop and qualify products using our technology. We have no present knowledge of competitors planning to introduce ASICs competitive to our sensor readout product, but given the widespread availability of integrated circuit design capabilities in the electronics industry, we believe that the emergence of competitive products is likely. To address these competitive challenges, we may seek strategic partners with appropriate market presence and financial resources.

Since the products sold by Optex are largely of a “build-to-print” nature, there are a number of companies that could potentially be its competitors. We believe that Optex’s principal existing competitors are Miller-Hollzwarth, Seiler Instruments, and Selectron. We believe that the principal competitive factors relating to Optex’s business are price and delivery reliability, both areas in which we believe Optex has achieved a strong reputation.

Research and Development

We believe that government and commercial research contracts will provide a portion of the funding necessary for continuing development of some of our products. However, the manufacture of stacked circuitry modules in volume will require substantial additional funds, which may involve additional equity or debt financing or a joint venture, license or other arrangement. Furthermore, the development of some of the products originated in our subsidiaries is likely to require substantial external funding. We cannot assure you that sufficient funding will be available from government or other sources or that we will successfully develop new products for volume production.

Our consolidated research and development expenses for the fiscal 2004, fiscal 2005 and fiscal 2006 were approximately $2.1 million, $0.8 million and $0.4 million, respectively. These expenditures were in addition to the cost of revenues associated with our customer-sponsored research and development activities. The greater spending level of our own funds on research and development in fiscal 2004, as opposed to fiscal 2005 and fiscal 2006, was largely due to our deployment of under-utilized direct personnel to such activities during periods when government contracts were delayed.

We have historically funded our research and development activities primarily through contracts with the federal government and with funds from our public and private stock offerings.

Patents, Trademarks and Licenses

We primarily protect our proprietary technology by seeking to obtain, where practical, patents on the inventions made by our employees. As of August 15, 2007, we currently have 74 effective U.S. and foreign patents have been issued and other U.S. patent applications are pending. Foreign patent applications corresponding to several of the U.S. patents and patent applications are also pending. Seven of the U.S. patents, covering early versions of our stacking technology, expire in less than two years. We do not believe that these expirations will have a material effect on our current business and results of operations. The balance of our stacking patents, including those covering the stacking technologies that are the basis of our current products and product development, have durations ranging from over two to over 17 years. We also have patents on a variety of collateral technologies that we developed to support, facilitate or utilize our stacking technologies. Those patents have durations ranging from less than one year to over 17 years. The patent covering certain circuit technology embodied in our wireless infrared products has a remaining duration of slightly less than eight years. We cannot assure you that any additional patents will be issued in the U.S. or elsewhere. Moreover, the issuance of a patent does not carry any assurance of successful application, commercial success or adequate protection. We cannot assure you that our existing patents or any other patent that may issue in the future will be upheld if we seek enforcement of our patent rights against an infringer or that we will have sufficient resources to prosecute our rights. We also cannot assure you that our patents will provide meaningful protection from competition. In addition, if others were to assert that we are using technology covered by patents held by them, we would evaluate the necessity and desirability of seeking a license from the patent holder. We cannot assure you that we are not infringing on other patents or that we could obtain a license if we were so infringing.

The products and improvements that we develop under government contracts are generally subject to royalty-free use by the government for government applications. However, we have negotiated certain “non-space” exclusions in government contracts and have the right to file for patent protection on commercial products that may result from government-funded research and development activities.

In February 1998, we entered into an assignment of patent and intellectual rights agreement with F.K. Eide, a retired employee who was formerly our Vice-President. As part of an employment agreement, Mr. Eide assigned to us all rights and interests to five U.S. Provisional Patent Applications owned by him. Those applications subsequently resulted in three issued U.S. Patents assigned to us covering various chip package stacking techniques. In consideration for this assignment, Mr. Eide receives a 1% royalty on the gross sales revenues, if any, of any products incorporating the technology of these patent assignments for the lifetime of these patents.

We have granted a perpetual license to MSI’s gyro and accelerometer technology to a third party, with exclusivity subject to minimum royalty obligations, for further development of this technology targeted for automotive and certain aerospace applications. To date, this license has not generated any material royalties, and we cannot assure you that it will generate any material royalties in the future.

Certification Standard

In October 2004, our business and quality management systems were certified to be compliant with the International Organization for Standardization ISO 9001:2000 Standard. In November 2006, an audit of our Costa Mesa operations reaffirmed our certification to this standard. We intend to seek comparable certification for our operations at Optex in fiscal 2007.

Employees

As of July 1, 2007, at our Costa Mesa, California facilities we had 93 full-time employees and five consultants. Of the full-time employees, 70 were engaged in engineering, production and technical support and 23 were engaged in sales, marketing and administration. As of July 1, 2007, at our Richardson, Texas facility, we had 74 full-time employees and one part-time employee. None of our employees are represented by a labor union, and we have experienced no work stoppages due to labor problems. We consider our employee relations to be good.

Properties

We currently occupy leased facilities in Costa Mesa, California for our operations and those of our subsidiaries, except for Optex. The Costa Mesa facilities include approximately 42,500 square feet in two separate, but adjacent buildings for which we hold leases that terminate in September 2008. Our present monthly rent for this space is approximately $59,200 per month. Optex occupies approximately 49,000 square feet of leased facilities in Richardson, Texas in two separate, but adjacent buildings. The monthly rent for the Optex space is approximately $26,900 per month under leases that terminate in December 2008 and February 2010.

Our Costa Mesa facilities include laboratories containing clean rooms for operations requiring a working environment with reduced atmospheric particles. We believe that our facilities are adequate for our operations for fiscal 2007.

Legal Proceedings

We have been, and may from time to time, become a party to various other legal proceedings arising in the ordinary course of our business. We do not presently know of any such matters, the disposition of which would be likely to have a material effect on our consolidated financial position, results of operations or liquidity.

MANAGEMENT

Executive Officers and Directors

Our executive officers and directors, and their ages and positions, as of August 15, 2007, are as follows:

Name	Age	Position
Mel R. Brashears (3)	61	Chairman of the Board
John C. Carson	68	Chief Executive Officer, President and Director
Timothy L. Looney	56	Vice President and Director of the Company and President of Optex
Volkan Ozguz	51	Senior Vice President
Daryl L. Smetana	56	Vice President
John J. Stuart, Jr.	67	Chief Financial Officer
Marc Dumont (1)(2)(3)	64	Director
Thomas M. Kelly (1)(2)	66	Director
Clifford Pike (1)(2)	64	Director
Frank Ragano (3)	78	Director
Robert G. Richards	79	Director
Chris Toffales	50	Director

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Nominating and Corporate Governance Committee

Dr. Brashears has been one of our directors since December 2000 and has served as the Chairman of the Board since March 2001. From October 2000 through December 2000, he was also our Senior Vice President, a position he resigned after becoming a director. He has also been Chairman of the Board of our subsidiary, iNetWorks Corporation, a development stage company organized to develop products for Internet and telecommunications networks, since October 2000. Since October 2000, he has also held the title of Chief Executive Officer of iNetWorks Corporation, although he has not been employed by the Company or its subsidiaries since March 2001. From January 1999 to September 2000, he was self-employed as a consultant. From January 1996 through December 1998, he was President and Chief Operating Officer of Lockheed Martin’s Space & Strategic Missiles Sector, an aerospace company. Prior to 1996, Dr. Brashears held numerous positions in a 27-year career of increasing management responsibility with Lockheed and its successors. Dr. Brashears is a graduate of the University of Missouri with B.S., M.S. and Ph.D. degrees in engineering.

Mr. Carson is one of our co-founders and has been one of our directors from April 1982 through May 2002 and again from March 2003 to date. Mr. Carson has served as our Chief Executive Officer since April 2005, its President since May 2002 and, prior to that time, as a Senior Vice President from April 1982 through May 2002. He became Chief Technical Officer in February 1997 and Chief Operating Officer in October 2001. Mr. Carson also serves as a director of Optex (since December 30, 2005), MSI, a licensor of technology related to micromachined products (since October 1997), iNetWorks, a developer of technology related to Internet routing (since November 2000), Novalog, a provider of wireless infrared chip products (since May 2002), and RedHawk Vision, a provider of software products (since May 2002). He has also been Chief Executive Officer of MSI since May 2002 and Novalog and RedHawk since April 2005. Mr. Carson has been awarded 15 patents for smart sensors, 3D packaging and single processing architectures, including neural networks. Mr. Carson holds a B.S. in Physics from the Massachusetts Institute of Technology.

Mr. Dumont has been one of our directors since April 1994. Mr. Dumont has been a director of Finterbank Zurich since 1990 and Chairman of Sanderling Ventures, Ltd., a European affiliate of a U.S. venture capital firm, since 1996. In those roles and as an independent consultant, he consults and advises international clients in Europe and Asia, as well as the United States on business and financial transactions.

Mr. Dumont has also been on the Board of Directors of Novalog since October 1996. Additionally, Mr. Dumont owns and operates the Chateau de Messey Wineries, Meursault, France, vineyards and wineries. From January 1981 to March 1995, Mr. Dumont was President of PSA International S.A., the international treasury management company owned by PSA Peugeot Citroen, an automotive company. Mr. Dumont is a graduate of the University of Louvain, Belgium with degrees in Electrical Engineering and Applied Economics and holds an MBA from the University of Chicago.

Dr. Kelly has been a one of our directors since October 2000. Dr. Kelly was also a director of our former subsidiary, Silicon Film, from its organization in August 1998 until October 2001. From 1968 until his retirement in early 1998, Dr. Kelly held positions of increasing responsibility with Eastman Kodak Company, a photographic products and services company. Most recently, he served as a Director of Kodak’s Digital Products Center, and General Manager of Digital Camera Products. Dr. Kelly holds a Ph.D. in Physics from Wayne State University and a B.S. in Physics from LeMoyne College.

Mr. Looney has been one of our Vice Presidents and a President of our subsidiary, Optex Systems, Inc., a military sights manufacturer, since January 2006 and has been one of our directors since June 2007. Prior to joining us, Mr. Looney served as President and Chief Executive Officer of Optex since December 2002, and he served as Vice President of Optex from June 1987 until December 2002. Mr. Looney has served as a director of Optex since December 1987. Mr. Looney attended the University of Texas at Arlington where he majored in business administration.

Dr. Ozguz has been our Senior Vice President since March 2005 and Chief Technical Officer since March 2004. He has been with us since December 1995 in positions of increasing managerial responsibility for research and development activities. Prior to joining us, Dr. Ozguz was a research scientist and lecturer at the University of California, San Diego. He is the author of numerous technical publications and is the inventor on several patents assigned to us. Dr. Ozguz holds a B.S. and M.S. in Electrical Engineering from Istanbul Technical University and a Ph.D. in Electrical Engineering from North Carolina State University.

Mr. Pike has been one of our directors since March 2003. From 1979 until his retirement in 2002, Mr. Pike was an assurance and business advisory services partner in the Orange County, California office of Ernst & Young, LLP, a public accounting firm. His primary responsibilities at Ernst & Young were to provide advice to that firm’s professionals and to its clients concerning financial accounting, auditing and SEC reporting issues. In 2002, he established and became principal of a consulting firm, presently known as Clifford Pike CPA, that provides advisory and corporate governance monitoring services to audit committees and boards of directors. Mr. Pike holds a B.S. in Business Administration and an MBA from the University of California Los Angeles.

General (Ret.) Ragano has been one of our directors since November 2005. General Ragano formerly served as a director of the Company from June 1985 until March 2000. He presently is a defense advisory consultant through his wholly-owned consulting firm, F.P. Ragano Associates. Gen. Ragano retired from the U.S. Army to serve as Vice-President of the American Defense Preparedness Association and Chairman and CEO of BEI Defense Systems Company. Subsequently, he became Chairman and CEO of CMS, Inc., a wholly owned subsidiary of Daimler-Benz GmbH, and then Chairman of Skylynx Communications, Inc., a wireless communications company. Gen. Ragano holds a B.S. degree from Duquesne University and an MBA from Syracuse University.

Mr. Richards was our Chief Executive Officer from June 2000 through March 2005 and has served as a director since January 2001. Mr. Richards also was a director of iNetWorks from October 2000 through March 2005 and Chairman of the Boards of our consolidated subsidiaries Novalog, MSI and RedHawk Vision from May 2002 through March 2005. He was also Chief Executive Officer of Novalog from October 2002 through March 2005. Since April 1999, Mr. Richards has also served as a member of our Scientific Advisory Board. Mr. Richards retired as President of Aerojet Electronic Systems Division, an aerospace company, in 1993. He is co-author of the book, Infrared Physics and Engineering, published by McGraw-Hill, and has a M.A. degree in Mathematical Statistics from the University of California at Berkeley.

Mr. Smetana joined the Company in 1984 as a detector and cryogenics technologist. He has also served as a Project Engineer, Program Manager. In 1993, Mr. Smetana was promoted to Director of Programs. In 1994, he also served as Director of Business Management and, in 1996, as Deputy General Manager for the Advanced Technology Division of the Company. In 2003, Mr. Smetana became Deputy Chief Operations Officer for the Company. Mr. Smetana has served as Vice President of Operations since late 2005. Mr. Smetana holds a B. S. in Physics from the California Polytechnic State University, Pomona and a degree in Audio Engineering from the College for Recording Arts in San Francisco.

Mr. Stuart joined us in January 1983 as its Manager of Special Projects and Communications, became our Chief Financial Officer and Treasurer in July 1985, a Vice President in June 1995, a Senior Vice President in November 1998 and Secretary in March 2001. He relinquished the position of Treasurer in February 1995. Effective October 1998, Mr. Stuart re-assumed the position of Treasurer in addition to his other responsibilities. Mr. Stuart has been an Advisory Member of the Company’s Board since November 1998. Mr. Stuart is also a member of the Board of Directors of Optex (since December 30, 2005), Novalog (since October 1995), MSI (since October 1997), RedHawk Vision (since March 2000) and iNetWorks (since October 2000). During these periods Mr. Stuart has also served, and continues to serve, as Chief Financial Officer and Secretary of Optex, and as Chief Financial Officer of MSI, RedHawk Vision and iNetWorks. He was also Chief Financial Officer of Novalog from October 1995 to June 2001. In May 2002, he became Secretary of Novalog, and in October 2002 resumed the position of Chief Financial Officer of Novalog. Mr. Stuart is a director of EuroTrust A/S, a Danish company that is not affiliated with the Company. Mr. Stuart holds a B.S. in Industrial Management from the Massachusetts Institute of Technology.

Mr. Toffales has been one of our directors since August 2004. Since 2004, Mr. Toffales has been President and Director of CTC Aero, LLC, a defense advisory consulting firm. Since 2004, Mr. Toffales has also served as Vice Chairman of Communications Power Industries, a provider of military and commercial electronic products. From 1999 to 2003, Mr. Toffales was a Senior Vice President of DRS Technologies, Inc., a supplier of military electronics systems, and also served as President of DRS Technologies Systems Company, a subsidiary of DRS. From 1998 to 1999, Mr. Toffales was Vice President for Business Development of Lockheed Martin Fairchild Systems, an aerospace firm. Prior to these positions, Mr. Toffales held various officer level positions at Lockheed Martin Corporation and Loral Fairchild Systems, both of which are aerospace firms. Mr. Toffales holds a B.S. in Electrical Engineering from City College of New York.

Directors and officers are elected on an annual basis. The term of each director’s service expires at the Company’s next annual meeting of stockholders or at such time as his successor is duly elected and qualified or upon his earlier death, resignation or removal. Officers serve at the discretion of the Board.

There are no family relationships between any director nominee, executive officer or other key personnel and any other director nominee, executive officer or other key personnel of the Company.

Our Board has implemented a process by which stockholders may send written communications to the attention of the Board, any committee of the Board or any individual Board member, care of our Secretary at 3001 Red Hill Avenue, Bldg. 4-108, Costa Mesa, California 92626. This centralized process will assist the Board in reviewing and responding to stockholder communications in an appropriate manner. The name of any specific intended Board recipient should be noted in the communication. Our Secretary, with the assistance of our Assistant Secretary, will be primarily responsible for collecting, organizing and monitoring communications from stockholders and, where appropriate depending on the facts and circumstances outlined in the communication, providing copies of such communications to the intended recipients. Communications will be forwarded to directors if they relate to appropriate and important substantive corporate or Board matters. Communications that are of a commercial or frivolous nature or otherwise inappropriate for the Board’s consideration will not be forwarded to the Board. Any communications not forwarded to the Board will be made available to any of the our independent directors upon their request.

Corporate Governance

Board Committees and Meetings

Our Board is composed of a majority of independent directors (as independence is defined under Nasdaq listing standards). Mr. Richards and Mr. Carson are not considered independent due to their employment with the Company during the past three fiscal years. Mr. Toffales is not considered independent due to payments made in the past fiscal year under his consulting agreement with the Company. Mr. Looney is not considered independent due to his employment with Optex and his affiliate status resulting from his holdings of our common stock. Except for Mr. Richards, Mr. Carson, Mr. Looney and Mr. Toffales, all of the other directors are considered independent under Nasdaq listing standards. During the fiscal year ended October 1, 2006 (“fiscal 2006”), the Board held nine meetings and acted by unanimous written consent on four occasions. The Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each director attended or participated in 75% or more of (i) the total number of meetings of the Board during his term of service and (ii) the total number of meetings held during his term of service by all committees of the Board on which such director served during fiscal 2006. The Company also encourages all members of the Board to attend the Company’s annual meeting of stockholders each year. All current directors attended our annual meeting in 2006 except Gen. Ragano.

Audit Committee. The Audit Committee currently consists of three directors, Mr. Pike, who serves as its Chairman, Mr. Dumont and Dr. Kelly, each of whom also served on the Audit Committee during fiscal 2006. Mr. Pike has expressed the desire to retire from our Board and Audit Committee to devote more time to his business activities, but has agreed to continue to serve as a director and Chairman of the Audit Committee until a suitable successor has been secured. The Audit Committee reviews, acts on and reports to the Board with respect to various auditing and accounting matters, including the selection of the Company’s independent auditors, the scope of the annual audits, pre-approval of any non-audit services to be performed by and all fees to be paid to the Company’s independent auditors, the performance of the Company’s accountants, the Company’s accounting practices and internal accounting controls. The Audit Committee is responsible for establishing, and has established, procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters. In addition, all related party transactions are reviewed and approved by the Audit Committee. See “Related Party Transactions” below. The Audit Committee held seven meetings during fiscal 2006. The Board has determined that all members of the Audit Committee are “independent” as that term is defined under the Nasdaq listing standards and under special standards established by the SEC. Each member of the Audit Committee can read and has an understanding of fundamental financial statements. Mr. Pike, the Audit Committee’s Chairman, has been designated by the Board as the Audit Committee’s financial expert as that term is described in item 401(h) of Regulation S-K. Stockholders should understand that this designation is a disclosure requirement of the SEC related to Mr. Pike’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose on Mr. Pike any duties, obligations or liability that are greater than are generally imposed on him as a member of the Audit Committee and the Board, and his designation as an Audit Committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or Board. The Board has adopted and approved a written charter for the Audit Committee, and a copy of this charter is included as an appendix to the Company’s definitive proxy statement for the June 2007 Annual Meeting filed with the SEC. A copy of this charter also is posted on the Company’s web site at http:// www.irvine-sensors.com under the Investors section. The inclusion of the Company’s web site address in this prospectus does not include or incorporate by reference the information on the Company’s web site into this prospectus.

Compensation Committee. The Compensation Committee currently consists of three directors, Mr. Dumont, who serves as its Chairman, Dr. Kelly and Mr. Pike. During fiscal 2006, the Compensation Committee consisted of Mr. Dumont, Dr. Kelly, Martin Hale, Jr. who resigned as a director in September 2006, and Dr. Carleone who resigned from the Compensation Committee upon his resignation as a director in November 2005. This Committee reviews and approves the Company’s general compensation policies, makes recommendations to the Board as to the salaries of the Company’s officers and executive bonuses and makes or recommends to the Board the award of stock options and restricted stock grants to employees, officers and directors. The Compensation Committee held six meetings during fiscal 2006 and acted by unanimous consent on three occasions. The Board has determined that all members of the Compensation Committee are “independent” as defined under the Nasdaq listing standards. The Board has adopted and approved a written charter for the Compensation Committee. A copy of this charter is posted on the Company’s web site at http://www.irvine-sensors.com under the Investors section. The inclusion of the Company’s web site address in this prospectus does not include or incorporate by reference the information on the Company’s web site into this prospectus.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee currently consists of three directors, Dr. Brashears, Mr. Dumont, and Gen. Ragano, each of whom is “independent” as defined under the Nasdaq listing standards. The Nominating and Corporate Governance Committee identifies, screens and reviews potential directors and makes recommendations to the Board for management nominees for election to the Board at each annual meeting of stockholders and candidates to fill any vacancies on the Board. All director nominees are either selected or recommended for the Board’s selection, either by a majority of the independent directors of the Board or this committee comprised solely of independent directors. This Committee also reviews and recommends Company policies and procedures regarding corporate ethics and other corporate governance matters. The Nominating and Corporate Governance Committee held one meeting during fiscal 2006. The Board has adopted and approved a written charter for the Nominating and Corporate Governance Committee, and a copy of this charter is included as an appendix to the Company’s definitive proxy statement for the March 2004 Annual Meeting filed with the SEC. A copy of this charter also is posted on the Company’s web site at http://www.irvine-sensors.com under the Investors section. The inclusion of the Company’s web site address in this prospectus does not include or incorporate by reference the information on the Company’s web site into this prospectus.

When considering a potential candidate for membership on the Company’s Board, the Nominating and Corporate Governance Committee considers relevant business and industry experience and demonstrated character and judgment. There are no differences in the manner in which the Nominating and Corporate Governance Committee evaluates a candidate that is recommended for nomination for membership on the Company’s Board by a stockholder. Gen. Ragano, who had previously served as a director, was appointed to fill the vacancy on the Board created by the resignation of Dr. Carleone in November 2005. Mr. Looney recommended himself for nomination. Mr. Looney was nominated for election to our Board in recognition of his substantial ownership interest and in-depth knowledge of Optex, our significant subsidiary.

Although the Nominating and Corporate Governance Committee does not have a formal policy on stockholder nominations, it will consider stockholder nominations for directors submitted in accordance with the procedure set forth in Article II, Section 4 of the Company’s By-Laws. The procedure provides that a notice relating to the nomination must be timely given in writing to the Secretary of the Company prior to the meeting. To be timely, the notice must be delivered within the time permitted for submission of a stockholder proposal as described in our proxy statement. Such notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of each such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of the Company that are beneficially owned by such person and (iv) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including, without limitation, such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and (b) as to the stockholder giving the notice (i) the name and address of such stockholder as they appear on the Company’s books and (ii) the class and number of shares of the Company that are beneficially owned by such stockholder.

Code of Ethics. The Company has adopted a code of ethics and conduct that applies to all of its employees including its principal executive officer, its principal financial and accounting officer, and all members of its finance department performing similar functions. The full text of the Company’s code of ethics and conduct is posted on the Company’s web site at http://www.irvine-sensors.com under the Investors section. The Company intends to disclose future amendments to certain provisions of the Company’s code of ethics and conduct, or waivers of such provisions, applicable to the Company’s directors and executive officers, at the same location on the Company’s web site identified above. The inclusion of the Company’s web site address in this prospectus does not include or incorporate by reference the information on the Company’s web site into this prospectus.

Upon request, the Company will provide without charge to any person who so requests, a copy of its code of ethics and conduct. Requests for such copies should be submitted to the Corporate Secretary, at Irvine Sensors Corporation, 3001 Red Hill Avenue, Bldg. 4-108, Costa Mesa, California or by telephone at (714) 549-8211.

Director Compensation

Directors who are employees of the Company are not separately compensated for their services as directors or as members of committees of the Board. Directors who were not employees of the Company received a quarterly retainer of $2,500, $1,500 for each Board meeting attended, $750 for each Audit Committee meeting attended and $500 for each Compensation Committee attended in fiscal 2006. Before its termination in June 2006, the Company’s 2003 Stock Incentive Plan provided that (i) a new non-employee director be automatically granted a ten-year option, vesting in two equal annual installments upon completion of each of two years of service as director, to purchase 25,000 shares of the Company’s Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of the grant, and (ii) each non-employee director who had served as a director for more than six months and was re-elected for an additional term of service at an annual meeting, be automatically granted non-qualified options to purchase 10,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of such meeting. The 2003 Stock Incentive Plan and other prior stock option plans of the Company were terminated in June 2006 upon the adoption of the Company’s 2006 Omnibus Incentive Plan in June 2006 by the Company’s stockholders. The Compensation Committee may elect to make discretionary grants of non-qualified stock options or restricted stock to directors pursuant to the Company’s stock option plans. All existing options granted to directors, whether pursuant to the automatic or discretionary provisions of the Company’s option plans, have a term of ten years and an exercise price equal to the then-current market price of the Company’s Common Stock.

In February 2007, under our 2006 Omnibus Incentive Plan, we issued to each of Messrs. Dumont, Toffales, Richards, Kelly, Pike, Brashears and Gen. Ragano, restricted stock awards of 41,380 shares, 55,173 shares, 20,690 shares, 34,483 shares, 68,966 shares, 68,966 shares and 20,690 shares, respectively. Of the restricted shares granted, 20,690 shares, 20,690 shares, 13,793 shares, 13,793 shares, 34,483 shares, 34,483 shares and 13,793 shares granted to Messrs. Dumont, Toffales, Richards, Kelly, Pike, Brashears and Gen. Ragano, respectively, are presently nonvested with vesting occurring in three successive annual installments following the date of the grant.

In November 2005, under the automatic grant provisions of the 2003 Stock Incentive Plan, Gen. Ragano, a new non-employee director, received an initial grant of a ten-year option, vesting in two equal annual installments upon completion of each of two years of service as director, to purchase 25,000 shares of the Company’s Common Stock at the exercise price of $2.25 per share, the fair market value of the Common Stock on the date of the grant, as a result of his appointment to the Board. In January 2006, under the automatic grant provisions of the 2003 Stock Incentive Plan, Mr. Martin Hale, a non-employee director who resigned in September 2006, received an initial grant of a ten-year option, to vest in two equal annual installments upon completion of each of two years of service as director, to purchase 25,000 shares of the Company’s Common Stock at the exercise price of $3.16 per share, the fair market value of the Common Stock on the date of the grant, as a result of his appointment to the Board. The beneficial interest, if any, in the shares of Common Stock underlying the options granted to Mr. Hale, and the right to vote or dispose of the shares of Common Stock issuable upon exercise of such options by Mr. Hale, was held by Pequot Capital Management, Inc. pursuant to a contractual relationship between Mr. Hale and Pequot Capital Management, Inc. Due to his resignation in September 2006, the vesting provisions of Mr. Hale’s options were not satisfied, and the options were canceled.

In addition, one of the Company’s Board members, Mr. Toffales, may from time to time assist the Company in searching for potential companies to acquire. If the Company acquires another company introduced by Mr. Toffales, the Company has agreed that it would pay Mr. Toffales a success fee or his consulting firm, CTC Aero, in an amount equal to between 5% and 1% of the total purchase price paid by the Company for the acquisition, which percentage decreases based upon the total acquisition purchase price. In connection with a previous form of this agreement, in September 2005, Mr. Toffales received a discretionary grant of a ten-year, fully vested option to purchase 50,000 shares of Common Stock at an exercise price of $1.77 per share.

Compensation Committee Interlocks and Insider Participation

During fiscal 2006, Mr. Dumont, Dr. Kelly, Mr. Pike and Mr. Hale, until his resignation, served on the Compensation Committee. None of the members of the Compensation Committee was at any time during fiscal 2006 or at any other time an officer or employee of the Company. None of our executive officers has, during fiscal 2006, served on the board or the compensation committee of any other entity, any of whose officers served either on our Board or our Compensation Committee.

Compensation of Executive Officers

For fiscal years ended October 1, 2006, October 2, 2005 and October 3, 2004, the compensation awarded or paid to, or earned by the Company’s Chief Executive Officer, and each of the four other executive officers of the Company whose annual salary and bonus exceeded $100,000 in fiscal 2006 is shown in the following table:

SUMMARY COMPENSATION TABLE

	Fiscal Year	Annual Compensation		Long Term Compensation Securities Underlying Options/SARs (#)(1)	All Other Compensation ($)(2)
Name and Principal Positions		Salary ($)	Bonus ($)
John C. Carson	2006	$244,689	$—	—	$87,367
Chief Executive Officer and President	2005	232,536	—	250,000	87,884
	2004	200,572	100	150,000	93,138

John J. Stuart, Jr.	2006	225,043	—	—	76,158
Senior Vice President, Chief Financial Officer, Secretary and Treasurer	2005	200,776	—	225,000	76,587
	2004	187,627	100	150,000	80,129

Volkan Ozguz	2006	217,802	10,000	—	27,499
Senior Vice President, Chief Technical Officer	2005	179,907	3,250	70,000	26,712
	2004	123,472	3,350	13,938	40,249

Timothy Looney(3)	2006	135,000	—	—	16,955
Vice President of the Company and President of Optex Systems, Inc.	2005	—	—	—	—
	2004	—	—	—	—

Daryl L. Smetana(4)	2006	173,687	10,000	—	66,606
Vice President	2005	141,578	—	21,000	64,964
	2004	128,125	—	13,937	67,039

(1)	No SARs have been issued to the Named Executive Officers during the fiscal years represented.
(2)

Amounts in this column include the value of shares contributed to the named individual’s account in the Employee Stock Bonus Plan. See “Employee Stock Bonus Plan.” Amounts in this column also include the value of shares contributed to a Rabbi Trust to be held for the benefit of the named individuals pursuant to a non-qualified deferred compensation retirement plan. In October 2005, shares valued at $57,970 were contributed on behalf of Mr. Carson, shares valued at $46,808 were contributed on behalf of Mr. Stuart and shares valued at $43,774 were contributed on behalf of Mr. Smetana. In November 2004, shares valued at $53,817 were contributed on behalf of Mr. Carson, shares valued at $43,458 were contributed on behalf of Mr. Stuart and shares valued at $42,841 were contributed on behalf of Mr. Smetana. In June 2004, shares valued at $56,753 were contributed on behalf of Mr. Carson, shares valued at $45,828 were contributed on behalf of Mr. Stuart and shares valued at approximately $45,177 were contributed on behalf of Mr. Smetana. The plan is unfunded, and participants’ accounts represent unsecured claims against the Company. The Rabbi Trust was established by the Company and is subject to creditor claims. Shares held by the Rabbi Trust may be distributed to each plan beneficiary when they retire from service at a retirement age permitted under the Company’s Employee Stock Bonus Plan.

(3)	The named individual joined the Company in fiscal 2006.
(4)	The named individual became a Named Executive Officer in fiscal 2006.

Employment, Termination of Employment and Change-in-Control Agreements

In December 2005, we entered into a two-year employment agreement with Mr. Looney pursuant to which he became one of our vice presidents. Under this employment agreement, Mr. Looney receives an annual base salary of $180,000 and is eligible to participate in our incentive stock option programs made available to our executive officers for which Mr. Looney qualifies. In the event of Mr. Looney’s termination of employment (i) by us without cause, (ii) by Mr. Looney for good reason or (iii) without cause within six months in conjunction with or within six months following a change in control, we will continue to pay Mr. Looney his base salary through January 3, 2008.

We have no other employment, termination of employment and change-in-control agreements with any of our named executive officers.

Option Grants

No stock options or stock appreciation rights were granted during fiscal 2006 to our named executive officers.

Aggregated Option Exercises During Last Fiscal Year and Fiscal Year-End Option Values

The following table contains information relating to the exercise of stock options by the Named Executive Officers in fiscal 2006, as well as the number and value of their unexercised options as of October 1, 2006. No stock appreciation rights were exercised during such fiscal year or held by any Named Executive Officer as of October 1, 2006.

Name	Shares Acquired on Exercise(#)	Value Realized($)(1)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)(2)		Value of Unexercised In-the-Money Options at Fiscal Year-End($)(3)
			Exercisable	Unexercisable	Exercisable	Unexercisable
John C. Carson	25,000	$48,250	486,500	—	$6,000	$—
John J. Stuart, Jr.	150,000	4,500	317,750	—	10,200	—
Volkan Ozguz	5,000	—	123,437	—	9,100	—
Timothy Looney	—	—	—	—	—	—
Daryl L. Smetana	—	—	59,937	—	4,250	—

(1)	Represents the fair market value of the Company’s Common Stock on the date of exercise (based on the closing sales price reported on the Nasdaq Capital Market, formerly known as the Nasdaq SmallCap Market), less the exercise price, multiplied by the number of options, and does not necessarily indicate that the shares were sold by the optionee.

(2)	Includes both in-the-money and out-of-the money options.
(3)	Based on the fair market value of the Company’s Common Stock on the last trading day of fiscal 2006 ($1.32 per share), less the applicable exercise prices, multiplied by the number of options.

Employee Stock Bonus Plan

All of the Company’s employees are eligible to participate in the Employee Stock Bonus Plan (the “ESBP”), which is a tax-qualified retirement plan. Employees are enrolled in the ESBP as of the day following the date on which the employee completes at least one hour of work. In order to share in the Company’s contribution to the ESBP in any fiscal year of the ESBP (“Plan Year”), an employee must have worked a minimum of 1,000 hours during the Plan Year, and be employed by the Company at the end of the Plan Year. To date, the ESBP has been funded only with previously unissued shares of the Company’s common and preferred stock; thus the Company has not contributed any cash to the ESBP. The ESBP’s assets are allocated annually to the participating employees’ accounts in the respective ratios that each participating employee’s compensation for that year bears to the total compensation of participating employees. An employee’s participation in the ESBP terminates on his retirement, disability or death, at which time the employee will receive that portion of his or her account that has vested. Generally, an employee’s account vests at a rate of 20% per year and is 100% vested after five years of employment. All executive officers named in the Summary Compensation Table participate in the ESBP. In the fiscal years ended October 1, 2006, October 2, 2005 and October 3, 2004, and the 39 weeks ended July 1, 2007, the Company contributed approximately 505,600, 401,500, 532,300 and 600,000 shares of common stock, respectively, to the ESBP valued at $1,200,000, $900,000, $725,000 and $1,230,000, respectively, as of the date of contribution. The value of contributions to the accounts of the Named Executive Officers for fiscal 2006 has been included in “All Other Compensation” in the Summary Compensation Table.

Indemnification of Directors and Executive Officers

Under Section 145 of the Delaware General Corporation Law, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the 1933 Act. Our bylaws and certificate of incorporation provide that we will indemnify our directors and officers to the fullest extent permitted by law, and require us to advance litigation expenses under certain circumstances. Our bylaws and certificate of incorporation further provide that rights conferred under such bylaws and certificate of incorporation do not exclude any other right such persons may have or acquire under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Our certificate of incorporation provides that none of our directors shall be personally liable for monetary damages for breach of such director’s fiduciary duty to us and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

We have entered into agreements to indemnify our directors, the directors of certain of our subsidiaries and certain of our officers in addition to the indemnification provided for in our certificate of incorporation and bylaws. These agreements, among other things, indemnify our directors and certain of our officers for certain expenses, attorneys’ fees, judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in the right of us, on account of services as our director or officer, or as a director or officer of any other company or enterprise to which the person provides services at our request. We also maintains directors and officers liability insurance.

Related Party Transactions

Except as set forth below, since the beginning of fiscal 2006, there was no other transaction or series of similar transactions to which the Company was or is a party in which the amount involved exceeded or exceeds $60,000 and in which any director, executive officer, beneficial owner of more than 5% of any class of the Company’s voting securities, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest. It is anticipated that any future transactions between the Company and its officers, directors, principal stockholders and affiliates will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties and that such transaction will be reviewed and approved by the Company’s Audit Committee and a majority of the independent and disinterested members of the Board.

In May 2005, the Company entered into a one-year consulting agreement with one of its directors, Chris Toffales, and CTC Aero, LLC, of which Mr. Toffales is sole owner, pursuant to which Mr. Toffales and CTC Aero would provide strategic planning and business development consulting services to the Company. Mr. Toffales earned $100,900 during fiscal 2005, and has earned $234,000 since the beginning of fiscal 2006, for the provision of such services pursuant to this agreement. In August 2005, the Company amended and restated the agreement, pursuant to which amendment Mr. Toffales would provide services in connection with potential Initial Acquisition activities of the Company and the Company would pay a success fee in the event of the closure of such an Initial Acquisition. Mr. Toffales did not earn such a success fee during fiscal 2005; however, he earned a success fee of $500,000 in connection with the Initial Acquisition of Optex described below. Although this fee currently is payable in cash, the Company has received stockholder approval to pay the fee with 192,308 shares of Common Stock in lieu of cash. If this payment is made in Common Stock, the Company will also pay Mr. Toffales or CTC Aero a cash fee of $175,000 to offset the tax consequences of the stock payment. Mr. Toffales also earned $15,000 for due diligence services in connection with the Initial Acquisition. CTC Aero also has had a consulting relationship with an affiliate of Pequot. CTC Aero earned a fee of approximately $127,500 in connection with the closing of the private placement described below, which was paid by Pequot Private Equity Fund III, L.P. and Pequot Offshore Private Equity Partners III, L.P., the purchasers of the senior subordinated secured convertible notes issued in such private placement.

On December 30, 2005, the Company entered into an amendment to the consulting agreement with Mr. Toffales and CTC Aero to extend its term for three years to December 30, 2008, to increase the monthly consulting fee from $15,000 to $21,000 per month and to make all future acquisition success fees, if any, payable in unregistered shares of Common Stock in an amount equal to between 5% and 1% of the total purchase price paid by the Company for the acquisition, which percentage decreases based upon the total acquisition purchase price, and valued at the same per share purchase price as agreed upon in the applicable acquisition. The success fee shall not be less than $150,000. The Company also will pay an additional amount in cash equal to 35% of the success fee.

On December 30, 2005, pursuant to that certain stock purchase agreement dated December 30, 2005 between us and Mr. Looney, we purchased 70% of the outstanding capital stock of Optex from Mr. Looney in consideration for an initial cash payment of $14.0 million and an additional $64,200 which was paid in July 2006 after completion of Optex’s 2005 audit. Mr. Looney also has the potential to receive up to an additional $4.0 million in a cash earnout based upon the percentage of net cash flow generated from the Optex business for fiscal 2006 and each of the subsequent two fiscal years. We also entered into the buyer option agreement with Mr. Looney, whereby we agreed to purchase the remaining 30% of the issued and outstanding capital stock of Optex from Mr. Looney if certain conditions were met, including the approval by our stockholders of the issuance to Mr. Looney of 2,692,307 shares of our common stock as consideration for the exercise of the buyer option. The issuance of these shares was approved by our stockholders at the Annual Meeting of Stockholders in June 2006. In connection with the transaction in December 2005, Mr. Looney became an officer of the Company and remains an officer and director of Optex. Mr. Looney’s spouse was an officer and director of Optex until the consummation of the Initial Acquisition in December 2005, and remains employed by Optex. In June 2007, Mr. Looney was elected to our Board.

In December 2005, we also entered into a two-year employment agreement with Mr. Looney pursuant to which he became one of our vice presidents. Under this employment agreement, Mr. Looney receives an annual base salary of $180,000 and is eligible to participate in our incentive stock option programs made available to our executive officers for which Mr. Looney qualifies. In the event of Mr. Looney’s termination of employment (i) by us without cause, (ii) by Mr. Looney for good reason or (iii) without cause within six months in conjunction with or within six months following a change in control, we will continue to pay Mr. Looney his base salary through January 3, 2008. Mr. Looney also serves as the president and a director of Optex.

On December 29, 2006, we entered into amendments with Mr. Looney to the stock purchase agreement, the buyer option agreement and the escrow agreement between us and Mr. Looney dated December 30, 2005, in connection with our exercise of the buyer option and purchase of the remaining 30% of the issued and outstanding common stock of Optex Systems, Inc. from Mr. Looney. The amendments eliminated a block trade guarantee contained in the original buyer option agreement and shortened the indemnification escrow period relating to the acquisition of Optex by 6 months. Simultaneously with the execution of the amendments, we issued 2,692,307 shares of common stock to Mr. Looney in consideration for the remaining 30% of the issued and outstanding common stock of Optex, and Optex is now our wholly-owned subsidiary.

In consideration for the amendments, we issued an unsecured subordinated promissory note to Mr. Looney in the principal amount of $400,000, bearing interest at a rate of 11% per annum. The principal and accrued interest under this note shall be due and payable in full to Mr. Looney on the earlier of December 29, 2007 and the date the debt owed to our senior lenders is indefeasibly paid in full, unless earlier accelerated at Mr. Looney’s election upon certain events of default.

On January 17, 2007, we and Timothy Looney entered into a second amendment (the “Amendment”) to the Stock Purchase Agreement between us dated December 30, 2005 and previously amended on December 29, 2006. The original Stock Purchase Agreement was entered into in connection with the Company’s acquisition of the issued and outstanding common stock of Optex Systems, Inc. (“Optex”) from Mr. Looney. The Amendment amends the earnout provisions of the Stock Purchase Agreement by extending the earnout period from December 2008 to December 2009 and reducing the aggregate maximum earnout from $4.0 million to $3.9 million. The Amendment was entered into in consideration for a secured subordinated revolving promissory note (the “Note”) issued on January 17, 2007 by Optex to TWL Group, LP, a limited partnership owned by Mr. Looney, pursuant to which TWL Group may make advances from time to time to Optex of up to $2 million. The Note bears interest at 10% per annum and matures on the earlier of (i) February 27, 2009 and (ii) 60 days after the date the Company’s senior debt is paid in full or refinanced, unless earlier accelerated at TWL Group’s election upon certain events of default. So long as any indebtedness is outstanding under the Note, Optex generally will not be able to make any loan or advance, transfer any assets or otherwise make any payment to the Company, other than dividends, distributions, loans, advances, transfers or other payments in an aggregate amount not to exceed $2,250,000 per annum. Optex’s obligations under the Note are secured by a subordinated lien on all or substantially all of Optex’s assets, pursuant to a subordinated security agreement in favor of TWL Group, which is subordinated to the Company’s senior lenders. Mr. Looney is a Vice President of the Company, the President and a director of Optex, and a greater than 10% stockholder of the Company.

On December 30, 2005, we issued subordinated secured convertible notes in the original aggregate principal amount of $10.0 million and four-year warrants to purchase up to an aggregate of 1,346,154 shares of our common stock to Pequot in a private placement pursuant to that certain securities purchase agreement dated as of December 30, 2005 between us and Pequot in order to finance the acquisition of the outstanding capital stock of Optex. The notes were issued in two series, both of which bear interest at 3.5% per annum, which rate is subject to potential reduction over time. The Series 1 notes, with an aggregate face amount of $7,445,493, mature on December 30, 2009, and the Series 2 notes, with an aggregate face amount of $2,554,507, initially were set to mature on December 30, 2007, which maturity date has been extended to December 30, 2009 as described below. The Pequot warrants also were issued in two series, both of which are fully exercisable on or prior to December 30, 2009. The principal and interest under the notes initially was convertible into shares of common stock at an initial conversion price per share of $2.60 and the warrants initially were exercisable for shares of common stock at an initial exercise price per share of $3.10, in each case, subject to adjustment for stock splits, stock dividends, recapitalizations and the like and for certain price dilutive issuances. Subject to certain conditions and limitations, the principal and interest under the notes also may be repaid with shares of common stock. Interest payments are determined by dividing the aggregate amount of interest payable by a price, as of the applicable interest payment date, determined by multiplying 93% by the arithmetic average of the volume weighted average price of our common stock for each of the 20 consecutive trading days prior to the applicable payment date. We received net proceeds of approximately $9.8 million from the original sale of the convertible notes to Pequot in December 2005, after payment of approximately $223,000 in reimbursement of attorneys’ fees and expenses for counsel to Pequot incurred by them in connection with due diligence and the preparation and negotiation of the transaction documents relating to the sale of the notes. We did not receive any proceeds from the assignment of the notes by Pequot to Longview Fund and Alpha Capital in December 2006. We made total payments of approximately $200,000 to Pequot during 2006. We estimate that the total possible payments that we will be required to make to Longview Fund and Alpha Capital during 2007 will be approximately $1.1 million.

CTC Aero, LCC, of which one of our directors, Chris Toffales, is sole owner, earned a cash fee of approximately $127,500 in connection with the closing of the December 2005 private placement with Pequot described above, which was paid by Pequot.

On December 29, 2006, we entered into a Term Loan and Security Agreement with Longview Fund, LP and Alpha Capital Anstalt, pursuant to which we borrowed $8.25 million pursuant to a non-convertible term loan, of which approximately $5.9 million was used to pay in full our obligations to our senior lender, Square 1 Bank. The Loan Agreement provides that we shall make quarterly interest payments during the term of the term loan, which interest shall accrue at a rate of 11% per annum. At our election, we may pay interest under the term loan in shares of our common stock valued at 80% of the average of the three lower closing bid prices of the common stock for the twenty trading days ending on the trading day preceding the relevant interest payment date, provided that we have obtained approval of our stockholders, if necessary to do so, and there is no event of default.

In connection with the term loan, and pursuant to a Subscription Agreement and a Registration Rights Agreement entered into on December 29, 2006 among us, Longview and Alpha Capital, we issued five-year warrants to Longview and Alpha Capital to purchase up to an aggregate of 3,000,000 shares of common stock at an exercise price of $1.30 per share, subject to adjustment for stock splits, stock dividends, recapitalizations and the like. The exercise price, but not the number of shares issuable, under these warrants also is subject to adjustment in the event of a dilutive issuance. At our election, we may pay certain applicable liquidated damages under these warrants or the Registration Rights Agreement in shares of common stock to the extent that issuance of common stock does not exceed, absent stockholder approval, 145,507 shares when aggregated with any interest payments made in shares of common stock under the Loan Agreement. We have granted registration rights with respect to the shares of common stock issuable to Longview and Alpha Capital. We also have granted Longview and Alpha Capital a right of first offer on certain future issuances of securities by us.

Concurrently with the closing of the term loan, pursuant to an Assignment Agreement and Addendum entered into on December 29, 2006, Longview and Alpha Capital also purchased from Pequot all of their Series 1 and Series 2 notes in the original principal amount of $10 million, which had originally been issued by us in a private placement in December 2005.

As a result of the issuance of the warrants to Longview and Alpha Capital, the conversion price of the Series 1 and Series 2 notes was automatically reduced to $1.30 per share pursuant to the anti-dilution provisions in the notes. At such conversion price, the principal amount of the notes is presently convertible into 7,692,308 shares of common stock. The notes bear interest at 3.5% per annum, subject to potential reduction over time, and currently mature on December 30, 2009. Principal and interest under the notes is convertible into shares of common stock at a conversion price per share of $1.30, subject to adjustment for stock splits, stock dividends, recapitalizations and the like and for certain price dilutive issuances. Subject to certain conditions and limitations, the principal and interest under the notes also may be repaid with shares of common stock. In June 2006, our stockholders approved the conversion of the notes into an aggregate number of shares of common stock exceeding 19.99% of our outstanding common stock. We have granted registration rights with respect to the shares of common stock issuable upon repayment, conversion or exercise of the notes.

In connection with the assignment, Longview and Alpha Capital have agreed to waive the prior events of default previously alleged by Pequot under the notes, have agreed to extend the maturity date of the Series 2 notes from the original date of December 30, 2007 to December 30, 2009 (the same maturity date as the Series 1 notes) in accordance with the terms of the Series 2 notes, and have agreed to be subject to a blocker that would prevent each of Longview’s and Alpha Capital’s stock ownership at any given time from exceeding 4.99% of our outstanding common stock (which percentage may increase but never above 9.99%).

On December 28, 2006, prior to the assignment, we entered into a Letter Agreement with Pequot whereby Pequot Private Equity Fund III, L.P. waived its rights under that certain Side Letter dated December 30, 2005 to designate a director to serve on our Board of Directors. In addition, Pequot agreed to be subject to a blocker that would prevent their stock ownership at any given time from exceeding 9.9% of our outstanding common stock. In consideration for the Letter Agreement, we paid Pequot $25,000.

In connection with the assignment, on December 29, 2006, we entered into a Settlement Agreement and Mutual Release with Pequot to resolve all disputes regarding alleged events of default and certain other matters under the notes when they were held by Pequot, and to mutually release each other and related persons for claims and losses arising from actions taken prior to the assignment, including claims relating to the notes, any issuance of securities and any agreements or transactions between us and Pequot. The settlement also includes a mutual covenant not to sue for events prior to the assignment, and certain indemnification for events prior to the assignment. In consideration of the settlement, we agreed to pay Pequot a settlement payment of $1.25 million, accrued and unpaid interest of $539,446 on the notes from September 30, 2006 through December 29, 2006, and $230,000 as reimbursement for attorneys fees and expenses.

As previously disclosed, in a private placement in December 2005, we had issued to Pequot four-year warrants to purchase an aggregate of 1,346,154 shares of our common stock at an initial exercise price of $3.10 per share. As a result of the issuance of the warrants to the Longview and Alpha Capital, the exercise price of the Pequot warrants was automatically reduced to $1.30 per share and the number of shares issuable upon exercise of the Pequot warrants was automatically increased to an aggregate of 3,210,059 shares, pursuant to the anti-dilution provisions of the Pequot warrants. In connection with the settlement, Pequot exercised a portion of the Pequot warrants and purchased 1,346,154 shares of our common stock from us on December 29, 2006. In connection with the settlement, Pequot also agreed to a mandatory exercise of the Pequot warrants for an additional 902,267 shares for cash no later than March 14, 2007, provided that certain conditions are met, including that the shares can be resold under an effective registration statement and that the average daily volume-weighted average price of our common stock has, for any seven consecutive trading days following and during the effective resale registration of such shares exceeded 110% of the exercise price. Because certain of the specified conditions were not met by March 14, 2007, Pequot is not required to complete the mandatory exercise, but may exercise the remaining Pequot warrants in accordance with their terms, including on a “cashless exercise” basis.

The interest described above will be payable on the earliest of (i) the exercise after March 14, 2007 by Pequot of the Pequot warrants to purchase an aggregate of 902,267 shares as an offset to the aggregate exercise price therefor, (ii) such earlier date in cash at our election, or (iii) May 31, 2007 in cash. If such Pequot warrants are exercised on a cashless basis, we may pay a proportional amount of the interest in shares in the manner provided in the notes, subject to certain conditions. As provided in the notes, the number of shares issuable as payment for interest is determined by dividing the amount of the interest by 93% of the arithmetic average of the volume-weighted average price of our common stock for each of the 20 consecutive trading days prior to the payment date. We must pay Pequot interest at a rate of 18% per annum on the amount of unpaid interest for the period from March 14, 2007 until paid in full.

The attorneys fees reimbursement described above was payable on March 14, 2007. We must pay Pequot interest at a rate of 18% per annum on the amount of unpaid attorneys fees reimbursement for the period from March 14, 2007 until paid in full.

The Settlement Agreement provides that, upon the assignment, we and Pequot will not have any further rights, obligations or liabilities to each other under the notes, the security agreements or the guaranty that were assigned to Longview and Alpha Capital and, upon the full exercise of the Pequot warrants, we and Pequot will not have any further rights, obligations or liabilities to each other under the Securities Purchase Agreement dated December 30, 2005, as amended, except for certain indemnification rights, registration rights and certain other covenants applicable to the Pequot warrants. Upon completion of the assignment, the Securities Purchase Agreement (other than the surviving provisions described above) and the Side Letter were terminated. In addition, we and Pequot waived any existing defaults, breaches or noncompliance of each other under any of the original agreements and other instruments entered into in connection with the December 2005 private placement.

We believe Longview and Alpha Capital are not related parties, but the transactions with them are described above for the sole purpose of providing context for the transactions with Pequot.

The following table sets forth the dollar amount of each type of payment (including the value of any payments made or to be made in our common stock) in connection with the December 2005 and 2006 transactions with the selling stockholders that we have made or may be required to make to such selling stockholders, any affiliate of a selling stockholder, or any person with whom any selling stockholder has or had a contractual relationship regarding these transactions. The following disclosure does not include any repayment of principal under the subordinated secured convertible notes.

Selling Stockholder	Interest Payments ($)	Settlement Payment ($)	Other Payments ($)
Alpha Capital Anstalt	$315,000	$—	$500	(1)
Longview Fund, L.P.	2,234,200	—	2,800	(1)
Pequot Private Equity Fund III, L.P.	703,400	1,093,800	419,000	(2)
Pequot Offshore Private Equity Partners III, L.P.	100,500	156,200	59,900	(3)
Barbara Mittman	—	—	112,800	(4)
Jolie Kahn	—	—	75,200	(5)
Timothy Looney	466,000	—	79,000	(6)

(1)	Consists of the reimbursement of attorneys fees paid by the investor in connection with the December 2006 refinancing.
(2)	Consists of (i) reimbursement of attorneys fees, and (ii) a $21,911 fee payable in consideration of a blocking agreements entered into between such investor and Irvine Sensors.
(3)	Consists of (i) reimbursement of attorneys fees, and (ii) a $3,089 fee payable in consideration of a blocking agreements entered into between such investor and Irvine Sensors.
(4)	Consists of the reimbursement of the selling stockholders’ fees for legal services rendered to the selling stockholder, which was paid in cash and 30,000 shares of common stock.
(5)	Consists of the reimbursement of the selling stockholders’ fees for legal services rendered to the selling stockholder, which was paid in cash and 20,000 shares of common stock.
(6)	Consists of attorneys fees of investor incurred in the Initial Acquisition. Does not include the 2,632,307 shares of common stock issued to Mr. Looney in consideration for the remaining 30% of Optex’s capital stock.

We incurred a finder’s fee of $500,000 in connection with the Initial Acquisition of Optex in December 2005 and incurred investment banking fees of $425,000 in connection with the December 2006 refinancings. Neither the finder nor the investment bank are selling stockholders under this registration statement.

The following table sets forth certain information regarding the total possible profit the current holders of the subordinated secured convertible notes could realize as a result of the conversion discount for our common stock underlying the convertible notes.

Selling Stockholder	Market Price Per Share of Common Stock on December 30, 2005(1)	Market Price Per Share of Common Stock on December 29, 2006(1)	Conversion Price Per Share of Common Stock on December 29, 2006(2)	Total Possible Shares of Common Stock Underlying Convertible Notes(3)	Aggregate Market Price on December 30, 2005 of Total Possible Shares of Common Stock Underlying Convertible Notes(4)	Aggregate Market Price on December 29, 2006 of Total Possible Shares of Common Stock Underlying Convertible Notes(4)	Aggregate Conversion Price of Total Possible Shares of Common Stock Underlying Convertible Notes(5)	Total Possible Discount to the Market Price as of December 29, 2006(6)
Alpha Capital Anstalt	$2.39	$2.05	$1.30	1,109,517	$2,651,746	$2,274,510	$1,442,372	$832,138
Longview Fund, L.P.	2.39	2.05	1.30	7,066,744	16,889,518	14,486,825	9,186,767	5,300,058

(1)	Based on the closing sale price on the Nasdaq Capital Market.
(2)	The conversion price is fixed, but subject to adjustment for stock splits and the like and certain dilutive issuances. However, if conversion occurs on a payment due date, the conversion price is equal to 93% of the arithmetic average of the volume weighted average price of our common stock for each of the 20 consecutive trading days prior to such payment due date.
(3)	Assumes no interest payments and complete conversion of principal and accrued interest throughout the term of the notes. Shares issuable in the future upon conversion of accrued and unpaid interest are estimated based upon the amount of accrued and unpaid interest divided by an assumed market price of $1.60, which represents 93% of the arithmetic average of the volume weighted average price of our common stock for each of the 20 consecutive trading days prior to January 29, 2007, which date is being used here solely for purposes of this estimate.
(4)	Calculated by multiplying the market price per share on such date by the total possible shares of common stock underlying the convertible notes.
(5)	Calculated by multiplying the conversion price on December 29, 2006 by the total possible shares of common stock underlying the convertible notes.
(6)	Calculated by subtracting the total conversion price on December 29, 2006 from the aggregate market price of the total number of shares underlying the convertible notes on that date.

The following table sets forth certain information regarding the total possible profit the previous holders of the subordinated secured convertible notes could realize as a result of the conversion discount for conversion of interest that had accrued on the convertible notes during the time such notes were held by them.

Selling Stockholder	Market Price Per Share of Common Stock on December 30, 2005(1)	Conversion Price Per Share of Common Stock on December 30, 2005(2)	Total Possible Shares of Common Stock Underlying Convertible Notes Accrued Interest(3)	Aggregate Market Price of Total Possible Shares of Common Stock Underlying Convertible Notes Accrued Interest(4)	Aggregate Conversion Price of Total Possible Shares of Common Stock Underlying Convertible Notes Accrued Interest(5)	Total Possible Discount to the Market Price as of December 30, 2005(6)
Pequot Private Equity Fund III, L.P.	$2.39	$1.30	362,993	$867,553	$471,891	$395,662
Pequot Offshore Private Equity Partners III, L.P.	2.39	1.30	51,171	122,299	66,522	55,777

(1)	Based on the closing sale price on the Nasdaq Capital Market.
(2)	The conversion price (which was automatically reduced to $1.30 pursuant to the anti-dilution provision of the notes as a result of the issuance of the warrants to Longview and Alpha Capital) is fixed, but subject to adjustment for stock splits and the like and certain dilutive issuances. However, if conversion occurs on a payment due date, the conversion price is equal to 93% of the arithmetic average of the volume weighted average price of our common stock for each of the 20 consecutive trading days prior to such payment due date.
(3)	Assumes complete conversion of accrued interest. Shares issuable in the future upon conversion of accrued and unpaid interest are estimated based upon the amount of accrued and unpaid interest divided by an assumed market price of $1.60, which represents 93% of the arithmetic average of the volume weighted average price of our common stock for each of the 20 consecutive trading days prior to January 29, 2007, which date is being used here solely for purposes of this estimate.
(4)	Calculated by multiplying the market price per share on December 30, 2005 by the total possible shares of common stock underlying the convertible notes.

72

(5)	Calculated by multiplying the conversion price on December 30, 2005 by the total possible shares of common stock underlying the convertible notes.
(6)	Calculated by subtracting the total conversion price on December 30, 2005 from the aggregate market price of the total number of shares underlying the convertible notes on that date.

The following table sets forth certain information regarding the total possible profit to be realized as a result of any conversion discounts for our common stock underlying any other warrants, options, notes, or other securities that we issued to the selling stockholders or any affiliates of the selling stockholders in connection with the December 2005 and 2006 transactions.

Selling Stockholder	Market Price Per Share of Common Stock on December 30, 2005(1)	Market Price Per Share of Common Stock on December 29, 2006(1)	Exercise Price Per Share of Common Stock on December 29, 2006(2)	Total Possible Shares of Common Stock Underlying Warrants(3)	Aggregate Market Price on December 30, 2005 of Total Possible Shares of Common Stock Underlying Warrants(4)		Aggregate Market Price on December 29, 2006 of Total Possible Shares of Common Stock Underlying Warrants(4)	Aggregate Exercise Price of Total Possible Shares of Common Stock Underlying Warrants(5)	Total Possible Discount to the Market Price as of December 29, 2006(6)
Alpha Capital Anstalt	$2.39	$2.05	$1.30	411,000	$	N/A	$842,550	$534,300	$308,250
Longview Fund, L.P.	2.39	2.05	1.30	2,589,000		N/A	5,307,450	3,365,700	1,941,750
Pequot Private Equity Fund III, L.P.	2.39	2.05	1.30	2,813,454		6,724,155	5,767,581	3,657,490	2,110,091
PequotOffshore PrivateEquity Partners III, L.P.	2.39	2.05	1.30	396,605		947,886	813,040	515,587	297,453

(1)	Based on the closing sale price on the Nasdaq Capital Market.
(2)	The exercise price is fixed, but subject to adjustment for stock splits and the like and certain dilutive issuances. The warrants held by Pequot were issued on December 30, 2005 at an initial exercise price of $3.10 per share, but the exercise price was automatically adjusted on December 29, 2006 to $1.30 per share pursuant to the terms of the warrants.
(3)	Assumes complete exercise of the warrants. The warrants held by Pequot were issued on December 30, 2005 and were initially exercisable by Pequot Private Equity Fund III, L.P. for an aggregate of 1,179,836 shares and by Pequot Offshore Private Equity Partners III, L.P. for an aggregate of 166,318 shares, but the number of shares underlying such warrants was automatically adjusted on December 29, 2006 to 2,813,454 shares underlying warrants held by Pequot Private Equity Fund III, L.P. and 396,605 shares underlying warrants held by Pequot Offshore Private Equity Partners III, L.P., pursuant to the terms of the warrants.
(4)	Calculated by multiplying the market price per share on such date by the total possible shares of common stock underlying the warrants.
(5)	Calculated by multiplying the exercise price on December 29, 2006 by the total possible shares of common stock underlying the warrants.
(6)	Calculated by subtracting the total exercise price on December 29, 2006 from the aggregate market price of the total number of shares underlying the warrants on that date.

In July 2007, we entered into a Loan Agreement, a secured non-convertible Promissory Note and an Omnibus Security Interest Acknowledgement with Longview, pursuant to which we borrowed $2.0 million from Longview. Interest under the Promissory Note accrues at a rate of 12% per annum and is payable together with the unpaid principal amount when the Promissory Note matures on January 19, 2008. We had the right to prepay on or prior to August 15, 2007, all of the outstanding principal under the Promissory Note by paying to Longview an amount equal to 120% of the principal amount of the Promissory Note, together with accrued but unpaid interest. We declined prepay the Promissory Note, and pursuant to its terms, the principal amount of the Promissory Note was automatically increased by $100,000 on August 15, 2007 and on August 15, 2007, we issued to Longview 300,000 unregistered shares of our common stock (which shares were in lieu of a $400,000 cash continuation fee for continuing the term of the Promissory Note beyond August 15, 2007) and a five-year warrant to purchase 500,000 unregistered shares of our common stock at a price equal to the lesser of $1.56 or the average of the closing bid prices of our common stock for the five trading days preceding August 15, 2007, subject to adjustment for stock splits, stock dividends, recapitalizations and the like. The fair value of the 300,000 shares of common stock, the warrant to purchase 500,000 shares of common stock and the cash payment of $100,000 will be recorded as a discount on the debt and amortized to interest expense over the term of the Promissory Note.

        Our obligations under this Loan, including obligations under the Promissory Note and Loan Agreement, are secured by a lien on all or substantially all of our assets, the assets of our subsidiaries, and the capital stock of our subsidiaries held by us, pursuant to already existing security agreements and guarantees dated December 30, 2005 and December 29, 2006 between us and our subsidiaries on the one hand and Longview and/or Alpha Capital on the other, and additionally pursuant to an Unconditional Guaranty between Optex and Longview. Such security interests and guarantees are granted on a pari passu basis with the already existing senior security interests and guarantee rights held Longview and Alpha Capital.

In connection with the Loan, Longview and Alpha Capital have waived various rights, including the right, pursuant to certain technical defaults, among other things to accelerate or demand repurchase of the obligations under any agreement or instrument between us and/or our subsidiaries and Longview and/or Alpha Capital and exercising remedies with respect to collateral. Notwithstanding the foregoing, Longview, Alpha Capital and we have agreed that (i) waiver of a failure to register the shares of our common stock issued or issuable to Longview and Alpha Capital pursuant to various instruments shall not constitute a waiver of any default interest or liquidated damages that may have accrued or will accrue with respect to such default; (ii) such waiver shall continue only so long as Tim Looney, TWL Group, L.P. or their affiliates do not attempt to accelerate or collect any obligations owed to them by us or Optex; and (iii) subject to the foregoing, the deadline to register any such shares issued or issuable to Longview and Alpha Capital was extended until October 19, 2007.

In connection with the Loan, we also agreed that, for so long as the Series 1 and Series 2 notes remain outstanding and held by Longview, except for certain excepted issuances, we will not, without the prior written consent of Longview, enter into an agreement to issue any individual equity security, convertible debt security or other individual security convertible into our common stock or equity at a price that would trigger the anti-dilution provisions set forth in the Series 1 and Series 2 notes; provided however, that no consent of Longview is required for the issuance of any convertible security that has an exercise price or conversion price above the conversion price as defined in the Series 1 and Series 2 notes.

73

The following table sets forth certain information regarding securities transactions prior to December 2005 between the selling stockholders, any affiliates of the selling stockholders, or any person with whom any selling stockholder has a contractual relationship regarding the December 2005 and 2006 transactions.

Selling Stockholder	Transaction Date	No. of Shares of Common Stock Outstanding Prior to Transaction	No. of Shares of Common Stock Outstanding Prior to Transaction Held by Non- Selling Stockholders	No. of Shares of Common Stock Issued or Issuable in Connection with the Transaction	Percentage of Total Issued and Outstanding Common Stock Issued or Issuable in the Transaction(1)	Market Price Per Share Immediately Prior to Transaction	Current Market Price Per Share(2)
Longview Fund, L.P. and affiliates	12/11/03	13,767,619	13,767,619	1,125,000	10.5%	$2.26	$1.29
Alpha Capital Anstalt	12/11/03	13,767,619	13,767,619	125,000	1.2	2.26	1.29
Alpha Capital Anstalt	5/29/02	5,826,732	5,826,732	325,000	6.6	2.28	1.29

(1)	Assumes full issuance and calculated by dividing the number of shares issued or issuable in connection with the applicable transaction by the number of shares issued and outstanding prior to the applicable transaction and held by persons other than the selling stockholders, our affiliates, or affiliates of the selling stockholders.
(2)	Represents the closing sales price of the Company’s common stock on the Nasdaq Capital Market as of August 17, 2007.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table provides information concerning beneficial ownership of our common stock as of August 15, 2007, by:

•	each stockholder, or group of affiliated stockholders, that we know beneficially owns more than 5% of our outstanding common stock;

•	each of our named executive officers;

•	each of our directors;

•	all of our directors and executive officers as a group; and

•	the selling stockholders.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and generally includes voting power and/or investment power with respect to the securities held. Shares of common stock subject to options currently exercisable or exercisable within 60 days of August 15, 2007, are deemed outstanding and beneficially owned by the person holding such options for purposes of computing the number of shares and percentage beneficially owned by such person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated in the footnotes to this table, and subject to applicable community property laws, the persons or entities named have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

The percentages shown in the table are based on 26,840,191 shares of common stock outstanding on August 15, 2007. Shares of common stock subject to options, warrants or other convertible securities which are exercisable within 60 days of January 26, 2007, are deemed to be beneficially owned by the person holding such options, warrants or other convertible securities for the purpose of computing the percentage of ownership of such person but are not treated as outstanding for the purpose of computing the percentage of any other person. Except as described in the preceding sentence, shares issuable upon exercise of outstanding options, warrants and other convertible securities are not deemed to be outstanding.

The table assumes that the selling stockholders sell all the shares of our common stock offered by them under this prospectus and sell none of the other shares of our common stock owned by the selling stockholders, if any. We cannot estimate the number of shares that will be held by the selling stockholders after completion of this offering because the selling stockholders may sell all or some of the shares and because there currently are no agreements, arrangements or understandings with respect to the sale of any of the shares. The term “selling stockholder” or “selling stockholders” includes the stockholders listed below and their transferees, assignees, pledgees, donees or other successors. Each selling stockholder reserves the right to accept or reject, in whole or in part, any proposed sale of shares. Each selling stockholder also may offer and sell less than the number of shares indicated. No selling stockholder is making any representation that any shares covered by this prospectus will or will not be offered for sale. Except as indicated below in this section, we are not aware of any material relationship between us and a selling stockholder within the past three years other than as a result of a selling stockholder’s beneficial ownership of our common stock.

Unless otherwise indicated, the principal address of each of the stockholders below is c/o Irvine Sensors Corporation, 3001 Red Hill Avenue, Costa Mesa, California 92626.

	Shares Beneficially Owned Prior to Offering (1)		Shares Being Offered	Shares Beneficially Owned After Offering
	Number	Percent		Number	Percent
Name and Address of Beneficial Owner
Mel R. Brashears	793,966(2)	2.9%	—	793,966	2.9%
John C. Carson	4,943,414(3)(4)(15)(16)(17)	18.2	—	4,943,414	18.2
Marc Dumont	149,522(5)	*	—	149,522	*
Thomas M. Kelly	138,483(6)	*	—	138,483	*
Volkan Ozguz	176,474(7)	*	—	176,474	*
Daryl L. Smetana	236,051(8)	*	—	236,051	*
Clifford Pike	228,966(9)	*	—	228,966	*
Frank Ragano	46,833(10)	*	—	46,833	*
Robert G. Richards	499,121(11)	1.8	—	499,121	1.8
John J. Stuart, Jr.	3,923,398(4)(12)(15)(16)(17)	14.5	—	3,923,398	14.5
Chris Toffales	401,481(13)	1.5	192,308	209,173	*
Timothy Looney	2,699,461	10.1	2,692,307	7,154	*
All directors and executive officers as a group (12 persons)	11,152,888(14)	37.6	2,884,615	8,268,273	31.0

5% Stockholders Not Listed Above:
Wilmington Trust Company TTEE Irvine Sensors Corporation Cash or Deferred & Stock Bonus Plan Ret. Plan	3,207,322(16)		11.9	—		3,207,322		11.9

Selling Stockholders:
Alpha Capital Anstalt (26)	1,043,692	(30)	3.74	551,134	(31)	492,558	(32)	1.8
Longview Fund, L.P. (25)	1,339,325	(27)	4.99	3,471,742	(28)	1,339,325	(29)	4.99
Pequot Private Equity Fund III, L.P. (24)	2,398,949	(18)	8.4	1,483,221	(19)	915,728	(20)	3.4
Pequot Offshore Private Equity Partners III, L.P. (24)	337,614(21)		1.3	209,088(22)		128,526	(23)	*
Timothy Looney (33)	2,699,461		10.1	2,692,307		7,154		*
CTC Aero, LLC	192,308(34)		*	192,308		—		—

*	Represents beneficial ownership of less than 1% of the outstanding shares of common stock.

(footnotes continued on next page)

(footnotes from prior page)

(1)	Shares owned and percentages for Mr. Carson, Mr. Stuart and all current directors and executive officers as a group are partially duplicative, since the voting or investment power over shares of common stock held by the Company’s Employee Stock Bonus Plan and the Company’s Deferred Compensation Plan are held by the respective administrative committees of those Plans of which Mr. Carson and Mr. Stuart are members, and by extension the group of all current directors and executive officers which includes Mr. Carson and Mr. Stuart, and are thereby deemed to each hold the voting or investment power of the shares of common stock held by those Plans. (See footnotes 15, 16 and 17).
(2)	Includes 725,000 shares issuable upon exercise of common stock options exercisable within 60 days of August 15, 2007.
(3)	Includes 400,000 shares issuable upon exercise of common stock options exercisable within 60 days of August 15, 2007. Also includes holdings of his wife, including amounts held as separate property.
(4)	Reflects shares of common stock held by our Employee Stock Bonus Plan. The named individual has limited ability to direct the liquidation of assets in his subaccount in contemplation of retirement, subject to restrictions imposed by the Administrative Committee (See footnote 16). Also reflects shares held by our Deferred Compensation Plan. The named individual has ownership interests in these shares upon retirement, for which he is presently eligible, but no ability to direct disposition or voting of the shares prior to retirement (See footnote 17).
(5)	Includes 104,000 shares issuable upon exercise of common stock options exercisable within 60 days of August 15, 2007.
(6)	Includes 104,000 shares issuable upon exercise of common stock options exercisable within 60 days of August 15, 2007.
(7)	Includes 123,437 shares issuable upon exercise of common stock options exercisable within 60 days of August 15, 2007.
(8)	Includes 59,937 shares issuable upon exercise of common stock options exercisable within 60 days of January 26, 2007. Also reflects shares of common stock held by our Employee Stock Bonus Plan, but the named individual has limited ability to direct the liquidation of assets in his subaccount, subject to restrictions imposed by the administrative committee (See footnote 16). Also reflects shares held by our Deferred Compensation Plan, but the named individual has ownership interests in these shares upon retirement, for which he is presently eligible, but no ability to direct disposition or voting of the shares prior to retirement (See footnote 17).
(9)	Includes 160,000 shares issuable upon exercise of common stock options exercisable within 60 days of August 15, 2007.
(10)	Includes 25,000 shares issuable upon exercise of common stock options exercisable within 60 days of August 15, 2007.
(11)	Includes 409,000 shares issuable upon exercise of common stock options exercisable within 60 days of August 15, 2007. Also reflects shares of common stock held by our Employee Stock Bonus Plan, but the named individual has limited ability to direct the liquidation of assets in his subaccount, subject to restrictions imposed by the administrative committee (See footnote 16).
(12)	Includes 226,540 shares held by the Stuart Family Trust, of which Mr. Stuart is a trustee, and 286,500 shares issuable upon exercise of common stock options exercisable within 60 days of August 15, 2007. Also reflects shares of common stock held by our Employee Stock Bonus Plan, but the named individual has limited ability to direct the liquidation of assets in his subaccount, subject to restrictions imposed by the administrative committee (See footnote 16).
(13)	Includes 154,000 shares issuable upon exercise of common stock options exercisable within 60 days of August 15, 2007. Also includes 192,308 shares issuable to CTC Aero, which is wholly-owned by Mr. Toffales, in lieu of a consulting fee earned in connection with the Initial Acquisition of Optex.
(14)	Includes 2,824,829 shares issuable upon exercise of common stock options and warrants exercisable within 60 days of August 15, 2007, which represents the sum of all such shares issuable upon exercise of options and warrants held by all executive officers and directors as a group.
(15)	The named individual is a member of the Administrative Committee (see footnote 16) and the Deferred Plan Administrative Committee (see footnote 17), and has shared voting and investment power over the shares held by the Company’s Employee Stock Bonus Plan and Deferred Compensation Plan.
(16)	An administrative committee (the “Administrative Committee”), currently comprised of John C. Carson, John J. Stuart, Jr. and Carolyn Hoffman, has the right to receive and the power to direct the receipt of dividends from or the proceeds from the sale of the securities held by the Irvine Sensors Corporation Cash or Deferred & Stock Bonus Plan Ret. Plan and the Employee Stock Bonus Plan for the benefit of the Company’s employees. The Administrative Committee has voting and investment power over all securities held under such plan.

(17)	An administrative committee (the “Deferred Plan Administrative Committee”), currently comprised of John C. Carson, John J. Stuart, Jr. and Carolyn Hoffman, has the right to receive and the power to direct the receipt of dividends from or the proceeds from the sale of the securities held by the Irvine Sensors Deferred Compensation Plan, for the benefit of key Company employees. The Deferred Plan Administrative Committee has voting and investment power over all securities held under such plan.
(18)	Includes 765,329 shares of our common stock. Also includes 1,633,620 shares of common stock issuable upon exercise of the Series 1 and Series 2 warrants, which shares are subject to a blocker that would prevent such selling stockholder and its affiliates aggregate ownership at any given time from exceeding 9.9% of the then outstanding stock (the “9.9% Blocker”).
(19)	Consists of shares of (i) 697,835 shares of common stock; and (ii) 785,386 shares of our common stock issuable upon exercise of Class A Warrants.
(20)	Includes 67,494 shares of our common stock. Also includes 848,234 shares of common stock issuable upon exercise of the Series 1 and Series 2 warrants, which shares are subject to the 9.9% Blocker.
(21)	Includes 107,329 shares of our common stock. Also includes 230,285 shares of common stock issuable upon exercise of the Series 1 and Series 2 warrants, which shares are subject to the 9.9% Blocker.
(22)	Consists of (i) 98,319 shares of common stock; and (ii) 110,769 shares of our common stock issuable upon exercise of Class A Warrants.
(23)	Includes 9,010 shares of our common stock. Also includes 119,516 shares of common stock issuable upon exercise of the Series 1 and Series 2 warrants, which shares are subject to the 9.9% Blocker.
(24)	Pequot Capital Management, Inc. is the investment manager/advisor of, and exercises sole investment discretion over, Pequot Private Equity Fund III, L.P. and Pequot Offshore Private Equity Partners III, L.P., and as such, has voting and dispositive power over these shares. The address of Pequot Capital Management, Inc. is 500 Nyala Farm Road, Westport, CT 06880. Arthur J. Samberg is the executive officer, director and controlling shareholder of Pequot Capital Management, Inc.
(25)	The address of Longview Fund, L.P. is c/o Viking Asset Management, LLC, 600 Montgomery Street, 44th Floor, San Francisco, CA 94111. Peter T. Benz exercises voting and investment control with respect to the shares of common stock held by this selling stockholder.
(26)	The address of Alpha Capital Anstalt is Pradafant 7, Furstatums 9490, Vadus, Lichtenstein. Konrad Ackerman and Reinhold Wohlwerd exercise voting and investment control with respect to the shares of common stock held by this selling stockholder.
(27)	Includes 250,000 shares of our common stock. Also includes an aggregate of (i) 5,888,461 shares of common stock issuable upon conversion of principal under the Series 1 and Series 2 notes; (ii) 152,511 shares of common stock that may be issuable upon conversion of accrued interest under the Series 1 and Series 2 notes; and (iii) 3,089,000 shares issuable upon the exercise of Class A warrants, all of which are subject to a blocker that would prevent such selling stockholders’ ownership at any given time from exceeding 4.99% of our outstanding common stock, which may be increased to a maximum of 9.99% of our then outstanding common stock upon 61 days prior written notice from such stockholders (the “Blocker”). Absent the Blocker, the selling stockholder would hold an aggregate of 9,227,461 shares or 25.8% of the shares beneficially owned prior to the offering.

(28)	Consists of (i) 3,319,231 shares of our common stock issuable upon conversion of principal under the Series 1 and Series 2 notes; and (ii) 152,511 shares issuable upon conversion of accrued interest under the Series 1 and Series 2 notes, provided however, all such issuances are subject to the Blocker.
(29)	Includes 250,000 shares of our common stock and 25,000 shares issuable upon exercise of an outstanding warrant. Also includes an aggregate of (i) 2,569,230 shares of common stock issuable upon conversion of principal under the Series 1 and Series 2 notes; and (ii) 3,089,000 shares of common stock issuable upon exercise of Class A Warrants, both of such issuances are subject to the Blocker. Absent the Blocker, the selling stockholder would hold an aggregate of 5,775,719 shares of common stock or 17.8% of the shares beneficially owned after the offering.
(30)	Includes 25,000 shares issuable upon exercise of an outstanding warrant. Also includes an aggregate of (i) 607,692 shares of common stock issuable upon conversion of principal under the Series 1 and Series 2 notes; (ii) 24,211 shares issuable upon conversion of accrued interest under the Series 1 and Series 2 notes; (iii) 411,000 shares of common stock issuable upon the exercise of Class A Warrants, all of such issuances are subject to the Blocker.
(31)	Consists of (i) 526,923 shares of our common stock issuable upon conversion of principal under the Series 1 and Series 2 notes; and (ii) 24,211 shares issuable upon conversion of accrued interest under the Series 1 and Series 2 notes, provided however, all such issuances are subject to the Blocker.
(32)	Includes an aggregate of (i) 80,769 shares of common stock issuable upon conversion of principal under the Series 1 and Series 2 notes; and (ii) 411,000 shares of common stock issuable upon the exercise of Class A Warrants, all of such issuances are subject to the Blocker. Also includes 25,000 shares of common stock issuable upon exercise of an outstanding warrant.
(33)	The address for Timothy Looney is c/o Optex Systems, Inc., 1420 Presidential Drive, Richardson, Texas 75081. Also reflects shares of common stock held by the Company’s Employee Stock Bonus Plan, but the named individual has limited ability to direct the liquidation of assets in his subaccount, subject to restrictions imposed by the administrative committee (See footnote 16). Mr. Looney became one of our directors in June 2007.
(34)	Consists of shares issuable in lieu of a consulting fee earned in connection with the Initial Acquisition, CTC Aero, LLC is wholly-owned by Mr. Toffales. The address for CTC Aero, LLC is c/o Chris Toffales at Irvine Sensors Corporation, 3001 Redhill Avenue, Costa Mesa, CA 92626.

DESCRIPTION OF CAPITAL STOCK OF IRVINE SENSORS CORPORATION

General

The Company’s authorized capital stock consists of 80 million shares of common stock, $0.01 par value per share, and 500,000 shares of preferred stock, $0.01 par value per share. Based on the number of shares, options and warrants outstanding as of August 15, 2007, there were 26,840,191 outstanding shares of common stock, outstanding options to purchase 4,374,690 shares of common stock and outstanding warrants to purchase 6,144,898 shares of common stock.

Common Stock

As of August 15, 2007, there were 26,840,191 shares of common stock outstanding. Holders of the common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders. Holders of common stock are entitled to receive ratably any dividends that may be declared by the Board out of legally available funds, subject to any preferential dividend rights of any outstanding preferred stock. Upon the Company’s liquidation, dissolution or winding up, the holders of common stock are entitled to receive ratably the Company’s net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are fully paid and nonassessable. Assuming that all shares of the Company’s common stock are issued upon conversion or exercise of all convertible notes and warrants described in this prospectus, then the Company would have outstanding an aggregate of approximately 44 million shares of common stock. The rights, preferences and privileges of holders of common stock are also subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock which the Company may designate and issue in the future without further stockholder approval.

Preferred Stock

The Board is authorized without further stockholder approval to issue from time to time up to an aggregate of 500,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights, qualifications, limitations or restrictions of the shares of each series, including the dividend rights, dividend rates, conversion rights, voting rights, term of redemption including sinking fund provisions, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series without further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of management without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. As of August 15, 2007, there were no shares of preferred stock outstanding. The Company has no present plans to issue any shares of preferred stock.

Anti-Takeover Provisions

Delaware Law. The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. Section 203 prevents Delaware corporations, including those that are listed on The Nasdaq Capital Market, from engaging in a business combination involving a merger or sale of more than 10% of the corporation’s assets, with any interested stockholder, that is, a stockholder who owns 15% or more of the corporation’s outstanding voting stock, as well as affiliates and associates of any such person, for three years following the date that such stockholder became an interested stockholder unless:

•	the transaction that resulted in the stockholder becoming an interested stockholder was approved by the board of directors prior to the date the interested stockholder attained such status;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by (i) persons who are directors as well as officers; and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

A Delaware corporation may opt out of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. The Company has not opted out of the provisions of this anti-takeover law. This statute could prohibit or delay mergers or other takeover or change-of-control attempts with respect to the Company and, accordingly, may discourage attempts to acquire the Company.

Charter and Bylaw Provisions. There are provisions in the Company’s amended and restated certificate of incorporation and amended and restated bylaws that may make it more difficult to acquire control of the Company by various means. These provisions could deprive the stockholders of opportunities to realize a premium on the shares of common stock owned by them. In addition, these provisions may adversely affect the prevailing market price of the stock. These provisions are intended to:

•	enhance the likelihood of continuity and stability in the composition of the Board and in the policies formulated by the Board;

•	discourage the types of transactions which may involve an actual or threatened change in control of the Company;

•	discourage tactics that may be used in proxy fights;

•	encourage persons seeking to acquire control of the Company to consult first with the Board of Directors to negotiate the terms of any proposed business combination or offer; and

•

reduce the Company’s vulnerability to an unsolicited proposal for a takeover that does not contemplate the Initial Acquisition of all the Company’s outstanding shares or that is otherwise unfair to the Company’s stockholders.

Filling Vacancies on the Board of Directors. Subject to the rights of the holders of any outstanding series of Preferred Stock, the bylaws authorize only the Board to fill vacancies, including newly created directorships. Accordingly, this provision could prevent a stockholder from obtaining majority representation on the Board by enlarging the Board of Directors and filling the new directorships with its own nominees.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. The bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder’s notice must be delivered to or mailed and received at the Company’s principal executive offices not less than 120 days prior to the one year anniversary of the date on which the Company’s proxy statement for the prior year’s meeting was mailed to stockholders. The bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

Authorized but Unissued Shares. The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate Initial Acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

Registration Rights. Pursuant to our registration rights agreements between the Company and the Selling Stockholders, the Company is obligated to register for resale all shares of common stock issued or issuable to such Selling Stockholders in connection with the December 2005 and 2006 transactions. Accordingly, the registration statement, of which this prospectus forms a part, covers (i) all currently outstanding shares of common stock that have been issued to the Selling Stockholders; and (ii) all shares of common stock issuable upon conversion of principal under the notes and exercise of the warrants held by the Selling Stockholders, based upon current conversion and exercise prices. The registration statement also covers a number of shares of common stock issuable upon conversion of accrued and unpaid interest, based upon the Company’s good faith estimate based upon the total amount of accrued and unpaid interest payable under the notes divided by an assumed market price of $1.60, which represents 93% of the arithmetic average of the volume weighted average price of the Company’s common stock for each of the 20 consecutive trading days prior to January 29, 2007, which date is being used here solely for purposes of this estimate. The registration statement also covers an additional 145,507 shares issuable for payment of accrued interest under the Term Note, based upon the Company’s good faith estimate, subject to limitations imposed by the rules of the Nasdaq Stock Market, based upon the interest rate of 11% per annum multiplied by the aggregate original principal amount of the Term Note and divided by an assumed market price of $1.248, which represents 80% of the average of the three lower closing bid prices of the Company’s common stock for the 20 trading days ending on the trading day preceding January 29, 2007, which date is being used here solely for purposes of this estimate. The registration statement also covers an additional 25,000 shares of common stock issuable upon exercise of a warrant issued to one of the Selling Stockholders, Alpha Capital, in December 2003 because of prior registration rights granted Alpha Capital in connection with that December 2003 transaction.

In the event that the conversion and exercise prices of, or number of shares underlying the notes and warrants are automatically adjusted in the future pursuant to the terms of the notes and warrants, the Company will amend the registration statement to include such additional shares resulting from such adjustment. In the event that the number of shares issued upon conversion of accrued and unpaid interest under the notes exceeds the Company’s good faith estimate because the actual market price at the time of any interest payment under the notes differs from the assumed market price, the Company also will amend the registration statement to include such additional shares. Although the Company has no obligations to the Selling Stockholders to seek stockholder approval to issue in excess of 145,507 shares for payment of accrued interest under the term loan, if the Company decides to do so in the future and obtains such stockholder approval, it will amend the registration statement to include such additional shares.

The Company has also entered into a registration rights agreement with Richard Behfarin, one of the Company’s former consultants, providing Mr. Behfarin with rights to require the Company to register his shares of common stock with the SEC for resale. The Company also has entered into registration rights agreements with Timothy Looney, the Company’s Vice-President, Pequot, Longview, Alpha Capital, Ms. Mittman and Ms. Kahn, and intends to register certain shares of common stock issuable to Chris Toffales, the Company’s director, or CTC Aero, LLC, a consulting firm owned by Mr. Toffales. In addition, the Company is a party to registration rights agreements with various other third parties.

Warrants. As of August 15, 2007, various third parties held outstanding warrants to purchase 6,144,898 shares of the Company’s common stock at prices ranging from $1.00 to $2.99.

Subordinated Secured Convertible Notes. As of August 15, 2007, Longview held outstanding subordinated secured convertible notes the principal of which is convertible into 5,888,461 shares of the Company’s common stock and Alpha Capital held outstanding subordinated secured convertible notes the principal of which is convertible into 607,692 shares of the Company’s common stock.

Transfer Agent and Registrar. The Transfer Agent and Registrar for the Company’s common stock is Mellon Investor Services.

Listing, The Company’s shares of common stock are listed on The Nasdaq Capital Market under the symbol “IRSN” and on The Boston Stock Exchange under the symbol “ISC.”

PLAN OF DISTRIBUTION

Pequot and any of their pledgees, donees, transferees, assignees and successors-in-interest after the date of this prospectus may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. Pequot may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that this Registration Statement is declared effective by the Securities and Exchange Commission;

•	broker-dealers may agree with Pequot to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

Pequot may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

Pequot may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by Pequot may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from Pequot (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Pequot does not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act of 1933. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by Pequot. Pequot may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act of 1933.

Pequot may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders in place of Pequot under this prospectus.

Pequot also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners in place of Pequot for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders in place of Pequot under this prospectus.

Pequot and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

We are required to pay all fees and expenses incident to the registration of the shares of common stock issued or issuable to Pequot, but we will not receive any proceeds from the sale of the common stock by Pequot. We have agreed to indemnify Pequot against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933.

Pequot has advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by Pequot. If we are notified by Pequot that any material arrangement has been entered into with a broker-dealer for the sale or purchase of shares of common stock, if required, we will file a supplement to this prospectus. If Pequot uses this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act of 1933.

We have advised Pequot that they may not use shares registered under this Registration Statement to cover short sales of common stock made prior to the date on which this Registration Statement shall have been declared effective by the Securities and Exchange Commission. Pequot will be responsible for their respective compliance with the applicable provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to Pequot in connection with resales of their respective shares under this Registration Statement.

Each selling stockholder other than Pequot, which is referred to in this prospectus as a non-Pequot selling stockholder, and any of its pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on The NASDAQ Capital Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A non-Pequot selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

•	block trades in which the broker dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker dealer as principal and resale by the broker dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker dealers may agree with the non-Pequot selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	any other method permitted pursuant to applicable law.

The non-Pequot selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

Broker dealers engaged by the non-Pequot selling stockholders may arrange for other brokers dealers to participate in sales. Broker dealers may receive commissions or discounts from the non-Pequot selling stockholders (or, if any broker dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440.

In connection with the sale of the common stock or interests therein, the non-Pequot selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The non-Pequot selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The non-Pequot selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The non-Pequot selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each non-Pequot selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any underwriter or other person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would not exceed customary fees and commissions.

The non-Pequot selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders in place of the non-Pequot selling stockholders under this prospectus.

The non-Pequot selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners in place of the non-Pequot selling stockholders for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders in place of the non-Pequot selling stockholders under this prospectus.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares issued or issuable to the non-Pequot selling stockholders, but we will not receive any proceeds from the sale of the common stock by the non-Pequot selling stockholders. We have agreed to indemnify the non-Pequot selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because non-Pequot selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each non-Pequot selling stockholder has advised us that they have not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the non-Pequot selling stockholders.

We agreed with the non-Pequot selling stockholders to keep this prospectus effective with respect to the shares issued or issuable to the non-Pequot selling stockholders until the earlier of (i) the second anniversary of the effective date of the registration statement, (ii) such time as all shares of the non-Pequot selling stockholders covered by the registration statement have been sold publicly or (iii) such time that all shares of the non-Pequot selling stockholders covered by the registration statement have been sold or may be sold without volume restrictions pursuant to Rule 144(k). The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. We have advised each non-Pequot selling stockholder that it may not use shares registered under this registration statement to cover short sales of common stock made prior to the date on which this registration statement shall have been declared effective by the Securities and Exchange Commission. In addition, the non-Pequot selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the non-Pequot selling stockholders or any other person. We will make copies of this prospectus available to the non-Pequot selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

LEGAL MATTERS

The legality of the shares offered hereby will be passed upon for Irvine Sensors Corporation by Dorsey & Whitney LLP, Irvine, California.

EXPERTS

Grant Thornton LLP, independent registered public accounting firm, have audited our consolidated financial statements and schedule for the year ended October 1, 2006, as set forth in their report which is included in this prospectus and elsewhere in the registration statement. Our consolidated financial statements and schedule are included in reliance on Grant Thornton LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933 with respect to the common stock offered by this prospectus. As permitted by the rules and regulations of the SEC, this prospectus, which is a part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information about us and the common stock offered by this prospectus, you should review the registration statement and the exhibits and schedules thereto. Statements contained in this prospectus as to the contents or provisions of any contract, agreement or other document referred to in this prospectus are not necessarily complete, and in each instance reference is made to the copy of the contract, agreement or other document filed as an exhibit to the registration statement. All statements made in this prospectus concerning these contracts, agreements or documents are qualified in all respects by this reference.

A copy of the registration statement, including the exhibits and schedules thereto, as well as other documents we file with the SEC, may be read and copied in the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the operation of its Public Reference Room. Copies of all or any part of the registration statement and other documents we file may be taken from the SEC’s Public Reference Room upon the payment of fees prescribed by the SEC. In addition, the registration statement and other documents we file with the SEC through its Electronic Data Gathering, Analysis and Retrieval, or EDGAR, system are available to the public through the SEC’s web site at http:/ /www.sec.gov.

We also file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information also are available for inspection and copying at the SEC’s Public Reference Room and through the Internet site of the SEC referred to above, as well as free of charge on our web site at http://www.irvine-sensors.com under the Investor Relations section. The inclusion of our web site address in this prospectus does not include or incorporate by reference the information on our web site into this prospectus.

IRVINE SENSORS CORPORATION

Irvine Sensors Corporation

Report of Independent Registered Public Accounting Firm

To the Board of Directors

Irvine Sensors Corporation

Costa Mesa, California

We have audited the accompanying consolidated balance sheets of Irvine Sensors Corporation as of October 1, 2006 and October 2, 2005, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended October 1, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included considerations of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Irvine Sensors Corporation as of October 1, 2006 and October 2, 2005, and the consolidated results of its operations and its consolidated cash flows for each of the three years in the period ended October 1, 2006, in conformity with accounting principles generally accepted in the United States of America.

Our audit was conducted for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. Schedule II is presented for purposes of additional analysis and is not a required part of the basic consolidated financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic consolidated financial statements taken as a whole.

As discussed in Note 1, effective October 3, 2005, the Company changed its method of accounting for stock-based employee compensation as a result of adopting SFAS No. 123(R), Share Based Payment.

/s/ Grant Thornton LLP

Irvine, California

January 26, 2007

Irvine Sensors Corporation

Consolidated Balance Sheets

	October 1, 2006	October 2, 2005
Assets
Current assets:
Cash and cash equivalents	$582,800	$1,309,600
Restricted cash	42,800	41,200
Accounts receivable, net of allowance for doubtful accounts of $131,000 and $70,000, respectively	4,102,100	1,190,000
Unbilled revenues on uncompleted contracts	1,908,500	1,968,800
Inventory, net	6,735,100	1,164,300
Other current assets	120,900	82,500

Total current assets	13,492,200	5,756,400
Property and equipment, net	5,537,900	4,415,400
Intangible assets, net	2,948,800	1,390,300
Goodwill	9,103,600	—
Deferred costs	295,500	9,300
Deposits	117,800	81,800

Total assets	$31,495,800	$11,653,200

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$5,269,700	$1,746,000
Accrued expenses	1,806,000	1,049,700
Success fee payable to related party	500,000	—
Accrued estimated loss on contracts	68,300	26,200
Advance billings on uncompleted contracts	181,600	97,700
Deferred revenue	144,100	—
Settlement fee payable	1,250,000	—
Income taxes payable	205,800	—
Net deferred tax liabilities	485,800	—
Capital lease obligations – current portion	70,000	148,500

Total current liabilities	9,981,300	3,068,100
Notes payable – convertible and term, net of discounts	15,030,400	—
Capital lease obligations, less current portion	49,100	81,000
Minority interest in consolidated subsidiaries	2,105,100	409,900

Total liabilities	27,165,900	3,559,000

Stockholders’ equity:
Common stock, $0.01 par value, 80,000,000 shares authorized; 19,965,900 and 18,669,700 shares issued and outstanding, respectively	199,700	186,700
Common stock warrants; 2,227,100 and 1,233,900 warrants outstanding, respectively	—	—
Common stock held by Rabbi Trust	(939,000)	(702,000)
Deferred compensation liability	939,000	702,000
Paid-in capital	124,535,800	119,831,100
Accumulated deficit	(120,405,600)	(111,923,600)

Total stockholders’ equity	4,329,900	8,094,200

	$31,495,800	$11,653,200

See Accompanying Notes to Consolidated Financial Statements

Irvine Sensors Corporation

Consolidated Statements of Operations

	Fiscal Year Ended
	October 1, 2006	October 2, 2005	October 3, 2004
Revenues:
Contract research and development revenue	$16,503,700	$20,664,300	$11,879,700
Product sales	14,263,200	2,287,700	1,724,300
Other revenue	58,800	97,000	82,700

Total revenues	30,825,700	23,049,000	13,686,700

Cost and expenses:
Cost of contract research and development revenue	13,588,500	15,310,100	7,785,900
Cost of product sales	12,830,800	1,944,100	1,744,000
General and administrative expense	9,737,000	6,447,000	5,989,600
Research and development expense	353,700	829,500	2,069,300

Total costs and expenses	36,510,000	24,530,700	17,588,800

Loss from operations	(5,684,300)	(1,481,700)	(3,902,100)
Interest expense	(1,226,000)	(43,000)	(82,800)
Settlement fee on debt default	(1,250,000)	—	—
Other expense	(317,800)	(94,800)	—
Gain (loss) on disposal and impairment of assets	1,100	(5,800)	(29,700)
Interest and other income	26,400	13,100	3,900

Loss from continuing operations before minority interest and provision for income taxes	(8,450,600)	(1,612,200)	(4,010,700)
Minority interest in loss of subsidiaries	2,700	9,100	12,500
Provision for income taxes	(34,100)	(16,100)	(19,100)

Loss from continuing operations	(8,482,000)	(1,619,200)	(4,017,300)
Discontinued operations:
Loss from operations of discontinued subsidiary	—	(55,400)	(149,600)
Loss on abandonment of assets	—	(121,900)	—

Loss from discontinued operations	—	(177,300)	(149,600)

Net loss	$(8,482,000)	$(1,796,500)	$(4,166,900)

Basic and diluted net loss per share information:
From continuing operations	$(0.43)	$(0.09)	$(0.25)
From discontinued operations	(0.00)	(0.01)	(0.01)

Basic and diluted net loss per common share	$(0.43)	$(0.10)	$(0.26)

Weighted average number of shares outstanding	19,595,800	18,392,500	15,799,200

See Accompanying Notes to Consolidated Financial Statements

Irvine Sensors Corporation

Consolidated Statement of Stockholders’ Equity

	Common Stock Shares Issued		Common Stock Warrants Issued	Preferred Stock Shares Issued		Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Number	Amount	Number	Number	Amount
Balance at September 28, 2003	12,947,700	$129,500	2,065,600	2,100	$—	$110,315,500	$(105,960,200)	$4,484,800

Sale of common stock and common stock units	2,244,300	22,400	—	—	—	4,151,600	—	4,174,000
Conversion of preferred stock to common stock	166,700	1,700	—	(2,100)	—	(1,700)	—	—
Common stock issued to employee retirement plans	632,300	6,300	—	—	—	950,700	—	957,000
Common stock issued to pay operating expenses	9,000	100	—	—	—	20,700	—	20,800
Common stock options exercised	653,500	6,600	—	—	—	740,400	—	747,000
Common stock warrants exercised	1,152,800	11,500	(1,152,800)	—	—	2,107,900	—	2,119,400
Common stock warrants issued	—	—	623,300	—	—	—	—	—
Common stock warrants expired	—	—	(28,000)	—	—	—	—	—
Net loss	—	—	—	—	—	—	(4,166,900)	(4,166,900)

Balance at October 3, 2004	17,806,300	178,100	1,508,100	—	—	118,285,100	(110,127,100)	8,336,100

Common stock issued to employee retirement plans	513,700	5,100	—	—	—	1,141,800	—	1,146,900
Common stock issued to pay operating expenses	1,400	—	—	—	—	2,900	—	2,900
Common stock options exercised	128,900	1,300	—	—	—	184,100	—	185,400
Common stock warrants exercised	219,400	2,200	(219,400)	—	—	217,200	—	219,400
Common stock warrants expired	—	—	(54,800)	—	—	—	—	—
Net loss	—	—	—	—	—	—	(1,796,500)	(1,796,500)

Balance at October 2, 2005	18,669,700	186,700	1,233,900	—	—	119,831,100	(111,923,600)	8,094,200

Common stock issued to employee retirement plans	605,600	6,100	—	—	—	1,430,900	—	1,437,000
Common stock issued to pay operating expenses	41,300	400	—	—	—	97,300	—	97,700
Common stock issued to pay interest	77,000	800	—	—	—	174,200	—	175,000
Common stock options exercised	328,900	3,300	—	—	—	626,200	—	629,500
Common stock warrants exercised	213,900	2,100	(213,900)	—	—	329,500	—	331,600
Common stock warrants issued	—	—	1,346,100	—	—	1,638,100	—	1,638,100
Common stock warrants expired	—	—	(139,000)	—	—	—	—	—
Stock based compensation expense	29,500	300	—	—	—	408,500	—	408,800
Net loss	—	—	—	—	—	—	(8,482,000)	(8,482,000)

Balance at October 1, 2006	19,965,900	$199,700	2,227,100	—	$—	$124,535,800	$(120,405,600)	$4,329,900

See Accompanying Notes to Consolidated Financial Statements

Irvine Sensors Corporation

Consolidated Statements of Cash Flows

	Fiscal Year Ended
	October 1, 2006		October 2, 2005		October 3, 2004
Cash flows from operating activities:
Net loss		$(8,482,000)		$(1,796,500)		$(4,166,900)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	$2,863,600		$1,735,000		$1,537,600
Provision for inventory write-downs	809,200		—		43,000
Deferred income taxes	(208,000)		—		—
Non-cash interest expense	409,600		—		—
Change in fair value of derivative instrument	317,800		—		—
(Gain) loss on disposal and impairment of assets	(1,100)		5,800		29,700
Non-cash employee retirement plan contributions	1,437,000		1,120,000		983,800
Minority interest in net loss of subsidiaries	(2,700)		(9,100)		(12,500)
Common stock issued to pay operating expenses	97,700		2,900		20,800
Non-cash stock based compensation	408,800		—		—
Non-cash transfer of fixed assets to contract expense	—		108,500		—
(Increase) decrease in accounts receivable	(720,100)		84,900		(985,500)
(Increase) decrease in unbilled revenues on uncompleted contracts	60,300		(1,038,200)		(332,500)
Increase in inventory	(1,254,100)		(239,900)		(227,700)
Decrease (increase) in other current assets	36,000		51,000		(86,300)
Increase in other assets	(6,500)		(1,700)		(2,000)
Increase (decrease) in accounts payable and accrued expenses	2,627,000		685,100		(157,600)
Settlement fee payable for debt refinancing	1,250,000		—		—
Increase (decrease) in accrued estimated loss on contracts	42,100		(8,400)		(323,900)
Increase (decrease) in advance billings on uncompleted contracts	83,900		63,900		(403,200)
Increase (decrease) in deferred revenue	144,100		—		(251,700)
Increase in income taxes payable	205,800		—		—
Decrease in net assets of discontinued operations	—		60,000		143,800

Total adjustments		8,600,400		2,619,800		(24,200)

Net cash provided by (used in) operating activities		118,400		823,300		(4,191,100)

See Accompanying Notes to Consolidated Financial Statements

Irvine Sensors Corporation

Consolidated Statements of Cash Flows—(continued)

	Fiscal Year Ended
	October 1, 2006		October 2, 2005		October 3, 2004
Cash flows from investing activities:
Acquisition of 70% of Optex Systems, Inc.	(15,040,000)		—		—
Property and equipment expenditures	(2,218,800)		(1,848,600)		(1,757,800)
Proceeds from sale of fixed assets	6,700		1,000		—
Acquisition of patents	(183,200)		(119,400)		(146,800)
Increase (decrease) in restricted cash	(1,600)		2,300		10,700
Loss from disposal of discontinued operations	—		121,900		—

Net cash used in investing activities		(17,436,900)		(1,842,800)		(1,893,900)
Cash flows from financing activities:
Proceeds from issuance of convertible debt	10,000,000		—		—
Proceeds from bank term loan and line of credit	6,900,000		—		—
Debt issuance costs	(321,700)		—		—
Principal payments on bank term loan	(816,700)		—		—
Proceeds from options and warrants exercised	961,100		404,800		2,866,400
Net proceeds from issuance of common stock and common stock warrants	—		—		4,174,000
Principal payments of capital leases	(131,000)		(139,800)		(58,100)

Net cash provided by financing activities		16,591,700		265,000		6,982,300

Net (decrease) increase in cash and cash equivalents		(726,800)		(754,500)		897,300
Cash and cash equivalents at beginning of period		1,309,600		2,064,100		1,166,800

Cash and cash equivalents at end of period		$582,800		$1,309,600		$2,064,100

Non-cash investing and financing activities:
Equipment financed with capital leases		$45,400		$94,300		$267,700
Success fee payable to related party in connection with Initial Acquisition of Optex		$500,000		$—		$—
Supplemental cash flow information:
Cash paid for interest		$447,900		$43,000		$80,700
Cash paid for income taxes		$16,800		$16,500		$10,900

See Accompanying Notes to Consolidated Financial Statements

Irvine Sensors Corporation

Notes to Consolidated Financial Statements

Note 1 - Summary of Significant Accounting Policies

Company Operations. The accompanying consolidated financial statements have been prepared for Irvine Sensors Corporation (“ISC”) and its subsidiaries (collectively the “Company”) on a going concern basis, which contemplates the realization of assets and settlement of obligations in the normal course of business. The Company generated net losses in the 53 weeks ended October 3, 2004 (“fiscal 2004”), the 52 weeks ended October 2, 2005 (“fiscal 2005”) and the 52 weeks ended October 1, 2006 (“fiscal 2006”), respectively. The Initial Acquisition of Optex Systems, Inc. (“Optex”) brought a substantial backlog for future sales of products that is expected to contribute positive cash flow from operations to the Company for the 52 week period ending September 30, 2007 (“fiscal 2007”) and thereafter, although that outcome cannot be guaranteed. Furthermore, in connection with the Initial Acquisition, the Company obtained a one-year $2,000,000 revolving line of credit to address its working capital requirements. As of October 1, 2006, the Company had received notices regarding non-compliance with the Company’s senior debt covenants and other asserted events of default related to its $10 million subordinated convertible notes. In December 2006, subsequent to the close of fiscal 2006, the Company secured approximately $8.25 million of alternate financing to repay the existing senior debt, cure the covenant non-compliance thereunder and retire the Company’s $2 million revolving line of credit. (See also Notes 3, 4 and 18). Furthermore, in connection with the consummation of this alternate financing, the $10 million subordinated debt was refinanced through an assignment of the debt by the debt holders to the Company’s new senior lenders, resulting in a waiver of existing or asserted defaults by its former lenders. This refinancing transaction also extended the maturity date of the Company’s senior and subordinated debt to December 2008 and December 2009, respectively, and requires interest only payments on the Company’s senior debt until maturity. In addition, the Company’s funded backlog entering fiscal 2007 was approximately $33 million, an amount in excess of the Company’s total revenues for fiscal 2006. Management believes, but cannot assure, that the Company will be able to raise additional working capital through equity financings, if required, to additionally fund its operations. This belief is derived from the Company’s historical access to equity capital markets.

Management believes that the Company’s losses in recent years have largely resulted from a combination of insufficient contract research and development revenue to support the Company’s skilled and diverse technical staff believed to be necessary to support exploitation of the Company’s technologies, amplified by the effects of discretionary investments to productize a wide variety of those technologies. The Company has not yet been successful in most of these product activities, nor has it been able to raise sufficient capital to fund the future development of many of these technologies. Accordingly, in recent years, the Company has sharply curtailed the breadth of its internal product investments, and instead has focused on the potential growth of its chip stacking and miniaturized camera products and an acquisition strategy. In fiscal 2006, the Company consummated a result of this strategy through the Initial Acquisition of Optex, a company that builds products according to customer supplied prints, largely for government use. Management believes that the funding of Optex’s business is inherently more stable than the Company’s historical business and that Optex can contribute to improvements in the Company’s consolidated results, although such an outcome cannot be guaranteed, particularly since Optex is subject to different risks than the Company’s historical business due to its substantial reliance on its supply chain.

Based upon backlog and notices and projections of awards from government agencies, management believes that the Company’s contract research and development business in fiscal 2007 will continue to contribute to substantial recovery of its indirect expenses through permitted contract billing rates and that sales of its chip stacking and camera products can provide the necessary margins to absorb additional indirect expenses that are not fully recovered through its government research and development contract business. Management has developed an operating plan to manage costs in line with estimated total revenues for fiscal 2007, including contingencies for cost reductions if projected revenue growth is not fully realized. Accordingly, management believes that the Company’s operations will generate sufficient cash to meet its continuing obligations for the foreseeable future. However there can be no assurance that projected revenue growth will occur or that the Company will successfully implement its plans. Additionally, if the Company requires additional equity financing to meet its working capital needs, there can be no assurance that suitable financing will be available on acceptable terms, on a timely basis, or at all.

Consolidation. The consolidated financial statements include the accounts of ISC and its subsidiaries, Optex, MicroSensors, Inc. (“MSI”), RedHawk Vision Systems, Inc. (“RedHawk”), iNetWorks Corporation, 3D Microelectronics,

Inc. and 3D MicroSystems, Inc. Novalog, Inc., a subsidiary of the Company, ceased operations late in fiscal 2005 and is reported as discontinued operations. 3D Microelectronics and 3D Microsystems were shell corporations with no material assets, liabilities or operations that were dissolved in February 2006. All significant intercompany transactions and balances have been eliminated in the consolidation.

Fiscal Year. The Company’s fiscal year ends on the Sunday nearest September 30. Fiscal 2006 ended on October 1, 2006 and included 52 weeks. Fiscal 2005 ended on October 2, 2005 and included 52 weeks. Fiscal 2004 ended on October 3, 2004 and included 53 weeks, a longer fiscal year duration that is generally repeated once every six years. Fiscal 2007 will include 52 weeks and will end on September 30, 2007.

Use of Estimates. The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. The Company believes its estimates of inventory reserves and estimated costs to complete contracts, as further discussed below, to be the most sensitive estimates impacting financial position and results of operations in the near term.

Inventory Reserves. Each quarter, the Company evaluates its inventories for excess quantities and obsolescence. Inventories that are considered obsolete are written off. Remaining inventory balances are adjusted to approximate the lower of cost or market value. The valuation of inventories at the lower of cost or market requires the use of estimates as to the amounts of current inventories that will be sold. These estimates are dependent on management’s assessment of current and expected orders from the Company’s customers.

From time to time, the Company capitalizes material, labor and overhead costs expected to be recovered from a probable new contract. Due to the uncertain timing of new or follow-on research and development contracts, the Company maintains significant reserves for this inventory to avoid overstating its value. The Company has adopted this practice because it is typically able to more fully recover such costs under the provisions of government contracts by direct billing of inventory rather than by seeking recovery of such costs through permitted indirect rates.

Estimated Costs to Complete and Accrued Loss on Contracts. The Company reviews and reports on the performance of its contracts against the respective plans. These reviews are summarized in the form of estimates of costs to complete the contracts (“ETCs”). ETCs include management’s current estimates of remaining amounts for direct labor, material, subcontract support and allowable indirect costs based on each contract’s completion status and either the current or re-planned future technical requirements under the contract. If an ETC indicates a potential overrun against budgeted program resources, management generally seeks to revise the program plan in a manner consistent with customer objectives to eliminate such overrun and to secure necessary customer agreement to such revision. To mitigate the financial risk of such re-planning, the Company attempts to negotiate the deliverable requirements of its research and development contracts to allow as much flexibility as possible in technical outcomes. When re-planning does not appear possible within program budgets, an accrual for contract overrun is recorded based on the most recent ETC of the particular program.

During fiscal 2006, the Company’s accrued estimated loss on contracts increased $42,100, from $26,200 to $68,300. This increase reflects a change in the Company’s aggregate estimate (excluding contingencies), which management believes reflects ETCs for contracts in progress based on their completion status at October 1, 2006 and current and future technical requirements under the program contracts.

Revenues. The Company’s total revenues during fiscal 2004 and fiscal 2005 were primarily derived from contracts to develop prototypes and provide research, development, design, testing and evaluation of complex detection and control defense systems, and such contracts contributed a substantial portion of total revenues in fiscal 2006. The Company’s research and development contracts are usually cost reimbursement plus fixed fee, fixed price level of effort or occasionally firm fixed price. The Company’s cost reimbursement plus fixed fee contracts require the Company’s good faith performance of a statement of work within overall budgetary constraints, but with latitude as to resources utilized. The Company’s fixed price level of effort contracts require the Company to deliver a specified number of labor hours in the performance of a statement of work. The Company’s firm fixed price contracts require the Company to deliver specified items of work independent of resources utilized to achieve the required deliverables. Revenues for all types of contracts are recognized as costs are incurred and include applicable fees or profits primarily in the proportion that costs incurred bear to estimated final costs. Costs and estimated earnings in excess of billings under government contracts are accounted for as unbilled revenues on uncompleted contracts and are stated at estimated realizable value.

United States government contract costs, including indirect costs, are subject to audit and adjustment from time to time by negotiations between the Company and government representatives. The government has approved the Company’s indirect contract costs through the fiscal year ended September 28, 2003 (“fiscal 2003”). Contract revenues have been recorded in amounts that are expected to be realized upon final determination of allowable direct and indirect costs for the affected contracts. (See also Note 12).

The Company’s revenues derived from product sales in fiscal 2004 and fiscal 2005 were primarily the result of shipments of stacked chip products, largely memory stacks. Sales of the Company’s miniaturized camera products, including both infrared viewers and visible spectrum cameras, contributed to the Company’s revenues on a limited basis for the first time in fiscal 2005. Approximately 46% of the Company’s total revenues during fiscal 2006 were derived from product sales consisting primarily of sales of optical equipment by Optex and, to a lesser degree, shipments of stacked chip products and miniaturized camera products, including both infrared viewers and visible spectrum cameras. Production orders for the Company’s products are generally priced in accordance with the Company’s established price list. Optex’s products are largely shipped both to U.S. military agencies and to prime contractors to those agencies. Memory stack products and visible spectrum cameras are primarily shipped to original equipment manufacturers (“OEMs”). Infrared viewers are system level products that are primarily intended to be shipped to end user customers, initially for military applications. Revenues are recorded when products are shipped. Terms are FOB shipping point.

Some of Optex’s products carry either a one-year or two-year warranty under which defective products are repaired or replaced at no cost to the customer. However, Optex’s warranty-related costs have historically been minimal. RedHawk is the licensor of a shrink-wrapped software product that has no formal warranty and has not experienced significant returns. Other advanced products have been shipped for developmental and qualification use or have not been sold under formal warranty terms. The Company does not offer contractual price protection on any of its products. Accordingly, the Company does not presently maintain any reserves for returns under warranty or post-shipment price adjustments.

Accounts Receivable. Accounts receivable consists of amounts billed and currently due from customers. The Company monitors the aging of its accounts receivable and related facts and circumstances to determine if an allowance should be established for doubtful accounts.

Research and Development Costs. A major portion of the Company’s operations is comprised of customer-funded research and prototype development or related activities that are recorded as cost of contract revenues. The Company also incurs costs for internal research and development of new concepts in proprietary products. Such unfunded research and development costs are charged to research and development expense as incurred.

Inventory. Product inventory is valued at the lower of cost or market. Cost of the Company’s product inventory, other than that of Optex, is determined by the average cost method, which reflects a change in accounting principle adopted in August 2005 and which has been applied to product inventory valuations commencing in the fourth quarter of fiscal 2005. Prior to that time, the Company utilized the first-in, first-out method for valuation of such product inventory. The effect of this changed accounting principle was not material. Optex inventory is valued on the first-in, first-out basis and includes direct material and labor costs as well as manufacturing overhead costs allocated based on direct labor dollars. Inventories are reviewed quarterly to determine salability and obsolescence. A reserve is established for slow moving and obsolete product inventory items. In addition, marketing of probable new research and development contracts under specific government budgets and programs is facilitated by the capitalization of material, labor and overhead costs that are recoverable under such contracts. Due to the uncertain timing of such contract awards, the Company maintains significant reserves for this inventory to avoid overstating its value. (See Note 11). At the end of fiscal 2005, the Company took an approximate $121,900 impairment charge from the write-down of inventory related to Novalog’s business, when that subsidiary became a discontinued operation. (See Note 9).

Property and Equipment. The Company capitalizes costs of additions to property and equipment, together with major renewals and betterments. Some projects require several years to complete and are classified as construction in progress, including expansion of the Company’s clean room facilities and related equipment. In addition, the Company capitalizes overhead costs for all in-house capital projects. Maintenance, repairs, and minor renewals and betterments are charged to expense. When assets are sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized. Depreciation of property and equipment is provided over the estimated useful lives of the assets, primarily using the straight-line method. The useful lives of such assets are typically three to five years. Leasehold improvements are amortized over the terms of the leases.

Deferred Costs. In order to finance the Initial Acquisition of Optex, on December 30, 2005, the Company entered into a securities purchase agreement with two private equity firms (collectively, “Pequot”) and borrowed $10 million pursuant to senior subordinated secured convertible promissory notes and also entered into a loan and security agreement with a bank for a term loan in the original principal amount of $4.9 million. In connection with the financing, the Company recorded debt-issuance costs of $321,700. The debt-issuance costs associated with these loans are presented as deferred costs within the accompanying consolidated balance sheet as of October 1, 2006, net of accumulated amortization of $72,800. In addition, the Company accrued $46,600 of deferred debt issuance costs at October 1, 2006 in connection with the Company’s debt refinancing consummated in December 2006. Deferred debt issuance costs of $248,000 will be amortized to interest expense using the effective interest method through the date of refinancing or assignment, December 29, 2006. The remaining unamortized balance at December 29, 2006 will be included in the loss on extinguishment of debt recognized at that date, as more fully discussed in Note 18. See Note 2 for a detailed discussion of the Initial Acquisition.

Accounting for Stock-Based Compensation. Prior to fiscal 2006, the Company accounted for stock-based employee compensation as prescribed by Accounting Principle Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees (“APB No. 25), and, Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation (“SFAS No. 123”). SFAS No. 123 required pro forma disclosures of net income (loss) and net income (loss) per share as if the fair value based method of accounting for stock-based awards had been applied for employee grants. Under the fair value based method, compensation cost is recorded based on the value of the awards expected to vest at the grant date and is recognized over the requisite service period.

Effective October 3, 2005 (the “implementation date”), the beginning of fiscal 2006, the Company has accounted for stock-based compensation under SFAS No. 123 (revised 2004), Share Based Payment (“SFAS No. 123(R)”). Pursuant to SFAS No. 123(R), the Company is required to expense against the Company’s operations: (1) the fair value of all option grants or stock issuances made to employees or directors on or after the implementation date; and (2) a portion of the fair value of each option and stock grant made to employees or directors prior to the implementation date that represents the unearned portion of these share-based awards as of such implementation date. These amounts are expensed after the implementation date over the respective service periods of each award using the straight-line attribution method. As permitted by SFAS No. 123(R), the Company has elected to apply SFAS No. 123(R) on a prospective basis and has not retroactively restated any prior periods. As such, the Company will continue to disclose prior period pro-forma net income (loss) and net income (loss) per share in footnote disclosure.

The Company calculates stock option-based compensation by estimating the fair value of each option using the Black-Scholes option pricing model. The Company’s determination of fair value of share-based payment awards are made as of their respective dates of grant using the option pricing model and is affected by the Company’s stock price as well as assumptions regarding a number of subjective variables. These variables include, but are not limited to the Company’s expected stock price volatility over the term of the awards, and actual and projected employee stock option exercise behavior. The Black-Scholes option pricing model was developed for use in estimating the value of traded options that have no vesting or hedging restrictions and are fully transferable. Because the Company’s employee stock options have certain characteristics that are significantly different from traded options, the existing valuation models may not provide an accurate measure of fair value of the Company’s employee stock options. Although the fair value of employee stock options is determined in accordance with SFAS No. 123(R) using an option-pricing model, that value may not be indicative of the fair value observed in a willing buyer/willing seller market transaction. The calculated compensation cost is recognized on a straight-line basis over the requisite service period of the option, which is typically the vesting period for options issued by the Company.

The Company calculates compensation expense of restricted stock grants by determining the fair value of each such grant as of their respective dates of grant using the Company’s stock price at such dates with no discount. The calculated compensation expense is recognized on a straight-line basis over the vesting period of the restricted stock award.

The Company issues stock options and restricted stock grants to employees and outside directors whose only condition for vesting are continued employment or service during the related vesting or restriction period. Typically, the vesting period for stock option grants is four years for non-officer employee awards, and immediate vesting for officers and directors, although options are sometimes granted with two year vesting periods. The Company has only recently begun to issue restricted stock grants, typically with vesting periods of three years.

During fiscal 2006, the Company granted options to purchase 157,500 shares of its common stock to employees as incentive compensation. All grants were made at exercise prices equal to the closing sales price of the Company’s common stock as reported by the Nasdaq Capital Market at the respective dates of grant. Previously granted options to purchase 436,200 shares of the Company’s common stock were not fully earned as of the implementation date of SFAS No. 123(R) on October 3, 2005, resulting in compensation expense in fiscal 2006. Compensation expense during fiscal 2006 resulting from amortization of the newly granted options expected to vest and all previously issued options expected to vest was calculated to be $399,800, of which $219,000 was charged to cost of contract research and development and $180,800 was charged to general and administrative expense. The method we employ to calculate stock-based compensation is consistent with the method used to compute stock-based compensation under SFAS No. 123, except that under SFAS No. 123(R), we are required to estimate expected forfeitures, rather than adjusting for forfeitures when they occur as required under SFAS No. 123. We have estimated forfeitures to be 7%, which reduced stock-based compensation cost by $30,400 in fiscal 2006.

During fiscal 2006, the Company made restricted stock grants of 29,500 shares of its common stock to employees as compensation. Compensation expense resulting from amortization of restricted stock grants during fiscal 2006 was calculated to be $9,000, of which $1,000 was charged to cost of contract research and development, and $8,000 was charged to general and administrative expense.

As a result of adopting SFAS No. 123(R) on October 3, 2005, the Company’s loss from continuing operations before minority interest and provision for income taxes and net loss for fiscal 2006 is $399,800 greater than if it had continued to account for share-based compensation under APB Opinion No. 25. Basic and diluted net loss per share for fiscal 2006 would have been $0.41 if the Company had not adopted SFAS No. 123(R), compared to reported basic and diluted net loss per share of $0.43.

SFAS No. 123(R) requires the Company to continue to provide the pro forma disclosure required by SFAS No. 123 for all periods presented in which share-based payments to employees are accounted for under APB Opinion No. 25. The following table illustrates the effect on net loss and loss per share for fiscal 2005 and fiscal 2004, and as if the Company’s stock-based compensation had been determined based on the fair value at the grant dates for awards made prior to fiscal 2006, under those plans and consistent with SFAS No. 123(R).

	Fiscal Year Ended
	October 2, 2005	October 3, 2004
Net loss, as reported	$(1,796,500)	$(4,166,900)
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards	(2,306,600)	(1,554,100)

Pro forma net loss	$(4,103,100)	$(5,721,000)

Net loss per share:
Basic and diluted, as reported	$(0.10)	$(0.26)

Basic and diluted, pro forma	$(0.22)	$(0.36)

The fair value of each option grant shown was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions. Risk free interest rates approximated the Federal Reserve Board’s rate for treasuries at the time of the respective option grants. Expected life of the options granted during fiscal 2006 was computed using the mid-point between the vesting period and contractual life of the options granted (the “simplified method”) as permitted by Staff Accounting Bulletin No. 107. Expected volatilities were based on the historical volatility of the Company’s stock and other factors.

Fiscal Year Ended
	October 1, 2006	October 2, 2005	October 3, 2004
Risk free interest rate	4.33-5.09%	3.09-4.07%	2.16%-3.10%
Expected life	3-5 years	1-4 years	1-5 years
Expected volatility	67.8%	48%-77%	70%
Expected dividend yield	None	None	None

There were no option grants by subsidiaries during fiscal 2004, fiscal 2005 and fiscal 2006.

There were 29,500 shares of restricted stock granted in fiscal 2006 and no restricted stock grants in fiscal 2005 and fiscal 2004. For fiscal year 2006, no restricted stock shares were vested.

The Company recognizes compensation expense on a straight-line basis over the vesting period of the option after consideration of the estimated forfeiture rate, which was 7% during the year ended October 1, 2006. At October 1, 2006, the total compensation costs related to non-vested awards not yet recognized was $121,500 and the weighted-average remaining vesting period of unvested options at October 1, 2006 was 1.3 years. Such amounts do not include the cost of new options that may be granted in future periods nor any changes in the Company’s forfeiture rate.

Prior to the adoption of SFAS No. 123(R), tax benefits of deductions resulting from the exercise of stock options, if any, were presented as operating cash flows in the statement of cash flows. SFAS No. 123(R) requires the cash flows from the tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options (excess tax benefits) to be classified as financing cash flows. There were no tax benefits resulting from the exercise of stock options during fiscal 2006.

Software Development and Purchased Software. At October 1, 2006, the Company had capitalized software of approximately $442,800, net of accumulated amortization of $1,815,500. The Company capitalized software in accordance with Statement of Position (“SOP”) 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use (“SOP 98-1”). SOP 98-1 requires that certain costs incurred, either from internal or external sources, be capitalized as part of intangible assets and amortized on a straight-line basis over the useful life of the software. Planning, training, support and maintenance costs incurred either prior to or following the implementation phase are recognized as expense in the period in which they occur. The Company evaluates the carrying values of capitalized software to determine if the carrying values are impaired, and, if necessary, the Company would recognize an impairment loss in the period in which the impairment occurred.

Goodwill and Other Intangible Assets. Goodwill represents the cost of acquired businesses in excess of fair value of the related net assets at acquisition. (See also Note 2). The Company does not amortize goodwill, but tests it annually, as of the first day of its fourth fiscal quarter and between annual periods if circumstances warrant, for impairment using a fair value approach. The Company conducted an updated goodwill impairment analysis effective October 1, 2006 in light of the Company’s defaults on debt agreements and the related potential effect on assets pledged for those agreements. The Company amortizes the cost of other intangibles over their estimated useful lives unless such lives are deemed indefinite. Amortizable intangible assets are tested for impairment based on undiscounted cash flows and, if impaired, written down to fair value based on either discounted cash flows or appraised values. The identified amortizable intangible assets at October 1, 2006 derived from the Initial Acquisition of Optex consisted of non-competition agreements and customer backlog, with initial useful lives ranging from two to eight years. (See Note 2). Intangible assets with indefinite lives are tested annually for impairment, as of the first day of the Company’s fourth fiscal quarter and between annual periods if impairment indicators exist, and are written down to fair value as required. The Company’s other intangible assets with definite lives at October 1, 2006 consist principally of patents and trademarks related to the Company’s various technologies. Capitalized costs include amounts paid to third parties for legal fees, application fees and other direct costs incurred in the filing and prosecution of patent and trademark applications. These assets are amortized on a straight-line method over the shorter of their useful or legal life, generally ten years.

Tangible Long-Lived Assets. The Company frequently monitors events or changes in circumstances that could indicate that the carrying amount of tangible long-lived assets to be held and used may not be recoverable. The determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition. When impairment is indicated for a tangible long-lived asset, the amount of impairment loss is the excess of net book value of the asset over its fair value. Tangible long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell. At October 1, 2006, management believed no indications of impairment existed.

Income Taxes. Deferred tax assets and liabilities are recorded for differences between the financial statement and tax basis of the assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is recorded for the amount of income tax payable or refundable for the period increased or decreased by the change in deferred tax assets and liabilities during the period.

Basic and Diluted Net Loss per Share. Basic net loss per share is based upon the weighted average number of shares of common stock outstanding. Diluted net loss per share is based on the assumption that options and warrants are included in the calculation of diluted net loss per share, except when their effect would be anti-dilutive. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of actual issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period (See Note 7).

Statements of Cash Flows. For purposes of the Consolidated Statements of Cash Flows, the Company considers all demand deposits and certificates of deposit with original maturities of 90 days or less to be cash equivalents.

Fair Value of Financial Instruments. Financial instruments include cash and cash equivalents, accounts receivable and payable, other current liabilities and long-term debt. The carrying amounts reported in the balance sheets for cash and cash equivalents, accounts receivable and payable and other current liabilities approximate fair value due to the short-term nature of these items. In order to finance the Initial Acquisition of Optex, on December 30, 2005, the Company entered into a securities purchase agreement with two accredited institutional investors which raised gross proceeds of $10 million (See Note 3) through the issuance of subordinated convertible notes and a loan and security agreement with Square 1 Bank, pursuant to which the Company closed a four-year $4.9 million term loan and a $2.0 million revolving credit facility.

As discussed further in Note 18, in December 2006, the Company repaid the borrowings from Square 1 Bank with funds from a new $8.25 million term loan, bearing interest at 11%, from two new lenders. Concurrent with these borrowing and repayment transactions, the new lenders purchased through assignment the $10 million subordinated convertible notes from the original institutional investors. These refinancing transactions occurred on December 29, 2006, when the closing price of the Company’s common stock was $2.05 per share, and included the issuance to the new investors, for no separate consideration, of a five-year warrant to purchase 3.0 million shares of the Company’s common stock at an exercise price of $1.30 per share. This warrant issuance, in turn, triggered a price anti-dilution provision in the $10 million subordinated convertible notes that reduced the per share price at which said notes are convertible into shares of the Company’s common stock from $2.60 per share to $1.30 per share. After giving accounting recognition to the portion of the warrant’s value assigned to the transferred $10 million subordinated convertible notes and the intrinsic value of the beneficial conversion feature arising from the notes new per share conversion price, the initial carrying amount of the $10 million subordinated convertible notes has been reduced to zero. Accordingly, management believes that the fair value of the $10 million subordinated convertible notes at October 1, 2006 may be substantially below said notes carrying amount, but it is not practicable to estimate the fair value of the $10 million subordinated convertible notes at such date because management is unable to objectively determine what portion, if any, of the decline in value of the $10 million subordinated convertible notes had occurred by October 1, 2006 without incurring unreasonable costs. Additionally, assigning a portion of the warrant’s value to the $8.25 million term loan reduced the term loan’s carrying value by approximately $1.5 million. Management is also unable to estimate the fair value of the $5.9 million in aggregate borrowings from Square 1 Bank for similar reasons.

Concentration of Credit Risk. The Company has cash deposits at U.S. banks and financial institutions, which exceed federally insured limits at October 1, 2006. The Company is exposed to credit loss for amounts in excess of insured limits in the event of non-performance by the institution; however, the Company does not anticipate non-performance.

Intercompany Corporate Cost Allocation. In accordance with government contracting regulations, the Company is required to allocate some portion of its corporate general and administrative expense to operating subsidiaries, such as Optex. The Company has initially elected to use a recognized government contract allocation methodology to satisfy this requirement in which the proportional contribution of Optex to the Company’s total revenues, payroll expense and net book value of tangible assets has determined a percentage of corporate general and administrative expense for allocation to

Optex. This percentage allocation will be re-assessed at each reporting period according to this allocation methodology unless and until adequate historical information becomes available which may allow for alternative allocation methodologies to be used. This allocation impacts both the Company’s recovery of its indirect expenses through its cost-reimbursement contracts as well as the determination of income or loss from minority interests of Optex.

Reclassifications. Certain reclassifications have been made to the fiscal 2005 financial statements to conform to the current year presentation.

Derivatives. A derivative is an instrument whose value is “derived” from an underlying instrument or index such as a future, forward, swap, or option contract, or other financial instrument with similar characteristics, including certain derivative instruments embedded in other contracts (“embedded derivatives”) and for hedging activities. As a matter of policy, the Company does not invest in separable financial derivatives or engage in hedging transactions. However, complex transactions that the Company has entered into in order to finance the Initial Acquisition involved financial instruments containing certain features that have resulted in the instruments being deemed derivatives or containing embedded derivatives. The Company may engage in other similar complex debt transactions in the future, but not with the intention to enter into derivative instruments. Derivatives and embedded derivatives, if applicable, are measured at fair value and marked to market through earnings, as required by SFAS 133. However, such new and/or complex instruments may have immature or limited markets. As a result, the pricing models used for valuation often incorporate significant estimates and assumptions, which may impact the level of precision in the financial statements.

Recently Issued Accounting Pronouncements. In November 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 151, Inventory Costs (“SFAS No. 151”), which clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material. SFAS No. 151 will be effective for inventory costs incurred during fiscal years beginning after June 15, 2005, which in the case of the Company was fiscal 2006. Adoption of SFAS 151 did not have a material impact on the Company’s consolidated financial statements.

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections (“SFAS No. 154”), which replaces APB Opinion No. 20, Accounting Changes, and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements-An Amendment of APB Opinion No. 28. SFAS No. 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes retrospective application, or the latest practicable date, as the required method for reporting a change in accounting principle and the reporting of a correction of an error. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005 and was adopted by the Company on October 2, 2006, the beginning of fiscal 2007. Implementation of SFAS No. 154 is not expected to have a significant impact on the Company’s consolidated results of operations and financial condition.

In November 2005, FASB issued FSP FAS 115-1 and FAS 124-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments (“FSP 115-1 and 124-1”), which clarifies when an investment is considered impaired, whether the impairment is other than temporary, and the measurement of an impairment loss. It also includes accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. FSP 115-1 and 124-1 are effective for all reporting periods beginning after December 15, 2005. Implementation of these statements is not expected to have a significant impact on the Company’s consolidated financial position or results of operations.

In September 2005, the FASB issued Emerging Issues Task Force (“EITF”) Issue No. 04-13, Accounting for Purchases and Sales of Inventory with the Same Counter-Party (“EITF 04-13”). The issue provided guidance on the circumstances under which two or more inventory transactions with the same counter-party should be viewed as a single non-monetary transaction within the scope of APB Opinion No. 29, Accounting for Non-monetary Transactions. The issue also provided guidance on circumstances under which non-monetary exchanges of inventory within the same line of business should be recognized at fair value. EITF 04-13 is effective for transactions completed in reporting periods beginning after March 15, 2006. Implementation of this EITF did not have a significant impact on the Company’s consolidated financial position or results of operations.

In March 2005, the FASB issued Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations (“FIN 47”), which clarifies that an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value can be reasonably estimated even though uncertainty exists about the timing and/or method of settlement. The Company adopted FIN 47 at the end of fiscal 2006. Implementation of FIN 47 has not had a significant impact on the Company’s financial position or results of operations.

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments, an amendment of FASB statements No. 133 and 140 (“SFAS 155”). SFAS No. 155 allows financial instruments that have embedded derivatives to be accounted for as a whole (eliminating the need to bifurcate the derivative from its host) as long as the entire instrument is valued on a fair value basis. The statement also resolves and clarifies other specific SFAS No. 133 and SFAS No. 140 related issues. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The Company adopted SFAS No. 155 on October 2, 2006 and is currently evaluating what effect, if any, it may have on the Company’s consolidated financial statements.

In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes: an Interpretation of FASB Statement No. 109 (“FIN 48”), which clarifies the criterion that an individual tax position must satisfy for some or all of the benefits of that position to be recognized in a registrant’s financial statements. FIN 48 prescribes a recognition threshold of more-likely-than-not and a measurement attribute on all tax positions taken or expected to be taken in a tax return in order to be recognized in the financial statements. FIN 48 is effective for fiscal years beginning after December 15, 2006. Accordingly, the Company will adopt FIN 48 on October 1, 2007, and the Company is currently assessing the impact FIN 48 will have, if any, on its consolidated financial statements.

In September 2006, the Chief Accountant of the SEC issued a letter providing the staff’s views on the accounting implications of certain option granting practices of which the staff has become aware, many of which affect the determination of an option’s measurement date. The Chief Accountant’s letter explicitly provides that the staff’s views apply only to accounting issues related to APB Opinion 25, Accounting for Stock Issued to Employees, and should not be analogized to or relied on in any other circumstances. Further, the letter addresses only accounting issues pertaining to the financial statements, including the notes. It does not address income tax considerations or whether the past practices affect disclosures outside the financial statements or compliance with laws or regulations. The Company is evaluating the impact of the Chief Accountant’s letter, but does not presently believe that its consolidated financial statements will be effected thereby.

In September 2006, the SEC staff issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” SAB 108 was issued to provide consistency between how registrants quantify financial statement misstatements. Historically, there have been two widely-used methods for quantifying the effects of financial statement misstatements. These methods are referred to as the “roll-over” and “iron curtain” method. The roll-over method quantifies the amount by which the current year income statement is misstated. Exclusive reliance on an income statement approach can result in the accumulation of errors on the balance sheet that may not have been material to any individual income statement, but which may misstate one or more balance sheet accounts. The iron curtain method quantifies the error as the cumulative amount by which the current year balance sheet is misstated. Exclusive reliance on a balance sheet approach can result in disregarding the effects of errors in the current year income statement that results from the correction of an error existing in previously issued financial statements. The Company currently uses the roll-over method for quantifying identified financial statement misstatements. SAB 108 established an approach that requires quantification of financial statement misstatements based on the effects of the misstatement on each of the Company’s financial statements and the related financial statement disclosures. This approach is commonly referred to as the “dual approach” because it requires quantification of errors under both the roll-over and iron curtain methods. SAB 108 allows registrants to initially apply the dual approach either by (1) retroactively adjusting prior financial statements as if the dual approach had always been used or by (2) recording the cumulative effect of initially applying the dual approach as adjustments to the carrying values of assets and liabilities as of January 1, 2006 with an offsetting adjustment recorded to the opening balance of retained earnings. Use of this “cumulative effect” transition method requires detailed disclosure of the nature and amount of each individual error being corrected through the cumulative adjustment and how and when it arose. The Company will initially apply SAB 108 using the cumulative effect transition method in connection with the preparation of its annual financial statements for the year ending September 30, 2007. When the Company initially applies the provisions of SAB 108, it does not presently expect to record any effects of financial statement misstatements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS No. 157”), which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principals (GAAP), and expands disclosures about fair value measurements. SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements. Accordingly SFAS No. 157 does not require any new fair value measurement. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. Earlier adoption is encouraged, provided that the Company has not yet issued financial statements for that fiscal year, including financial statements for an interim period within that fiscal year. The Company is currently assessing the potential impact, if any, of SFAS No. 157.

In November 2006, the FASB approved EITF 06-06, which modifies EITF 96-19 to require any change in the value of an embedded conversion feature of a modified debt to be tested in a separate calculation. Early adoption of EITF 06-06 is permitted, and the Company has elected early adoption and applied the provisions of EITF 06-06 to record the results of the December 2006 refinancing of its subordinated convertible notes.

In December 2006, the FASB approved EITF 00-19-2, Accounting for Registration Payment Arrangements, which establishes the standard that contingent obligations to make future payments under a registration rights arrangement shall be recognized and measured separately in accordance with Statement 5 and FASB Interpretation No. 14, Reasonable Estimation of the Amount of a Loss. Early adoption of EITF 00-19-2 is permitted, and the Company has elected such early adoption.

Note 2 – Acquisition of Optex Systems, Inc.

On December 30, 2005, the Company entered into an agreement with Optex and Timothy Looney, President and the then sole shareholder of Optex, pursuant to which the Company purchased 70% of the issued and outstanding common stock of Optex (the “Initial Acquisition”), thereby becoming its majority shareholder. Optex is a manufacturer of optical systems and components, largely for military applications.

Since the Initial Acquisition closed at the end of the last business day of the first fiscal quarter of 2006, revenue and expenses of Optex are only included in the Company’s Consolidated Statement of Operations for the second, third and fourth quarters of fiscal 2006. Concurrent with the Initial Acquisition, the Company and Mr. Looney also entered into an agreement whereby the Company would issue shares of its common stock to purchase the remaining 30% of the issued and outstanding common stock of Optex if such issuance was approved by the Company’s stockholders (the “Buyer Option”). Such approval was obtained on June 28, 2006. Because of unanticipated regulatory issues related to the issuance of the additional shares, the Company and Mr. Looney negotiated and consummated an amendment to the Buyer Option to remove a price guarantee for a block trade disposition of 384,615 shares in consideration for issuance of a one-year promissory note for $400,000, which note was executed in December 2006. The Company then exercised the Buyer Option on December 29, 2006 and issued Mr. Looney 2,692,307 shares of the Company’s common stock in consideration for purchase of the remaining 30% of the outstanding capital stock of Optex held by him. Since this transaction was consummated subsequent to the fiscal year end (See Note 18.), the Company’s consolidated balance sheet at October 1, 2006 still reflects a minority interest derived from its 70% ownership of Optex at that date.

In consideration for the Initial Acquisition, the Company made an initial cash payment to Mr. Looney of $14.0 million. An additional cash payment of $64,200 in consideration of the excess book value acquired over the target net book value specified in the stock purchase agreement was accrued in March 2006 and paid to Mr. Looney in April 2006 after completion of the audit of the financial statements of Optex for the fiscal year ended December 31, 2005. In January 2007, in consideration for a subordinated term loan providing for advances of up to $2 million maturing in February 2009, the Company amended an agreement entered into in connection with the Initial Acquisition that had originally provided Mr. Looney with the potential to receive up to an aggregate of $4.0 million in a cash earnout based upon the percentage of net cash flow generated from Optex’s business for fiscal 2006 and for each of the subsequent two fiscal years. The amended agreement extended the earnout period to December 2009 and reduced the maximum earnout potential to $3.9 million. (See Note 18). Mr. Looney was not entitled to an earnout, as defined, for fiscal 2006.

The Company made an allocation of the purchase price consideration for the Initial Acquisition of Optex among tangible and intangible assets acquired and liabilities assumed based upon the results of an audit of Optex, together with estimates of fair value as of December 30, 2005 determined by management with the assistance of an independent valuation firm. The excess of the purchase price over such values in the accompanying consolidated balance sheet at October 1, 2006 is presented as goodwill.

The following table sets forth the allocation of the purchase price consideration for the Initial Acquisition.

Assets:
Current assets, consisting primarily of inventory of $5,545,100 and accounts receivables of $2,191,800		$7,880,900
Identifiable intangible assets		2,226,000
Other non-current assets, principally property and equipment		455,100

Total assets		10,562,000

Liabilities:
Current liabilities, consisting primarily of accounts payable of $1,638,900, deferred tax liabilities of $693,800 and accrued liabilities of $467,000		2,927,800

Total net assets		7,634,200

Less: minority interest – 30%		1,697,800

Acquired net assets		5,936,400

Purchase price
Payment to seller	$14,000,000
Direct acquisition costs	1,040,000

		15,040,000

Excess purchase price reported as goodwill		$9,103,600

Included in the direct acquisition costs noted above is a $500,000 success fee and approximately $20,300 of due diligence fees and expenses incurred by Chris Toffales, a related party by virtue of his position as one of the Company’s directors. (See also Note 10).

Identifiable intangible assets include non-competition agreements and customer backlog, and will be amortized over respective estimated useful lives as follows:

	Useful Life in Years	Acquired Fair Value
Non-competition agreement	2	$56,000
Contractual backlog	2	$1,099,000
Program backlog	8	$1,071,000

The amortization of identifiable intangible assets associated with the Initial Acquisition in fiscal 2006 was $533,500. The identifiable intangible assets and recorded goodwill are not deductible for income tax purposes.

The following unaudited pro forma financial information for the 52-week periods ended October 1, 2006 and October 2, 2005 reflect adjustments prepared as if the Initial Acquisition had occurred on October 3, 2004, rather than on December 30, 2005. The pro forma financial information is presented for information purposes only. Such information is based upon the standalone historical results of each company and does not reflect the actual results that would have been reported had the Initial Acquisition been completed when assumed, nor is it indicative of the future results of operations for the combined enterprise.

	Fiscal Year Ended October 1, 2006	Fiscal Year Ended October 2, 2005
Total revenues	$36,148,900	$40,746,000
Costs and expenses	44,298,100	42,181,100

Income/(loss) from operations	(8,149,200)	(1,435,100)
Minority interest	228,300	(721,700)

Net income/(loss)	$(7,920,900)	$(2,156,800)

Basic income/(loss) per share	$(0.40)	$(0.12)

Diluted income/(loss) per share	$(0.40)	$(0.12)

Included in Optex’s results of operations for the 52-week period ended October 1, 2006 are acquisition related costs of approximately $1,040,000, of which approximately $733,000 relate to bonuses and fees to settle former partnerships, and approximately $307,000 paid for acquisition related legal services. Had Optex not incurred such costs, the pro forma combined loss from operations for the 52-week period ended October 1, 2006 would be $6,880,900, resulting in a basic and diluted loss per share of $0.35.

Note 3 – Convertible Debt and Common Stock Warrants Issued for Initial Acquisition of Optex Systems, Inc.

To finance the Initial Acquisition of Optex, on December 30, 2005 the Company entered into the Securities Purchase Agreement with Pequot and borrowed $10 million by issuing Pequot $10.0 million of Series 1 and Series 2 Senior Subordinated Secured Convertible Notes (collectively the “Notes”) and four-year warrants to initially purchase 1,002,278 and 343,876 shares, respectively, of the Company’s common stock at an initial exercise price of $3.10 per share (the “Warrants”). In December 2006, pursuant to their terms, the Series 1 Warrants were adjusted to become exercisable for the purchase of up to 2,390,047 shares at $1.30 per share, and the Series 2 Warrants were adjusted to become exercisable for the purchase of up to 820,012 shares at $1.30 per share. The Company issued the Notes in two series, both of which bear interest at 3.5% per annum, which rate is subject to potential reduction over time. The first series of Notes (the “Series 1 Notes”), with a face amount of $7,445,500, is repayable in quarterly interest-only payments beginning March 31, 2006 and continuing through December 30, 2007, followed by equal monthly principal payments plus interest through December 30, 2009. The second series of Notes (the “Series 2 Notes”), with a face amount of $2,554,500, was initially repayable in quarterly interest-only payments beginning March 31, 2006 and continuing through December 30, 2007 with the principal amount due on December 30, 2007.

The Note Holders may require the Company to redeem or repurchase the Notes, generally at a value of 125% of the amounts outstanding thereunder, upon any of the following: (i) an event of default occurs under the Notes; (ii) the Company issues or incurs certain indebtedness; (iii) the Company issues equity securities under certain circumstances; or (iv) a change of control occurs. The Notes also include default provisions and negative covenants that prohibit a variety of actions without the approval of the holders of a majority of the outstanding principal amount of the Notes. Also, all amounts payable under the Notes become immediately due upon the occurrence of certain bankruptcy-related events.

In September 2006, the Company received an event notice from Pequot asserting various events of default under the Notes and demanding their redemption. However, the effect of that event notice was suspended pursuant to a payment blockage notice issued in September 2006 by Square 1 Bank, the Company’s senior lender. In December 2006, the Notes were purchased by new senior lenders and any existing or asserted defaults under the Notes were waived and the maturity date of the Series 2 Notes was extended to December 30, 2009. (See Note 4 and 18.)

The Series 2 Notes and the Series 2 Warrants were not convertible or exercisable into shares of the Company’s common stock until the Company’s stockholders approved issuance of common stock for such purposes, which occurred at the Company’s annual meeting on June 28, 2006.

Subject to certain conditions and limitations, the Note holders may elect to receive principal and interest payments under the Notes in shares of unregistered common stock at a conversion price per share that was initially set at $2.60. This conversion price and the Warrants’ exercise price are subject to adjustment for stock splits, stock dividends, recapitalizations and the like and for certain price dilutive issuances. As a result of the issuance of the new warrants in the refinancing of the Company’s senior debt in December 2006, the conversion price of the Notes and the exercise price of the Pequot Warrants were automatically adjusted to $1.30 per share and the Warrants became exercisable for a total of 3,210,060 shares of common stock. (See Note 18.) Pequot deferred receipt of interest payments due March 31, 2006 on the Series 2 Notes until the vote of the Company’s stockholders. After the Company received stockholder approval to issue shares of common stock for payments on the Series 2 Notes, Pequot elected to receive common stock for the deferred interest. During fiscal 2006, the Company issued Pequot 77,000 shares of common stock in payment of interest due under the Notes in the amount of $175,000. Pequot elected to receive payment of $87,500 of interest due in fiscal 2006 in cash.

Certain of the Company’s majority-owned subsidiaries have guaranteed the Notes and provided a senior subordinated security interest in all or substantially all of their assets as collateral to secure such guarantees. The Company also has provided a senior subordinated security interest in all or substantially all of its assets to secure its obligations under the Notes, including the pledge of its shares of capital stock in certain of its subsidiaries. The Notes and the liens securing the Notes are subordinated to the Company’s refinanced senior debt as described in Note 4 and Note 18.

Because the number of shares issuable on conversion of the Series 1 Notes is subject to adjustment for certain price dilutive issuances, the Notes do not qualify as “conventional convertible” instruments under definitions in the accounting literature. Also, pursuant to the Securities Purchase Agreement, the Company must file and maintain the effectiveness of a registration statement with the SEC that permits holders of the Notes and Warrants to sell shares of the Company’s common stock issued as payments on or upon conversion of the Notes and upon exercise of the Warrants (the “Registration Rights Covenant”). Initially, the Securities Purchase Agreement required the Company to pay the Notes holders, in cash, a liquidated damages fee of 2% of the purchase price of the Notes each month if the Company did not comply with the Registration Rights Covenant. As a result, the maximum potential liquidated damages penalty payable in cash was greater than the difference in fair value between registered and unregistered shares. This situation constituted a potential uneconomic settlement alternative whereby the Company could have been required to settle the embedded conversion option contained in the Series 1 Notes as well as the Series 1 Warrants for cash. As a result, both the embedded conversion option in the Series 1 Notes and the Series 1 Warrants met the accounting definitions of derivative liabilities subject to SFAS No. 133 and related accounting pronouncements.

Accordingly, the Company separated the embedded conversion option and the Series 1 Note and recorded the embedded conversion option as a separate liability at its fair value of $3,980,500 at date of issue as determined by management with the assistance of an independent appraisal firm. The Company also accounted for the Series 1 Warrants instrument as a separate liability at its fair value of $1,313,000 at date of issue, also determined by management with the assistance of the independent appraisal firm. After this initial accounting, SFAS No. 133 required the Company to continue to adjust the carrying amount for both of these derivative liabilities to current market value at each reporting date, with the offsetting adjustment recorded through earnings.

On March 31, 2006, the Company and Pequot amended the Registration Rights Covenant to eliminate the liquidated damages feature that caused the embedded conversion feature of the Series 1 Notes and the Series 1 Warrants to be accounted for as derivative financial instruments. As a result, effective March 31, 2006, the Company ceased accounting for the embedded conversion option in the Series 1 Notes and the Series 1 Warrants as derivative liabilities subject to SFAS No. 133, and the Company: (a) was not required to adjust the carrying value of these financial instruments for changes in current market value subsequent to March 30, 2006; (b) combined the carrying value of the embedded conversion option totaling $4,238,200 with the carrying value of the Series 1 Notes; and (c) transferred the carrying value of the Series 1 Warrants totaling $1,373,100 to Stockholders’ Equity.

On June 28, 2006, after receiving approval of stockholders to issue shares of the Company’s common stock as payments on or upon conversion of the Series 2 Notes and upon exercise of Series 2 Warrants, the Company began accounting for the Series 2 Warrants as a separate financial instrument and assigned them a fair value of $264,800 as determined by management with the assistance of an independent appraisal firm. This value was separated from the carrying value of the Series 2 Notes, resulting in a Series 2 Notes debt discount, and the Series 2 Warrants are accounted for in Stockholders’ Equity. The discount on the Series 1 and Series 2 Notes will be amortized to interest expense using the effective interest method over the term of the Notes.

Set forth below are the components of the Notes at October 1, 2006, reflecting the adjusted term of the Series 2 Notes pursuant to their December 2006 refinancing:

October 1, 2006
Series 1 Notes payable – face amount of $7,445,500 payable in quarterly interest only payments commencing March 31, 2006 through December 31, 2007, and subsequent equal monthly principal installments plus interest at an initial face rate of 3.5% per annum (effective rate 27.4% at October 1, 2006) over a period ending December 30, 2009.*	$7,445,500
Series 2 Notes payable – face amount of $2,554,500 payable in quarterly interest only payments commencing March 31, 2006 through December 31, 2007, and subsequent equal monthly principal installments plus interest at an initial face rate of 3.5% per annum (effective rate 27.4% at October 1, 2006) over a period ending December 30, 2009.*	2,554,500
Less: Unamortized discount related to Warrants issued in securities purchase agreement together with Series 1 Notes payable	(778,700)
Less: Unamortized discount related to Warrants issued in securities purchase agreement together with Series 2 Notes payable	(222,500)

$8,998,800

*	Pending cure of the asserted events of default, the interest rate on borrowings under the Notes increased by 18%, whereby the face rate at October 1, 2006 was equal to 21.5%. The Company incurred interest at the default rate from October 1, 2006 through assignment of the Notes in December 2006.

The schedule of principal payments required under the Notes at October 1, 2006, reflecting the adjusted term of the Series 2 Notes pursuant to their December 2006 refinancing, is set forth below.

Fiscal Year	Principal Payments
2007	$—
2008	3,750,000
2009	5,000,000
2010	1,250,000

Future principal payments**	$10,000,000

**	In January 2007, $450,000 of the $10 million aggregate principal balance shown above was retired through conversion to common stock.

Note 4 – Bank Debt

As an additional source of financing for the Initial Acquisition of Optex, on December 30, 2005, the Company entered into a loan and security agreement (the “Loan Agreement”) with Square 1 Bank, pursuant to which the Company closed a four-year $4.9 million term loan (the “Term Loan”) and established a $2.0 million revolving credit facility (the “Credit Facility”), of which $2.0 million was drawn down on December 30, 2005 for general working capital purposes. The Loan Agreement with this bank provided that the aggregate amount borrowed under both the Term Loan and the Credit Facility shall not exceed $7.0 million. The Company’s obligations under the Loan Agreement were secured by a first priority lien on all or substantially all of the Company’s assets, the assets of Optex and the capital stock of Optex acquired by the Company. The Term Loan had to be repaid in 48 equal monthly installments commencing January 31, 2006, and was subject to acceleration upon the occurrence of certain events of default. On the earlier of the end of the Loan Agreement term or repayment in full of the Term Loan, the Company was required to pay Square 1 Bank a loan payoff fee equal to the greater of 50 basis points on the amount of the Term Loan funded and an amount calculated based on the spread in the trailing 90-day average closing market price of 84,860 shares of the Company’s common stock between the date of the Term Loan funding and the date of the loan payoff (the “Loan Payoff Fee”). As a result of approval by the Company’s stockholders on June 28, 2006, the Company had the discretion to pay the Loan Payoff Fee by issuing Square 1 Bank a four-year warrant to purchase up to an aggregate of 84,860 shares of unregistered common stock at an exercise price per share of $3.10.

The Term Loan bore interest at the prime rate plus a varying percentage between 1.50% and 2.50% based upon a debt service coverage ratio, and advances under the Credit Facility bore interest at 1.00% above the prime rate. The Loan Agreement included affirmative covenants and default provisions, as well as negative covenants that prohibited a variety of actions without the lender’s approval. In March 2006, the Company renegotiated the covenants in the Loan Agreement to cure a default. The Company was advised by Square 1 Bank of non-compliance with covenants of the Loan Agreement in August 2006 and September 2006 and in months subsequent to October 1, 2006. To cure the default condition created by this non-compliance, the Company refinanced the Square 1 Bank obligations through a new 2-year, interest-only $8.25 million term loan from new senior lenders in December 2006. (See Note 18.)

Set forth below are the components of the Loan Agreement at October 1, 2006:

October 1, 2006

Term Loan – Initial face value of $4,900,000, with principal payable in equal monthly installments plus interest at face rate of 2.5%* over prime (as of October 1, 2006, the prime rate was 8.25%) over a period ending December 30, 2009	$4,083,300

Credit Facility – Revolving line of credit with maximum credit limit of $2,000,000, bearing interest at face rate of 1.0%* over prime (as of October 1, 2006, the prime rate was 8.25%) and with maturity date of December 29, 2006	2,000,000

Less: Discount related to loan Payoff Fee embedded in the Term Loan, stated at fair value	(51,700)

$6,031,600

*	Pending cure of the event of default, the interest rate on borrowings under the Credit Facility increased by 5%, whereby the face rate at October 1, 2006 was equal to 15.75%. The Company incurred interest at the default rate from August 2006 through pay-off in December 2006.

Note 5 – Issuance of Common Stock

On September 26, 2001, the Company effected a 1-for-20 reverse split of its common stock. All references in these financial statements and schedules to the number of shares of common stock of the Company give effect to this reverse split.

Fiscal 2004 Issuances

During fiscal 2004, the Company issued a total of 4,858,600 shares of common stock in various transactions. Of this amount, 4,050,600 shares were issued for cash, realizing aggregate net proceeds of $7,040,400, 641,300 shares were issued in non-cash transactions aggregating $977,800, and 166,700 shares were issued pursuant to conversions of preferred stock. These transactions are separately discussed below.

2004 Cash Transactions

Of the 4,050,600 shares of common stock issued for cash during fiscal 2004, 653,500 shares were issued as a result of the exercise of options by employees, realizing net proceeds to the Company of $747,000. Additionally, 1,152,800 shares were issued for net proceeds of $2,119,400 pursuant to the exercise of warrants.

The balance of the common shares issued for cash in fiscal 2004 were issued in two private placements aggregating 2,244,300 shares and realizing total net proceeds of $4,174,000. In a December 2003 private placement, the Company issued 1,000,000 shares of its common stock and five-year warrants to purchase 250,000 shares of its common stock for the exercise price of $2.20 per share to accredited investors, generating net proceeds of $1,690,300. In a June 2004 private placement, the Company issued 1,244,300 shares of its common stock and five-year warrants to purchase 373,300 shares of its common stock at the exercise price of $2.99 per share to accredited investors, generating net proceeds of $2,483,700.

2004 Non-Cash Transactions

The 641,200 shares of common stock issued during fiscal 2004 in non-cash transactions were issued in the following amounts:

(1) 532,300 shares were issued to effectuate an aggregate of $725,000 of non-cash contributions by the Company to the Company’s ESBP, with 500,000 of said shares being issued in November 2003 and 32,300 of said shares being issued in August 2004. Of the aggregate contribution value, $17,200 was attributed to the settlement of contribution expense accrued, but not paid as of September 29, 2002, and $695,000 was a contribution for fiscal 2003. (See Note 14).

(2) 100,000 shares were issued in July 2004, valued at $232,000 to the Company’s Non-Qualified Deferred Compensation Plan, said 100,000 shares being placed into a previously established Rabbi Trust that holds contributions to the Non-Qualified Deferred Compensation Plan. At October 3, 2004, the inclusion of the fiscal 2004 contribution and the prior fiscal year contributions resulted in the Rabbi Trust holding a total of 300,000 shares of the Company’s common stock with a valuation of $482,000, reflecting the aggregate value of the common stock on the respective dates of the authorized contributions. The Company has presented this $482,000 aggregate contribution value as a contra-equity account and a deferred compensation obligation in the Stockholders’ Equity section of the accompanying consolidated balance sheets at October 3, 2004.

(3) 9,000 shares were issued to a service provider as partial consideration for services rendered pursuant to a consulting agreement, 4,500 shares of which were issued in August 2004 and 4,500 shares of which were issued in September 2004. The aggregate fair market value of the 9,000 shares issued to the consultant was $20,800, which expense is included in general and administrative expenses in the accompanying statements of operations for the year ended October 3, 2004.

The value of all of the foregoing non-cash issuances of common stock was based on the closing sales price of the Company’s common stock as then reported by the Nasdaq SmallCap Market (now known as the Nasdaq Capital Market rities) on the dates that the various transactions were authorized by the Company’s Board of Directors.

2004 Conversions of Preferred Stock

In December 2003, the Company issued 166,700 shares of its common stock pursuant to the conversion of all of the then outstanding shares of the Company’s Series E convertible preferred stock. (See Note 5).

Fiscal 2005 Issuances

During fiscal 2005, the Company issued a total of 863,400 shares of common stock in various transactions. Of this amount, 348,300 shares were issued for cash, realizing aggregate net proceeds of $404,800 and 515,100 shares were issued in non-cash transactions aggregating $1,149,800. These transactions are separately discussed below.

2005 Cash Transactions

Of the 348,300 shares of common stock issued for cash during fiscal 2005, 128,900 shares were issued as a result of the exercise of options by employees, realizing net proceeds to the Company of $185,400. Additionally, 219,400 shares were issued for net proceeds of $219,400 pursuant to the exercise of warrants.

2005 Non-Cash Transactions

The 515,100 shares of common stock issued during fiscal 2005 in non-cash transactions were issued in the following amounts:

(1) 401,500 shares were issued to effectuate an aggregate of $900,000 of non-cash contribution by the Company to the Company’s employee retirement plan, the Cash or Deferred & Stock Bonus Plan (“ESBP”), for fiscal 2005, 363,600 shares of which were issued in November 2004 and 37,900 shares of which were issued in September 2005.

(2) 12,200 shares were issued in November 2004 to effectuate a previously accrued $26,900 contribution to the ESBP for fiscal 2004.

(3) 100,000 shares were issued in December 2004 to make a $220,000 non-cash contribution by the Company to the Company’s Non-Qualified Deferred Compensation Plan for fiscal 2005.

(4) 1,400 shares were issued as bonus stock to certain non-officer employees in consideration for past services rendered, valued in the aggregate at $2,900.

Fiscal 2006 Issuances

During fiscal 2006, the Company issued a total of 1,296,200 shares of common stock in various transactions. Of this amount, 542,800 shares were issued for cash, realizing aggregate net proceeds of $961,100 and 753,400 shares were issued in non-cash transactions aggregating $1,765,800. These transactions are separately discussed below.

2006 Cash Transactions

Of the 542,800 shares of common stock issued for cash during fiscal 2006, 328,900 shares were issued as a result of the exercise of options by employees, realizing net proceeds to the Company of $629,500. Additionally, 213,900 shares were issued for net proceeds of $331,600 pursuant to the exercise of warrants.

2006 Non-Cash Transactions

The 753,400 shares of common stock issued during fiscal 2006 in non-cash transactions were issued in the following amounts:

(1) 505,600 shares were issued to effectuate an aggregate of $1,200,000 of non-cash contribution by the Company to the Company’s employee retirement plan, the Cash or Deferred & Stock Bonus Plan (“ESBP”), for fiscal 2006, 421,900 shares of which were issued in October 2005 and 83,700 shares of which were issued in December 2005.

(2) 100,000 shares were issued in October 2005 to make a $237,000 non-cash contribution by the Company to the Company’s Non-Qualified Deferred Compensation Plan for fiscal 2006.

(3) 1,300 shares were issued as bonus stock to certain non-officer employees in consideration for past services rendered, valued in the aggregate at $2,900.

(4) 40,000 shares, valued at $94,800, were issued pursuant to settlement of a legal dispute.

(5) 77,000 shares, valued at $175,000, were issued to pay interest accrued under the Notes.

(6) 29,500 shares, valued at $56,100, were issued as bonuses for services rendered by new employees.

The value of all of the foregoing non-cash issuances of common stock was based on the closing sales price of the Company’s common stock as then reported by the Nasdaq SmallCap Market (now known as the NASDAQ Capital Market) on the dates that the various transactions were authorized by the Company’s Board of Directors.

The following is a summary by category of aggregate equity transactions in fiscal 2004, fiscal 2005 and fiscal 2006 that involved the issuance of the Company’s common stock.

	No. of Shares of Common Stock Issued		Increase in Stockholders’ Equity
Balance at September 28, 2003		12,947,700

Private placements	2,244,300		$4,174,000
Common stock options exercised for cash	653,500		747,000
Common stock warrants exercised for cash	1,152,800		2,119,400

Sale of common stock and common stock units for cash		4,050,600		$7,040,400
Issuance for consulting services provided	9,000		20,800
Issuance to employee retirement plans	632,300		957,000

Non-cash issuance of common stock		641,300		$977,800
Conversion of convertible preferred stock to common stock		166,700		0

Total for fiscal 2004		4,858,600		$8,018,200

Balance at October 3, 2004		17,806,300

Common stock options exercised for cash	128,900		185,400
Common stock warrants exercised for cash	219,400		219,400

Sale of common stock for cash		348,300		$404,800
Issuance for non-officer bonus	1,400		2,900
Issuance to employee retirement plans	513,700		1,146,900

Non-cash issuance of common stock		515,100		$1,149,800

Total for fiscal 2005		863,400		$1,554,600

Balance at October 2, 2005		18,669,700

Common stock options exercised for cash	328,900		629,500
Common stock warrants exercised for cash	213,900		331,600

Sale of common stock for cash		542,800		$961,100
Issuance for non-officer bonus	1,300		2,900
Issuance for new employees hiring incentive	29,500		56,100
Issuance for legal settlement	40,000		94,800
Issuance to pay interest	77,000		175,000
Issuance to employee retirement plans	605,600		1,437,000

Non-cash issuance of common stock		753,400		$1,765,800

Total for fiscal 2006		1,296,200		$2,726,900

Balance at October 1, 2006		19,965,900

Note 6 - Common Stock Warrants

During fiscal 2004, the Company issued warrants to purchase 623,300 shares of its common stock in connection with two private placements of common stock of the Company. (See Note 5).

Warrants to purchase 1,152,800 shares of the Company’s common stock were exercised during fiscal 2004, and generated net proceeds of $2,119,400. Warrants to purchase 28,000 shares of the Company’s common stock expired during fiscal 2004.

Warrants to purchase 219,400 shares of the Company’s common stock were exercised during fiscal 2005, and generated net proceeds of $219,400. Warrants to purchase 54,800 shares of the Company’s common stock expired during fiscal 2005.

Warrants to purchase 213,900 shares of the Company’s common stock were exercised during fiscal 2006, and generated net proceeds of $331,600. Warrants to purchase 139,000 shares of the Company’s common stock expired during fiscal 2006. Warrants to purchase 1,346,200 shares of the Company’s common stock were issued in fiscal 2006 pursuant to the Initial Acquisition of Optex. (See Note 2).

Outstanding Warrants

As of October 1, 2006, warrants to purchase a total of 2,227,100 shares of the Company’s common stock were outstanding, with a weighted average exercise price of $2.79 per share and exercise prices ranging from $1.00 per share to $3.10 per share, of which 300,000 warrants expire in fiscal 2007, 182,700 warrants expire in fiscal 2008, 398,300 warrants expire in fiscal 2009 and 1,346,100 warrants expire in fiscal 2010.

In December 2006, as a result of the issuance of new warrants in the refinancing of the Company’s senior debt, warrants to purchase 1,346,154 shares at $3.10 per share were automatically adjusted to purchase 3,210,060 shares at $1.30 per share. After this adjustment, these adjusted warrants were exercised by the holders to purchase 1,346,154 shares in December 2006. In addition, new warrants to purchase 3,000,000 shares at $1.30 per share were issued to the new senior lenders in consideration of the terms of the new senior and convertible debt.

Note 7 – Loss per Share

Basic and diluted net loss per common share are the same because the Company had a loss from continuing operations for the fiscal years ended October 1, 2006, October 2, 2005 and October 3, 2004. Excluded from the computation of diluted loss per common share were shares issuable pursuant to outstanding stock options, warrants and convertible notes payable, as applicable, in the amounts of 10,597,300 shares, 6,361,900 shares and 4,523,400 shares as of October 1, 2006, October 2, 2005 and October 3, 2004, respectively. The Company had a loss from operations for all periods presented and to include the representative share increments would be anti-dilutive.

Note 8 – Minority Interest in Subsidiaries

MSI did not grant any options to purchase common shares of MSI stock in fiscal 2006, fiscal 2005 and fiscal 2004. As of October 1, 2006, there were no options to purchase shares of common stock of MSI outstanding. At October 1, 2006, the Company owned 98% of MSI’s common stock. The Company has granted a perpetual license to proprietary technology developed by MSI, with exclusivity subject to future minimum royalty obligations. This license has not generated any material royalties to date.

Novalog did not grant any options to purchase shares of common stock of Novalog in fiscal 2006, fiscal 2005 and fiscal 2004. As of October 1, 2006, there were no options to purchase shares of common stock of Novalog outstanding. At October 2, 2005, the Company owned 96% of Novalog’s common stock. (See also Note 9).

RedHawk did not grant any options to purchase shares of RedHawk’s common stock in fiscal 2006, fiscal 2005 and fiscal 2004. As of October 1, 2006, there were no options to purchase shares of common stock of RedHawk outstanding. At October 1, 2006, the Company owned 81% of RedHawk’s common stock.

iNetWorks did not grant any options to purchase shares of its common stock in fiscal 2006, fiscal 2005 and fiscal 2004. As of October 1, 2006, there were options to purchase 11,362,000 shares of iNetWorks common stock outstanding with a weighted average exercise price of $0.05 per share and a weighted average remaining life of 5.39 years. At October 1, 2006, the Company owned 95% of iNetWorks’ common stock.

Optex became a subsidiary of the Company in fiscal 2006 pursuant to the Initial Acquisition. Optex issued no options to purchase shares of its common stock in fiscal 2006, other than the Buyer Option issued to the Company to purchase 30% of its capital stock subject to approval of the Company’s stockholders. This approval was received in June 2006, but exercise of the Buyer Option by the Company had not yet been consummated at October 1, 2006. Accordingly, at October 1, 2006, the Company owned 70% of Optex’s common stock. The Company exercised its Buyer Option to purchase the remaining 30% of Optex’s common stock on December 29, 2006 as more fully discussed in Note 18.

Note 9 – Discontinued Operations

In September 2005, the Company made the decision to no longer sell the products of its Novalog subsidiary. Consequently, the accompanying consolidated financial statements reflect Novalog as discontinued operations in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long Lived Assets. The results of operations and cash flows of Novalog’s business have been classified as discontinued for all periods presented. The statements of cash flows for fiscal 2005 and fiscal 2004 have been restated to segregate the effect of Novalog’s discontinued operations on the cash flows from operating, investing and financing activities. Novalog had total revenues of $0, $97,800 and $233,100 in fiscal 2006, fiscal 2005 and fiscal 2004, respectively.

Note 10 – Related Party Transactions

In December 2005, the Company amended and restated its consulting agreement entered into in May 2005 and amended in August 2005, with one of the Company’s directors, Chris Toffales, and his consulting firm, CTC Aero, LLC, of which he is sole owner. The December 2005 amendment extended the term of the agreement from one year to three years, increased the monthly consulting fee for business development services from $15,000 to $21,000 per month and changed the terms for payment of any success fee that may be earned by CTC Aero and Mr. Toffales in connection with potential acquisition activities of the Company. Pursuant to the December 2005 amendment, future acquisition success fees, if any, will be payable in unregistered shares of the Company’s common stock in an amount equal to between 5% and 1% of the total purchase price paid by the Company for such acquisition, which percentage decreases are based upon the total acquisition purchase price, and valued at the same per share purchase price as agreed upon in the applicable acquisition. The minimum success fee, if any, remains unchanged by the December 2005 amendment at $150,000. The Company also will pay an additional amount in cash equal to 35% of the success fee. Pursuant to this consulting agreement, CTC Aero and Mr. Toffales earned a success fee of $500,000 in connection with the Initial Acquisition of Optex, which fee is a portion of the total purchase price of the Optex transaction. (See Note 2.) Although this fee currently is payable in cash, the Company has received stockholder approval to pay this fee with 192,308 shares of Common Stock in lieu of cash. If Mr. Toffales or CTC Aero elect to receive this fee in Common Stock, an additional $175,000 in cash will be paid to Mr. Toffales or CTC Aero to offset the tax consequences of the stock payment pursuant to the December 2005 amendment to the consulting agreement. CTC Aero also earned a fee of $127,500 in connection with the private placement of the convertible debt entered into by the Company to partially finance the Initial Acquisition of Optex, which was paid by the debt holders. (See Note 3). In fiscal 2006, Mr. Toffales also earned $15,000 for due diligence services provided in connection with the Initial Acquisition of Optex and $234,000 for the provision of strategic planning and business development services and approximately $100,900 during fiscal 2005 for such services.

In December 2005, the Company entered into the Initial Acquisition of Optex and purchased 70% of the issued and outstanding capital stock of Optex from Timothy Looney for the following consideration: (a) an initial cash payment of $14.0 million; (b) an additional $64,200 which was paid in July 2006 after completion of Optex’s 2005 audit; and (c) a potential payment of up to an additional $4.0 million in a cash earnout based upon the percentage of net cash flow generated from the Optex business for fiscal 2006 and each of the subsequent two fiscal years. The Company also entered into the Buyer Option agreement with Mr. Looney, whereby the Company agreed to purchase the remaining 30% of the issued and outstanding capital stock of Optex from Mr. Looney if certain conditions were met, including the approval by the Company’s stockholders of the issuance to Mr. Looney of 2,692,307 shares of the Company’s Common Stock as consideration for the exercise of the Buyer Option. In connection with the transaction in December 2005, Mr. Looney became an officer of the Company and remains an officer and director of Optex. The Company exercised the Buyer Option on December 29, 2006 and issued Mr. Looney 2,692,307 shares of the Company’s common stock and a one year $400,000 unsecured, promissory note payable pursuant thereto on December 29, 2006 in consideration for certain amendments relating to the Buyer Option agreement. (See Note 18). The Company is required to file a registration statement covering the potential resale of those shares by Mr. Looney. As a result of this issuance, Mr. Looney became a greater than 10% stockholder of the Company. In January 2007, the Company amended its earnout agreement with Mr. Looney to extend it for an additional year, with a reduction to $3.9 million in the maximum potential payment, in consideration for Mr. Looney providing the Company’s Optex subsidiary with a term loan providing for advances of up to $2 million, maturing on the earlier of February 2009 or sixty days after retirement of the Company’s senior debt. (See Note 18).

As described more fully in Note 3, in order to finance the Initial Acquisition of Optex, in December 2005, the Company closed a private placement with Pequot consisting of senior subordinated secured convertible Notes in the original aggregate principal amount of $10.0 million and issued to Pequot four-year Warrants to purchase an aggregate of 1,346,154 shares of the Company’s Common Stock at an exercise price of $3.10 per share. The Notes were issued in two series, both of which bear interest at 3.5% per annum, which rate is subject to potential reduction over time. One series of

Notes, with an aggregate face amount of $7,445,493, matures on December 30, 2009, and the other series of Notes, with an aggregate face amount of $2,554,507, initially matured on December 30, 2007, but in connection with the assignment of the Notes to the Company’s new senior lenders in December 2006, the new senior lenders elected to extend the maturity date of the second series of Notes to December 30, 2009. The principal and interest under the Notes was initially convertible into shares of Common Stock at a conversion price per share of $2.60 and the Warrants were initially exercisable for shares of Common Stock at an exercise price per share of $3.10, subject to adjustment for stock splits, stock dividends, recapitalizations and the like and for certain price dilutive issuances. As a result of the issuance of new warrants to the new senior lenders in the December 2006 refinancing of the Company’s senior debt, the Notes automatically became convertible at a conversion price of $1.30 per share and the Warrants automatically became exercisable at an exercise price of $1.30 per share and the number of shares purchasable under such Warrants automatically increased from 1,346,154 to 3,210,060. Subject to certain conditions and limitations, the principal and interest under the Notes also may be repaid with shares of Common Stock. The conversion and exercise of the Notes and Warrants into an aggregate number of shares of Common Stock exceeding 19.99% of the Company’s outstanding Common Stock prior to the closing of the private placement has been approved by the Company’s stockholders. As a result of the private placement, Pequot was deemed to be a beneficial owner of greater than 10% of the Company’s Common Stock because of the conversion feature of the Notes. However, in December 2006, Pequot agreed to a blocking term preventing their beneficial ownership from exceeding 9.9% of the Company’s outstanding common stock. In connection with assignment of the Notes in December 2006, each of the new senior lenders agreed to include a blocking term limiting each of the Note holders’ beneficial ownership at any given time to less than 4.99% (and in no event more than 9.99%) of the Company’s outstanding Common Stock. Accordingly, Pequot is no longer deemed to be a beneficial owner of greater than 10% of the Company’s outstanding Common Stock, and neither of the new purchasers of the Pequot Notes are deemed to be a beneficial owner of greater than 10% of the Company’s Common Stock.

Note 11 – Composition of Certain Financial Statement Captions

Accounts receivable and unbilled revenues on uncompleted contracts are largely derived from the Company’s contracts with various U.S. government agencies and contractors, as shown below.

	October 1, 2006	October 2, 2005

Accounts receivable and unbilled revenues on uncompleted contracts:
U.S. government	$5,816,100	$2,763,300
Other customers	325,500	465,500

	6,141,600	3,228,800

Less allowance for doubtful accounts	(131,000)	(70,000)

	$6,010,600	$3,158,800

Unbilled amounts of $1,908,500 and $1,968,800 at October 1, 2006 and October 2, 2005, respectively, represent contract revenues for which billings have not been presented to customers at year-end. These amounts are billed in accordance with applicable contract terms, usually within 30 days. Included in these amounts are unbilled retentions of $181,700 and $160,300 at October 1, 2006 and October 2, 2005, respectively. The unbilled retentions are normally collected upon final audit of costs by the U.S. government.

	October 1, 2006	October 2, 2005

Inventory:
Work in process	$5,889,000	$4,135,600
Raw materials	3,870,300	241,100
Finished goods	541,000	62,600

	10,300,300	4,439,300
Less reserve for obsolete inventory	(3,565,200)	(3,275,000)

	$6,735,100	$1,164,300

In August 2005, the Company adopted the average cost method for valuation of cost of product inventory at its Costa Mesa operation. Prior to that time, the Company used the first-in, first-out method for valuation of product inventory. This change in accounting principle was applied in the fourth fiscal quarter of the fiscal year ended October 2, 2005 and did not result in a material change in valuation of product inventory. Title to all inventories remains with the Company. Inventoried materials and costs relate to work in process on customers’ orders and on the Company’s generic module parts and memory stacks, which the Company anticipates it will sell to customers including potential R&D contracts. Work in process includes amounts that may be sold as products or under contracts. Such inventoried costs are stated generally at the total of the direct production costs including overhead. Inventory valuations do not include general and administrative expenses. Inventories are reviewed quarterly to determine salability and obsolescence.

Optex has adopted the “first-in-first-out” method for valuation of its product inventory. Optex’s product inventory is recorded net of customer deposits received that are considered advanced payments for purchase of inventory, which advanced payments totaled $3,413,000 at October 1, 2006.

Costs on long-term contracts and programs in progress represent recoverable costs incurred. The Company’s marketing involves the identification and pursuit of specific government budgets and programs. The Company is frequently involved in the pursuit of a specific anticipated contract that is a follow-on or related to an existing contract. The Company often determines that it is probable that a subsequent award will be successfully received, particularly if continued progress can be demonstrated against anticipated technical goals of the projected new program while the government goes through its lengthy process required to allocate funds and award contracts. Accordingly, the Company from time-to-time capitalizes material, labor and overhead costs expected to be recovered from a probable new contract. Due to the uncertain timing of such contracts, the Company maintains significant reserves for this inventory to avoid overstating its value. The net book value of such capitalized pre-contract costs, which are included in the caption work in process, at October 1, 2006 and October 2, 2005 was $403,100 and $462,500, respectively.

The Company’s property and equipment at October 1, 2006 and October 2, 2005 is shown below.

	October 1, 2006	October 2, 2005

Property and equipment:
Engineering and production equipment	$16,539,200	$13,744,500
Furniture and fixtures	529,300	432,500
Construction in progress	111,600	—
Leasehold improvements	1,975,600	1,801,800

	19,155,700	15,979,800

Less accumulated depreciation and amortization	(13,617,800)	(11,563,400)

	$5,537,900	$4,415,400

The net book value of assets under capital leases at October 1, 2006 and October 2, 2005 was approximately $99,700 and $263,200, respectively, which are net of accumulated depreciation of approximately $123,500 and $238,500, respectively.

The Company’s intangible assets consist of patents and trademarks related to the Company’s various technologies, largely patents, capitalized software and certain identified intangible assets purchased pursuant to the Initial Acquisition of Optex. (See Note 2).

	October 1,	October 2,
	2006	2005
Intangible assets, net:
Patents and trademarks	$1,328,900	$1,145,700
Software	2,258,300	2,146,500
Purchased intangibles	2,226,000	—

	5,813,200	3,292,200
Less accumulated amortization	(2,864,400)	(1,901,900)

	$2,948,800	$1,390,300

Purchased intangible assets and capitalized software are being amortized on a straight-line basis over their useful life of two to eight years. Capitalized costs of patents and trademarks include amounts paid to third parties for legal fees, application fees and other direct costs incurred in the filing and prosecution of patent and trademark applications. These assets are amortized on a straight-line method over the shorter of their estimated useful or legal life.

The patent and trademark amortization expense for the fiscal years ended October 1, 2006 and October 2, 2005 was $122,700 and $106,100, respectively. The amortization of purchased identifiable intangible assets in fiscal 2006 was $533,500. The unamortized balance of intangible assets is estimated to be amortized as follows:

	Estimated Amortization Expense
For the Fiscal Year	Patents and Trademarks	Software	Purchased Intangibles
2007	$132,200	$237,700	$711,400
2008	$132,200	$198,300	$278,300
2009	$132,200	$6,800	$133,900
2010	$119,800	—	$133,900
2011	$98,300	—	$133,900

The Company reviews its intangible assets for impairment when and if impairment indicators occur as required by SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS 142”), in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS 144”). At October 1, 2006, management believed no indications of impairment existed.

Accrued expenses as of October 1, 2006 and October 2, 2005 consisted of the following:

	October 1,	October 2,
	2006	2005
Accrued expenses:
Salaries and wages	$425,400	$366,500
Vacation	631,000	464,700
Payroll taxes	42,600	35,000
Interest	191,000	—
Deferred rent, Optex	127,700	—
Other accrued expenses	388,300	183,500

	$1,806,000	$1,049,700

Note 12 - Commitments and Contingencies

The Company leases certain facilities and equipment under cancelable and non-cancelable operating and capital leases. Future minimum payments under capital lease obligations and operating lease commitments for the next five years as of October 1, 2006 are as follows:

Fiscal Year	Capital Leases	Operating Leases
2007	$81,500	$1,094,900
2008	42,100	1,118,800
2009	11,100	362,600
2010	—	101,400
2011	—	—

Future minimum lease payments	$134,700	$2,677,700

Less amount representing interest	15,600

Present value of net minimum lease payments	$119,100

Total rent expense for operating leases amounted to $951,900, $658,900 and $671,900 for the fiscal years ended October 1, 2006, October 2, 2005 and October 3, 2004, respectively. In accordance with SFAS No. 13, rent expense is recognized on a straight-line basis over the lease period. The Company’s Optex leases include free rent periods. At October 2, 2006, deferred rent (representing the cumulative difference between rent paid and the rent expense recognized) was $127,700 for the Optex facility leases.

The Company’s reimbursable indirect expense rates for government contracts have been audited through the fiscal year ended September 28, 2003. The Federal Government has a proposed claim for recovery of $152,400 pursuant to the fiscal 2001 indirect rate audit. Pursuant to Federal Acquisition Regulations, the Company believes that it has a basis for waiver of this claim and has submitted a formal request for such waiver. Therefore, the accompanying consolidated financial statements do not include any accrual for potential loss, if any, related to this claim. This request is currently pending. Government indirect rate audits for the fiscal years October 3, 2004, October 2, 2005 and October 1, 2006 have not yet been scheduled.

Litigation

From February 14, 2002 to March 15, 2002, five purported class action complaints were filed in the United States District Court for the Central District of California against the Company, certain of its current and former officers and directors, and an officer and director of its former subsidiary Silicon Film Technologies, Inc. By stipulated Order dated May 10, 2002, the Court consolidated these actions. Pursuant to the Order, plaintiffs served an amended complaint on July 5, 2002. The amended complaint alleged that defendants made false and misleading statements about the prospects of Silicon Film during the period January 6, 2000 to September 15, 2001, inclusive. The amended complaint asserted claims for violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended, and SEC Rule 10b-5, and sought damages of an unspecified amount. Defendants’ time to answer or otherwise respond to the amended complaint was September 2002, at which time the Company filed a motion to dismiss the amended complaint. This motion was heard on May 5, 2003, at which time the Court dismissed the amended complaint, but granted the plaintiffs leave to further amend their complaint within 20 days. The plaintiffs filed a second amended complaint on May 27, 2003, reasserting the claims made previously, primarily on the basis of purported greater particularity. The defendants filed a motion to dismiss the second amended complaint on June 24, 2003. This motion was denied on September 22, 2003, and the defendants filed their answer to the second amended complaint on October 6, 2003, denying all of the substantive allegations of that complaint.

In January 2004, the lead plaintiffs and defendants entered into a memorandum of understanding to settle the litigation for a monetary payment, without admissions as to the merits of either defendants’ or plaintiffs’ position. In June 2004, the Court issued an Order approving settlement of this litigation. The amount of the settlement payment, $3.5 million, was within the Company’s insurance coverage limits and was paid entirely by the Company’s insurance carrier. As a result of the settlement, management believes that the Company has no further liability with respect to this litigation.

In August 2004, a consultant who was engaged by the Company’s iNetWorks subsidiary to locate capital for iNetWorks filed a lawsuit in Orange County Superior Court for breach of contract against iNetWorks and against the Company as the alleged alter ego of iNetWorks. In his complaint, the consultant alleged that iNetWorks breached a Finder’s Agreement with the consultant and sought an unspecific amount of damages. In October 2005, the Company and its iNetWorks subsidiary entered into a settlement agreement with respect to this lawsuit. Pursuant to this agreement, the Company issued 40,000 shares of its common stock, valued at $94,800, to this consultant, with piggyback registration rights, and the consultant dismissed the lawsuit in October 2005 and released the Company and iNetWorks from any and all claims related to his prior interactions with the Company and iNetWorks. Since the amount of the settlement was determinable in September 2005, the settlement was expensed in fiscal 2005 and has been presented in other expense in the accompanying consolidated statement of operations for the year ended October 2, 2005.

The Company has been, and may from time to time, become a party to various other legal proceedings arising in the ordinary course of its business. Management does not presently know of any such matters, the disposition of which it believes would be likely to have a material effect on the Company’s consolidated financial position, results of operations or liquidity.

Note 13 – Income Taxes

The (provision) benefit for income taxes is comprised of:

	Fiscal Year Ended
	October 1, 2006	October 2, 2005	October 3, 2004
Current federal	$205,800	$—	$—
Current state	36,300	16,100	19,100
Deferred federal	(208,000)	—	—
Deferred state	—	—	—

Provision for income tax expense	$34,100	$16,100	$19,100

The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to loss before provision for income taxes. The sources and tax effects of the differences are as follows:

	Fiscal Year Ended
	October 1, 2006	October 2, 2005	October 3, 2004
Income tax provision (benefit) at the federal statutory rate of 34%	$(2,872,300)	$(545,000)	$(1,359,400)
State income tax provision, net of federal benefit	36,300	16,100	19,100
Expiration of operating loss carryforwards	188,400	—	—
Purchase accounting	1,067,000	—	—
Other	3,400	—	—
Valuation allowance changes affecting the provision for income taxes	1,611,300	545,000	1,359,400

	$34,100	$16,100	$19,100

The tax effect of significant temporary items comprising the Company’s deferred taxes as of October 1, 2006 and October 2, 2005, are as follows:

	October 1, 2006	October 2, 2005
Current deferred tax assets:
Reserves not currently deductible	$518,000	$363,000
Less valuation allowance	(518,000)	(363,000)
Current deferred tax liabilities:
Contract accounting	(485,800)	—

Net current deferred tax assets (liabilities)	(485,800)	—

Non-current deferred tax assets:
Operating loss carryforwards	39,680,000	37,321,000
Tax credit carryforwards	2,159,000	2,209,000
Valuation allowance	(41,162,000)	(39,530,000)
Non-current deferred tax liabilities:
Intangible assets from Optex acquisition	(677,000)	—

Net non-current deferred tax asset (liability)	$—	$—

At October 1, 2006, the Company had net operating loss carryforwards of approximately $107,000,000 for financial reporting and federal income tax purposes expiring in varying amounts from fiscal year 2007 through fiscal year 2026, and $37,000,000 for California tax purposes expiring in varying amounts from fiscal year 2007 through fiscal year 2016, available to offset future federal and California taxable income. In addition, as of October 1, 2006, the Company had investment tax credits and qualified research credits of $542,000 and $1,615,000, respectively, expiring in varying amounts through fiscal year 2026 and available to offset future income taxes. The ability of the Company to utilize the net operating loss and credit carryforwards is likely to be restricted by certain provisions of the Internal Revenue Code due to changes in ownership of the Company’s common stock.

Optex was formed in 1987 as a Texas S Corporation. From inception through December 30, 2005, Optex’s taxable income or loss was reflected on its sole shareholder’s personal tax return, and Optex was not required to pay federal income taxes as a result of the election of S Corporation status. On December 30, 2005, its former sole shareholder sold 70% of the outstanding common stock to the Company, and income tax regulations required Optex to become subject to corporate income taxation as a Texas C Corporation effective December 30, 2005. Upon conversion to a C Corporation, Optex recorded deferred tax liabilities of $693,800 to provide for income taxes that were not then currently payable related to pre-acquisition operations. During Optex’s nine month period ended October 1, 2006 approximately $206,000 of this amount became payable. Optex was ineligible to become a member of the Company’s consolidated tax group because it was not at least 80% owned by the Company during fiscal 2006. Therefore, for fiscal 2006 Optex is a separate entity for income tax reporting purposes, and its taxable income cannot be combined with or sheltered by the Company’s operating loss.

Note 14 – Stock Option and Incentive Plans and Employee Retirement Plans

In October 2000, the Board of Directors approved the 2000 Non-Qualified Option Plan (the “2000 Plan”). Under the 2000 Plan, options to purchase an aggregate of 75,000 shares of the Company’s common stock may be granted to both key management employees and non-employee directors. Options granted under the 2000 Plan may only be non-statutory stock options. Requirements for participation, exercise price and other terms of the 2000 Plan are similar to the 1999 Plan except for the limitation to non-statutory options. As of October 1, 2006, options to purchase 45,000 shares of the Company’s common stock at an exercise price of $26.56 per share were outstanding and exercisable under the 2000 Plan.

In December 2000, the Board of Directors approved the 2001 Stock Option Plan (the “2001 Plan”). Under the 2001 Plan, options to purchase an aggregate of 75,000 shares of the Company’s common stock may be granted to both key management employees and non-employee directors. The 2001 Plan was ratified by stockholders at the Company’s Annual Stockholders Meeting in March 2001. Options granted under the 2001 Plan may be either incentive stock options or non-statutory stock options. Requirements for participation, exercise price and other terms are similar to the 1999 Plan. As of October 1, 2006, options to purchase 25,000 shares of the Company’s common stock at an exercise price of $1.15 per share were outstanding and exercisable under the 2001 Plan.

In October 2001, the Board of Directors adopted the 2001 Non-Qualified Option Plan, pursuant to which options to purchase an aggregate of 1,500,000 shares of the Company’s common stock may be granted to attract and retain employees and directors. Only non-statutory options may be issued under the 2001 Non-Qualified Option Plan. As of October 1, 2006, options to purchase 842,100 shares of the Company’s common stock were outstanding and exercisable under the 2001 Non-Qualified Option Plan, at exercise prices ranging from $0.77 to $1.35 per share.

In December 2002, the Board of Directors adopted the 2003 Stock Incentive Plan (the “2003 Plan”), pursuant to which options to purchase an aggregate of 1,500,000 shares of the Company’s common stock may be granted to employees, directors and bona fide consultants of the Company and its subsidiaries. Incentive stock options, non-statutory stock options and restricted stock grants may be issued under the 2003 Plan. The 2003 Plan was approved and ratified by stockholders at the Company’s 2003 Annual Stockholders Meeting in March 2003. At the Company’s Annual Stockholders Meeting in March 2004, the Company’s stockholders approved an amendment to the 2003 Plan increasing the number of shares of common stock issuable pursuant to options or restricted stock grants under the 2003 Plan from an aggregate of 1,500,000 shares to an aggregate of 2,400,000 shares. At the Company’s Annual Stockholders Meeting in March 2005, the Company’s stockholders approved an additional amendment to the 2003 Plan increasing the number of shares of common stock issuable pursuant to options or restricted stock grants under the 2003 Plan from an aggregate of 2,400,000 shares to an aggregate of 4,900,000 shares. As of October 1, 2006, options to purchase 3,623,100 shares of the Company’s common stock were outstanding under the 2003 Plan at exercise prices ranging from $1.04 to $3.62 per share, of which options to purchase 3,328,100 shares were exercisable at October 1, 2006. In addition, 17,500 shares of restricted stock were issued pursuant to the 2003 Plan prior to the 2003 Plan’s termination, all in fiscal 2006.

At the Company’s Annual Meeting of Stockholders in June 2006, the Company’s stockholders approved the Company’s 2006 Omnibus Incentive Plan (the “2006 Plan”), which is designed to serve as a comprehensive equity incentive program to attract and retain the services of individuals essential to the Company’s long-term growth and financial success. The 2006 Plan permits the granting of stock options (including both incentive and non-qualified stock options), stock-only stock appreciation rights, restricted stock and restricted stock units, performance awards of cash, stock or property, dividend equivalents and other stock grants. Upon approval of the 2006 Plan in June 2006, the Company’s 2003 Stock Incentive Plan, 2001 Compensation Plan, 2001 Non-Qualified Stock Option Plan, 2001 Stock Option Plan, 2000 Non-Qualified Stock Option Plan and 1999 Stock Option Plan (the “Prior Plans”) were terminated, but existing options issued pursuant to the Prior Plans remain outstanding in accordance with the terms of their original grants. The aggregate number of shares of Common Stock that may be issued under all stock-based awards made under the 2006 Plan is 1,900,000 shares. In addition, the number of shares of Common Stock reserved under the 2006 Plan will automatically be increased on the first day of each fiscal year, beginning on October 2, 2006, in an amount equal to the lesser of (a) 1,000,000 shares or (b) such lesser number as determined by the Board. Under the 2006 Plan, options and restricted stock may be granted to the Company’s employees, directors and bona fide consultants. As of October 1, 2006, there were no options to purchase shares of the Company’s common stock outstanding under the 2006 Plan, and 12,000 shares of restricted stock had been issued pursuant to the 2006 Plan.

The following table summarizes restricted stock grants outstanding as of October 1, 2006 as well as activity during fiscal 2006:

	Restricted Shares	Weighted Average Grant Date Fair Value per Share
Outstanding at October 2, 2005	—	$—
Granted	29,500	1.90
Forfeited	—	—

Outstanding at October 1, 2006	29,500	$1.90

The exercise prices of stock options granted during the three fiscal years ended October 1, 2006 were equal to the closing price of the Company’s common stock at the date of grant. The following table summarizes stock options outstanding as of October 1, 2006 as well as activity during the three-fiscal year period then ended:

	No. of Shares	Weighted Average Exercise Price
Options outstanding at September 28, 2003	2,442,200	$2.21
Granted	1,317,300	3.12
Exercised	(653,500)	1.14
Cancelled	(71,000)	1.65
Expired	(19,700)	43.31

Options outstanding at October 3, 2004	3,015,300	$2.53
Granted	2,367,600	2.35
Exercised	(128,900)	1.44
Cancelled	(115,300)	2.43
Expired	(15,700)	33.93

Options outstanding at October 2, 2005	5,123,000	$2.38
Granted	157,500	2.53
Exercised	(328,850)	1.91
Cancelled	(415,150)	2.44
Expired	(1,300)	36.88

Options outstanding at October 1, 2006	4,535,200	$2.40

Options exercisable at October 1, 2006	4,228,400	$2.42

For fiscal years 2006, 2005, and 2004, the weighted-average grant-date fair value of options granted was $1.47, $0.95, and $1.24, respectively. For fiscal year 2006, the total intrinsic value of options exercised was $170,300. The intrinsic value of a stock option is the amount by which the market value of the underlying stock exceeds the exercise price of the option, determined as of the date of the option exercise.

A summary of outstanding options and exercisable options under the Company’s 2000, 2001, 2003 and 2006 Qualified and Non-Qualified Plans at October 1, 2006 is shown below.

	Outstanding Options				Exercisable Options
Range of Exercise Prices	Number	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Aggregate Intrinsic Value	Number	Weighted Average Exercise Price	Aggregate Intrinsic Value
$0.77 - $1.16	946,100	5.5	$1.06	$245,300	946,100	$1.06	$245,300
1.17 -1.70	599,000	6.6	1.39	3,100	544,500	1.37	3,100
1.71 -2.51	1,218,700	8.5	2.19	—	998,700	2.18	—
2.52 -3.62	1,726,400	8.1	3.01	—	1,694,100	3.01	—
26.56	45,000	4.2	26.56	—	45,000	26.56	—

	4,535,200				4,228,400

At October 1, 2006, there were stock options outstanding to purchase a total of 4,535,200 shares of our common stock at a weighted average exercise price of $2.40, of which 4,228,400 were exercisable at a weighted average exercise price of $2.42. The aggregate intrinsic values set forth in the above table represent the total pre-tax intrinsic values, based on our closing stock price of $1.32 as of September 29, 2006, and assuming all the optionees had exercised their options as of that date. Also, at October 1, 2006, approximately 972,400 of the 4,228,400 exercisable options were “in-the-money-options” based on the closing price as of September 29, 2006, the last trading date prior to October 1, 2006. By comparison, at October 2, 2005, “in-the-money-options” exercisable to purchase a total of 3,104,900 shares were outstanding at a weighted-average exercise price of $1.37 per share; and at October 3, 2004, “in-the-money-options” exercisable to purchase a total of 1,660,700 shares were outstanding at a weighted average exercise price of $1.20 per share. The weighted average remaining contractual life of those options exercisable at October 1, 2006 was 7.4 years.

The Boards of Directors of the Company’s subsidiaries, except for Optex, have adopted, and the Company has approved, stock option plans. Under the subsidiary option plans, options may be granted to employees, non-employee directors and other individual service providers of the subsidiary or the Company. Options granted under the subsidiary option plans may be either incentive stock options or non-statutory stock options. As of October 1, 2006, the Company’s subsidiaries have granted outstanding options to purchase an aggregate of 11,362,000 shares of their respective common stock, all of which options were exercisable at October 1, 2006. (See Note 8).

In fiscal 1982, the Company established an employee retirement plan, which is effective for fiscal year 1982 and thereafter. This plan provides for annual contributions to the Company’s Stock Bonus Trust (“SBT”) to be determined by the Board of Directors and which will not exceed 15% of total payroll. At the discretion of the Trustee, the SBT will purchase common stock at fair market value or other interest-bearing securities or investments for the accounts of individual employees who will gain a vested interest of 20% in their accounts after their first year of service, and 20% each year of service thereafter, until fully vested after five years of service. That portion of cash or stock held in an employee’s account and not vested at termination of employment will be redistributed in accordance with a prearranged formula. Management believes that the contributions made by the Company to the SBT, to the extent they relate to government cost-plus-fixed-fee contracts, will be reimbursable by the U.S. government. In fiscal years 2006, 2005 and 2004, the Company’s contributions to the SBT were 505,600, 401,500 and 532,200 shares of common stock, respectively, which had estimated market values of $1,200,000, $900,000 and $725,000, respectively. In November 2004, the Company issued 12,200 shares of its common stock to the SBT to effectuate an accrued fiscal 2004 contribution of $26,900. In November 2004, the Company also issued 363,600 shares to the SBT with an estimated market value of $800,000 to effectuate a contribution for fiscal 2005. In September 2005, the Company issued 37,900 shares of its common stock with a market value of $100,000 to the SBT as a additional contribution for fiscal 2005. In October 2005, the Company issued 421,900 shares to the SBT with an estimated market value of $1,000,000 to effectuate a contribution for fiscal 2006. In December 2005, the Company issued 83,700 shares to the SBT with an estimated market value of $200,000 to effectuate an additional contribution for fiscal 2006.

In September 2002, the Company authorized a non-qualified retirement plan for key employees with service then in excess of twelve years and an initial contribution to this plan of 100,000 shares of the Company’s common stock, to be effectuated upon completion of appropriate plan documentation. The Company accrued $110,000 of expense for this contribution at September 29, 2002, the market value of the shares on the date that the contribution was authorized, and the shares were issued in June 2003 to a Rabbi Trust to be held for the benefit of this plan’s beneficiaries. In September 2003, the Company authorized an additional contribution of 100,000 shares of the Company’s common stock to this plan. The shares, with a market value of $140,000, were issued to the Rabbi Trust in September 2003. In June 2004, the Company authorized an additional contribution of 100,000 shares of the Company’s common stock to the plan. The shares, with a market value of $232,000, were issued to the Rabbi Trust in July 2004. In November 2004, the Company authorized an additional contribution of 100,000 shares of the Company’s common stock to the plan. The shares, with a market value of $220,000, were issued to the Rabbi Trust in December 2004. In October 2005, the Company authorized a fiscal 2006 contribution of 100,000 shares of the Company’s common stock to the plan. The shares, with a market value of $237,000, were issued to the Rabbi Trust in October 2005.

Note 15 – Concentration of Revenues and Sources of Supply

In fiscal 2006, direct contracts with the U.S. government accounted for 61% of the Company’s total revenues, and second-tier government contracts with prime government contractors accounted for 33% of total revenues. The remaining 6% of the Company’s total revenues were derived from non-government sources. Of the revenues derived directly or indirectly from U.S. government agencies, the U.S. Army, DARPA, General Dynamics, a government contractor, and the U.S. Air Force accounted for 32%, 14%, 14% and 12%, respectively, of total revenues. Loss of any of these customers would have a material adverse impact on our business, financial condition and results of operations. No single non-governmental customer accounted for more than 10% of the total consolidated revenues.

In fiscal 2005, direct contracts with the U.S. government accounted for 47% of the Company’s total revenues, and second-tier government contracts with prime government contractors accounted for 45% of total revenues. The remaining 8% of the Company’s total revenues were derived from non-government sources. Of the 92% derived directly or indirectly from U.S. government agencies, SAIC, a government contractor, the U.S. Army, DARPA and the U.S. Air Force accounted for 26%, 18%, 15% and 10%, respectively, of total revenues. No single non-governmental customer accounted for more than 10% of the total consolidated revenues. In fiscal 2004, direct contracts with the U.S. government accounted for 44% of the Company’s total revenues, and second-tier government contracts with prime government contractors accounted for 38% of total revenues. The remaining 18% of the Company’s total revenues were derived from non-government sources. Of the 82% derived directly or indirectly from U.S. government agencies, SAIC, a government contractor, the U.S. Army and DARPA accounted for 25%, 17% and 17%, respectively, of total revenues. Of the 18% applicable to non-governmental sources, no single customer accounted for more than 10% of the total consolidated revenues.

The Company primarily uses contract manufacturers to fabricate and assemble its stacked chip, microchip and sensor products. At current limited levels of sales, the Company typically uses a single contract manufacturer for such products and, as a result, is vulnerable to disruptions in supply. The Company also uses contract manufacturers for production of its visible camera products, except for final testing, which the Company performs itself. The Company currently assembles, calibrates and tests its thermal camera and software products itself, given the relatively low volumes of these products. The Company’s various thermal and visible camera products presently rely on a limited number of suppliers of imaging chips that meet the quality and performance requirements of the Company’s products, which makes the Company vulnerable to potential disruptions in supply of such imaging chips.

Optex manufactures its own products in its leased facilities in Richardson, Texas, largely through assembly of parts, many of which are available from a variety of sources. Optex’s largest suppliers are Litton Electro-Optical Systems, Hoya Optics, Qioptiq Imaging Solutions and Spartech Corporation. However, some of Optex’s products currently incorporate components purchased from single sources of supply. The financial pressure surrounding the refinancing of our debt has limited the Company’s ability to supplement Optex’s working capital used to purchase parts and materials from its suppliers. If supply from single supply sources is materially disrupted, requiring Optex to obtain and qualify alternate sources of supply for such components, the Company’s revenues could decline, its reputation with customers could be harmed, and its business and results of operations could be adversely affected.

Note 16 – Summarized Quarterly Financial Information (Unaudited)

The following table presents the Company’s operating results for each of the eight fiscal quarters in the period ended October 1, 2006. The information for each of these quarters is unaudited and has been prepared on the same basis as the Company’s audited consolidated financial statements. In the opinion of management, all necessary adjustments have been included to fairly present the unaudited quarterly results. This data should be read together with the consolidated financial statements and the notes thereto included herein.

	Quarter Ended
	January 1, 2006	April 2, 2006	July 2, 2006	October 1, 2006

Fiscal 2006
Total revenues	$4,781,000	$7,857,500	$8,697,000	$9,490,200
Loss from operations	(1,111,200)	(1,671,400)	(1,084,700)	(1,817,300)
Loss from continuing operations	(1,123,700)	(2,458,300)	(1,572,600)	(3,326,800)
Gain (loss) from discontinued operations	(1,400)	—	—	1,200
Net loss	(1,125,100)	(2,458,300)	(1,572,600)	(3,325,600)

Net loss per share:
From continuing operations	(0.06)	(0.13)	(0.08)	(0.17)
From discontinued operations	(0.00)	(0.00)	(0.00)	(0.00)

Basic and diluted net loss per share	$(0.06)	$(0.13)	$(0.08)	$(0.17)
Weighted average shares outstanding	19,194,300	19,474,700	19,695,500	19,713,200

	January 2, 2005	April 3, 2005	July 3, 2005	October 2, 2005

Fiscal 2005
Total revenues	$4,133,300	$6,070,400	$6,198,800	$6,646,500
Loss from operations	(1,161,600)	(111,300)	(34,900)	(173,900)
Loss from continuing operations	(1,173,400)	(119,600)	(46,800)	(279,400)
Loss from discontinued operations	(2,800)	(14,300)	(12,000)	(148,200)
Net loss	(1,176,200)	(133,900)	(58,800)	(427,600)

Net loss per share:
From continuing operations	(0.07)	(0.01)	(0.00)	(0.01)
From discontinued operations	(0.00)	(0.00)	(0.00)	(0.01)

Basic and diluted net loss per share	$(0.07)	$(0.01)	$(0.00)	$(0.02)
Weighted average shares outstanding	17,953,300	18,431,900	18,514,100	18,573,300

Note 17 – Reportable Segments

Pursuant to the Company’s reorganization of its operations in fiscal 2003 to provide more effective access to its administrative, marketing and engineering resources across all sectors of its business and to reduce expenses, the Company began to manage its operations in fiscal 2004 in only two reportable segments, the contract research and development segment and the product segment. The Company manages its Optex subsidiary as part of its product segment.

The Company’s contract research and development segment provides services, largely to U.S. government agencies and government contractors, under contracts to develop prototypes and provide research, development, design, testing and evaluation of complex detection and control defense systems. The Company’s research and development contracts are usually cost reimbursement plus fixed fee, which require the Company’s good faith performance of a statement of work within overall budgetary constraints, but with latitude as to resources utilized, or fixed price level of effort, which require the Company to deliver a specified number of labor hours in the performance of a statement of work. Occasionally, the Company’s research and development contracts are firm fixed price, which require the delivery of specified work products independent of the resources or means employed to satisfy the required deliveries.

Currently, the Company’s product segment primarily consists of the sale of various optical and optical-mechanical assemblies sold through its Optex subsidiary and stacked semiconductor chip assemblies and miniaturized cameras sold through its Costa Mesa operations. The Company’s Costa Mesa products typically contain substantial intellectual property of the Company relating to miniaturized electronics and sensors. Optex’s products are typically built to prints supplied by its customers. The Company discontinued operations related to infrared communications chips in September 2005. The Costa Mesa products contributed approximately 5% of total revenues and approximately 10% of product sales for the year ended October 1, 2006. Therefore, the operations of our Optex subsidiary effectively represent the operations of our product segment in fiscal 2006.

The Company’s management evaluates financial information to review the performance of the Company’s research and development contract business separately from the Company’s product business, but only to the extent of the revenues and the cost of revenues of the two segments. Because the various indirect expense operations of the Company, as well as its assets, now support all of its revenue-generating operations in a matrix manner, frequently in circumstances in which a distinction between research and development contract support and product support is difficult to identify, segregation of these indirect costs and assets is impracticable. The revenues and gross profit or loss of the Company’s two reportable segments for fiscal years 2006, 2005 and 2004 are shown in the following table. The accounting policies used to develop segment information correspond to those described in the summary of significant accounting policies.

	Fiscal Year Ended
	October 1, 2006	October 2, 2005	October 3, 2004
Contract research and development revenue	$16,503,700	$20,664,300	$11,879,700
Cost of contract research and development revenue	13,588,500	15,310,100	7,785,900

Contract research and development segment gross profit	$2,915,200	$5,354,200	$4,093,800
Product sales	$14,263,200	$2,287,700	$1,724,300
Cost of product sales	12,830,800	1,944,100	1,744,000

Product segment gross profit (loss)	$1,432,400	$343,600	$(19,700)

Reconciliations of segment revenues to total revenues are as follows:

	Fiscal Year Ended
	October 1, 2006	October 2, 2005	October 3, 2004
Contract research and development revenue	$16,503,700	$20,664,300	$11,879,700
Product sales	14,263,200	2,287,700	1,724,300
Other revenue	58,800	97,000	82,700

Total revenues	$30,825,700	$23,049,000	$13,686,700

Reconciliations of segment gross profit to loss from continuing operations before minority interest and provision for income taxes are as follows:

	Fiscal Year Ended
	October 1, 2006	October 2, 2005	October 3, 2004
Contract research and development segment gross profit	$2,915,200	$5,354,200	$4,093,800

Product segment gross profit (loss)	1,432,400	343,600	(19,700)

Net segment gross profit	4,347,600	5,697,800	4,074,100

Add (deduct)
Other revenue	58,800	97,000	82,700
General and administrative expense	(9,737,000)	(6,447,000)	(5,989,600)
Research and development expense	(353,700)	(829,500)	(2,069,300)
Interest expense	(1,226,000)	(43,000)	(82,800)
Settlement fee on debt default	(1,250,000)	—	—
Other expense	(317,800)	(94,800)	—
Gain (loss) on disposal of assets	1,100	(5,800)	(29,700)
Interest and other income	26,400	13,100	3,900

Loss from continuing operations before minority interest and provision for income taxes	$(8,450,600)	$(1,612,200)	$(4,010,700)

Note 18 – Subsequent Events

Debt Restructuring

On December 29, 2006, the Company completed a debt restructuring which included borrowing $8.25 million from an investor group headed by Longview Fund L. P. (“Longview”) under a two-year senior term note (“Term Loan”), issuance of five-year warrants to purchase 3.0 million shares of the Company’s common stock at $1.30 per share to Longview for no additional consideration (“Longview Warrants”), and repayment of the Company’s borrowings from Square 1 Bank of approximately $5.9 million (See Note 4). Simultaneous with these transactions, Longview acquired the Company’s outstanding $10.0 million Series 1 and 2 subordinated secured convertible notes (“Notes”) from Pequot (see Note 3).

The $8.25 million Term Loan bears interest at 11% and requires only quarterly interest payments until maturity. Interest payments may be made in cash or at the Company’s election in shares of the Company’s common stock valued at 80% of specified closing prices. If there is an uncured event of default in the Company’s compliance with the conditions of the Term Loan, Longview can require immediate repayment of all outstanding amounts and the Term Loan’s interest rate can increase to 18%, which must be paid in cash. Principal payments in any amount may be made without premium or penalty at any date prior to maturity with 15 days notice to Longview; however, any principal balance outstanding at the Term Loan’s maturity must then be repaid at 110% of the outstanding principal balance. The Term Loan is secured by a first priority lien on all assets of the Company and of Optex as well as all Company owned shares of the capital stock of Optex.

The Longview Warrants’ exercise price is subject to adjustment for the effects of stock splits, stock dividends, recapitalizations, and similar transactions affecting all holders of common stock. The exercise price is also subject to reduction, pursuant to anti-dilution features in the warrants and subject to certain exempted transactions, if the Company issues common stock at a per share price that is below the warrants’ then current exercise price. In such event, the exercise price is automatically reduced to the per share price at which the dilutive issuance occurred.

In connection with its acquisition of the Company’s Notes, Longview agreed: (i) to waive the events of default previously alleged by Pequot; (ii) to extend the maturity date of the Series 2 Notes from the original date of December 30, 2007 to December 30, 2009 (the same maturity date as the Series 1 Notes); and (iii) to be subject to a blocker that would prevent each member of the Longview group stock ownership at any given time from exceeding 4.99% of the Company’s outstanding common stock (which percentage may increase, but never above 9.99%). Additionally, as a result of the issuance of the Longview Warrants, the conversion price of the Notes automatically reduced to $1.30 per share from $2.60 per share pursuant to anti-dilution provisions in the Notes. All other terms of the Notes were unchanged from the discussion in Note 3.

The Company also entered into a Settlement Agreement and Mutual Release with Pequot in connection with Longview’s acquisition of the Company’s Notes. Under this agreement Pequot and the Company mutually released each other for claims and actions taken prior to Pequot’s sale of the Notes to Longview, and the Company agreed to pay Pequot: (i) a settlement payment of $1.25 million; (ii) interest on the Notes from September 30, 2006 through December 29, 2006, amounting to approximately $540,000, at the default rate of the stated rate of 3.5% plus an additional 18% as specified in the terms of the Notes; (iii) $230,000 for attorney’s fees and expenses; and (iv) $25,000 for entering into an agreement to waive Pequot’s rights to designate a director to sit on the Company’s Board of Directors and agreeing to limit Pequot’s ownership of the Company’s stock at any time to a maximum of 9.9%. As a result of the issuance of the Longview Warrants, the exercise price of the Pequot warrants discussed in Note 3 automatically reduced to $1.30 per share from $3.10 per share and the number of shares exercisable pursuant to the Pequot warrants increased from 1,346,154 shares to 3,210,059 shares of common stock pursuant to anti-dilution provisions in the Pequot warrants. As part of the debt restructuring transactions, Pequot agreed to immediately exercise warrants to purchase 1,346,154 shares of stock at $1.30 per share resulting in the Company receiving proceeds of $1.75 million. The accrued interest and attorney fees described above are payable on May 31, 2007.

The debt restructuring transactions settled the defaults existing at October 1, 2006 in the Company’s compliance with the terms of its debt agreements, eliminated the restrictive financial covenants in the debt agreements that caused these defaults, eliminated principal payment requirements in fiscal 2007 absent any defaults in its debt agreements, and increased the net amount of outstanding debt by approximately $2.3 million. Costs of the transactions includes approximately $14.4 million of noncash costs resulting from the creation of rights to purchase approximately 13.9 million shares of the Company’s common stock at a below market price of $1.30 per share at the transaction date, and payment of fees totaling approximately $2.4 million. Additionally, approximately $1.2 million of debt issuance costs and debt discount existing at the date of the debt modification will be written off. Of these aggregate amounts approximately $1.3 million has been recognized as a settlement fee on debt default (expense) in the fourth quarter of fiscal 2006, approximately $4.4 million will be recognized as loss on extinguishment of debt in the first quarter of fiscal 2007, and approximately $12.3 million will be recognized as additional interest expense over the future periods that the Term Loan and the Notes will be outstanding.

These amount are preliminary because the values assigned to the Longview Warrants and the modification of the Pequot warrants were estimated using the Black-Scholes option pricing model, which is generally used to determine the fair values of option and option-like financial instruments. However, both the Longview and Pequot warrants contain anti-dilution features that are not given any value by the Black-Scholes model. Accordingly, the Company will use an independent valuation firm to determine the values to be used for these warrants.

The Square 1 Bank borrowings have been refinanced by proceeds from the Term Loan, which is a long-term debt instrument. Additionally, the retirement of the Square 1 Bank borrowings together with Longview’s waiver of certain conditions in the Notes result in the Notes no longer being in default. These actions allow the Company to classify both the Square 1 Bank borrowings and the Notes as long-term debt at October 1, 2006.

Exercise of Buyer Option

On December 29, 2006, the Company and Timothy Looney entered into an amendment (the “Amendment”) to the Stock Purchase Agreement, the Buyer Option Agreement and the Escrow Agreement between them dated December 30, 2005, in connection with the Company’s purchase of the remaining 30% of the issued and outstanding common stock of Optex Systems, Inc. from Mr. Looney. The Amendment eliminated a block trade guarantee of the Company and shortened the indemnification escrow period by six months. Simultaneously with the execution of the Amendment, the Company issued 2,692,307 shares of common stock to Mr. Looney in consideration for the remaining 30% of the issued and outstanding common stock of Optex. The issuance of these shares was previously approved by the Company’s stockholders at the Annual Meeting of Stockholders in June 2006. The shares are subject to a Registration Rights Agreement dated December 30, 2005. Mr. Looney is a Vice President of the Company and the President and a director of Optex.

In consideration for the Amendment, the Company issued an unsecured subordinated promissory note to Mr. Looney in the original principal amount of $400,000, bearing interest at a rate of 11% per annum. The principal and accrued interest under this note are due and payable in full to Mr. Looney on the earlier of December 29, 2007 and the date the debt owed to the New Investors is indefeasibly paid in full, unless earlier accelerated at Mr. Looney’s election upon certain events of default.

$2 Million Term Note

In January 2007, the Company amended its earnout agreement with Mr. Looney to extend it through December 2009, with a reduction to $3.9 million in the maximum potential payment, in consideration for Mr. Looney providing the Company’s Optex subsidiary with a secured subordinated term note providing for advances of up to $2 million, maturing on the earlier of February 2009 or sixty days after the retirement of the Company’s senior debt.

Debt Default Waivers

As a result of the Company’s failure to timely file its Form 10-K for the fiscal year ended October 1, 2006 and the resulting receipt of a Nasdaq Staff Determination concerning such late filing, the Company’s Series 1 and Series 2 Notes, Longview term loan, $400,000 unsecured subordinated promissory note and $2 million secured subordinated term note became in default. The Company has received waivers, dated January 26, 2007, which cure these defaults, provided that the Company files its Form 10-K by January 31, 2007.

IRVINE SENSORS CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	July 1, 2007	October 1, 2006
Assets
Current assets:
Cash and cash equivalents	$1,006,900	$582,800
Restricted cash	39,300	42,800
Accounts receivable, net of allowance for doubtful accounts of $138,000 and $131,000, respectively	3,153,400	4,102,100
Unbilled revenues on uncompleted contracts	897,900	1,908,500
Inventory, net	9,263,400	6,735,100
Prepaid expenses and other current assets	201,100	120,900

Total current assets	14,562,000	13,492,200
Property and equipment, net	5,514,000	5,537,900
Intangible assets, net	3,074,500	2,948,800
Goodwill	12,119,200	9,103,600
Deferred costs	701,200	295,500
Deposits	120,800	117,800

Total assets	$36,091,700	$31,495,800

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$5,664,000	$5,269,700
Accrued expenses	3,329,300	1,806,000
Success fee payable to related party	500,000	500,000
Accrued estimated loss on contracts	769,700	68,300
Advance billings on uncompleted contracts	197,100	181,600
Deferred revenue	650,000	144,100
Settlement fee payable	—	1,250,000
Income taxes payable	99,800	205,800
Net deferred tax liabilities	501,300	485,800
Notes payable – convertible, net of discounts – current	1,202,600	—
Promissory note payable – related party	400,000	—
Capital lease obligations – current portion	60,400	70,000

Total current liabilities	13,374,200	9,981,300
Note payable – senior term, net of discounts	7,049,500	6,031,600
Notes payable – convertible, net of discounts	259,100	8,998,800
Subordinated term loan – related party	2,000,000	—
Capital lease obligations, less current portion	43,200	49,100
Minority interest in consolidated subsidiaries	324,900	2,105,100

Total liabilities	23,050,900	27,165,900

Commitments and contingencies (Note 11)
Stockholders’ equity:
Common stock, $0.01 par value, 80,000,000 shares authorized; 26,209,200 and 19,965,900 shares issued and outstanding, respectively	262,100	199,700
Common stock warrants; 5,644,900 and 2,227,100 warrants outstanding, respectively	—	—
Deferred stock-based compensation	(550,500)	—
Common stock held by Rabbi Trust	(1,115,100)	(939,000)
Deferred compensation liability	1,115,100	939,000
Paid-in capital	149,912,700	124,535,800
Accumulated deficit	(136,583,500)	(120,405,600)

Total stockholders’ equity	13,040,800	4,329,900

	$36,091,700	$31,495,800

See Accompanying Condensed Notes to Consolidated Financial Statements.

IRVINE SENSORS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	13 Weeks Ended		39 Weeks Ended
	July 1, 2007	July 2, 2006	July 1, 2007	July 2, 2006
Revenues:
Contract research and development revenue	$4,410,000	$4,095,000	$12,356,500	$11,668,600
Product sales	5,221,900	4,599,100	13,394,300	9,626,700
Other revenue	4,900	2,900	15,000	40,200

Total revenues	9,636,800	8,697,000	25,765,800	21,335,500

Cost and expenses:
Cost of contract research and development revenue	3,445,600	3,071,700	10,238,200	9,484,900
Cost of product sales	5,676,100	4,112,900	12,189,100	8,231,400
General and administrative expense	3,191,200	2,422,800	9,502,700	7,165,000
Research and development expense	233,100	174,300	806,400	322,100

Total costs and expenses	12,546,000	9,781,700	32,736,400	25,203,400

Loss from operations	(2,909,200)	(1,084,700)	(6,970,600)	(3,867,900)
Interest expense	(1,803,800)	(349,800)	(4,975,800)	(801,200)
Loss on extinguishment of debt	—	—	(4,398,000)	—
Change in fair value of derivative instrument	—	—	—	(317,800)
Gain (loss) on disposal of assets	(200)	1,100	(200)	1,100
Interest and other income	2,200	500	3,600	2,300

Loss before minority interest and provision for income taxes	(4,711,000)	(1,432,900)	(16,341,000)	(4,983,500)
Minority interest in loss (income) of subsidiaries	100	(130,000)	85,100	(144,500)
Benefit (provision) for income taxes	(3,600)	(9,700)	78,000	(28,000)

Net loss	$(4,714,500)	$(1,572,600)	$(16,177,900)	$(5,156,000)

Basic and diluted net loss per common share	$(0.18)	$(0.08)	$(0.69)	$(0.26)

Weighted average number of common shares outstanding	25,808,200	19,695,500	23,613,700	19,482,300

See Accompanying Condensed Notes to Consolidated Financial Statements.

IRVINE SENSORS CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(Unaudited)

	Common Stock Shares Issued		Common Stock Warrants Issued	Deferred Stock-based Compensation	Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Number	Amount	Number
Balance at October 2, 2005	18,669,700	$186,700	1,233,900	$—	$119,831,100	$(111,923,600)	$8,094,200
Common stock issued to employee retirement plans	605,600	6,100	—	(1,437,000)	1,430,900	—	—
Common stock issued to pay operating expenses	41,300	400	—	—	97,300	—	97,700
Common stock issued to pay interest	77,000	800	—	—	174,200	—	175,000
Common stock options exercised	328,900	3,300	—	—	626,200	—	629,500
Common stock warrants exercised	213,900	2,100	(213,900)	—	329,500	—	331,600
Common stock warrants issued	—	—	1,346,100	—	1,638,100	—	1,638,100
Common stock warrants expired	—	—	(139,000)	—	—	—	—
Nonvested stock issued as compensation	29,500	300	—	—	300	—	—
Amortization of deferred stock-based compensation	—	—	—	1,437,000	9,000	—	1,446,000
Stock-based compensation expense	—	—	—	—	399,800	—	399,800
Net loss	—	—	—	—	—	(8,482,000)	(8,482,000)

Balance at October 1, 2006	19,965,900	199,700	2,227,100	—	124,535,800	(120,405,600)	4,329,900
Common stock issued to employee retirement plans	700,000	7,000	—	(1,435,000)	1,428,000	—	—
Common stock and warrants issued to pay operating expenses	51,000	500	200,000	—	199,300	—	199,800
Stock-based compensation expense - vested stock	163,600	1,600	—	—	235,100	—	236,700
Common stock options exercised	176,900	1,700	—	—	247,800	—	249,500
Common stock warrants exercised	1,346,100	13,500	(1,346,100)	—	1,736,500	—	1,750,000
Common stock warrants issued	—	—	3,000,000	—	4,230,000	—	4,230,000
Additional common stock warrants issued under anti-dilution provisions	—	—	1,863,900	—	2,950,000	—	2,950,000
Common stock warrants expired	—	—	(300,000)	—	—	—	—
Common stock issued to purchase 30% of Optex	2,692,300	26,900	—	—	5,438,500	—	5,465,400
Common stock issued to convert debt	946,200	9,500	—	—	1,220,500	—	1,230,000
Stock-based compensation expense - options	—	—	—	—	114,700	—	114,700
Amortization of deferred stock-based compensation	—	—	—	40,500	—	—	40,500
Beneficial conversion feature in convertible notes	—	—	—	—	7,290,000	—	7,290,000
Issuance of nonvested stock	167,200	1,700	—	(288,200)	286,500	—	—
Amortization of employee retirement plan contributions	—	—	—	1,132,200	—	—	1,132,200
Net loss	—	—	—	—	—	(16,177,900)	(16,177,900)

Balance at July 1, 2007	26,209,200	$262,100	5,644,900	$(550,500)	$149,912,700	$(136,583,500)	$13,040,800

See Accompanying Condensed Notes to Consolidated Financial Statements.

IRVINE SENSORS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	39 Weeks Ended
	July 1, 2007	July 2, 2006
Cash flows from operating activities:
Net loss	$(16,177,900)	$(5,156,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,335,700	2,164,600
Provision for allowance for inventory valuation	820,900	—
Non-cash interest expense	3,368,900	283,900
Change in fair value of derivative instrument	—	317,800
Non-cash extinguishment of debt expense	4,062,700	—
Non-cash employee retirement plan contributions	1,132,200	950,900
Gain on disposal of assets	—	(1,100)
Minority interest in net (loss) income of subsidiaries	(85,100)	144,500
Common stock and warrants issued to pay operating expenses	199,800	97,500
Non-cash stock-based compensation	391,900	357,500
Decrease (increase) in accounts receivable	948,700	(415,500)
Decrease in unbilled revenues on uncompleted contracts	1,010,600	317,200
Increase in inventory	(3,159,400)	(1,396,000)
(Increase) decrease in prepaid expenses and other current assets	(80,200)	22,800
Increase in other assets	(3,000)	(6,500)
Increase in accounts payable and accrued expenses	1,713,800	1,476,100
Payment of settlement fee for debt default	(1,250,000)	—
Increase in accrued estimated loss on contracts	701,400	75,300
Decrease in income taxes payable	(106,000)	—
Increase in advance billings on uncompleted contracts	15,500	91,300
Increase in deferred revenue	505,900	—

Total adjustments	12,524,300	4,480,300

Net cash used in operating activities	(3,653,600)	(675,700)

Cash flows from investing activities:
Acquisition of 70% of Optex Systems, Inc.	—	(15,057,600)
Property and equipment expenditures	(1,323,000)	(1,605,700)
Proceeds from sale of fixed assets	—	6,700
Acquisition and costs related to patents	(116,500)	(149,900)
Decrease in restricted cash	3,500	1,300

Net cash used in investing activities	(1,436,000)	(16,805,200)

Cash flows from financing activities:
Proceeds from issuance of convertible debt	—	10,000,000
Proceeds from senior bank term loan and line of credit	—	6,900,000
Proceeds from senior term loan	8,250,000	—
Principal payments on bank term loan and line of credit	(6,083,400)	(510,400)
Note proceeds from related party	2,000,000	—
Debt issuance costs paid	(593,000)	(321,700)
Proceeds from options and warrants exercised	1,999,600	961,100
Principal payments of capital leases	(59,500)	(114,400)

Net cash provided by financing activities	5,513,700	16,914,600

Net increase (decrease) in cash and cash equivalents	424,100	(566,300)
Cash and cash equivalents at beginning of period	582,800	1,309,600

Cash and cash equivalents at end of period	$1,006,900	$743,300

Noncash investing and financing activities:
Stock and promissory note issued for acquisition of 30% of Optex	$5,865,400	$—
Success fee payable to related party in connection with the Optex Acquisition	$—	$500,000
Noncash debt conversion to common stock	$1,230,000	$—
Equipment financed with capital leases	$44,000	$45,400
Supplemental cash flow information:
Cash paid for interest	$437,600	$217,300
Cash paid for income taxes	$29,300	$14,200

See Accompanying Condensed Notes to Consolidated Financial Statements.

IRVINE SENSORS CORPORATION

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 1 - General

The information contained in the following Condensed Notes to Consolidated Financial Statements is condensed from that which would appear in the audited consolidated financial statements for Irvine Sensors Corporation (“ISC”) and its subsidiaries (together with ISC, the “Company”), and the accompanying unaudited condensed consolidated financial statements do not include certain financial presentations normally required under accounting principles generally accepted in the United States of America (“GAAP”). Accordingly, the unaudited consolidated financial statements included herein should be read with the audited consolidated financial statements and related notes thereto contained in the Annual Report on Form 10-K of the Company for the fiscal year ended October 1, 2006 (“fiscal 2006”). It should be understood that accounting measurements at interim dates inherently involve greater reliance on estimates than at year-end. The results of operations for the interim periods presented are not necessarily indicative of the results expected for the entire year.

The consolidated financial information for the 13-week and 39-week periods ended July 1, 2007 and July 2, 2006 included herein is unaudited but includes all normal recurring adjustments which, in the opinion of management of the Company, are necessary to present fairly the consolidated financial position of the Company at July 1, 2007, the results of its operations and its cash flows for the 13-week and 39-week periods ended July 1, 2007 and July 2, 2006. As discussed in Note 2, the Company purchased a 70% ownership interest in Optex Systems, Inc. (“Optex”) on December 30, 2005 (the “Initial Acquisition”) and purchased the remaining 30% interest in Optex on December 29, 2006. The assets and liabilities of Optex included in the accompanying consolidated balance sheet at July 1, 2007 reflect the determination of the estimated fair value of the net assets acquired, with the excess of the purchase price reported as goodwill. The consolidated financial information as of October 1, 2006 included herein has been derived from the Company’s audited consolidated financial statements as of, and for the year ended, October 1, 2006.

Summary of Significant Accounting Policies

Company Operations. The accompanying consolidated financial statements have been prepared for Irvine Sensors Corporation (“ISC”) and its subsidiaries (collectively the “Company”) on a going concern basis, which contemplates the realization of assets and settlement of obligations in the normal course of business. The Company generated net losses in the 53 weeks ended October 3, 2004 (“fiscal 2004”), the 52 weeks ended October 2, 2005 (“fiscal 2005”), the 52 weeks ended October 1, 2006 (“fiscal 2006”) and the first 39 weeks of the fiscal year ending September 30, 2007 (“fiscal 2007”) of approximately $4.2 million, approximately $1.8 million, approximately $8.5 million and approximately $16.2 million, respectively. Approximately $7.4 million of the net loss in the first 39 weeks of fiscal 2007 was derived from the recognition of non-cash expenses related to the refinancing of the Company’s debt in December 2006, as discussed below.

Management believes that the Company’s operating losses in recent years have largely resulted from a combination of insufficient contract research and development revenue to support the Company’s skilled and diverse technical staff believed to be necessary to support exploitation of the Company’s technologies, amplified by the effects of discretionary investments to productize certain of those technologies. The Company has not yet been successful in most of these product activities, nor has it been able to raise sufficient capital to fund the future development of many of these technologies. Accordingly, in recent years, the Company has sharply curtailed the breadth of its internal product investments, and instead has focused on the potential growth of its chip stacking and miniaturized camera products and an acquisition strategy. The Company followed this strategy through the fiscal 2006 Initial Acquisition of Optex, a manufacturing company that builds products according to customer supplied specifications, largely for government use, and the fiscal 2007 subsequent acquisition of the remaining 30% of Optex. Management believes that the funding of Optex’s business is inherently more stable than the Company’s historical business and that Optex can contribute to improvements in the Company’s consolidated results, although such an outcome cannot be guaranteed, particularly since Optex is subject to different risks than the Company’s historical business due to its substantial reliance on its supply chain. To date, the acquisition of Optex has contributed to the Company’s operating losses, rather than reducing them, due to costs related to the acquisition and the limited gross margins achieved on Optex’s product sales with its current product mix and level of sales.

As of October 1, 2006, the Company had received notices from the Company’s original senior bank lender and from the original holders of its $10 million subordinated convertible notes regarding non-compliance with the Company’s senior debt covenants and other asserted events of default related to such notes. In December 2006, the Company secured approximately $8.25 million of alternative senior financing to repay the previously existing senior debt, cure the covenant non-compliance thereunder and retire the Company’s previously existing $2 million bank revolving line of credit. (See also Note 3).

Furthermore, contemporaneous with the consummation of this alternative senior financing, the Company’s new senior lenders purchased the Company’s $10 million subordinated convertible notes from the original note holders, and the new senior lenders agreed to waive the existing or asserted defaults by the former lenders. This debt refinancing also extended the maturity date of a portion of the Company’s subordinated debt to December 2009 and permits interest only payments on the Company’s senior term loan until maturity so long as the Company is not in default on its obligations.

The acquisition of Optex brought a substantial backlog for future sales of products that is expected to contribute cash flow from operations to the Company for the remainder of fiscal 2007 and thereafter, although that outcome cannot be guaranteed. The Company’s funded backlog at July 1, 2007 was approximately $54.0 million, an amount in excess of the Company’s total revenues for fiscal 2006. A substantial majority of this funded backlog is anticipated to be fulfilled in the balance of fiscal 2007 and fiscal 2008.

In July 2007, the Company borrowed an additional $2.0 million from one of its existing lenders pursuant to a six-month secured term note to provide greater liquidity to service the Company’s released backlog. See also Note 14.

Based upon backlog and notices and projections of awards from government agencies, management believes that the Company’s contract research and development business in fiscal 2008 will continue to contribute to substantial recovery of its indirect expenses through permitted contract billing rates and that sales of Optex’s products and sales of the Company’s chip stacking and camera products can absorb additional indirect cash expenses of the Company.

Management is presently updating its operating plan that it establishes at least annually to help to manage costs in line with estimated total revenues for the next twelve months, including contingencies for cost reductions if projected revenue growth is not fully realized. Management presently believes that the Company’s operations, in conjunction with potential liquidity infusions, will generate sufficient cash to meet the Company’s continuing obligations for at least the next twelve-month period. However there can be no assurance that projected revenue growth will occur or that the Company will successfully implement its plans. Management believes, but cannot assure, that the Company will be able to raise additional working capital through equity or debt financings, if required, and subject to third party consents, to additionally fund its operations. This belief is derived from the Company’s historical access to capital markets, but this access may be limited in the future because the Company is currently not eligible to use Form S-3 and the discount costs of recent debt financings have been significant. If the Company requires additional equity financing to meet its working capital needs, there can be no assurance that suitable financing will be available on acceptable terms, on a timely basis, or at all.

Consolidation. The consolidated financial statements include the accounts of ISC and its subsidiaries, Optex, MicroSensors, Inc. (“MSI”), RedHawk Vision Systems, Inc. (“RedHawk”), iNetWorks Corporation, 3D Microelectronics, Inc. and 3D MicroSystems, Inc. Novalog, Inc., a subsidiary of the Company, ceased operations late in fiscal 2005. 3D Microelectronics and 3D Microsystems were shell corporations with no material assets, liabilities or operations that were dissolved in February 2006. All significant intercompany transactions and balances have been eliminated in the consolidation.

Fiscal Periods. The Company’s fiscal year ends on the Sunday nearest September 30. Fiscal 2006 ended on October 1, 2006 and included 52 weeks. Fiscal 2007 will also include 52 weeks and will end on September 30, 2007. The Company’s first three quarters of fiscal 2007 was the 39-week period ended July 1, 2007.

Use of Estimates. The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. The Company believes its estimates of inventory reserves and estimated costs to complete contracts, as further discussed below, to be the most sensitive estimates impacting financial position and results of operations in the near term.

Inventory Reserves. Each quarter, the Company evaluates its inventories for excess quantities and obsolescence. Inventories that are considered obsolete are written off. Remaining inventory balances are adjusted to approximate the lower of cost or market value. The valuation of inventories at the lower of cost or market requires the use of estimates as to the amounts of current inventories that will be sold. These estimates are dependent on management’s assessment of current and expected orders from the Company’s customers.

From time to time, the Company capitalizes material, labor and overhead costs expected to be recovered from a probable new contract. Due to the uncertain timing of new or follow-on research and development contracts, the Company maintains significant reserves for this inventory to avoid overstating its value. The Company has adopted this practice because it is typically able to more fully recover such costs under the provisions of government contracts by direct billing of inventory rather than by seeking recovery of such costs through permitted indirect rates.

Estimated Costs to Complete and Accrued Loss on Contracts. The Company reviews and reports on the performance of its contracts against the respective plans. These reviews are summarized in the form of estimates of costs to complete the contracts (“ETCs”). ETCs include management’s current estimates of remaining amounts for direct labor, material, subcontract support and allowable indirect costs based on each contract’s completion status and either the current or re-planned future technical requirements under the contract. If an ETC indicates a potential overrun against budgeted program resources, management generally seeks to revise the program plan in a manner consistent with customer objectives to eliminate such overrun and to secure necessary customer agreement to such revision. To mitigate the financial risk of such re-planning, the Company attempts to negotiate the deliverable requirements of its research and development contracts to allow as much flexibility as possible in technical outcomes. When re-planning does not appear possible within program budgets, an accrual for contract overrun is recorded based on the most recent ETC of the particular program.

During the 39 weeks ended July 1, 2007, the Company’s accrued estimated loss on contracts increased $701,400, from $68,300 to $769,700, largely related to new Optex contracts. This increase reflects a change in the Company’s aggregate estimate (excluding contingencies), which management believes reflects ETCs for contracts in progress based on their completion status at July 1, 2007 and current and future technical requirements under the program contracts.

Revenues. Revenues derived from contracts to develop prototypes and provide research, development, design, testing and evaluation of complex detection and control defense systems contributed substantially to total revenues during the first 39 weeks of fiscal 2007 and fiscal 2006. The Company’s research and development contracts are usually cost reimbursement plus fixed fee, fixed price level of effort or occasionally firm fixed price. The Company’s cost reimbursement plus fixed fee research and development contracts require the Company’s good faith performance of a statement of work within overall budgetary constraints, but with latitude as to resources utilized. The Company’s fixed price level of effort research and development contracts require the Company to deliver a specified number of labor hours in the performance of a statement of work. The Company’s firm fixed price research and development contracts require the Company to deliver specified items of work independent of resources utilized to achieve the required deliverables. Revenues for all types of research and development contracts are recognized as costs are incurred and include applicable fees or profits primarily in the proportion that costs incurred bear to estimated final costs. Costs and estimated earnings in excess of billings under government research and development contracts are accounted for as unbilled revenues on uncompleted contracts, stated at estimated realizable value and expected to be realized in cash within one year.

United States government research and development contract costs, including indirect costs, are subject to audit and adjustment from time to time by negotiations between the Company and government representatives. The government has approved the Company’s indirect contract costs through fiscal 2004 but has not yet scheduled audit of the Company’s indirect contract costs for fiscal 2005 and fiscal 2006. Research and development contract revenues have been recorded in amounts that are expected to be realized upon final determination of allowable direct and indirect costs for the affected contracts.

Revenues derived from product sales also contributed substantially to total revenues during the first 39 weeks of fiscal 2007 and fiscal 2006. The Company’s revenues derived from product sales in the 39 weeks ended July 1, 2007 were primarily derived from sales of optical equipment by Optex and, to a lesser degree, shipments of stacked chip products and miniaturized camera products, including both infrared viewers and visible spectrum cameras. Production orders for the Company’s products that are not sold by Optex are generally priced in accordance with established price lists. Optex prices its products pursuant to negotiated contracts. Optex’s products are largely shipped both to U.S. military agencies and to prime contractors to those agencies. Memory stack products and visible spectrum cameras are primarily shipped to original equipment manufacturers (“OEMs”). Infrared viewers are system level products that are primarily intended to be shipped to end user customers, which the Company anticipates will initially be for military applications. Revenues are recorded when products are shipped provided that the following conditions are met:

•	there are no unfulfilled contingencies associated with the sale;

•	we have a sales contract or purchase order with the customer; and

•	we are reasonably assured that the sales price can be collected.

The absence of any of these conditions, including the lack of shipment, would cause revenue recognition to be deferred. Terms are FOB shipping point.

Some of Optex’s products carry either a one-year or two-year warranty under which defective products are repaired or replaced at no cost to the customer. However, Optex’s warranty-related costs have historically been minimal. RedHawk is the licensor of a shrink-wrapped software product that has no formal warranty and has not experienced either significant sales or significant returns. Other advanced products have been shipped for developmental and qualification use or have not been sold under formal warranty terms. The Company does not offer contractual price protection on any of its products. Accordingly, the Company does not presently maintain any reserves for returns under warranty or post-shipment price adjustments.

The Company does not utilize distributors for the sale of its products nor does it enter into revenue transactions in which the customer has the right to return product, other than pursuant to warranty. Accordingly, no provisions are made for sales returns or adjustments in the recognition of revenue.

Accounts Receivable. Accounts receivable consists of amounts billed and currently due from customers. The Company monitors the aging of its accounts receivable and related facts and circumstances to determine if an allowance should be established for doubtful accounts.

Allowance for Doubtful Accounts. Trade accounts receivable are recorded at the invoiced amount and do not bear interest. Our allowance for doubtful accounts is our best estimate of losses resulting from the inability of our customers to make their required payments. We maintain an allowance for doubtful accounts based on a variety of factors, including historical experience, length of time receivables are past due, current economic trends and changes in customer payment behavior. Also, we record specific provisions for individual accounts when we become aware of a customer’s inability to meet its financial obligations to us, such as in the case of bankruptcy filings or deterioration in the customer’s operating results or financial position. If circumstances related to a customer change, our estimates of the recoverability of the receivables would be further adjusted, either upward or downward.

Research and Development Costs. A major portion of the Company’s operations is comprised of customer-funded research and prototype development or related activities that are recorded as cost of contract revenues. The Company also incurs costs for internal research and development of new concepts in proprietary products. Such unfunded research and development costs are charged to research and development expense as incurred.

Inventory. Product inventory is valued at the lower of cost or market. Cost of the Company’s product inventory includes direct material and labor costs as well as manufacturing overhead costs allocated based on direct labor dollars. Inventory cost is determined using the average cost method. Pursuant to contract provisions, agencies of the U.S. Government and certain other customers have title to, or a security interest in, inventories related to certain contracts as a result of advances and progress payments. We reflect those advances and payments as an offset against the related inventory balances. Inventories are reviewed quarterly to determine salability and obsolescence. A reserve is established for slow moving and obsolete product inventory items. In addition, the Company believes that its marketing of probable new research and development contracts under specific government budgets and programs is facilitated by the capitalization of material, labor and overhead costs that are eventually recoverable under such contracts. Due to the uncertain timing of such contract awards, the Company maintains significant reserves for this inventory to avoid overstating its value. (See Note 7).

Property and Equipment. The Company capitalizes costs of additions to property and equipment, together with major renewals and betterments. The Company takes several years to complete some in-house projects, which are classified as construction in progress and are not subject to depreciation until placed into service. Such in-house projects include expansion of the Company’s clean room facilities and related equipment. The Company capitalizes overhead costs, including interest costs, for all in-house capital projects. Maintenance, repairs, and minor renewals and betterments are charged to expense. When assets are sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized. Depreciation of property and equipment is provided over the estimated useful lives of the assets, primarily using the straight-line method. The useful lives of such assets are typically three to five years. Leasehold improvements are amortized over their useful lives or, if shorter, the terms of the leases.

Deferred Costs. The Company has incurred debt issuance costs in connection with various financings, which are amortized over the term of the related debt instruments using the effective interest method.

Accounting for Stock-Based Compensation. Prior to fiscal 2006, the Company accounted for stock-based employee compensation as prescribed by Accounting Principle Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and, Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation (“SFAS 123”). SFAS 123 required pro forma disclosures of net income (loss) and net income (loss) per share as if the fair value based method of accounting for stock-based awards had been applied for employee grants. Under the fair value based method, compensation cost is recorded based on the value of the award at the grant date and is recognized over the vesting period.

Effective October 3, 2005 (the “implementation date”), the beginning of fiscal 2006, the Company has accounted for stock-based compensation under SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS 123(R)”). Pursuant to SFAS 123(R), the Company is required to expense against the Company’s reported earnings: (1) the fair value of all option grants or stock issuances made to employees or directors on or after the implementation date; and (2) a portion of the fair value of each option and stock grant made to employees or directors prior to the implementation date that represents the nonvested portion of these share-based awards as of such implementation date. These amounts are expensed after the implementation date over the respective vesting periods of each award using the straight-line attribution method. As permitted by SFAS 123(R), the Company has elected to apply SFAS 123(R) on a prospective basis and has not retroactively restated any prior periods.

The Company calculates stock option-based compensation by estimating the fair value of each option using the Black-Scholes option pricing model. The Company’s determination of fair value of share-based payment awards are made as of their respective dates of grant using the Black-Scholes option pricing model and is affected by the Company’s stock price as well as assumptions regarding a number of subjective variables. These variables include the Company’s expected stock price volatility over the term of the awards and expected forfeitures before an award vests. The Black-Scholes option pricing model was developed for use in estimating the value of traded options that have no vesting or hedging restrictions and are fully transferable. Because the Company’s employee stock options have certain characteristics that are significantly different from traded options, the existing valuation models may not provide an accurate measure of fair value of the Company’s employee stock options. The calculated compensation cost is recognized on a straight-line basis over the vesting period for options issued by the Company.

The Company calculates compensation expense of vested and nonvested stock grants by determining the fair value of each such grant as of their respective dates of grant using the Company’s stock price at such dates with no discount. The calculated compensation expense is recognized on a straight-line basis over the vesting period of the stock award.

The Company has historically issued stock options and vested and nonvested stock grants to employees and outside directors whose only condition for vesting has been continued employment or service during the related vesting or restriction period. Typically, the vesting period for such stock option grants has been four years for non-officer employee awards, and immediate vesting for officers and directors, although options have sometimes been granted with two year vesting periods. The Company has only recently begun to issue nonvested stock grants, typically with vesting periods of three years.

During the 13-week and 39-week periods ended July 1, 2007, the Company granted vested options to purchase 50,000 and 50,000 shares of its common stock, respectively. As of July 1, 2007, previously granted options to purchase 15,300 shares of the Company’s common stock with a weighted average exercise price of $2.94 per share and a weighted average fair value of $1.45 per share were nonvested. Total stock-based compensation expense associated with both option and stock grants during the 13-week and 39-week periods ended July 1, 2007 was $71,600 and $391,900, respectively, of which $44,800 and $97,200, respectively, was charged to cost of contract research and development, and $26,800 and $294,700, respectively was charged to general and administrative expense during such periods. Stock-based compensation expense during the 13-week and 39-week periods ended July 2, 2006 was calculated to be $56,700 and $357,500, respectively, of which $42,000 and $185,600, respectively, was charged to cost of contract research and development, and $14,700 and $171,900, respectively, was charged to general and administrative expense during such periods.

Prior to the adoption of SFAS 123 (R), tax benefits of deductions resulting from the exercise of stock options, if any, were presented as operating cash flows in the statement of cash flows. SFAS 123 (R) requires the cash flows from the tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options (excess tax benefits) to be classified as financing cash flows. There are no tax benefits resulting from the exercise of stock options for the 13-week and 39-week periods ended July 1, 2007 and July 2, 2006.

Expected life of the options granted during the 13-week and 39-week periods ended July 1, 2007 and July 2, 2006 is computed using the mid-point between the vesting period and contractual life of the options granted (the “simplified method”) as permitted by Staff Accounting Bulletin (“SAB”) No. 107, Share-Based Payment. Expected volatilities are based on the historical volatility of the Company’s stock and other factors.

The Company’s subsidiaries did not grant any options during the 13-week and 39-week periods ended July 1, 2007 and July 2, 2006.

The Company granted 4,500 and 167,200 shares of nonvested stock in the 13-week and 39-week periods ended July 1, 2007, respectively. The Company granted 17,500 and 17,500 shares of nonvested stock in the 13-week and 39-week periods ended July 2, 2006, respectively. The Company granted 0 and 167,200 shares of vested stock in the 13-week and 39-week periods ended July 1, 2007, respectively, 50,000 shares of which were granted to service providers to pay operating expenses. The Company granted 0 and 1,300 shares of vested stock in the 13-week and 39-week periods ended July 2, 2006, respectively.

The Company recognizes compensation expense on a straight-line basis over the vesting period of the option after consideration of the estimated forfeiture rate, which was 7% during the year ended October 1, 2006. At July 1, 2007, the total compensation costs related to nonvested awards not yet recognized was $247,700 and the weighted-average remaining vesting period of nonvested options at July 1, 2007 was 1.2 years. Such amounts do not include the cost of new options that may be granted in future periods nor any changes in the Company’s forfeiture rate.

Accounting for Stock and Warrant-Based Operating Expense. Under the fair value based method, expense is recorded based on the value of common stock and warrants issued to service providers at the date of such issuance and is recognized over the vesting period. The Company issued a vested warrant to purchase 200,000 unregistered shares of its common stock, valued at $96,000, to a non-employee as partial consideration for investor relations services during the 39-week period ended July 1, 2007.

Software Development and Purchased Software. At July 1, 2007, the Company had capitalized software of approximately $295,900, net of accumulated amortization of $1,990,000. The Company capitalizes software in accordance with Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use (“SOP 98-1”). SOP 98-1 requires that certain costs incurred, either from internal or external sources, be capitalized as part of intangible assets and amortized on a straight-line basis over the useful life of the software. Planning, training, support and maintenance costs incurred either prior to or following the implementation phase are recognized as expense in the period in which they occur. The Company evaluates the carrying values of capitalized software to determine if the carrying values are impaired, and, if necessary, the Company would recognize an impairment loss in the period in which the impairment occurred.

Goodwill and Other Intangible Assets. Goodwill represents the cost of acquired businesses in excess of fair value of the related net assets at acquisition. (See also Note 2). The Company does not amortize goodwill, but tests it annually, as of the first day of its fourth fiscal quarter and between annual testing periods if circumstances warrant, for impairment using a fair value approach. The Company amortizes the cost of other intangibles over their estimated useful lives unless such lives are deemed indefinite. Amortizable intangible assets are tested for impairment based on undiscounted cash flows and, if impaired, written down to fair value based on either discounted cash flows or appraised values. The identified amortizable intangible assets at July 1, 2007 and October 1, 2006 derived from the acquisition of Optex consisted of non-competition agreements and customer backlog, with initial useful lives ranging from two to eight years. (See Note 2). Intangible assets with indefinite lives are tested annually for impairment, as of the first day of the Company’s fourth fiscal quarter and between annual periods if impairment indicators exist, and are written down to fair value as required. The Company’s other intangible assets with definite lives at July 1, 2007 and October 1, 2006 consist principally of patents and trademarks related to the Company’s various technologies. Capitalized costs include amounts paid to third parties for legal fees, application fees and other direct costs incurred in the filing and prosecution of patent and trademark applications. These assets are amortized on a straight-line method over the shorter of their useful or legal life, generally ten years.

Warrant Valuation and Beneficial Conversion Feature. The Company calculates the fair value of warrants issued with debt using the Black Scholes valuation method. For convertible debt and related warrants, the recorded discount is recognized as interest expense from the date of issuance to the earlier of the maturity date of the debt or the conversion dates using the effective yield method. In accordance with Financial Accounting Standards Board (“FASB”) Emerging Issues Task Force Issue (“EITF”) No. 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios, and FASB EITF No. 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments, the Company records a beneficial conversion feature (“BCF”) related to the issuance of convertible debt that has conversion features at fixed rates that are in the money when issued and records the fair value of warrants issued with those instruments. The BCF for the convertible debt is recognized and measured by allocating a portion of the proceeds to warrants and as a reduction to the carrying amount of the convertible debt equal to the intrinsic value of the conversion features, both of which are credited to paid-in-capital.

Tangible Long-Lived Assets. The Company frequently monitors events or changes in circumstances that could indicate that the carrying amount of tangible long-lived assets to be held and used may not be recoverable. The determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition. When impairment is indicated for a tangible long-lived asset, the amount of impairment loss is the excess of net book value of the asset over its fair value. Tangible long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell. At July 1, 2007, management believed no indications of impairment existed.

Income Taxes. The Company provides for income taxes under the liability method. Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities as measured by the enacted tax rates which are expected to be in effect when these differences reverse. To the extent net deferred tax assets are not realizable on a more likely than not basis, a valuation allowance is provided against such net deferred tax assets.

Basic and Diluted Net Loss per Share. Basic net loss per share is based upon the weighted average number of shares of common stock outstanding. Diluted net loss per share is based on the assumption that options and warrants are included in the calculation of diluted net loss per share, except when their effect would be anti-dilutive. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of actual issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period (See Note 6).

Statements of Cash Flows. For purposes of the Consolidated Statements of Cash Flows, the Company considers all demand deposits and certificates of deposit with original maturities of 90 days or less to be cash equivalents.

Fair Value of Financial Instruments. Financial instruments include cash and cash equivalents, accounts receivable and payable, other current liabilities and long-term debt. The carrying amounts reported in the balance sheets for cash and cash equivalents, accounts receivable and payable and other current liabilities approximate fair value due to the short-term nature of these items.

As discussed further in Note 3, in December 2006, the Company repaid the borrowings from its then senior bank lender with funds from a new $8.25 million term loan, bearing interest at 11% per annum, from two new lenders. Concurrent with these refinancing transactions, the new lenders also purchased through assignment the Company’s $10 million subordinated convertible notes from the original two holders of these notes. These debt refinancing transactions occurred on December 29, 2006, when the closing price of the Company’s common stock was $2.05 per share, and included the issuance to the new lenders, for no separate consideration, of five-year warrants to purchase an aggregate of 3.0 million shares of the Company’s common stock at an exercise price of $1.30 per share, which resulted in the notes becoming convertible into 7,692,308 shares of the Company’s common stock. This warrant issuance, in turn, triggered an anti-dilution provision in the $10 million subordinated convertible notes that reduced the per share price at which said notes are convertible into shares of the Company’s common stock from $2.60 per share to $1.30 per share. After giving accounting recognition to the portion of the warrant’s value assigned to the transferred $10 million subordinated convertible notes and the intrinsic value of the beneficial conversion feature arising from the notes new per share conversion price, the carrying amount of the $10 million subordinated convertible notes at December 31, 2006 was reduced to zero. Additionally, assigning a portion of the new five-year warrant’s value to the $8.25 million term loan reduced the term loan’s carrying value by approximately $1.5 million. Because of the substantial debt discounts involved in these transactions, management believes that it is not practicable to estimate the fair value of the $8.25 million term loan and the $10 million subordinated convertible notes at July 1, 2007 without incurring unreasonable costs. Furthermore, because of the scale of the discounts already recorded, management does not believe that an estimation of the fair value of the debt instruments would result in a materially different result than what the Company has already recorded.

Concentration of Credit Risk. The Company had cash deposits at U.S. banks and financial institutions, which exceeded federally insured limits at July 1, 2007. The Company is exposed to credit loss for amounts in excess of insured limits in the event of non-performance by the institution; however, the Company does not anticipate non-performance.

Intercompany Corporate Cost Allocation. In accordance with government contracting regulations, the Company is required to allocate some portion of its corporate general and administrative expense to operating subsidiaries, such as Optex. The Company has initially elected to use a recognized government contract allocation methodology to satisfy this requirement in which the proportional contribution of Optex to the Company’s total revenues, payroll expense and net book value of tangible assets has determined a percentage of corporate general and administrative expense for allocation to Optex. This percentage allocation will be re-assessed at each reporting period according to this allocation methodology unless and until adequate historical information becomes available which may allow for alternative allocation methodologies to be used. This allocation impacts the Company’s recovery of its indirect expenses through its cost-reimbursement contracts; and, prior to Optex becoming a wholly owned subsidiary as of December 29, 2006, impacted the determination of income or loss from minority interests of Optex.

Reclassifications. Certain reclassifications have been made to the fiscal 2006 interim financial statements to conform to the current year presentation.

Derivatives. A derivative is an instrument whose value is “derived” from an underlying instrument or index such as a future, forward, swap, or option contract, or other financial instrument with similar characteristics, including certain derivative instruments embedded in other contracts (“embedded derivatives”) and for hedging activities. As a matter of policy, the Company does not invest in separable financial derivatives or engage in hedging transactions. However, complex transactions that the Company entered into in order to originally finance the Initial Acquisition, and the subsequent refinancing of such debt transactions, involved financial instruments containing certain features that have resulted in the instruments being deemed derivatives or containing embedded derivatives. The Company may engage in other similar complex debt transactions in the future, but not with the intention to enter into derivative instruments. Derivatives and embedded derivatives, if applicable, are measured at fair value and marked to market through earnings, as required by SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended (“SFAS 133”). However, such new and/or complex instruments may have immature or limited markets. As a result, the pricing models used for valuation often incorporate significant estimates and assumptions, which may impact the level of precision in the financial statements.

Recently Adopted Accounting Pronouncements. In November 2006, the FASB issued FASB Staff Position No. EITF 06-06, which modifies EITF 96-19 to require any change in the value of an embedded conversion feature of a modified debt to be tested in a separate calculation. Early adoption of EITF 06-06 is permitted, and the Company has elected early adoption and applied the provisions of EITF 06-06 to record the results of the December 2006 refinancing of its subordinated convertible notes.

In December 2006, the FASB issued FASB Staff Position No. EITF 00-19-2, Accounting for Registration Payment Arrangements (“EITF 00-19-2”), which establishes the standard that contingent obligations to make future payments under a registration rights arrangement shall be recognized and measured separately in accordance with Statement 5 and FASB Interpretation No. 14, Reasonable Estimation of the Amount of a Loss. Early adoption of EITF 00-19-2 is permitted, and the Company has elected such early adoption.

In July 2006, the FASB issued FASB Interpretation 48, Accounting for Uncertainty in Income Taxes: An interpretation of FASB Statement No. 109. Interpretation 48 (“FIN 48”), which clarifies Statement 109, Accounting for Income Taxes, establishes the criterion that an individual tax position has to meet for some or all of the benefits of that position to be recognized in the Company’s financial statements. On initial application, Interpretation 48 will be applied to all tax positions for which the statute of limitations remains open. Only tax positions that meet the more-likely-than-not recognition threshold at the adoption date will be recognized or continue to be recognized. The cumulative effect of applying Interpretation 48 will be reported as an adjustment to retained earnings at the beginning of the period in which it is adopted. Interpretation 48 is effective for fiscal years beginning after December 15, 2006, and will be adopted by the Company on October 1, 2007. The Company is currently assessing the impact FIN 48 will have, if any, on its consolidated financial statements.

In September 2006, the Securities and Exchange Commission issued SAB No. 108 (“SAB 108”) to address diversity in practice in quantifying financial statement misstatements. SAB 108 requires that registrants quantify the impact on the current year’s financial statements of correcting all misstatements, including the carryover and reversing effects of prior years’ misstatements, as well as the effects of errors arising in the current year. SAB 108 is effective as of the first fiscal year ending after November 15, 2006, which for the Company is fiscal 2007, and allows for a one-time transitional cumulative effect adjustment to retained earnings as of January 1, 2006, for errors that were not previously deemed material, but are material under the guidance in SAB 108. There was no impact on the Company’s consolidated financial statements with respect to the adoption of SAB 108.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Assets and Liabilities – Including an Amendment of FASB Statement No. 115 (“SFAS 159”). This standard permits an entity to choose to measure many financial instruments and certain other items at fair value. Most of the provisions in SFAS 159 are elective; however, the amendment to SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, applies to all entities with available-for-sale and trading securities. The fair value option established by SFAS 159 permits all entities to choose to measure eligible items at fair value at specified election dates. A business entity will report unrealized gains and losses on items for which the fair value option has been elected in earnings (or another performance indicator if the business entity does not report earnings) at each subsequent reporting date. The fair value option: (a) may be applied instrument by instrument, with a few exceptions, such as investments otherwise accounted for by the equity method; (b) is irrevocable (unless a new election date occurs); and (c) is applied only to entire instruments and not to portions of instruments. SFAS 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. The Company does not expect the adoption of SFAS 159 to have a material impact on its consolidated financial statements.

In June 2007, the FASB ratified a consensus opinion reached by the EITF on EITF Issue 07-3, Accounting for Nonrefundable Advance Payments for Goods or Services Received for Use in Future Research and Development Activities (“EITF Issue 07-3”). The guidance in EITF Issue 07-3 requires the Company to defer and capitalize nonrefundable advance payments made for goods or services to be used in research and development activities until the goods have been delivered or the related services have been performed. If the goods are no longer expected to be delivered nor the services expected to be performed, the Company would be required to expense the related capitalized advance payments. The consensus in EITF Issue 07-3 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2007 and is to be applied prospectively to new contracts entered into on or after December 15, 2007. Early adoption is not permitted. Retrospective application of EITF Issue 07-3 is also not permitted. The Company intends to adopt EITF Issue 07-3 effective December 15, 2007. The impact of applying this consensus will depend on the terms of the Company’s future research and development contractual arrangements entered into on or after December 15, 2007.

Note 2 – Acquisition of Optex Systems, Inc.

On December 30, 2005, the Company entered into an agreement with Optex and Timothy Looney, President and the then sole shareholder of Optex, pursuant to which the Company purchased 70% of the issued and outstanding common stock of Optex (the “Initial Acquisition”), thereby becoming its majority shareholder. Optex is a manufacturer of optical systems and components, largely for military applications.

Since the Initial Acquisition closed at the end of the last business day of the first quarter of fiscal 2006, revenue and expenses of Optex are only included in the Company’s Consolidated Statements of Operations for 26 weeks of the 39-week period ended July 2, 2006. In consideration for the Initial Acquisition, the Company made an initial cash payment to Mr. Looney of $14.0 million. An additional cash payment of $64,200 in consideration of the excess book value acquired over the target net book value specified in the stock purchase agreement was accrued in March 2006 and paid to Mr. Looney in July 2006 after completion of the audit of the financial statements of Optex for the fiscal year ended December 31, 2005. In January 2007, the Company amended an agreement entered into in connection with the Initial Acquisition that had originally provided Mr. Looney with the potential to receive up to an aggregate of $4.0 million in a cash earnout based upon the percentage of net cash flow generated from Optex’s business for fiscal 2006 and for each of the subsequent two fiscal years. The amended agreement extended the earnout period to December 2009 and reduced the maximum earnout potential to $3.9 million. Mr. Looney was not entitled to an earnout, as defined, for fiscal 2006. The amended agreement was entered into with Mr. Looney in consideration for a secured subordinated term loan between Optex and Mr. Looney, which provided for advances to Optex of up to $2.0 million, maturing on the earlier of February 2009 or 60 days after the senior debt is repaid. As of July 1, 2007, this secured subordinated term loan was fully advanced to Optex.

Concurrent with the Initial Acquisition, the Company and Mr. Looney also entered into an agreement whereby the Company would issue shares of its common stock to purchase the remaining 30% of the issued and outstanding common stock of Optex if such issuance was approved by the Company’s stockholders (the “Buyer Option”). Such approval was obtained on June 28, 2006. On December 29, 2006, the Company exercised the Buyer Option and acquired the remaining 30% ownership interest in Optex for the issuance of 2,692,307 shares of the Company’s common stock, valued for purchase accounting purposes at $2.03 per share, the average closing price of the Company’s common stock for a five-day period that included December 29, 2006 and the two trading days before and after that date. As part of this step of the acquisition, the Company also entered into an amendment to the December 2005 Buyer Option Agreement with Mr. Looney to (i) eliminate a guarantee by the Company that Mr. Looney receive at least a minimum per share price when he sells a portion of the Company shares issued in the acquisition in any subsequent market transaction and (ii) shorten by six months the period of the escrow securing Mr. Looney’s indemnification obligations to the Company for losses the Company might incur with respect to matters covered by certain representations in the Stock Purchase Agreement. In consideration for the amendment, the Company issued an unsecured subordinated promissory note to Mr. Looney in the amount of $400,000, resulting in a total acquisition cost of approximately $5,865,400. This 30% purchase price was assigned to the acquired interest in the assets and liabilities of Optex as follows:

Reduction of minority interest liability	$1,610,800
Intangible assets	954,000
Inventory	189,700
Adjustment to previously existing goodwill	3,110,900

Total consideration for 30% minority interest acquisition	$5,865,400

Because this transaction occurred at the end of the first quarter of the Company’s fiscal 2007, the 30% interest in Optex’s income (loss) for the first quarter of fiscal 2007 was attributed to the minority interest in the subsidiary, rather than being included in the Company’s net income (loss). In the second and third quarters of fiscal 2007, the Company recognized 100% of Optex’s net loss in its consolidated financial statements.

The Company has allocated the purchase consideration for its purchase of the remaining 30% of Optex in December 2006 among tangible and intangible assets acquired and liabilities assumed based on the valuation determinations made in connection with the Initial Acquisition of Optex in December 2005 as shown in the following table, which sets forth the estimated amounts related to the full Optex acquisition. Management believes there has been no material change in the values assigned to net tangible assets from the December 2005 purchase of 70% of Optex to December 2006 when the remaining 30% equity interest in Optex was acquired. The excess of the purchase price over such values is presented as goodwill in the accompanying consolidated balance sheet at July 1, 2007.

Assets:
Current assets, consisting primarily of inventory of $5,734,500 and accounts receivable of $2,191,800		$8,070,300
Identifiable intangible assets		3,180,000
Other non-current assets, principally property and equipment		455,100

Total assets		11,705,400

Liabilities:
Current liabilities, consisting of accounts payable of $1,638,600, deferred tax liabilities of $598,500 and accrued liabilities of $682,000		2,919,100

Acquired net assets		8,786,300

Purchase price
Total consideration to seller	$19,865,500
Direct acquisition costs	1,040,000

		20,905,500

Excess purchase price reported as goodwill		$12,119,200

Included in the direct acquisition costs noted above is a $500,000 success fee payable to, and approximately $20,300 of due diligence fees and expenses incurred by, Chris Toffales, a related party by virtue of his position as one of the Company’s directors. (See also Note 13).

Identifiable intangible assets include non-competition agreements and customer backlog, and will be amortized over respective estimated useful lives as follows:

	Useful Life in Years	Acquired Fair Value
Non-competition agreement	2	$80,000
Contractual backlog	2	1,570,000
Program backlog	8	1,530,000

The amortization of identifiable intangible assets associated with the Optex acquisition in the 13-week periods ended July 1, 2007 and July 2, 2006 was $257,400 and $177,800, respectively. The amortization of identifiable intangible assets associated with the Optex acquisition in the 39-week periods ended July 1, 2007 and July 2, 2006 was $692,600 and $355,700, respectively. The identifiable intangible assets and recorded goodwill are not deductible for income tax purposes.

The following table compares unaudited pro forma financial information for the 39-week periods ended July 1, 2007 and July 2, 2006 and unaudited actual financial information for the 13-week period ended July 1, 2007 and pro forma financial information for the 13-week period ended July 2, 2006, based on the assumption that the 100% acquisition of Optex had occurred on the first day of the 39-week period ended July 2, 2006, rather than the 70% Initial Acquisition occurring on December 30, 2005 and the subsequent 30% acquisition occurring on December 29, 2006. The pro forma financial information is presented for information purposes only. Such information is based upon the standalone historical results of each company and does not reflect the actual results that would have been reported had the acquisition been completed when assumed, nor is it indicative of the future results of operations for the combined enterprise.

	13 Weeks Ended		39 Weeks Ended
	July 1, 2007 (actual, unaudited)	July 2, 2006 (pro forma)	July 1, 2007 (pro forma)	July 2, 2006 (pro forma)
Total revenues	$9,636,800	$8,697,000	$25,765,800	$26,540,200
Costs and expenses	12,546,000	9,781,700	32,736,400	32,277,000

Loss from operations	(2,909,200)	(1,084,700)	(6,970,600)	(5,736,800)
Minority interest	100	100	400	200
Net loss	$(4,714,500)	$(1,442,500)	$(16,262,500)	$(6,937,100)

Basic and diluted loss per share	$(0.18)	$(0.07)	$(0.69)	$(0.36)

Included in Optex’s pro-forma results of operations for the 39-week period ended July 2, 2006 are acquisition related costs of approximately $1,055,000, of which approximately $730,000 relate to bonuses and fees to settle former partnerships, and approximately $325,000 paid for acquisition related legal services. Had Optex not incurred such costs, the pro forma combined loss from operations for the 39-week period ended July 2, 2006 would be $5,882,100, resulting in a basic and diluted loss per share of $0.30.

Note 3 –Senior and Subordinated Term and Subordinated Convertible Notes Payable

$10 Million Subordinated Convertible Debt

To finance the Initial Acquisition of Optex, on December 30, 2005 the Company entered into a securities purchase agreement with two private equity funds (collectively “Pequot”) and borrowed $10 million by issuing Pequot $10.0 million of Series 1 and Series 2 senior subordinated secured convertible notes (collectively the “Notes”). The Company issued the Notes in two series, both of which bear interest at 3.5% per annum, which rate is subject to potential reduction over time. The first series of Notes (the “Series 1 Notes”), with an initial face amount of $7,445,500, is repayable in quarterly interest-only payments beginning March 31, 2006 and continuing through December 30, 2007, followed by equal monthly principal payments plus interest through December 30, 2009. The second series of Notes (the “Series 2 Notes”), with an initial face amount of $2,554,500, was initially repayable in quarterly interest-only payments beginning March 31, 2006 and continuing through December 30, 2007 with the principal amount due on December 30, 2007. Subject to certain conditions and limitations, the Note holders may convert principal and interest payments under the Notes into shares of unregistered common stock at a conversion price per share that was initially set at $2.60. This conversion price is subject to adjustment for stock splits, stock dividends, recapitalizations and the like and for certain price dilutive issuances.

Certain of the Company’s majority-owned subsidiaries have guaranteed the Notes and provided a senior subordinated security interest in all or substantially all of their assets as collateral to secure such guarantees. The Company also has provided a senior subordinated security interest in all or substantially all of its assets to secure its obligations under the Notes, including the pledge of its shares of capital stock in certain of its subsidiaries. The Notes and the liens securing the Notes are subordinated to the Company’s refinanced senior debt as described more fully below under the sub heading “Senior Debt.”

The Note holders may require the Company to redeem or repurchase the Notes, generally at a value of 125% of the amounts outstanding thereunder, upon any of the following: (i) an event of default occurs under the Notes; (ii) the Company issues or incurs certain indebtedness; (iii) the Company issues equity securities under certain circumstances; or (iv) a change of control occurs. The Notes also include default provisions and negative covenants that prohibit a variety of actions without the approval of the holders of a majority of the outstanding principal amount of the Notes. Also, all amounts payable under the Notes become immediately due upon the occurrence of certain bankruptcy-related events.

In September 2006, the Company received an event notice from Pequot asserting various events of default under the Notes and demanding their redemption. However, the effect of that event notice was suspended pursuant to a payment blockage notice issued in September 2006 by Square 1 Bank, the Company’s then senior lender. In December 2006, the Notes were purchased by new senior lenders and any existing or asserted defaults under the Notes were waived and the maturity date of the Series 2 Notes was extended to December 30, 2009. Concurrent with this transaction, the Company obtained a two-year $8.25 million term note from its new senior lenders to refinance its debt owed to Square 1 Bank. In addition, the Company issued warrants to the new senior lenders to purchase 3,000,000 shares of the Company’s common stock at the exercise price of $1.30 per share for no additional consideration.

In connection with their acquisition of the Notes from Pequot, the new senior lenders agreed: (i) to waive the events of default previously alleged by Pequot; (ii) to extend the maturity date of the Series 2 Notes from the original date of December 30, 2007 to December 30, 2009 (the same maturity date as the Series 1 Notes); and (iii) to be subject to a beneficial ownership blocker that would prevent each new senior lender’s stock ownership at any given time from exceeding 4.99% of the Company’s outstanding common stock (which percentage may increase, but never above 9.99%).

The Company preliminarily determined the fair value of the 3,000,000 warrants issued in the refinancing for no additional consideration to be $4,230,000. To account for this warrant fair value as an equity issuance in stockholders’ equity and as additional interest expense over the lives of the Notes and the Term Note discussed below, $2,710,000 of the warrant fair value was recorded as a debt discount to the Notes, $1,520,000 of the warrant fair value was recorded as a debt discount to the Term Loan and the aggregate $4,230,000 warrant fair value was recognized in stockholders’ equity. Additionally, as a result of the issuance of these warrants, the anti-dilution provisions in the Notes caused the conversion price of the Notes to automatically adjust to $1.30 per share. Because this conversion price is less than the price at which the Company’s common stock was trading at December 29, 2006, accounting principles require a portion of the principal balance of the Notes to be assigned to the built-in equity value of the conversion feature (i.e., a beneficial conversion feature) and recognized in stockholders’ equity as if the Company had issued equity. This resulted in a debt discount arising from the beneficial conversion feature allocation of $7,290,000.

The combination of the $2,710,000 debt discount assigned to the Notes for the warrants and the $7,290,000 debt discount assigned to the Notes for the beneficial conversion feature reduced the carrying value of the Notes to zero. Therefore, the effective interest rate for the Notes cannot be calculated. In lieu of using the Notes’ effective interest rate to accrete the Notes’ debt discount to interest expense, the Company is accreting the $10.0 million debt discount to interest expense on the straight-line basis over the life of the Notes. When any portion of the Notes are retired before maturity, such as through conversion to common stock, all accretion that would have otherwise occurred in later periods for the retired portion of the Notes is accelerated and recognized in interest expense during the period that the retirement occurs.

In the period January 2007 through May 2007, an aggregate of $230,000 and $1,000,000 of the principal balance of the Series 1 and Series 2 Notes, respectively, was retired through conversion to common stock. As a result, an extra $455,000 and $1,230,000 of debt discount was accreted to interest expense in the 13-week and 39-week periods ended July 1, 2007, respectively, due to these debt retirements.

Set forth below are the components of the Notes at July 1, 2007:

July 1, 2007
Series 1 Notes payable – initial face amount payable in quarterly interest only payments commencing March 31, 2006 through December 31, 2007, and subsequent equal monthly principal installments plus interest at an initial face rate of 3.5% per annum over a period beginning on January 31, 2008 and ending December 30, 2009.* (Since all payments on these notes will be accounted for as interest expense the effective interest rate of the notes is not calculable)	$7,445,500

Less: Cumulative principal amount of Series 1 Notes payable converted to common stock	(230,000)

Series 2 Notes payable – initial face amount payable in quarterly interest only payments commencing March 31, 2006 through December 31, 2009 at an initial face rate of 3.5% per annum, and a single, full principal payment on December 30, 2009. (Since all payments on these notes will be accounted for as interest expense the effective interest rate of the notes is not calculable) (1)	2,554,500

Less: Cumulative principal amount of Series 2 Notes payable converted to common stock (3)	(1,000,000)

Less: Unamortized debt discounts related to Warrants and beneficial conversion feature	(7,308,300)

$1,461,700 (2)

(1)	For the period January 19, 2007 through January 30, 2007, the face interest rate on borrowings under the Notes increased to 18% due to the Company’s delayed filing of its Form 10-K for the 52 weeks ended October 1, 2006. The holders of the Notes also have reserved the right to increase the interest rate on borrowings under the Notes to 18% pursuant to technical default related to registration rights, but have not yet invoked such a claim. Due to the pending status of registration statements and uncertainty as to possible defaults thereunder, such a claim, if invoked, is not yet deemed probable or precisely estimable.
(2)	Of this amount, $1,202,600 is included in current liabilities, and the balance of $259,100 is included in long-term liabilities on the accompanying Consolidated Balance Sheet.

(3)	Subsequent to July 1, 2007, an additional $325,000 of principal amount of the Series 2 Notes was converted to common stock.

Senior Debt

As an additional source of financing for the Initial Acquisition of Optex, on December 30, 2005, the Company entered into a senior loan and security agreement (the “Loan Agreement”) with Square 1 Bank, pursuant to which the Company closed a four-year $4.9 million term loan (the “Term Loan”) and established a $2.0 million revolving credit facility (the “Credit Facility”), of which $2.0 million was drawn down on December 30, 2005 for general working capital purposes. The Loan Agreement with this bank provided that the aggregate amount borrowed under both the Term Loan and the Credit Facility could not exceed $7.0 million. The Company’s obligations under the Loan Agreement were secured by a lien on all or substantially all of the Company’s assets, the assets of Optex and the capital stock of Optex acquired by the Company. The Term Loan had to be repaid in 48 equal monthly installments commencing January 31, 2006, and was subject to acceleration upon the occurrence of certain events of default. On the earlier of the end of the Loan Agreement term or repayment in full of the Term Loan, the Company was required to pay Square 1 Bank a loan payoff fee equal to the greater of 50 basis points on the amount of the Term Loan funded and an amount calculated based on the spread in the trailing 90-day average closing market price of 84,860 shares of the Company’s common stock between the date of the Term Loan funding and the date of the loan payoff (the “Loan Payoff Fee”).

The Term Loan bore interest at the prime rate plus a varying percentage between 1.50% and 2.50% based upon a debt service coverage ratio, and advances under the Credit Facility bore interest at 1.00% above the prime rate. The Loan Agreement included affirmative covenants and default provisions, as well as negative covenants that prohibited a variety of actions without the lender’s approval. In March 2006, the Company renegotiated the covenants in the Loan Agreement to cure a default. The Company was advised by Square 1 Bank of non-compliance with covenants of the Loan Agreement in August 2006 and each subsequent month through December 2006.

To cure the default condition created by this non-compliance, on December 29, 2006, the Company completed the debt refinancing discussed above which included borrowing $8.25 million from two new senior lenders under a two-year senior term note (“Term Note”), and using a portion of the proceeds from this borrowing to repay the Company’s borrowings from, and satisfy all obligations to, Square 1 Bank of approximately $5.9 million.

The Term Note bears interest at 11% per annum and requires only quarterly interest payments until maturity in December 2009. Interest payments may be made in cash or at the Company’s election, and subject to certain conditions, in shares of the Company’s common stock valued at 80% of specified closing prices, as measured by the average of the three lowest closing prices in the twenty-day trading period prior to the payment of interest. If there is an uncured event of default in the Company’s compliance with the conditions of the Term Note, the new senior lenders can require immediate repayment of all outstanding amounts and the Term Note’s interest rate can increase to 18%, which must be paid in cash. Principal payments in any amount may be made without premium or penalty at any date prior to maturity with 15 days notice to the new senior lenders; however, any principal balance outstanding at the Term Note’s maturity must then be repaid at 110% of the outstanding principal balance. The Term Note is secured by a lien on all assets of the Company and of Optex as well as all Company owned shares of the capital stock of Optex.

Set forth below are the components of the Term Note at July 1, 2007:

July 1, 2007
Term Note payable – aggregate face amount of $8,250,000 payable in quarterly interest only payments commencing March 31, 2006 through December 28, 2008, at an initial face rate of 11% per annum, with 100% principal due on or before December 27, 2008 (effective interest rate of 24.7%).(1)	$8,250,000

Less: Unamortized discount related to warrants issued in December 2006 debt refinancing	(1,200,500)

$7,049,500

(1)	For the period January 19, 2007 through January 30, 2007, the face interest rate on borrowings under the Term Note increased to 18% due to the Company’s delayed filing of its Form 10-K for the 52 weeks ended October 1, 2006. The holders of the Term Note also have reserved the right to increase the interest rate on borrowings under the Term Note to 18% pursuant to technical default related to registration rights, but have not yet invoked such a claim. Due to the pending status of registration statements and uncertainty as to possible defaults thereunder, such a claim, if invoked, is not yet deemed probable or precisely estimable.

Schedule of Principal Payments

The schedule of principal payments required under the Notes and the Term Note at July 1, 2007 is set forth below.

Fiscal Year	Notes	Term Note	Total
2007	$—	$—	$—
2008	2,562,000	—	2,562,000
2009	3,722,800	8,250,000	11,972,800
2010	2,485,200	—	2,485,200

Future principal payments	$8,770,000	$8,250,000	$17,020,000

Debt Default Waivers

As a result of the Company’s failure to timely file its Form 10-K for the fiscal year ended October 1, 2006 and the resulting receipt of a Nasdaq Staff Determination concerning such late filing, the Company’s Series 1 and Series 2 Notes, Longview term loan, $400,000 unsecured subordinated promissory note and $2 million secured subordinated term note became in default. The Company received waivers, dated January 26, 2007, which cured these defaults, provided that the Company file its Form 10-K by January 31, 2007, which it did.

In addition, although the Company’s failure to obtain consent of its lenders to its May 2007 issuance of a warrant to purchase up to 200,000 shares of common stock (the “Consent Default”) and the Company’s failure to register shares of the Company’s common stock issued or issuable to its lenders constitute technical defaults under certain agreements the Company entered into with its lenders in December 2006, the Company has received waivers of such failures solely for purposes of accelerating or requiring repurchase of the obligations under any agreement or instrument between the Company and/or its subsidiaries and such lenders, triggering default interest under any such agreement or instrument (but only with respect to the Consent Default), exercising remedies with respect to collateral (including without limitation account collections, settlements, adjustments or compromises, returned inventory, and inspection, audit and appraisal) securing the obligations under any such agreement or instrument, claiming a cross-default under any such agreement or instrument, tolling any restriction periods in any such agreement or instrument, preventing the payment of interest in shares of the Company’s common stock under any such agreement or instrument (but only with respect to a Consent Default), or preventing the Company’s ability to repurchase stock from former employees or directors of the Company under any such agreement or instrument. Notwithstanding the foregoing, the Company and its lenders have agreed that (i) such waiver of the failure to register the shares of the Company’s common stock issued or issuable to the lenders shall not constitute a waiver of any default interest or liquidated damages that may have accrued or will accrue with respect to such default; (ii) such waiver shall continue only so long as Tim Looney, TWL Group, L.P. or their affiliates do not attempt to accelerate or collect any obligations owed to them by the Company or Optex; and (iii) subject to the foregoing, the deadline to register any such shares shall be extended until October 19, 2007.

Debt Issuance Costs

In connection with the issuance of the Term Loan and the Notes in December 2005, the Company recorded debt issuance costs of $321,700, consisting primarily of legal fees and expenses. These initial debt issuance costs are presented as deferred costs within the accompanying consolidated balance sheet as of October 1, 2006, net of accumulated amortization of $72,800. The Company accrued $46,600 of deferred debt issuance costs at October 1, 2006 and incurred an additional $884,200 in the first 39 weeks of fiscal 2007 in connection with the debt refinancing that occurred on December 29, 2006, consisting principally of a $425,000 investment banking fee, legal fees, and expenses. As a result of the December 2006 debt refinancing, unamortized debt issuance costs of $224,600 arising from the original issuance of the Notes and Term Loan were written off and became a portion of the loss on extinguishment of debt recognized at December 29, 2006.

Extinguishment of Debt

The aggregate composition of the loss on extinguishment of debt, derived from the refinancing of both the Company’s senior debt and its convertible debt that has been recognized in the 39-week period ended July 1, 2007 is set forth below:

Increase in value of Pequot warrants treated as payment to creditor	$2,950,000
Write-off of debt discount on the Notes	904,100
Transaction costs, principally legal fees	319,300
Write-off of unamortized debt issuance costs for the Notes and the Term Loan	224,600

$4,398,000

In connection with the original issuance of the Series 1 and Series 2 Notes in December 2005, the Company issued Pequot four-year warrants to purchase 1,002,278 and 343,876 shares, respectively, of the Company’s common stock at an initial exercise price of $3.10 per share. In December 2006, as a result of the issuance of warrants to the new senior lenders to purchase up to 3.0 million shares of the Company’s common stock at $1.30 per share, pursuant to their anti-dilution terms the Pequot warrants automatically became exercisable for an aggregate of up to 3,210,060 shares of common stock at $1.30 per share. The increase in the value of the Pequot warrants arising from this change in conversion price has been accounted for as a payment to a creditor in connection with a debt extinguishment and included in the loss on extinguishment of debt table above. In connection with a Settlement Agreement and Mutual Release with Pequot, Pequot exercised a portion of their warrants to purchase 1,346,154 shares of stock at $1.30 per share on December 29, 2006, resulting in proceeds to the Company of $1.75 million.

The amounts assigned to value the warrants issued to the new senior lenders and the Pequot warrants are preliminary because the values were estimated using the Black-Scholes option pricing model, which is generally used to determine the fair values of option and option-like financial instruments. However, both the warrants issued to the new senior lenders and the Pequot warrants contain anti-dilution features that are not given any value by the Black-Scholes model. Due to the amount of the debt discount already recorded, management does not believe that the anti-dilution features of the Pequot warrants would materially effect the valuation of such warrants. However, management plans to refine its valuation analysis with respect to the warrants issued to the new senior lenders in fiscal 2007.

The debt refinancing transactions resulted in the recognition of $14,470,000 of additional stockholders’ equity from the issuance of warrants to purchase up to 4,863,900 shares of the Company’s common stock ($7,180,000) and recognition of a beneficial conversion feature in the Notes ($7,290,000). Of this total non-cash increase in stockholders’ equity, $2,950,000 has been recognized as a part of the loss on extinguishment of debt expense reported in the 39-week period ended July 1, 2007 and the remaining $11,520,000 will be recognized as interest expense over the period the Notes and the Term Note are outstanding using the effective interest method for the Term Note and the straight line interest method for the Notes. Therefore, these transactions will not result in a permanent increase in the equity of the Company, but rather represent differences in the timing of the recognition of values assigned to issued equity securities and the recognition of such values as expenses of the Company. At July 1, 2007, $8,508,800 of this $11,520,000 of non-cash interest expense remained unamortized.

Note 4 – Notes Payable – Related Party

In December 2006, in consideration for amendments to its Stock Purchase Agreement, the Buyer Option Agreement and the Escrow Agreement with Timothy Looney initially entered into on December 30, 2005, the Company issued an unsecured subordinated promissory note to Mr. Looney in the original principal amount of $400,000, bearing interest at a rate of 11% per annum. The principal and accrued interest under this note are due and payable in full to Mr. Looney on the earlier of December 29, 2007 and the date the debt owed to the Company’s new senior lenders is indefeasibly paid in full, unless earlier accelerated at Mr. Looney’s election upon certain events of default. (See Note 13).

In January 2007, the Company amended its earnout agreement with Timothy Looney, which was entered into in connection with the Initial Acquisition of Optex, to extend the earnout period through December 2009, with a reduction to $3.9 million in the maximum potential payment, in consideration for Mr. Looney providing the Company’s Optex subsidiary with a secured subordinated term note providing for advances of up to $2 million, maturing on the earlier of February 2009 or sixty days after retirement of the Company’s senior debt. Aggregate advances of $2 million were provided to Optex in January 2007 pursuant to the secured subordinated term note, and said advances were outstanding at July 1, 2007.

Note 5 – Common Stock, Stock Incentive Plans, Employee Retirement Plan and Deferred Compensation Plan

During the 39-week period ended July 1, 2007, the Company issued an aggregate of 6,243,300 shares of common stock in various transactions. Of this amount, 1,523,000 shares of common stock were issued for cash, realizing aggregate gross proceeds of $1,999,500, and 4,720,300 shares were issued in non-cash transactions, in connection with exercise of the Company’s Buyer Option to acquire the remaining 30% of Optex, to effectuate contributions to certain of the Company’s benefit plans in the aggregate amount of $1,435,000, to convert a portion of the Company’s convertible debt and in compensation for services rendered. These transactions are separately discussed below.

Cash Common Stock Transactions. Of the 1,523,000 shares issued for cash during the 39-week period ended July 1, 2007, 1,346,100 shares of common stock were issued for gross proceeds of $1,750,000 pursuant to the exercise of outstanding warrants. The remaining 176,900 shares of common stock issued for cash were issued as a result of the exercise of stock options by employees during the same 39-week period, realizing gross proceeds of $249,500.

Non-Cash Common Stock Transactions. 3,774,100 of the 4,720,300 shares of common stock issued during the 39-week period ended July 1, 2007 in non-cash transactions were issued in the following amounts: (1) 2,692,300 shares, valued at $5,465,400 were issued to Timothy Looney to exercise the Company’s Buyer Option to purchase the remaining 30% of Optex; (2) 600,000 shares were issued to effectuate $1,230,000 of non-cash contributions by the Company to the Company’s employee retirement plan, the Cash or Deferred & Stock Bonus Plan (“ESBP”), for fiscal 2007; (3) 100,000 shares were issued to make a $205,000 non-cash contribution by the Company to the Company’s Non-Qualified Deferred Compensation Plan for fiscal 2007; (4) 331,800 shares valued at $481,300 were issued to employees and non-employee directors as compensation for services rendered; and (5) 50,000 shares valued at $102,500 were issued in payment of debt issuance costs associated with the December 2006 refinancing of the Company’s debt. The value of all of these non-cash issuances of common stock, except those issued to employees and directors as compensation for services rendered, was based on the closing sales price of the Company’s common stock as reported by the Nasdaq Capital Market on December 29, 2006, which was the date of the execution of the Buyer Option and the last trading date prior to the December 30, 2006 authorization of the benefit plan contributions by the Company’s Board of Directors. The value of the non-cash issuances of common stock to employees and directors as compensation for services rendered was based on the closing sales price of the Company’s common stock as reported by the Nasdaq Capital Market on the respective dates of the various issuances. In addition, 946,200 shares of common stock were issued during the 39-week period ended July 1, 2007 to effectuate conversion of $1,230,000 of the Company’s convertible debt at the contractually established conversion price of $1.30 per share.

Stock Incentive Plans. At the Company’s Annual Meeting of Stockholders in June 2006, the Company’s stockholders approved the Company’s 2006 Omnibus Incentive Plan (the “2006 Plan”), which is designed to serve as a comprehensive equity incentive program to attract and retain the services of individuals essential to the Company’s long-term growth and financial success. The 2006 Plan permits the granting of stock options (including both incentive and non-qualified stock options), stock-only stock appreciation rights, non-vested stock and non-vested stock units, performance awards of cash, stock or property, dividend equivalents and other stock grants. Upon approval of the 2006 Plan in June 2006, the Company’s 2003 Stock Incentive Plan, 2001 Compensation Plan, 2001 Non-Qualified Stock Option Plan, 2001 Stock Option Plan, 2000 Non-Qualified Stock Option Plan and 1999 Stock Option Plan (the “Prior Plans”) were terminated, but existing options issued pursuant to the Prior Plans remain outstanding in accordance with the terms of their original grants. The number of shares of common stock reserved under the 2006 Plan will automatically be increased on the first day of each fiscal year, beginning on October 2, 2006, in an amount equal to the lesser of (a) 1,000,000 shares or (b) such lesser number as determined by the Board. At July 1, 2007, the aggregate number of shares of common stock that may be issued under all stock-based awards made under the 2006 Plan is 2,553,000 shares. Under the 2006 Plan, options and non-vested stock may be granted to the Company’s employees, directors and bona fide consultants. As of July 1, 2007, there were options to purchase 16,000 shares of the Company’s common stock outstanding under the 2006 Plan, 173,400 shares of nonvested stock had been issued pursuant to the 2006 Plan and 164,600 shares of vested stock had been issued pursuant to the 2006 Plan.

There were options to purchase 50,000 shares of the Company’s common stock granted by the Company during the 13-week and 39-week periods ended July 1, 2007. There were options to purchase 49,000 and 157,500 shares of the Company’s common stock, respectively, granted by the Company during the 13-week and 39-week periods ended July 2, 2006. There were no options granted by any of the Company’s subsidiaries during the 13-week and 39-week periods ended July 1, 2007 and July 2, 2006.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions used for grants issued during the 13-week and 39-week periods ended July 1, 2007 and July 2, 2006.

	13 Weeks Ended July 1, 2007	39 Weeks Ended July 1, 2007	13 Weeks Ended July 2, 2006	39 Weeks Ended July 2, 2006
Risk free interest rate	4.44% - 4.73%	4.44% - 4.73%	4.74% - 5.09%	4.33% - 5.09%
Expected life	3 - 5 years	3 -5 years	3 - 3.75 years	3 - 5 years
Expected volatility	60.2%	60.2%	67.8%	67.8%
Expected dividend yield	None	None	None	None

Expected life of the options granted during the 13-week and 39-week periods ended July 1, 2007 and July 2, 2006 was computed using the mid-point between the vesting period and contractual life of the options granted (the “simplified method”) as permitted by Staff Accounting Bulletin No. 107. Expected volatilities were based on the historical volatility of the Company’s stock and other factors.

The following table summarizes stock options outstanding as of July 1, 2007 as well as activity during the 39-week period then ended:

	Shares	Weighted Average Exercise Price
Outstanding at October 1, 2006	4,684,000	$2.44
Granted	50,000	1.41
Exercised	(176,900)	1.41
Forfeited	(153,600)	2.57

Outstanding at July 1, 2007	4,403,500	$2.46

Exercisable at July 1, 2007	4,215,500	$2.48

At July 1, 2007 the weighted-average remaining contractual life of options outstanding and exercisable was 6.7 years and 6.7 years, respectively.

F-65

The following table summarizes nonvested stock grants outstanding as of July 1, 2007 as well as activity during fiscal 2007:

	Nonvested Shares	Weighted Average Grant Date Fair Value per Share
Outstanding at October 1, 2006	29,500	$1.90
Granted	167,200	1.44
Vested	(5,800)	2.29
Forfeited	—	—

Outstanding at July 1, 2007	190,900	$1.49

The total amount of compensation expense related to nonvested option awards not yet recognized at July 1, 2007 was $37,500. Assuming the optionees continue to be employed by the Company, the amount of compensation expense that will be recognized is as follows:

FY 2007	$11,100
FY 2008	21,100
FY 2009	5,100
FY 2010	200

Total	$37,500

However, such amounts do not include the cost of new options that may be granted in future periods nor any changes in the Company’s forfeiture percentage.

At July 1, 2007, the aggregate intrinsic value of nonvested options outstanding and options exercisable was $0 and $426,500, respectively. (The intrinsic value of a stock option is the amount by which the market value of the underlying stock exceeds the exercise price of the option.) The intrinsic value of stock options exercised during the 13-week and 39-week periods ended July 1, 2007 was $12,100 and $34,800, respectively.

The total amount of compensation expense related to nonvested stock grants not yet recognized at July 1, 2007 was $247,700 and, assuming the grantees continue to be employed by or remain as directors of the Company, that amount will be recognized as compensation expense as follows:

FY 2007	$24,800
FY 2008	99,100
FY 2009	89,900
FY 2010	33,900

Total	$247,700

However, such amounts do not include the cost of new nonvested stock grants that may be granted in future periods nor any changes in the Company’s forfeiture percentage.

Employee Stock Benefit Plan. In December 2006, the Board of Directors authorized the Company to make a contribution to the Company’s ESBP in the amount of $1,230,000, which represented a contribution for fiscal 2007 equal to slightly less than 10% of the Company’s expected gross salary and wages of its employees for fiscal 2007.

Historically, the Company has made contributions to the ESBP of approximately 10% or more of gross salary and wages in each fiscal year. The Company anticipates that the Board of Directors may make an additional contribution to the ESBP later in fiscal 2007 to achieve at least this historical level once expected gross salary and wages for fiscal 2007 are known more precisely. As has been the Company’s prior practice, the $1,230,000 contribution for fiscal 2007 was made in shares of the Company’s common stock valued at the closing sales price of the Company’s common stock on December 29, 2006, which was the last trading date prior to the authorization of the contribution by the Board of Directors. Of the fiscal 2007 contribution, $978,500 has been amortized in the 39-week period ended July 1, 2007. The $251,500 portion of the fiscal 2007 contribution that had not been amortized at July 1, 2007 has been recorded as a prepaid ESBP contribution in equity and will be amortized over the remaining quarter of fiscal 2007. Pursuant to the ESBP provision, vesting requirements are met as services are performed and fulfilled at each fiscal year end.

Deferred Compensation Plan. The Company maintains a deferred compensation plan, the Non-Qualified Deferred Compensation Plan, for certain key employees with long-term service with the Company. Annual contributions of common stock of the Company are made to a Rabbi Trust under such plan to be held for the benefit of the deferred compensation plan participants. In December 2006, the Board of Directors authorized the fiscal 2007 contribution to the deferred compensation plan in the amount of 100,000 shares of common stock valued at $205,000. Of this contribution, $153,700 was amortized in the 39-week period ended July 1, 2007. The $51,300 portion of the fiscal 2007 contribution that had not been amortized at July 1, 2007 has been recorded as a prepaid contribution in equity and will be amortized over the remaining quarter of fiscal 2007. Participants’ potential distributions from the Rabbi Trust represent unsecured claims against the Company. The Rabbi Trust was established by the Company and is subject to creditors’ claims. Shares in this plan may be distributed to each plan beneficiary when they retire from service at an age permitted under the Company’s ESBP. In the 39-week period ended July 1, 2007, 15,400 shares of the Company’s common stock, valued at $28,900 were distributed to a beneficiary under the Non-Qualified Deferred Compensation Plan.

Note 6 – Loss per Share

The Company has excluded from the computation of diluted loss per common share the maximum number of shares issuable pursuant to outstanding, in-the-money stock options, warrants and convertible notes totaling 13,119,400 shares and 1,820,800 shares of common stock as of July 1, 2007 and July 2, 2006, respectively, because the Company had a net loss for the periods presented, and to include the representative share increments would be anti-dilutive. Accordingly, for the periods presented basic and diluted net loss per common share are the same as are computed based solely on the weighted average number of shares of common stock outstanding for the respective periods.

Note 7 – Inventories, Net

Net inventories at July 1, 2007 and October 1, 2006 are set forth below.

	July 1, 2007	October 1, 2006
Inventory:
Work in process	$12,923,200	$5,889,000
Raw materials	5,372,800	7,283,300
Finished goods	356,600	541,000

	18,652,600	13,713,300
Less reserve for obsolete inventory	(4,419,400)	(3,565,200)
Less progress payments	(4,969,800)	(3,413,000)

	$9,263,400	$6,735,100

Title to all inventories remains with the Company except to the extent that Optex’s product inventory is recorded net of customer deposits received that are considered advanced payments for purchase of inventory. Inventoried materials and costs relate to: work orders from customers; the Company’s generic module parts and memory stacks; and capitalized material, labor and overhead costs expected to be recovered from probable new research and development contracts. Work in process includes amounts that may be sold as products or under contracts. Such inventoried costs are stated generally at the total of the direct production costs including overhead. Inventory valuations do not include general and administrative expenses. Inventories are reviewed quarterly to determine salability and obsolescence. The net book value of capitalized pre-contract costs, which gross costs are included in the caption “Work in process”, at July 1, 2007 and October 1, 2006 was $40,400 and $403,100, respectively.

Note 8 – Intangible Assets, Net

The Company’s intangible assets consist of patents and trademarks related to the Company’s various technologies, largely patents, capitalized software and certain identified intangible assets purchased pursuant to the acquisition of Optex. (See Note 2). Net intangible assets at July 1, 2007 and October 1, 2006 are set forth below.

	July 1, 2007	October 1, 2006
Intangible assets, net:
Patents and trademarks	$1,445,400	$1,328,900
Software	2,285,900	2,258,300
Purchased intangibles	3,180,000	2,226,000

	6,911,300	5,813,200
Less accumulated amortization	(3,836,800)	(2,864,400)

	$3,074,500	$2,948,800

Purchased intangible assets and capitalized software are being amortized on a straight-line basis over their useful life of two to eight years. Capitalized costs of patents and trademarks include amounts paid to third parties for legal fees, application fees and other direct costs incurred in the filing and prosecution of patent and trademark applications. These assets are amortized on a straight-line method over the shorter of their estimated useful or legal life, generally ten years.

The patent and trademark amortization expense for the 13-week and 39-week periods ended July 1, 2007 was $35,600 and $105,300, respectively. The patent and trademark amortization expense for fiscal 2006 was $122,700, of which $31,700 and $90,000, respectively, was incurred in the 13-week and 39-week periods ended July 2, 2006. The aggregate amortization of identifiable intangible assets for the 13-week periods ended July 1, 2007 and July 2, 2006 was $347,200 and $270,200, respectively. The aggregate amortization of identifiable intangible assets for the 39-week periods ended July 1, 2007 and July 2, 2006 was $972,400 and $692,500, respectively. The unamortized balance of intangible assets at July 1, 2007 is estimated to be amortized over the balance of this fiscal year and the next five fiscal years thereafter as follows:

For the Fiscal Year	Estimated Amortization Expense
2007 (remainder of year)	$296,000
2008	802,000
2009	644,200
2010	336,000
2011	314,400
2012	287,300

The Company reviews its intangible assets for impairment at least annually and when and if impairment indicators occur as required by SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS 142”) and in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS 144”). At October 1, 2006 and July 1, 2007, management believed no indications of impairment existed.

Note 9 – Reportable Segments

The Company manages its operations through two reportable segments, the contract research and development segment and the product segment.

The Company’s contract research and development segment provides services, largely to U.S. government agencies and government contractors, under contracts to develop prototypes and provide research, development, design, testing and evaluation of complex detection and control defense systems. The Company’s research and development contracts are usually cost reimbursement plus fixed fee, which require the Company’s good faith performance of a statement of work within overall budgetary constraints, but with latitude as to resources utilized, or fixed price level of effort, which require the Company to deliver a specified number of labor hours in the performance of a statement of work. Occasionally, the Company’s research and development contracts are firm fixed price, which require the delivery of specified work products independent of the resources or means employed to satisfy the required deliveries.

Currently, the Company’s product segment primarily consists of the sale of various optical and optical-mechanical assemblies sold through its Optex subsidiary and stacked semiconductor chip assemblies and miniaturized cameras sold through its Costa Mesa operations. The Company’s Costa Mesa products typically contain substantial intellectual property of the Company relating to miniaturized electronics and sensors. Optex’s products are typically built to prints supplied by its customers. The Costa Mesa products contributed approximately 7% of total revenues and approximately 12% of product sales for the 13 week-period ended July 1, 2007 and approximately 8% of total revenues and approximately 15% of product sales for the 39 week-period ended July 1, 2007. Therefore, the operations of the Company’s Optex subsidiary represent a substantial majority of the operations of the Company’s product segment in the 13 and 39 weeks ended July 1, 2007. The Company is evaluating whether to separate the Company’s product segment in future reporting periods as the integration of Optex’s operations with those of the rest of the Company becomes more mature. The information presented below shows the separate contribution of the Costa Mesa and Optex operations to the product segment sales and gross profit.

The Company’s management evaluates financial information to review the performance of the Company’s research and development contract business separately from the Company’s product business, but only to the extent of the revenues and the cost of revenues of the two segments. Because the various indirect expense operations of the Company, as well as its assets, now support all of its revenue-generating operations in a matrix manner, frequently in circumstances in which a distinction between research and development contract support and product support is difficult to identify, segregation of these indirect costs and assets is impracticable. The revenues and gross profit or loss of the Company’s two reportable segments for the 13-week and 39-week periods ended July 1, 2007 and July 2, 2006 are shown in the following table. Since the Initial Acquisition of Optex did not occur until December 30, 2005, Optex’s results were not consolidated with those of the Company during the 13-week period ended January 1, 2006. The accounting policies used to develop segment information correspond to those described in the summary of significant accounting policies.

	13 Weeks Ended		39 Weeks Ended
	July 1, 2007	July 2, 2006	July 1, 2007	July 2, 2006
Contract research and development revenue	$4,410,000	$4,095,000	$12,356,500	$11,668,600
Cost of contract research and development revenue	3,445,600	3,071,700	10,238,200	9,484,900

Gross profit	$964,400	$1,023,300	$2,118,300	$2,183,700

Optex product sales	$4,590,500	$4,239,500	$10,762,700	$8,556,900
Cost of Optex product sales	5,236,400	3,856,800	10,598,900	7,383,900

Gross profit (loss)	$(645,900)	$382,700	$163,800	$1,173,000

Costa Mesa product sales	$631,400	$359,600	$2,631,600	$1,069,800
Cost of Costa Mesa product sales	439,700	256,100	1,590,200	847,500

Gross profit	$191,700	$103,500	$1,041,400	$222,300

Reconciliations of segment product sales to product sales are as follows:

	13 Weeks Ended		39 Weeks Ended
	July 1, 2007	July 2, 2006	July 1, 2007	July 2, 2006
Optex product sales	$4,590,500	$4,239,500	$10,762,700	$8,556,900
Costa Mesa product sales	631,400	359,600	2,631,600	1,069,800

Product sales	$5,221,900	$4,599,100	$13,394,300	$9,626,700

Reconciliations of segment revenues to total revenues are as follows:

	13 Weeks Ended		39 Weeks Ended
	July 1, 2007	July 2, 2006	July 1, 2007	July 2, 2006
Contract research and development revenue	$4,410,000	$4,095,000	$12,356,500	$11,668,600
Product sales	5,221,900	4,599,100	13,394,300	9,626,700
Other revenue	4,900	2,900	15,000	40,200

Total revenues	$9,636,800	$8,697,000	$25,765,800	$21,335,500

Reconciliations of segment gross profit to loss before minority interest and provision for income taxes are as follows:

	13 Weeks Ended		39 Weeks Ended
	July 1, 2007	July 2, 2006	July 1, 2007	July 2, 2006
Contract research and development segment gross profit	$964,400	$1,023,300	$2,118,300	$2,183,700
Product segment gross profit (loss)	(454,200)	486,200	1,205,200	1,395,300

Net segment gross profit	510,200	1,509,500	3,323,500	3,579,000
Add (deduct)
Other revenue	4,900	2,900	15,000	40,200
General and administrative expense	(3,191,200)	(2,422,800)	(9,502,700)	(7,165,000)
Research and development expense	(233,100)	(174,300)	(806,400)	(322,100)
Interest expense	(1,803,800)	(349,800)	(4,975,800)	(801,200)
Loss on extinguishment of debt	—	—	(4,398,000)	—
Change in fair value of derivative instrument	—	—	—	(317,800)
Gain (loss) on disposal of assets	(200)	1,100	(200)	1,100
Interest and other income	2,200	500	3,600	2,300

Loss from operations before minority interest and provision for income taxes	$(4,711,000)	$(1,432,900)	$(16,341,000)	$(4,983,500)

Note 10 – Concentration of Revenues and Sources of Supply

In the 13-week and 39-week periods ended July 1, 2007, direct contracts with the U.S. government accounted for 48% and 51%, respectively, of the Company’s total revenues, and second-tier government contracts with government contractors accounted for 46% and 42% of total revenues, respectively. The remaining 6% and 7% of the Company’s total revenues in the 13-week and 39-week periods ended July 1, 2007, respectively, were derived from non-government sources. Of the revenues derived directly or indirectly from U.S. government agencies, the U.S. Army, the U.S. Air Force, SAIC, a government contractor, and Textron, a government contractor, accounted for 28%, 20%, 7% and 18%, respectively, of total revenues in the 13-week period ended July 1, 2007 and 28%, 22%, 10% and 8%, respectively, of total revenues in the 39-week period ended July 1, 2007. Loss of any of these customers would have a material adverse impact on our business, financial condition and results of operations. No single non-governmental customer accounted for more than 10% of the total consolidated revenues in the 13-week period and 39-week periods ended July 1, 2007.

In the 13-week and 39-week periods ended July 2, 2006, direct contracts with the U.S. government accounted for 59% and 60%, respectively, of the Company’s total revenues, and second-tier government contracts with government contractors accounted for 37% and 34%, respectively, of total revenues. The remaining 4% and 6%, respectively, of the Company’s total revenues in the 13-week and 39-week periods ended July 2, 2006 were derived from non-government sources. Of the revenues derived directly or indirectly from U.S. government agencies in the 13-week and 39-week periods ended July 2, 2006, the U.S. Army accounted for 29% and 32% of total revenues, respectively, General Dynamics, a government contractor, accounted for 15% and 14% of total revenues, respectively, and DARPA accounted for 16% and 17%, respectively, of total revenues. No single non-governmental customer accounted for more than 10% of the total consolidated revenues in the 13-week and 39-week periods ended July 2, 2006.

The Company primarily uses contract manufacturers to fabricate and assemble its stacked chip, microchip and sensor products. At current limited levels of sales, the Company typically uses a single contract manufacturer for such products and, as a result, is vulnerable to disruptions in supply. The Company also uses contract manufacturers for production of its visible camera products, except for final testing, which the Company performs itself. The Company currently assembles, calibrates and tests its thermal camera and software products itself, given the relatively low volumes of these products. The Company’s various thermal and visible camera products presently rely on a limited number of suppliers of imaging chips that meet the quality and performance requirements of the Company’s products, which makes the Company vulnerable to potential disruptions in supply of such imaging chips.

Optex manufactures its own products in its leased facilities in Richardson, Texas, largely through assembly of parts, many of which are available from a variety of sources. Optex’s largest suppliers are Litton Electro-Optical Systems, Hoya Optics, Qioptiq Imaging Solutions and Spartech Corporation. However, some of Optex’s products currently incorporate components purchased from single sources of supply. The financial pressure surrounding the refinancing of our debt has limited the Company’s ability to supplement Optex’s working capital used to purchase parts and materials from its suppliers. If supply from single supply sources is materially disrupted, requiring Optex to obtain and qualify alternate sources of supply for such components, the Company’s revenues could decline, its reputation with customers could be harmed, and its business and results of operations could be adversely affected.

Note 11 – Commitments and Contingencies

Government Expense Audits. The Company’s reimbursable indirect expense rates for government contracts have been audited through the fiscal year ended October 3, 2004. The Federal government has a proposed claim for recovery of $152,400 pursuant to the fiscal 2001 indirect rate audit. Pursuant to Federal Acquisition Regulations, the Company believes that it has a basis for waiver of this claim and has submitted a formal request for such waiver, which is currently pending, but there can be no assurance that such request will be granted. The accompanying consolidated financial statements do not include an accrual for potential loss, if any, related to this claim. At July 1, 2007, the Federal government’s indirect rate audit for fiscal 2005 and fiscal 2006 had not yet been scheduled.

Litigation. The Company has been, and may from time to time, become, a party to various legal proceedings arising in the ordinary course of its business. Management does not presently know of any such matters, the disposition of which would be likely to incur a material effect on the Company’s consolidated financial position, results of operations or liquidity.

Note 12—Income Taxes

The income tax provision is based upon management’s review of the Company’s estimated annual income tax rate, including state taxes. Prior to its tax consolidation with the Company on December 29, 2006, Optex was a calendar year taxpayer. Subsequent to its tax consolidation with the Company on December 29, 2006, Optex’s tax obligations became payable for the Company’s fiscal year period. In the 13-week period ended April 1, 2007, an adjustment was made to reconcile the Company’s tax obligations resulting from this transition, which produced a credit of $85,200 for the 39-week period ended July 1, 2007.

Note 13—Related Party Transactions

In December 2005, the Company amended and restated its consulting agreement entered into in May 2005 and amended in August 2005, with one of the Company’s directors, Chris Toffales, and his consulting firm, CTC Aero, LLC, of which he is sole owner. The December 2005 amendment extended the term of the agreement from one year to three years, increased the monthly consulting fee for business development services from $15,000 to $21,000 per month and changed the terms for payment of any success fee that may be earned by CTC Aero and Mr. Toffales in connection with potential acquisition activities of the Company. Pursuant to the December 2005 amendment, future acquisition success fees, if any, will be payable in unregistered shares of the Company’s common stock in an amount equal to between 5% and 1% of the total purchase price paid by the Company for such acquisition, which percentage decreases are based upon the total acquisition purchase price, and valued at the same per share purchase price as agreed upon in the applicable acquisition. The minimum success fee, if any, remains unchanged by the December 2005 amendment at $150,000. The Company also will pay an additional amount in cash equal to 35% of the success fee. Pursuant to this consulting agreement, CTC Aero and Mr. Toffales earned a success fee of $500,000 in connection with the acquisition of Optex, which fee is a portion of the total purchase price of the Optex transaction. (See Note 2.) Although this fee currently is payable in cash, the Company has received stockholder approval to pay this fee with 192,308 shares of common stock in lieu of cash. If Mr. Toffales or CTC Aero elect to receive this fee in common stock, an additional $175,000 in cash will be paid to Mr. Toffales or CTC

Aero to offset the tax consequences of the stock payment pursuant to the December 2005 amendment to the consulting agreement. CTC Aero also earned a fee of $127,500 in connection with the private placement of the convertible debt entered into by the Company to partially finance the Initial Acquisition of Optex, which was paid by the debt holders. (See Note 3). In the 13 weeks ended July 1, 2007 and July 2, 2006, Mr. Toffales earned $63,000 and $63,000, respectively, for the provision of strategic planning and business development services. In the 39 weeks ended July 1, 2007 and July 2, 2006, Mr. Toffales earned $189,000 and $171,000, respectively, for the provision of strategic planning and business development services.

In December 2005, the Company entered into the Initial Acquisition of Optex and purchased 70% of the issued and outstanding capital stock of Optex from Timothy Looney for the following consideration: (a) an initial cash payment of $14.0 million; (b) an additional $64,200 which was paid in July 2006 after completion of Optex’s 2005 audit; and (c) a potential payment of up to an additional $4.0 million in a cash earnout based upon the percentage of net cash flow generated from the Optex business for fiscal 2006 and each of the subsequent two fiscal years. The Company also entered into the Buyer Option agreement with Mr. Looney, whereby the Company agreed to purchase the remaining 30% of the issued and outstanding capital stock of Optex from Mr. Looney if certain conditions were met, including the approval by the Company’s stockholders of the issuance to Mr. Looney of 2,692,300 shares of the Company’s common stock as consideration for the exercise of the Buyer Option. In connection with the transaction in December 2005, Mr. Looney became an officer of the Company and remains an officer and director of Optex. The Company exercised the Buyer Option on December 29, 2006 and issued Mr. Looney 2,692,300 shares of the Company’s common stock and a one year $400,000 unsecured, subordinated promissory note payable pursuant thereto on December 29, 2006 in consideration for certain amendments relating to the Buyer Option agreement. (See Note 2). The Company is required to file and has filed a registration statement covering the potential resale of those shares by Mr. Looney, but such registration statement had not been declared effective as of July 1, 2007. As a result of this issuance, Mr. Looney became a greater than 10% stockholder of the Company. In January 2007, the Company amended its earnout agreement with Mr. Looney to extend it for an additional year, with a reduction to $3.9 million in the maximum potential payment, in consideration for Mr. Looney providing the Company’s Optex subsidiary with a secured subordinated term loan providing for advances of up to $2 million, maturing on the earlier of February 2009 or sixty days after retirement of the Company’s senior debt. In June 2007, Mr. Looney was elected a director of the Company at the Company’s Annual Meeting of Stockholders.

As described more fully in Note 3, in order to finance the Initial Acquisition of Optex, in December 2005, the Company closed a private placement with Pequot consisting of senior subordinated secured convertible Notes in the original aggregate principal amount of $10.0 million and issued to Pequot four-year Warrants to purchase an aggregate of 1,346,154 shares of the Company’s common stock at an exercise price of $3.10 per share. The Notes were issued in two series, both of which bear interest at 3.5% per annum, which rate is subject to potential reduction over time. One series of Notes, with an aggregate face amount of $7,445,500, matures on December 30, 2009, and the other series of Notes, with an aggregate face amount of $2,554,500, initially matured on December 30, 2007, but in connection with the assignment of the Notes to the Company’s new senior lenders in December 2006, the new senior lenders elected to extend the maturity date of the second series of Notes to December 30, 2009. The principal and interest under the Notes was initially convertible into shares of common stock at a conversion price per share of $2.60 and the Warrants were initially exercisable for shares of common stock at an exercise price per share of $3.10, subject to adjustment for stock splits, stock dividends, recapitalizations and the like and for certain price dilutive issuances. As a result of the issuance of new warrants to the new senior lenders in the December 2006 refinancing of the Company’s senior debt, the Notes automatically became convertible at a conversion price of $1.30 per share and the Warrants automatically became exercisable at an exercise price of $1.30 per share and the number of shares purchasable under such Warrants automatically increased from 1,346,154 to 3,210,060, in accordance with the terms of the anti-dilution provisions of such Notes and Warrants. Subject to certain conditions and limitations, the principal and interest under the Notes also may be repaid with shares of common stock. The conversion and exercise of the Notes and Warrants into an aggregate number of shares of common stock exceeding 19.99% of the Company’s outstanding common stock prior to the closing of the private placement has been approved by the Company’s stockholders. As a result of the private placement, Pequot was deemed to be a beneficial owner of greater than 10% of the Company’s Common Stock because of the conversion feature of the Notes. However, in December 2006, Pequot gave up their ability to designate a member of the Company’s Board of Directors and agreed to a blocking term preventing their beneficial ownership from exceeding 9.9% of the Company’s outstanding common stock. In connection with assignment of the Notes in December 2006, each of the new senior lenders agreed to include a blocking term limiting each of the Note holders’ beneficial ownership at any given time to less than 4.99% (and in no event more than 9.99%) of the Company’s outstanding common stock. Accordingly, Pequot is no longer deemed to be a beneficial owner of greater than 10% of the Company’s outstanding Common Stock, and neither of the new purchasers of the Pequot Notes are deemed to be a beneficial owner of greater than 10% of the Company’s common stock.

Note 14 – Subsequent Event

$2 Million Secured Loan

In July 2007, the Company entered into a Loan Agreement (the “Loan Agreement”), a Secured Promissory Note (the “Promissory Note”) and an Omnibus Security Interest Acknowledgement (the “Acknowledgement”) with Longview Fund, L.P., one of its existing senior lenders that is an accredited institutional investor (the “Lender”), pursuant to which the Company closed a six-month $2.0 million non-convertible loan (the “Loan”). The proceeds from the Loan are expected to be used principally for general working capital purposes. Interest under the Promissory Note shall accrue at a rate of 12% per annum and shall be paid together with the unpaid principal amount when the Promissory Note matures on January 19, 2008. If the Company fails to pay the principal and accrued interest within ten days after the maturity date, it shall incur a late fee equal to 5% of such amounts. The Company had the right to prepay on or prior to August 15, 2007, all of the outstanding principal under the Promissory Note by paying to the Lender an amount equal to 120% of the principal amount of the Promissory Note, together with accrued but unpaid interest. To effectuate this right, the Company was required to provide written notice of such prepayment election to the Lender on or prior to August 8, 2007. The Company declined to give such notice and to prepay the Promissory Note, and pursuant to its terms, the principal amount of the Promissory Note will automatically be increased by $100,000 on August 15, 2007 and the Company is obligated to issue to the Lender 300,000 unregistered shares of the Company’s common stock (the “Continuation Shares”) (which Continuation Shares are in lieu of a $400,000 cash continuation fee for continuing the term of the Promissory Note beyond August 15, 2007) and a five-year warrant to purchase 500,000 unregistered shares of the Company’s common stock at a price equal to the lesser of $1.56 or the average of the closing bid prices of the Company’s common stock for the five trading days preceding August 15, 2007, subject to adjustment for stock splits, stock dividends, recapitalizations and the like (the “Class B Warrant”). The fair value of the cash payment of $100,000, the 300,000 shares of common stock and the warrant to purchase 500,000 shares of common stock will be recorded as a discount on the debt and amortized to interest expense over the term of the Promissory Note and is expected to result in the effective interest rate of the Promissory Note being in excess of 200%.

Pursuant to the Acknowledgement, the Company’s obligations under the Loan, including obligations under the Promissory Note and Loan Agreement, are secured by a lien on all or substantially all of the Company’s assets, the assets of the Company’s subsidiaries, and the capital stock of the Company’s subsidiaries held by the Company, pursuant to already existing security agreements and guarantees dated December 30, 2005 and December 29, 2006 between the Company and its subsidiaries on the one hand and the Lender and/or Alpha Capital Anstalt (“Alpha”), the Company’s other senior lender, on the other, and additionally pursuant to an Unconditional Guaranty between Optex and the Lender. Such security interests and guarantees are granted on a pari passu basis with the already existing senior security interests and guarantee rights held the Lender and Alpha.

In connection with the Loan, the Lender and Alpha have waived various rights, including the right, pursuant to certain technical defaults, among other things to accelerate or demand repurchase of the obligations under any agreement or instrument between the Company and/or its subsidiaries and the Lender and/or Alpha and exercising remedies with respect to collateral. Notwithstanding the foregoing, the Company, the Lender and Alpha have agreed that (i) waiver of a failure to register the shares of the Company’s common stock issued or issuable to the Lender and Alpha pursuant to various instruments shall not constitute a waiver of any default interest or liquidated damages that may have accrued or will accrue with respect to such default; (ii) such waiver shall continue only so long as Tim Looney, TWL Group, L.P. or their Affiliates do not attempt to accelerate or collect any obligations owed to them by the Company or Optex; and (iii) subject to the foregoing, the deadline to register any such shares issued or issuable to the Lender and Alpha shall be extended until October 19, 2007.

In connection with the Loan, the Company also has agreed that, for so long as the Convertible Notes remain outstanding and held by the Lender, except for certain excepted issuances, the Company will not, without the prior written consent of the Lender, enter into an agreement to issue any individual equity security, convertible debt security or other individual security convertible into the Company’s common stock or equity of the Company at a price that would trigger the anti-dilution provisions set forth in Section 10(d) of the Convertible Notes; provided however, that no consent of the Lender shall be required for the issuance of any convertible security that has an exercise price or conversion price above the conversion price as defined in the Convertible Notes.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the various costs and expenses to be paid by us with respect to the sale and distribution of the securities being registered. All of the amounts shown are estimates except for the SEC registration fee. In addition, Irvine Sensors Corporation may be charged additional listing fees by The NASDAQ Capital Market upon issuance of the shares being offered by this prospectus.

Item
SEC registration fee	$2,986.16
Printing and engraving expenses	5,000.00
Legal fees and expenses	40,000.00
Accounting fees and expenses	50,000.00
Transfer Agent and Registrar fees	5,000.00
Miscellaneous	—

Total	$102,986.16

We will bear all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will bear all commissions and discounts, if any, attributable to the sales of the shares

Item 14.	Indemnification of Directors and Officers.

Under Section 145 of the Delaware General Corporation Law, Irvine Sensors Corporation can indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933 (the “Securities Act”). Irvine Sensors Corporation’s bylaws and certificate of incorporation provide that Irvine Sensors Corporation will indemnify its directors and officers to the fullest extent permitted by law and require Irvine Sensors Corporation to advance litigation expenses upon receipt by Irvine Sensors Corporation of an undertaking by the director or officer to repay such advances if it is ultimately determined that the director or officer is not entitled to indemnification. The bylaws and certificate of incorporation further provide that rights conferred under such bylaws and certificate of incorporation do not exclude any other right such persons may have or acquire under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Irvine Sensors Corporation’s certificate of incorporation provides that, under Delaware law, its directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to Irvine Sensors Corporation and its stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to Irvine Sensors Corporation or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Irvine Sensors Corporation has entered into agreements to indemnify its directors, the directors of certain of its subsidiaries and certain of its officers in addition to the indemnification provided for in the certificate of incorporation and bylaws. These agreements, among other things, indemnify Irvine Sensors Corporation’s directors and certain of its officers for certain expenses, attorneys’ fees, judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in the right of Irvine Sensors Corporation, on account of services as a director or officer of Irvine Sensors Corporation, or as a director or officer of any other company or enterprise to which the person provides services at the request of Irvine Sensors Corporation. Irvine Sensors Corporation also maintains directors and officers liability insurance.

Item 15.	Recent Sales of Unregistered Securities.

Since January 1, 2004, we have issued and sold the following securities that were not registered under the Securities Act of 1933, as amended:

In December 2003, we sold 1,000,000 shares of common stock and five-year warrants to purchase up to 250,000 shares of common stock with an exercise price of $2.20 per share, in a private placement to five accredited investors for net proceeds of approximately $1.7 million. In connection with this transaction, the exercise price of outstanding warrants to purchase 250,016 shares of common stock previously issued to other accredited investors was automatically adjusted from $1.97 per share to $1.75 per share pursuant to the terms of the warrants. In order to obtain the consent of certain prior accredited investors to this transaction, we agreed to reduce the exercise price of warrants to purchase 355,769 shares of common stock from $1.97 per share to $1.50 per share. The exercise prices of these warrants were subject to a further reduction to $1.20 per share subject to the terms of the warrant and a $1.00 per share (representing a reduction from $1.20 per share) in connection with the aforementioned consent, if we did not achieve at least $3.5 million in total revenues in each of the first two quarters of our fiscal 2004. Since our total revenues in the first quarter of fiscal 2004 were $3,440,300, these additional reductions of the warrant exercise prices are now in effect for all of these warrants except for warrants to purchase 115,400 shares, which were exercised prior to the conclusion of the first quarter of fiscal 2004.

In June 2004, we sold 1,244,300 shares of common stock and five-year warrants to purchase up to 373,300 shares of common stock with an exercise price of $2.99 per share, in a private placement to five accredited investors for gross cash proceeds of approximately $2.75 million. We paid an investment banker a 7% cash commission to facilitate this private placement.

We issued 4,500 unregistered shares of common stock to a financial relations firm in July 2004 and an additional 4,500 shares to the same firm in September 2004 as partial consideration for $20,800 worth of services rendered pursuant to a consulting agreement. The issued shares were not subject to registration rights.

During the 13 weeks ended April 3, 2005, we issued 134,615 shares of our common stock to one accredited investor upon exercise of a warrant that was granted to such investor in September 2003 in a private placement. The investor paid us $134,615 as the aggregate exercise price for the warrant.

During the 13 weeks ended January 1, 2006, we issued subordinated secured convertible notes in the original aggregate principal amount of $10.0 million, and four-year warrants to purchase an aggregate of 1,346,154 shares of our common stock at an initial exercise price of $3.10 per share, to two accredited institutional investors. The Series 1 notes, with an aggregate face amount of $7,445,493, mature December 30, 2009, and the Series 2 notes, with an aggregate face amount of $2,554,507, initially were to mature December 30, 2007. The principal and interest under the notes was initially convertible into shares of unregistered common stock at a conversion price per share of $2.60. CTC Aero LLC earned a fee which was paid by the investors of approximately $127,500 in connection with the closing of this private placement. On December 29, 2006, the conversion price of the notes was automatically reduced to $1.30 per share pursuant to the anti-dilution provisions of the notes and the maturity of the Series 2 notes was extended to December 30, 2009. At such conversion price, the principal amount of the notes is presently convertible into 7,692,308 shares of common stock. On December 29, 2006, the exercise price of the warrants also was automatically reduced to $1.30 per share and the number of shares issuable upon exercise of the warrants was automatically increased to an aggregate of 3,210,059 shares, pursuant to the anti-dilution provisions of the warrants. In connection with a settlement agreement, the two accredited institutional investors exercised a portion of the warrants and purchased 1,346,154 shares of common stock for $1.75 million in cash on December 29, 2006.

During the 13 weeks ended January 1, 2006, we issued 96,154 shares of our common stock to one accredited investor upon exercise of a warrant that was granted to such investor in September 2003 in a private placement. The investor paid us $96,154 in cash as the aggregate exercise price for the warrant.

During the 13 weeks ended January 1, 2006, we issued 40,000 shares of our common stock, with a valuation expense of $94,800 accrued in September 2005, to one accredited investor in consideration for the settlement and dismissal of a lawsuit.

During the 13 weeks ended April 2, 2006, we issued 117,727 shares of our common stock to the retirement plan of our Chief Executive Officer, John C. Carson, upon exercise of a warrant that was granted to Mr. Carson’s retirement plan in March 2003 in a private placement. Mr. Carson’s retirement plan paid us $235,454 in cash as the aggregate exercise price for the warrant.

During the 13 weeks ended April 2, 2006, we issued 24,831 shares to two accredited institutional investors to retire interest in the amount of $65,100 due on the Series 1 Notes issued in connection with the financing of the Initial Acquisition of Optex.

During the 13 weeks ended July 2, 2006, we issued 52,178 shares to two accredited institutional investors to retire interest in the amount of $109,900 due on the Series 1 Notes and Series 2 Notes issued in connection with the financing of the Initial Acquisition of Optex.

During the 13 weeks ended October 1, 2006, we issued 12,000 restricted shares of our common stock to four new employees for services rendered.

On December 29, 2006, we issued five-year warrants to two accredited institutional investors to purchase up to an aggregate of 3,000,000 shares of common stock at an exercise price of $1.30 per share in connection with the funding by the investors of an $8.25 million term loan due December 29, 2008. We paid Dominick & Dominick LLC a fee of $425,000 for services rendered in connection with the term loan and warrants transactions with the investors. We also issued 50,000 shares of common stock to counsel for the two accredited institutional investors in satisfaction of an obligation to reimburse certain of the investors’ legal fees. We also issued 2,692,307 shares of common stock to Timothy Looney in consideration for the remaining 30% of the issued and outstanding common stock of Optex Systems, Inc. Pursuant to a consulting agreement, we are obligated to pay a success fee of $500,000 to a consulting company, of which one of our directors is the sole owner, in connection with the Initial Acquisition of Optex. Although this fee currently is payable in cash, we have received stockholder approval to pay the fee with 192,308 shares of common stock in lieu of cash, if the consulting company or our director elects to receive said fee in this form.

We issued 346,153 shares of common stock to an accredited institutional investor upon such investor’s conversion on January 4, 2007 of $450,000 of principal under subordinated secured convertible notes.

We issued 50,000 shares of common stock to an accredited institutional investor upon such investor’s conversion on February 2, 2007 of $65,000 of principal under subordinated secured convertible notes.

We issued 100,000 shares of common stock to an accredited investor upon such investor’s conversion on February 13, 2007 of $130,000 of principal under subordinated secured convertible notes.

We issued 100,000 shares of common stock to an accredited institutional investor upon such investor’s conversion on March 22, 2007 of $130,000 of principal under subordinated secured convertible notes.

We issued 100,000 shares of common stock to an accredited institutional investor upon such investor’s conversion on April 25, 2007 of $130,000 of principal under subordinated secured convertible notes.

We issued 100,000 shares of common stock to an accredited institutional investor upon such investor’s conversion on April 25, 2007 of $130,000 of principal under subordinated secured convertible notes.

We issued a warrant on May 16, 2007 to purchase up to 200,000 shares of common stock at an exercise price of $1.50 per share that expires on May 15, 2009, to an accredited investor, a consulting firm providing investor relations services.

We issued 150,000 shares of common stock to an accredited institutional investor upon such investor’s conversion on May 23, 2007 of $195,000 of principal under subordinated secured convertible notes.

We issued 250,000 shares of common stock to an accredited institutional investor upon such investor’s conversion on August 7, 2007 of $325,000 of principal under subordinated secured convertible notes.

On August 15, 2007, because we did not exercise our right to prepay that certain secured promissory note dated July 19, 2007, in accordance with the terms of such promissory note, we issued to the lender, an accredited institutional investor, 300,000 shares of common stock (which shares were in lieu of a $400,000 cash continuation fee for continuing the term of this promissory note beyond August 15, 2007) and a five-year warrant to purchase 500,000 shares of common stock at an exercise price equal to $1.46 per share.

The sale and issuance of the securities described above were determined to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act or Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering, where the purchasers were either accredited or sophisticated and represented their intention to acquire securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof, and where the purchasers received or had access to adequate information about us; or in reliance on Regulation S promulgated thereunder, as transactions that occurred outside the United States. Except as otherwise described above, there were no underwriters, brokers or finders employed in connection with the issuances described above.

Item 16.	Exhibits and Financial Statement Schedules.

The following Exhibits are attached hereto and incorporated herein by reference:

Exhibit Number	Exhibit Description
2.1	Stock Purchase Agreement dated December 30, 2005 by and among the Company, Timothy Looney and Optex Systems, Inc. (1)

2.2	Buyer Option Agreement dated December 30, 2005 by and between the Company and Timothy Looney (2)

2.3	Amendment to Stock Purchase Agreement dated December 29, 2006 by and among the Company, Timothy Looney and the Company’s subsidiary Optex Systems, Inc. (43)

2.4	Amendment to Buyer Option Agreement dated December 29, 2006 by and between the Company and Timothy Looney (44)

2.5	Second Amendment to Stock Purchase Agreement dated January 17, 2007 by and among the Company, Timothy Looney and the Company’s subsidiary Optex Systems, Inc. (62)

3.1	Certificate of Incorporation of the Registrant, as amended and currently in effect (3)

3.2	By-laws, as amended and currently in effect (4)

4.1	Specimen of Common Stock certificate (66)

5.1	Opinion of Dorsey & Whitney LLP

10.1*	1999 Stock Option Plan (5)

10.2*	2000 Non-Qualified Stock Option Plan (6)

10.3*	2001 Stock Option Plan (7)

10.4*	2001 Non-Qualified Stock Option Plan (8)

10.5*	2001 Compensation Plan, as amended December 13, 2001 (9)

10.6*	2003 Stock Incentive Plan as amended March 1, 2005 (10)

10.7*	Deferred Compensation Plan (11)

10.8*	2006 Omnibus Incentive Plan (12)

10.9	Loan and Security Agreement dated December 30, 2005 by and between the Company and Square 1 Bank (13)

10.10	Consulting Agreement by and among the Company, CTC Aero, LLC and Chris Toffales, as amended and restated December 30, 2005 (14)

10.11	Employment Agreement dated December 30, 2005 between the Company and Timothy Looney (15)

10.12	Non-Competition Agreement dated December 30, 2005 between the Company and Timothy Looney (16)

10.13	Registration Rights Agreement dated December 30, 2005 between the Company and Timothy Looney (17)

10.14	Securities Purchase Agreement dated December 30, 2005 by and among the Company and the Purchasers listed on the signature pages thereto (18)

10.15	Form of Series 1 Senior Subordinated Secured Convertible Note and schedule of omitted material details thereto (19)

10.16	Form of Series 2 Senior Subordinated Secured Convertible Note and schedule of omitted material details thereto (20)

10.17	Form of Series 1 Warrant to Purchase Common Stock and schedule of omitted material details thereto (21)

10.18	Form of Series 2 Warrant to Purchase Common Stock and schedule of omitted material details thereto (22)

10.19*	Employment Offer Letter effective as of November 14, 2005 between the Company and Dr. Joseph Carleone (23)

10.20	Form of Letter Agreement dated December 30, 2005 between the Company and each of its directors and officers, and schedule of omitted material details thereto (24)

10.21	Form of Letter Agreement dated December 30, 2005 between the Company and Pequot Private Equity Fund III, L.P. (25)

10.22	Security Agreement dated December 30, 2005 between the Company and the Purchasers listed on the signature pages thereto (26)

10.23	Subsidiary Security Agreement dated December 30, 2005 between the Company’s subsidiary Optex Systems, Inc. and the Purchasers listed on the signature pages thereto (27)

10.24	Subsidiary Guaranty dated December 30, 2005 between the Company’s subsidiary Optex Systems, Inc. and the Purchasers listed on the signature pages thereto (28)

10.25	Intellectual Property Security Agreement dated December 30, 2005 between the Company and Square 1 Bank (29)

10.26	Intellectual Property Security Agreement dated December 30, 2005 between the Company’s subsidiary Optex Systems, Inc. and Square 1 Bank (30)

10.27	Unconditional Guaranty dated December 30, 2005 between the Company’s subsidiary Optex Systems, Inc. and Square 1 Bank (31)

10.28	Third Party Security Agreement dated December 30, 2005 between the Company’s subsidiary Optex Systems, Inc. and Square 1 Bank (32)

10.29	Subordination Agreement dated December 30, 2005 by and among the Company, Square 1 Bank, Pequot Private Equity Fund III, L.P. and Pequot Offshore Private Equity Partners III, L.P. (33)

10.30	Amendment to Loan and Security Agreement dated March 30, 2006 by and between the Company and Square 1 Bank (34)

10.31	Amendment to Securities Purchase Agreement dated March 31, 2006 by and between the Company and Pequot Private Equity Fund III, L.P. and Pequot Offshore Private Equity Partners III, L.P. (35)

10.32	Subscription Agreement dated as of March 27, 2003 by and between the Registrant and Securities Trust Company TTEE Irvine Sensors Corporation Cash or Deferred & Stock Bonus Plan Ret. Plan FBO: John Carson (36)

10.33	Warrant dated as of March 27, 2003 issued to the Securities Trust Company TTEE Irvine Sensors Corporation Cash or Deferred & Stock Bonus Plan Ret. Plan FBO: John Carson (37)

10.34	Subscription Agreement dated as of April 29, 2003 by and between the Registrant and Securities Trust Company TTEE Irvine Sensors Corporation Cash or Deferred & Stock Bonus Plan Ret. Plan FBO: John Carson (38)

10.35	Form of Indemnification Agreement between the Registrant and its directors and officers (39)

10.36	Lease Agreement for premises at 3001 Red Hill Avenue, Bldg. 3, Costa Mesa, California, effective October 1, 2003 (40)

10.37	Lease Agreement for premises at 3001 Red Hill Avenue, Bldg. 4, Suite 200, Costa Mesa, California, effective October 1, 2003 (41)

10.38	Lease Agreement for premises at 3001 Red Hill Avenue, Bldg. 4, Suite 109, Costa Mesa, California, effective October 1, 2003 (42)

10.39	Government Contract FA8650-06-C-7626, dated May 9, 2006 (67)

10.40	Amendment to Escrow Agreement dated December 29, 2006 by and among the Company, Optex and Wells Fargo Bank, N.A. (45)

10.41	Term Loan and Security Agreement dated December 29, 2006 by and between the Company and the Investors listed on the signature pages thereto. (46)

10.42	Term Note dated December 29, 2006 issued by the Company to Longview Fund, LP. (47)

10.43	Term Note dated December 29, 2006 issued by the Company to Alpha Capital Anstalt (48)

10.44	Intellectual Property Security Agreement dated December 29, 2006 between the Company and the Investors (49)

10.45	Intellectual Property Security Agreement dated December 29, 2006 between the Company’s subsidiary Optex Systems, Inc. and the Investors (50)

10.46	Unconditional Guaranty dated December 29, 2006 between the Company’s subsidiary Optex Systems, Inc. and the Investors (51)

10.47	Third Party Security Agreement dated December 29, 2006 between the Company’s subsidiary Optex Systems, Inc. and the Investors (52)

10.48	Subscription Agreement dated December 29, 2006 by and among the Company and the Investors listed on the signature pages thereto (53)

10.49	Registration Rights Agreement dated December 29, 2006 by and among the Company and the Investors listed on the signature pages thereto (54)

10.50	Class A Warrant to Purchase Common Stock dated December 29, 2006 issued by the Company to Longview Fund, LP. (55)

10.51	Class A Warrant to Purchase Common Stock dated December 29, 2006 issued by the Company to Alpha Capital Anstalt (56)

10.52	Unsecured Subordinated Promissory Note dated December 29, 2006 issued by the Company to Timothy Looney (57)

10.53	Assignment, dated December 29, 2006, of Series 1 and Series 2 Senior Subordinated Secured Convertible Notes dated December 30, 2005 between the Company and the Investors (the “Assignment Agreement”) (58)

10.54	Addendum to Assignment Agreement, dated December 29, 2006, between Pequot and the Investors (59)

10.55	Settlement Agreement and Mutual Release dated December 29, 2006 between the Company and Pequot (60)

10.56	Letter Agreement dated December 28, 2006 between the Company and Pequot (61)

10.57	Secured Subordinated Revolving Promissory Note dated January 17, 2007 issued by the Company’s subsidiary Optex Systems, Inc. to TWL Group, LP. (63)

10.58	Subordinated Security Agreement dated January 17, 2007 between TWL Group, LP and the Company’s subsidiary Optex Systems, Inc. (64)

10.59*	Form of Stock Appreciation Rights Agreement (Stock Settled) under the Company’s 2006 Omnibus Incentive Plan (68)

10.60*	Form of Non-Incentive Stock Option Agreement under the Company’s 2006 Omnibus Incentive Plan (68)

10.61*	Form of Incentive Stock Option Agreement under the Company’s 2006 Omnibus Incentive Plan (68)

10.62*	Form of Restricted Stock Unit Agreement under the Company’s 2006 Omnibus Incentive Plan (68)

10.63*	Form of Restricted Stock Award Agreement under the Company’s 2006 Omnibus Incentive Plan (68)

10.64	Letter Agreement dated March 30, 2007 from Longview Fund, L.P. and Alpha Capital Anstalt. (68)

10.65	Loan Agreement dated July 19, 2007 by and between the Company and Longview Fund, L.P. (69)

10.66	Secured Promissory Note dated July 19, 2007 issued by the Company to Longview Fund, L.P. (69)

10.67	Omnibus Security Interest Acknowledgement dated July 19, 2007 by and among the Company, its subsidiary Optex Systems, Inc., and Longview Fund, L.P. (69)

10.68	Unconditional Guaranty dated July 19, 2007 by and between the Company’s subsidiary Optex Systems, Inc. and Longview Fund, L.P. (69)

10.69	Consent and Waiver of Alpha Capital Anstalt dated July 19, 2007. (69)

10.70	Collateral Agent Agreement dated July 19, 2007 by and among, the Company, the Company’s subsidiary Optex Systems, Inc., Longview Fund, L.P., Alpha Capital Anstalt and S. Michael Rudolph. (69)

10.71	Alpha Capital and Longview Term Loan Interest Waiver Letter dated July 19, 2007. (69)

10.72	Alpha Capital and Longview Convertible Note Interest Waiver Letter dated July 19, 2007. (69)

10.73	Class B Warrant dated August 15, 2007 issued by the Registrant to Longview Fund, L.P. (70)
21.1	Subsidiaries of the Registrant (65)
23.1	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm
23.2	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).
24.1**	Power of Attorney (included in signature page).

*	Management Contract.
**	Previously filed.
(1)	Incorporated by reference to Exhibit 2.1 filed with the Registrant’s Current Report on Form 8-K filed January 5, 2006.
(2)	Incorporated by reference to Exhibit 2.2 filed with the Registrant’s Current Report on Form 8-K filed January 5, 2006.
(3)	Incorporated by reference to Exhibit 3.1 filed with the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 28, 2003.
(4)	Incorporated by reference to Exhibit 3.1 filed with the Registrant’s Current Report on Form 8-K filed January 5, 2006.
(5)	Incorporated by reference to Exhibit 10.10 filed with the Registrant’s Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-88385), filed October 20, 1999.
(6)	Incorporated by reference to Exhibit 10.5 filed with the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 29, 2002.
(7)	Incorporated by reference to Appendix B to the Registrant’s Definitive Proxy Statement for the March 7, 2001 Annual Meeting of Stockholders, filed February 9, 2001.
(8)	Incorporated by reference to Exhibit 99 filed with the Registrant’s Registration Statement on Form S-8 (File No. 333-102284), filed December 31, 2002.
(9)	Incorporated by reference to Exhibit 99.1 filed with the Registrant’s Registration Statement on Form S-8 (File No. 333-76756), filed January 15, 2002.
(10)	Incorporated by reference to Exhibit 99 filed with the Registrant’s Registration Statement on Form S-8 (File No. 333-124868), filed May 12, 2005.
(11)	Incorporated by reference to Exhibit 10.9 filed with the Registrant’s Annual Report on Form 10-K for the fiscal year ended October 3, 2004.
(12)	Incorporated by reference to Exhibit 10.1 filed with the Registrant’s Current Report on Form 8-K filed July 5, 2006.
(13)	Incorporated by reference to Exhibit 10.1 filed with the Registrant’s Current Report on Form 8-K filed January 5, 2006.
(14)	Incorporated by reference to Exhibit 10.2 filed with the Registrant’s Current Report on Form 8-K filed January 5, 2006.
(15)	Incorporated by reference to Exhibit 10.3 filed with the Registrant’s Current Report on Form 8-K filed January 5, 2006.
(16)	Incorporated by reference to Exhibit 10.4 filed with the Registrant’s Current Report on Form 8-K filed January 5, 2006.
(17)	Incorporated by reference to Exhibit 10.5 filed with the Registrant’s Current Report on Form 8-K filed January 5, 2006.
(18)	Incorporated by reference to Exhibit 10.6 filed with the Registrant’s Current Report on Form 8-K filed January 5, 2006.
(19)	Incorporated by reference to Exhibit 10.7 filed with the Registrant’s Current Report on Form 8-K filed January 5, 2006.
(20)	Incorporated by reference to Exhibit 10.8 filed with the Registrant’s Current Report on Form 8-K filed January 5, 2006.
(21)	Incorporated by reference to Exhibit 10.9 filed with the Registrant’s Current Report on Form 8-K filed January 5, 2006.
(22)	Incorporated by reference to Exhibit 10.10 filed with the Registrant’s Current Report on Form 8-K filed January 5, 2006.
(23)	Incorporated by reference to Exhibit 10.11 filed with the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended January 1, 2006.
(24)	Incorporated by reference to Exhibit 10.12 filed with the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended January 1, 2006.
(25)	Incorporated by reference to Exhibit 10.13 filed with the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended January 1, 2006.
(26)	Incorporated by reference to Exhibit 10.14 filed with the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended January 1, 2006.
(27)	Incorporated by reference to Exhibit 10.15 filed with the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended January 1, 2006.
(28)	Incorporated by reference to Exhibit 10.16 filed with the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended January 1, 2006.
(29)	Incorporated by reference to Exhibit 10.17 filed with the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended January 1, 2006.
(30)	Incorporated by reference to Exhibit 10.18 filed with the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended January 1, 2006.
(31)	Incorporated by reference to Exhibit 10.19 filed with the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended January 1, 2006.

(32)	Incorporated by reference to Exhibit 10.20 filed with the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended January 1, 2006.
(33)	Incorporated by reference to Exhibit 10.21 filed with the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended January 1, 2006.
(34)	Incorporated by reference to Exhibit 10.1 filed with the Registrant’s Current Report on Form 8-K as filed with the SEC on April 4, 2006.
(35)	Incorporated by reference to Exhibit 10.2 filed with the Registrant’s Current Report on Form 8-K as filed with the SEC on April 4, 2006.
(36)	Incorporated by reference to Exhibit 10.1 filed with the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 30, 2003.
(37)	Incorporated by reference to Exhibit 10.2 filed with the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 30, 2003.
(38)	Incorporated by reference to Exhibit 4.4 filed with the Registrant’s Registration Statement on Form S-3 (File No. 333-105064), filed May 7, 2003.
(39)	Incorporated by reference to Exhibit 10.9 filed with the Registrant’s Annual Report on Form 10-K for the fiscal year ended October 1, 2000.
(40)	Incorporated by reference to Exhibit 10.18 filed with the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 28, 2003.
(41)	Incorporated by reference to Exhibit 10.19 filed with the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 28, 2003.
(42)	Incorporated by reference to Exhibit 10.20 filed with the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 28, 2003.
(43)	Incorporated by reference to Exhibit 2.1 filed with the Registrant’s Current Report on Form 8-K as filed with the SEC on January 3, 2007.
(44)	Incorporated by reference to Exhibit 2.2 filed with the Registrant’s Current Report on Form 8-K as filed with the SEC on January 3, 2007.
(45)	Incorporated by reference to Exhibit 10.1 filed with the Registrant’s Current Report on Form 8-K as filed with the SEC on January 3, 2007.
(46)	Incorporated by reference to Exhibit 10.2 filed with the Registrant’s Current Report on Form 8-K as filed with the SEC on January 3, 2007.
(47)	Incorporated by reference to Exhibit 10.3 filed with the Registrant’s Current Report on Form 8-K as filed with the SEC on January 3, 2007.
(48)	Incorporated by reference to Exhibit 10.4 filed with the Registrant’s Current Report on Form 8-K as filed with the SEC on January 3, 2007.
(49)	Incorporated by reference to Exhibit 10.5 filed with the Registrant’s Current Report on Form 8-K as filed with the SEC on January 3, 2007.
(50)	Incorporated by reference to Exhibit 10.6 filed with the Registrant’s Current Report on Form 8-K as filed with the SEC on January 3, 2007.
(51)	Incorporated by reference to Exhibit 10.7 filed with the Registrant’s Current Report on Form 8-K as filed with the SEC on January 3, 2007.
(52)	Incorporated by reference to Exhibit 10.8 filed with the Registrant’s Current Report on Form 8-K as filed with the SEC on January 3, 2007.
(53)	Incorporated by reference to Exhibit 10.9 filed with the Registrant’s Current Report on Form 8-K as filed with the SEC on January 3, 2007.
(54)	Incorporated by reference to Exhibit 10.10 filed with the Registrant’s Current Report on Form 8-K as filed with the SEC on January 3, 2007.
(55)	Incorporated by reference to Exhibit 10.11 filed with the Registrant’s Current Report on Form 8-K as filed with the SEC on January 3, 2007.
(56)	Incorporated by reference to Exhibit 10.12 filed with the Registrant’s Current Report on Form 8-K as filed with the SEC on January 3, 2007.
(57)	Incorporated by reference to Exhibit 10.13 filed with the Registrant’s Current Report on Form 8-K as filed with the SEC on January 3, 2007.
(58)	Incorporated by reference to Exhibit 10.14 filed with the Registrant’s Current Report on Form 8-K as filed with the SEC on January 3, 2007.
(59)	Incorporated by reference to Exhibit 10.15 filed with the Registrant’s Current Report on Form 8-K as filed with the SEC on January 3, 2007.

(60)	Incorporated by reference to Exhibit 10.16 filed with the Registrant’s Current Report on Form 8-K as filed with the SEC on January 3, 2007.
(61)	Incorporated by reference to Exhibit 10.17 filed with the Registrant’s Current Report on Form 8-K as filed with the SEC on January 3, 2007.
(62)	Incorporated by reference to Exhibit 2.5 filed with the Registrant’s Annual Report on Form 10-K as filed with the SEC on January 31, 2007.
(63)	Incorporated by reference to Exhibit 10.57 filed with the Registrant’s Annual Report on Form 10-K as filed with the SEC on January 31, 2007.
(64)	Incorporated by reference to Exhibit 10.58 filed with the Registrant’s Annual Report on Form 10-K as filed with the SEC on January 31, 2007.
(65)	Incorporated by reference to Exhibit 21.1 filed with the Registrant’s Annual Report on Form 10-K as filed with the SEC on January 31, 2007.
(66)	Incorporated by reference to the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 29, 1991.
(67)	Incorporated by reference to exhibit 10.39 filed with the Registrant’s Annual Report on Form 10-K as filed with the SEC on January 31, 2007.
(68)	Incorporated by reference to the exhibit of the same number filed with the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 1, 2007 as filed with the SEC on May 15, 2007.
(69)	Incorporated by reference to the same numbered exhibit filed with the Registrant’s Current Report on Form 8-K as filed with the SEC on July 25, 2007.
(70)	Incorporated by reference to Exhibit 99.1 filed with the Registrant’s Current Report on Form 8-K as filed with the SEC on August 17, 2007.

(b) Financial Statement Schedules

Schedule II, Valuation and Qualifying Accounts, is filed as part of this registration statement on page II-12. All other schedules have been omitted because they are not applicable, not required, or the information is included in the consolidated financial statements or notes thereto.

Item 17.	Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) For the purposes of determining any liability under the Securities Act of 1933, as amended if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that i na primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Costa Mesa, State of California, on the 21st day of August, 2007.

IRVINE SENSORS CORPORATION

By:	/s/ JOHN C. CARSON
John C. Carson Chief Executive Officer, President and Director (Principal Executive Officer)

IN WITNESS WHEREOF, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JOHN C. CARSON	Chief Executive Officer, President and Director (Principal Executive Officer)	August 21, 2007
John C. Carson

/s/ JOHN J. STUART, JR.	Chief Financial Officer and Secretary (Principal Financial and Chief Accounting Officer)	August 21, 2007
John J. Stuart, Jr.

Signature	Title	Date
*	Chairman of the Board	August 21, 2007
Mel R. Brashears

*	Director	August 21, 2007
Marc Dumont

*	Director	August 21, 2007
Thomas M. Kelly

/s/ TIMOTHY LOONEY	Director	August 21, 2007
Timothy Looney

*	Director	August 21, 2007
Clifford Pike

*	Director	August 21, 2007
Frank Ragano

*	Director	August 21, 2007
Robert G. Richards

*	Director	August 21, 2007
Chris Toffales

*By:	/s/ JOHN J. STUART, JR.
John J. Stuart, Jr.
Attorney-in-Fact

S CHEDULE II - VALUATION AND QUALIFYING ACCOUNTS

	Balance at Beginning of Year	Charged to Costs and Expenses	Deductions	Balance at End of Year
Fiscal Year Ended October 1, 2006:
Allowance for doubtful accounts	$70,000	$61,000	$—	$131,000
Inventory reserves	$3,275,000	$809,200	$519,000	$3,565,200

Fiscal Year Ended October 2, 2005:
Allowance for doubtful accounts	$85,000	$60,000	$75,000	$70,000
Inventory reserves	$3,318,000	$—	$43,000	$3,275,000

Fiscal Year Ended October 4, 2004:
Allowance for doubtful accounts	$57,700	$75,000	$47,700	$85,000
Inventory reserves	$3,275,000	$43,000	$—	$3,318,000